Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194732

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

The boards of directors of HomeTrust Bancshares, Inc., or HomeTrust, and Jefferson Bancshares, Inc., or Jefferson, have each approved a merger of our two companies. Under the merger agreement, Jefferson will merge with and into HomeTrust, with HomeTrust as the surviving corporation. Each outstanding share of Jefferson common stock will be converted into the right to receive, promptly following the completion of the merger, merger consideration with a value of $8.00 for each Jefferson share, consisting of $4.00 in cash plus a number of shares of HomeTrust common stock having a value of $4.00 per share, based on the volume weighted average closing price of HomeTrust common stock on the NASDAQ Global Market, or NASDAQ, for the ten trading day period ending on the fifth trading day before the day of completion of the merger, subject to adjustment as described in the merger agreement and this document.

The number of HomeTrust shares Jefferson shareholders will receive in the merger will fluctuate with the market price of HomeTrust common stock and will not be known at the time Jefferson shareholders vote on the merger agreement. On January 22, 2014, the closing price of HomeTrust’s common stock immediately prior to the public announcement of the merger agreement, was $15.85 and on April 22, 2014, the most recent trading day practicable before the printing of this proxy statement/prospectus, the closing price of HomeTrust common stock was $15.89. If $15.85 were the volume weighted average closing price, you would receive merger consideration consisting of $4.00 in cash and .2524 of a share of HomeTrust common stock, and if $15.89 were the volume weighted average closing price, you would receive merger consideration consisting of $4.00 in cash and .2517 of a share of HomeTrust common stock. We urge you to obtain current market quotations for HomeTrust common stock (NASDAQ: trading symbol “HTBI”) and Jefferson common stock (NASDAQ: trading symbol “JFBI”).

Jefferson will hold a special meeting of its shareholders in connection with the merger. Jefferson shareholders will be asked to vote to approve the merger agreement and related matters as described in the attached proxy statement/prospectus. Approval of the merger agreement by Jefferson shareholders requires the affirmative vote of the holders of a majority of the votes entitled to be cast.

The special meeting of Jefferson shareholders will be held on May 27, 2014.

Jefferson’s board of directors unanimously recommends that Jefferson shareholders vote “FOR” approval of the Jefferson merger proposal and “FOR” each of the other items to be considered at the Jefferson special meeting.

This proxy statement/prospectus describes the special meeting of Jefferson, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 14, for a discussion of the risks relating to the proposed merger. You also can obtain information about HomeTrust and Jefferson from documents that each has filed with the Securities and Exchange Commission.

Anderson L. Smith
President and Chief Executive Officer
Jefferson Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or any bank regulatory agency has approved or disapproved the shares of HomeTrust stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of HomeTrust or Jefferson, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is April 23, 2014, and is first being mailed or otherwise delivered to the shareholders of Jefferson on or about April 25, 2014.

Jefferson Bancshares, Inc.

120 Evans Avenue

Morristown, Tennessee 37814

(423) 586-8421

Notice of Special Meeting of Jefferson Bancshares, Inc. Shareholders

Date:	May 27, 2014
Time:	2:00 p.m., local time
Place:	Jefferson Federal Bank
120 Evans Avenue
Morristown, Tennessee

To Jefferson Bancshares, Inc. Shareholders:

We are pleased to notify you of and invite you to a special meeting of shareholders (which we refer to as the “Jefferson special meeting”). At the Jefferson special meeting, you will be asked to vote on the following matters:

•	the approval of the Agreement and Plan of Merger, dated as of January 22, 2014, by and between HomeTrust Bancshares, Inc. and Jefferson Bancshares, Inc., pursuant to which Jefferson will merge with and into HomeTrust (which we refer to as the “Jefferson merger proposal”);

•	a proposal to adjourn the Jefferson special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Jefferson merger proposal (which we refer to as the “Jefferson adjournment proposal”); and

•	the approval, on an advisory (non-binding) basis, of compensation that may become payable to certain executive officers of Jefferson in connection with the merger (which we refer to as the “Jefferson compensation proposal”).

Only holders of record of Jefferson common stock as of the close of business on April 16, 2014 are entitled to vote at the Jefferson special meeting and any adjournments or postponements of the Jefferson special meeting. Approval of the Jefferson merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Jefferson common stock. The Jefferson adjournment proposal and Jefferson compensation proposal will be approved if a majority of the votes cast on those proposals at the Jefferson special meeting are voted in favor of those proposals.

Jefferson’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Jefferson and its shareholders, and unanimously recommends that Jefferson shareholders vote “FOR” the Jefferson merger proposal, “FOR” the Jefferson adjournment proposal and “FOR” the Jefferson compensation proposal.

Your vote is very important. We cannot complete the merger unless Jefferson’s shareholders approve the Jefferson merger proposal.

To ensure your representation at the Jefferson special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet. Whether or not you expect to attend the Jefferson special meeting in person, please vote promptly. If you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the Jefferson special meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.

The enclosed proxy statement/prospectus provides a detailed description of the Jefferson special meeting, the Jefferson merger proposal, the documents related to the Jefferson merger proposal and other related matters. We urge you to read the proxy statement/prospectus, including the documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

By Order of the Board of Directors

H. Scott Reams
Chairman of the Board of Directors
Jefferson Bancshares, Inc.

April 23, 2014

Morristown, Tennessee

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about HomeTrust from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by HomeTrust at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Teresa White, Senior Vice President, Chief Administrative Officer and Corporate Secretary at HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina, 28801, and by telephone at (828) 350-4808.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of Jefferson’s special meeting. This means that Jefferson shareholders requesting documents must do so by May 20, 2014, in order to receive them before the Jefferson special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated April 23, 2014, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of the document that includes such information. Neither the mailing of this document to Jefferson shareholders nor the issuance by HomeTrust of shares of HomeTrust stock in connection with the merger will create any implication to the contrary.

Information on the websites of HomeTrust or Jefferson, or any subsidiary of HomeTrust or Jefferson, is not part of this document or incorporated by reference herein. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding HomeTrust has been provided by HomeTrust and information contained in this document regarding Jefferson has been provided by Jefferson.

See “Where You Can Find More Information” for more details.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE JEFFERSON SPECIAL MEETING

The following are some questions that you may have about the merger and the Jefferson special meeting, and brief answers to those questions. We urge you to read carefully the entire proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Unless the context otherwise requires, throughout this document, “HomeTrust” refers to HomeTrust Bancshares, Inc., “Jefferson” refers to Jefferson Bancshares, Inc. and “we,” “us” and “our” refers collectively to HomeTrust and Jefferson.

Q:	What is the merger?

A:	HomeTrust and Jefferson have entered into an Agreement and Plan of Merger, dated as of January 22, 2014 (which we refer to as the “merger agreement”), pursuant to which Jefferson will be merged with and into HomeTrust, with HomeTrust continuing as the surviving corporation (we refer to this transaction as the “merger”). Immediately following the merger, Jefferson’s wholly owned subsidiary bank, Jefferson Federal Bank, will merge with HomeTrust’s wholly owned subsidiary bank, HomeTrust Bank (we refer to this transaction as the “bank merger”). A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this proxy statement/prospectus?

A:	We are delivering this document to you because you are a shareholder of Jefferson and this document is a proxy statement being used by Jefferson’s board of directors to solicit proxies of its shareholders in connection with approval of the merger and related matters. This document is also a prospectus that is being delivered to Jefferson shareholders because HomeTrust is offering shares of its stock to Jefferson shareholders in connection with the merger.

The merger cannot be completed unless the shareholders of Jefferson approve the merger agreement (which we refer to as the “Jefferson merger proposal”).

Q:	In addition to the Jefferson merger proposal, what else are Jefferson shareholders being asked to vote on?

A:	Jefferson is soliciting proxies from holders of its common stock with respect to two additional proposals; completion of the merger is not conditioned upon approval of either of these additional proposals:

•	a proposal to adjourn the Jefferson special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Jefferson merger proposal (which we refer to as the “Jefferson adjournment proposal”); and

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Jefferson may receive that is based on or otherwise relates to the merger (which we refer to as the “Jefferson compensation proposal”).

Q:	What will Jefferson shareholders receive in the merger?

A:

Each outstanding share of Jefferson common stock (except for unallocated shares under the Jefferson Federal Bank Employee Stock Ownership Plan, which shall be cancelled) will be converted into the right to receive, promptly following the completion of the merger, $4.00 in cash plus a number of shares of HomeTrust common stock having a value of $4.00 per share, based on the volume weighted average closing price (rounded to the nearest one ten thousandth) of HomeTrust common stock on NASDAQ for the ten trading day period ending on the fifth trading day before the date of completion of the merger, (which we refer to as the “average HomeTrust common stock price”) subject to adjustment as described in the merger agreement and this document (which we refer to as the “merger consideration”). HomeTrust will not issue any fractional shares of HomeTrust common stock in the merger. Jefferson shareholders who would otherwise be entitled to a fractional share of HomeTrust common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest multiplied by the average HomeTrust common stock price.

The number of shares of HomeTrust common stock that holders of Jefferson common stock will receive in the merger will fluctuate with the market price of HomeTrust common stock and will not be known at the time Jefferson shareholders vote on the merger agreement. For further information, see “Summary – In the Merger, Holders of Jefferson Common Stock Will Receive Shares of HomeTrust Common Stock and Cash” on page 6.

Q:	How will the merger affect outstanding Jefferson stock options?

A:	Each Jefferson stock option with an exercise price per share that is less than $8.00 per share and is outstanding immediately prior to the merger will be cancelled by Jefferson at the time of the merger or immediately prior to the merger and entitle its holder to receive a cash payment equal to: (i) the excess of (A) $8.00 per share over (B) the exercise price per share of the Jefferson stock option, multiplied by (ii) the number of shares of Jefferson common stock subject to such Jefferson stock option. All Jefferson stock options with an exercise price per share equal to or greater than $8.00 per share will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

Q:	How does Jefferson’s board of directors recommend that I vote at the Jefferson special meeting?

A:	After careful consideration, Jefferson’s board of directors unanimously recommends that you vote “FOR” the Jefferson merger proposal, “FOR” the Jefferson adjournment proposal and “FOR” the Jefferson compensation proposal.

The directors of Jefferson have entered into voting agreements with HomeTrust, pursuant to which they have agreed to vote their shares “FOR” the Jefferson merger proposal. For more information regarding the voting agreements, please see the section entitled “The Merger Agreement—Voting Agreements” beginning on page 75.

For a more complete description of Jefferson’s reasons for the merger and the recommendations of the Jefferson board of directors, please see the section entitled “The Merger—Jefferson’s Reasons for the Merger; Recommendation of Jefferson’s Board of Directors” beginning on page 36.

Q:	When and where is the special meeting?

A:	The Jefferson special meeting will be held at Jefferson Federal Bank, 120 Evans Avenue, Morristown, Tennessee on May 27, 2014, at 2:00 p.m. local time.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish your shares to be voted, please promptly take the steps identified in the following sentences so that your shares are represented and voted at Jefferson’s special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you can provide your proxy directing how you want your shares voted through the internet or by telephone. Information and applicable deadlines for providing your proxy through the internet or by telephone are set forth in the enclosed proxy card instructions. If your shares are held in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

Q:	Who is entitled to vote?

A:	Holders of record of Jefferson common stock at the close of business on April 16, 2014, which is the date that the Jefferson board of directors has fixed as the record date for the Jefferson special meeting, are entitled to vote at the Jefferson special meeting.

Q:	What constitutes a quorum?

A:	The presence at the Jefferson special meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of Jefferson common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker-nonvotes will be treated as shares that are present at the meeting for the purpose of determining the presence of a quorum.

Q:	If my shares are held in “street name” through a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	No. Your bank, broker or other nominee cannot vote your shares without instructions from you. Please follow the voting instruction form provided by your bank, broker or other nominee. The effects of failing to instruct your bank, broker or other nominee how to vote your shares of Jefferson common stock on each of the proposals to be considered at the Jefferson special meetings are described below.

Q:	What is the vote required to approve each proposal at the Jefferson special meeting?

A:	Jefferson merger proposal: To approve the Jefferson merger proposal, a majority of the Jefferson common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. If you mark “ABSTAIN” on your proxy or fail to submit a proxy and fail to vote in person at the Jefferson special meeting or, if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the Jefferson merger proposal, it will have the same effect as a vote “AGAINST” such proposal.

Jefferson adjournment proposal: The Jefferson adjournment proposal will be approved if the votes cast in favor of such proposal at the Jefferson special meeting exceed the votes cast in opposition. If you mark “ABSTAIN” on your proxy or fail to submit a proxy and fail to vote in person at the Jefferson special meeting or, if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the Jefferson adjournment proposal, it will have no effect on such proposal.

Jefferson compensation proposal: The Jefferson compensation proposal will be approved if the votes cast in favor of such proposal at the Jefferson special meeting exceed the votes cast in opposition. If you mark “ABSTAIN” on your proxy or fail to submit a proxy and fail to vote in person at the Jefferson special meeting or, if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the Jefferson compensation proposal, it will have no effect on such proposal.

Q:	What will happen if Jefferson’s shareholders do not approve the Jefferson advisory (non-binding) proposal on compensation?

A:	The vote on the Jefferson compensation proposal is a vote separate and apart from the vote to approve the Jefferson merger proposal and other related proposals. You may vote for this proposal and against the Jefferson merger proposal and other related proposals, or vice versa. Because the vote on this proposal is advisory only, it will not be binding on HomeTrust or Jefferson and will have no impact on the merger proposal or on whether any contractually obligated payments are made to Jefferson’s named executive officers. Jefferson is seeking your approval of these payments, on an advisory (non-binding) basis, in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at Jefferson’s special meeting, it will be more difficult for Jefferson to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the merger proposal at Jefferson’s special meeting. The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Jefferson common stock entitled to vote at the Jefferson special meeting.

Q:	Can I attend the Jefferson special meeting and vote my shares in person?

A:	Yes. All shareholders of Jefferson, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Jefferson special meeting. Holders of record of Jefferson common stock can vote in person at the Jefferson special meeting. If you wish to vote in person at Jefferson’s special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If your shares are held in street name through a broker, or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date and authorization for you to vote such shares at Jefferson’s special meeting (a “legal proxy” from your holder of record). At the appropriate time during Jefferson’s special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the Jefferson special meeting must abide by the rules for the conduct of the meeting distributed at the Jefferson special meeting. Even if you intend to attend the Jefferson shareholder meeting, we encourage you to vote by proxy to save us the expense of further proxy solicitation efforts.

Q:	Can I change my proxy or voting instructions?

A:	Yes. If you are a holder of record of Jefferson common stock, you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to Jefferson’s corporate secretary, (3) attending the Jefferson special meeting in person and voting by ballot at the special meeting, or (4) voting by telephone or the internet at a later time but prior to the Jefferson Special Meeting. Attendance at the Jefferson special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Jefferson after the vote is taken at the Jefferson special meeting will not affect your previously submitted proxy. Jefferson’s corporate secretary’s mailing address is: Corporate Secretary, Jefferson Bancshares, Inc., 120 Evans Avenue, Morristown, Tennessee 37814. If your shares are held in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q:	Will Jefferson be required to submit the proposal to approve the merger agreement to its shareholders even if Jefferson’s board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Jefferson special meeting, Jefferson is required to submit the proposal to approve the merger agreement to its shareholders even if Jefferson’s board of directors has withdrawn or modified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to Jefferson shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Jefferson common stock generally will not recognize any gain or loss upon receipt of HomeTrust common stock in exchange for Jefferson common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except gain or loss is separately recognized with respect to any cash received in lieu of a fractional share of HomeTrust common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Cash Received Instead of a Fractional Share of HomeTrust Common Stock”). It is a condition to the completion of the merger that HomeTrust and Jefferson receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Q:	Are Jefferson shareholders entitled to dissenter’s rights?

A:	No. Jefferson stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Q:	If I am a holder of Jefferson common stock in certificated form, should I send in my Jefferson stock certificates now?

A:	No. Please do not send in your Jefferson stock certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging Jefferson stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange Procedures.”

Q:	What should I do if I hold my shares of Jefferson common stock in book-entry form?

A:	You are not required to take any special additional actions if your shares of Jefferson common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for exchanging your shares for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange Procedures.”

Q:	Whom may I contact if I cannot locate my Jefferson stock certificate(s)?

A:	If you are unable to locate your original Jefferson stock certificate(s), you should contact Broadridge Corporate Issuer Solutions, Inc., Jefferson’s transfer agent, at (855) 418-5051.

Q:	What should I do if I receive more than one set of voting materials?

A:	Jefferson shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Jefferson common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Jefferson common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Jefferson common stock that you own.

Q:	When do you expect to complete the merger?

A:	HomeTrust and Jefferson expect to complete the merger in the first half of 2014 once all of the conditions to the merger are fulfilled. However, neither HomeTrust nor Jefferson can assure you of when or if the merger will be completed. We must first obtain the approval of Jefferson shareholders for the merger, obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Jefferson common stock will not receive any consideration for their shares in connection with the merger. Instead, Jefferson will remain an independent public company and its common stock will continue to be listed and traded on NASDAQ. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Jefferson. See “The Merger Agreement—Termination Fee” beginning on page 74 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Jefferson common stock, please contact Jane P. Hutton, Senior Vice President, Chief Financial Officer, Treasurer and Secretary, (423) 586-8421, or Jefferson’s proxy solicitor, AST Phoenix Advisors, toll-free at (866) 864-4942.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 161 under “Where You Can Find More Information.”

The Merger and the Merger Agreement (pages 33 and 64)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

In the merger, Jefferson will merge with and into HomeTrust, with HomeTrust as the surviving corporation. Immediately following the merger, Jefferson’s wholly owned subsidiary bank, Jefferson Federal Bank, will merge with HomeTrust’s wholly owned subsidiary bank, HomeTrust Bank in the bank merger.

In the Merger, Holders of Jefferson Common Stock Will Receive Shares of HomeTrust Common Stock and Cash (page 64)

If the merger is completed, each outstanding share of Jefferson common stock will be converted into the right to receive, promptly following the completion of the merger, the merger consideration consisting of $4.00 in cash plus a number of shares of HomeTrust common stock equal to $4.00 divided by the average HomeTrust common stock price (the “exchange ratio”) subject to adjustment. On January 22, 2014, the last trading day immediately prior to the public announcement of the merger agreement, the closing price of HomeTrust common stock was $15.85. If $15.85 were the average HomeTrust common stock price, you would receive .2524 of a share of HomeTrust common stock for each Jefferson share as the stock portion of the merger consideration. If the closing price of HomeTrust common stock on April 22, 2014 of $15.89, the most recent trading day practicable before the printing of this proxy statement/prospectus was the average HomeTrust common stock price, you would receive .2517 of a share of HomeTrust common stock for each Jefferson share as the stock portion of the merger consideration. If the average HomeTrust common stock price is equal to or less than $15.00 per share, then the exchange ratio will instead be fixed at .2667 per share. If the average HomeTrust common stock price is equal to or greater than $18.00 per share, then the exchange ratio will be fixed at .2222 per share. HomeTrust will not issue any fractional shares of HomeTrust common stock in the merger. Cash will be paid in lieu of any fractional HomeTrust share in an amount equal to the fraction multiplied by the average HomeTrust common stock price. Jefferson shareholders who would otherwise be entitled to a fractional share of HomeTrust common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest multiplied by the average HomeTrust common stock price. For example, assuming the average closing price was $15.85, the exchange ratio would then be .2524 ($4.00 divided by $15.85), if you hold 1,000 shares of Jefferson common stock, then for the stock portion of the merger consideration, you will receive 252 shares of HomeTrust common stock (1,000 shares × .2524 = 252 whole shares) and $6.34 in cash in lieu of a fractional share of HomeTrust common stock (.40 × $15.85 = $6.34), and for the cash portion of the merger consideration, you will receive a cash payment of $4,000 (1,000 x $4.00).

HomeTrust’s and Jefferson’s common stock are listed on NASDAQ under the symbols “HTBI” and “JFBI,” respectively. The following table shows the closing sale prices of HomeTrust common stock and Jefferson common stock as reported on NASDAQ on January 22, 2014, immediately prior to the public announcement of the merger agreement, and on April 22, 2014, the last practicable trading day before the printing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Jefferson common stock, calculated by assuming the closing price of HomeTrust common stock on those dates was the average HomeTrust common stock price for the stock portion of the merger consideration and adding to that amount $4.00 for the cash portion of the merger consideration.

Date	HomeTrust Closing Price	Jefferson Closing Price	Implied Value of Merger Consideration for One Share of Jefferson Common Stock

January 22, 2014	$15.85	$6.53	$8.00
April 22, 2014	$15.89	$7.83	$8.00

Jefferson Will Hold its Special Meeting on May 27, 2014 (page 29)

The Jefferson special meeting will be held on May 27, 2014, at 2:00 p.m. local time, at Jefferson Federal Bank, 120 Evans Avenue, Morristown, Tennessee. At the Jefferson special meeting, holders of Jefferson common stock will be asked to:

•	approve Jefferson merger proposal;

•	approve the Jefferson adjournment proposal; and

•	approve, on an advisory (non-binding) basis, the Jefferson compensation proposal.

Only holders of record of Jefferson common stock at the close of business on April 16, 2014 will be entitled to vote at the Jefferson special meeting. Each share of Jefferson common stock is entitled to one vote on each proposal to be considered at the Jefferson special meeting. As of the record date, there were 6,595,301 shares of Jefferson common stock entitled to vote at the Jefferson special meeting. As of the record date, the directors and executive officers of Jefferson and their affiliates beneficially owned and were entitled to vote approximately 582,423 shares of Jefferson common stock representing approximately 8.8% of the shares of Jefferson common stock outstanding on that date, which shares owned by directors of record or beneficially are subject to the voting agreements described below.

Concurrent with the execution of the merger agreement, each of Jefferson’s directors entered into a voting agreement with HomeTrust under which he or she generally has agreed (1) to vote or cause to be voted in favor of the Jefferson merger proposal, all shares of Jefferson common stock which he or she is the record or beneficial owner as the date of the voting agreement and (2) subject to limited exceptions, not to sell or otherwise dispose any of these shares of Jefferson common stock until after the approval of the Jefferson merger proposal by the shareholders of Jefferson. For additional information regarding the voting agreements, see “The Merger Agreement—Voting Agreements” on page 75.

To approve the Jefferson merger proposal, a majority of the shares of Jefferson common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. The Jefferson adjournment proposal and the Jefferson compensation proposal will each be approved if a majority of the votes cast at the Jefferson special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the Jefferson special meeting or if your shares are held in street name and you fail to instruct your bank or broker how to vote with respect to the Jefferson merger proposal, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the Jefferson special meeting or if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the Jefferson adjournment proposal or the Jefferson compensation proposal, it will have no effect on such proposal.

Jefferson’s Board of Directors Unanimously Recommends that Jefferson Shareholders Vote “FOR” the Approval of the Jefferson Merger Proposal and the Other Proposals Presented at the Jefferson Special Meeting (page 29)

After careful consideration, Jefferson’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Jefferson and its shareholders and has unanimously approved the merger agreement. Jefferson’s board of directors unanimously recommends that Jefferson shareholders vote “FOR” the approval of the Jefferson merger proposal and “FOR” the other proposals presented at the Jefferson special meeting. For the factors considered by Jefferson’s board of directors in reaching its decision to approve the merger agreement, see “The Merger—Jefferson’s Reasons for the Merger; Recommendation of Jefferson’s Board of Directors” on page 36.

Opinions of Jefferson’s Financial Advisors (pages 41 and 51 and Appendix B and Appendix C)

In connection with its consideration of the merger agreement, on January 21, 2014, the Jefferson board of directors received financial advice and presentations regarding the financial aspects of the merger from Keefe, Bruyette & Woods (which we refer to as “KBW”), and received KBW’s oral opinion, which opinion was confirmed by delivery of a written opinion, dated January 21, 2014, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Jefferson common stock. The Jefferson board of directors also received, in connection with its consideration of the merger, on January 21, 2014, the financial advice and presentations regarding the financial aspects of the merger from Professional Bank Services (which we refer to as “PBS”), and received PBS’ oral opinion, which opinion was confirmed by delivery of a written opinion, dated January 21, 2014, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Jefferson common stock. The full text of KBW’s and PBS’ written opinions are attached as Appendices B and C, respectfully, to this proxy statement/ prospectus. You should read each opinion in its entirety for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW and PBS in rendering their opinions. These written opinions are addressed to the Jefferson board of directors, are directed only to the merger consideration and do not constitute a recommendation to any Jefferson shareholder as to how such shareholder should vote with respect to the merger proposal or any other matter.

What Holders of Jefferson Stock Options Will Receive (page 64)

Each Jefferson stock option with an exercise price per share that is less than $8.00 per share and is outstanding immediately prior to completion of the merger will be cancelled by Jefferson at the time of the merger or immediately prior to the merger and entitle its holder to receive a cash payment from Jefferson equal to: (i) the excess of (A) $8.00 per share over (B) the exercise price per share of the Jefferson stock option, multiplied by (ii) the number of shares of Jefferson common stock subject to such Jefferson stock option. All Jefferson stock options with an exercise price per share equal to or greater than $8.00 per share will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

Material U.S. Federal Income Tax Consequences of the Merger (page 86)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Jefferson common stock generally will not recognize any gain or loss upon receipt of HomeTrust common stock in exchange for Jefferson common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except gain or loss is separately recognized with respect to any cash received in lieu of a fractional share of HomeTrust common stock, as discussed under “Material U.S. Federal Income Tax Consequences of the Merger—Cash Received Instead of a Fractional Share of HomeTrust Common Stock”). It is a condition to the completion of the merger that HomeTrust and Jefferson receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” on page 86.

The U.S. federal income tax consequences described above may not apply to all holders of Jefferson common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Holders of Jefferson Common Stock Have No Dissenters’ Rights in Connection with the Merger (page 62)

Jefferson shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Jefferson’s Executive Officers and Directors Have Interests in the Merger that Differ from Your Interests (page 57)

Jefferson shareholders should be aware that some of Jefferson’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Jefferson shareholders generally. Jefferson’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Jefferson shareholders vote in favor of approving the merger agreement.

These interests include the following:

•	Certain executive officers of Jefferson may be eligible for severance benefits under existing agreements with, and benefit plans offered by, Jefferson.

•	Accelerated vesting of all of the unvested stock options held by Jefferson executive officers.

•	Anderson L. Smith, President and Chief Executive Officer of Jefferson, will become the Eastern Tennessee Market President of HomeTrust Bank following the bank merger, has entered into an employment agreement with HomeTrust Bank that will become effective upon completion of the merger, and will be appointed to the boards of directors of HomeTrust and HomeTrust Bank.

•	John William Beard, Executive Vice President and Chief Credit Officer of Jefferson, will become East Tennessee Senior Credit Officer of HomeTrust Bank following the bank merger and has entered into an employment agreement with HomeTrust Bank that will become effective upon completion of the merger.

•	Gary L. Keys, Executive Vice President and Manager of Special Assets of Jefferson, will serve as a commercial relationship manager of HomeTrust Bank following the bank merger and has entered into an employment agreement with HomeTrust Bank that will become effective upon completion of the merger.

For a more complete description of these interests, see “The Merger—Interests of Jefferson’s Directors and Executive Officers in the Merger” on page 57.

Regulatory Approvals

Under applicable law, the merger must be approved by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the bank merger must be approved by the Officer of the Comptroller of the Currency, or the OCC. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

We have requested a waiver from the Federal Reserve Board of its application requirements that would apply to the merger. Assuming this waiver is granted by the Federal Reserve Board and the OCC approves the bank merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the OCC to do so, the merger may be completed on or after the 15th day after approval from the OCC.

As of the date of this proxy statement/prospectus, all of the required applications have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See “The Merger Agreement—Conditions to Complete the Merger” on page 72.

Conditions that Must be Satisfied or Waived for the Merger to Occur (page 72)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permitted, waived. These conditions include:

•	approval of the Jefferson merger proposal by Jefferson shareholders;

•	the authorization for listing on NASDAQ of the shares of HomeTrust common stock to be issued in the merger;

•	the receipt of all required regulatory approvals without the imposition of any unduly burdensome condition upon HomeTrust following the merger or HomeTrust Bank following the bank merger;

•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part;

•	the absence of any order, injunction, decree or law preventing or making illegal the completion of the merger or the bank merger;

•	subject to the standards set forth in the closing conditions in the merger agreement, the accuracy of the representations and warranties of HomeTrust and Jefferson on the date of the merger agreement and the closing date of the merger;

•	performance in all material respects by each of HomeTrust and Jefferson of its obligations under the merger agreement;

•	receipt by Jefferson of certain third party consents to the merger; and

•	receipt by each of HomeTrust and Jefferson of an opinion from its counsel as to certain U.S. federal income tax matters.

We expect to complete the merger in the first half of 2014. No assurance can be given, however, as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Non-Solicitation (page 72)

Jefferson has agreed that it generally will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. Jefferson may respond to an unsolicited proposal if the board of directors of Jefferson determines that the proposal constitutes or is reasonably likely to result in a transaction that is more favorable from a financial point of view to Jefferson’s shareholders than the merger and that the board’s failure to respond would reasonably likely result in a violation of its fiduciary duties. Jefferson must promptly notify HomeTrust if it receives any acquisition proposals.

Termination of the Merger Agreement (page 73)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of HomeTrust and Jefferson;

•	by either HomeTrust or Jefferson if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	by either HomeTrust or Jefferson if the merger has not been completed on or before September 30, 2014 (which we refer to as the “termination date”), unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	by either HomeTrust or Jefferson (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•	by HomeTrust, if the board of directors of Jefferson fails to recommend in this proxy statement/prospectus that its shareholders approve the merger proposal, or the Jefferson Board withdraws, modifies or makes or causes to be made by any third party or a public communication an announcement of its intention to modify or withdraw such recommendation in an adverse manner to HomeTrust, or Jefferson materially breaches any of its obligations relating to third party acquisition proposals;

•	by either HomeTrust or Jefferson, if Jefferson does not obtain shareholder approval of the merger proposal at the Jefferson special meeting; or

•	by Jefferson prior to Jefferson obtaining shareholder approval of the merger proposal in order to enter into a definitive acquisition agreement with a third party with respect to a superior unsolicited acquisition proposal. An acquisition proposal means a tender or exchange offer, merger or consolidation or other business combination involving Jefferson or Jefferson Federal Bank or any proposal to acquire more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Jefferson or Jefferson Federal Bank (referred to as an “acquisition proposal”).

Termination Fee (page 74)

Set forth below are the termination events that would result in Jefferson being obligated to pay HomeTrust a $1,950,000 termination fee.

•	a termination by HomeTrust based on (i) the board of directors of Jefferson either failing to continue its recommendation that the Jefferson shareholders approve the merger proposal or adversely changing such recommendation or (ii) Jefferson materially breaching the provisions of the merger agreement relating to the third party acquisition proposals;

•	a termination by Jefferson prior to it obtaining shareholder approval of the merger proposal in order to enter into a definitive acquisition agreement with a third party with respect to a superior unsolicited acquisition proposal; or

•	a termination by either party as a result of the failure of Jefferson’s shareholders to approve the merger proposal and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Jefferson or Jefferson Federal Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Jefferson or Jefferson Federal Bank and, within one year of the termination, Jefferson or Jefferson Federal Bank either enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal.

In the event of a willful and material breach of the merger agreement by Jefferson that would entitle HomeTrust to the termination fee, HomeTrust is not required to accept the termination fee from Jefferson and may pursue alternate relief against Jefferson.

The Rights of Jefferson Shareholders Will Change as a Result of the Merger (page 140)

The rights of Jefferson shareholders will change as a result of the merger due to differences in HomeTrust’s and Jefferson’s governing documents. The rights of Jefferson shareholders are governed by Tennessee law and HomeTrust’s shareholders are governed by Maryland law and by Jefferson’s and HomeTrust’s respective articles of incorporation and bylaws, each as amended to date. Upon completion of the merger, Jefferson shareholders will become shareholders of HomeTrust, as the continuing legal entity in the merger, and the rights of Jefferson shareholders will therefore be governed by Maryland law and by HomeTrust’s articles of incorporation and bylaws.

See “Comparison of Shareholders’ Rights” on page 140 for a description of the material differences in shareholder rights under each of the HomeTrust and Jefferson governing documents.

HomeTrust’s Board of Directors Following the Merger

Pursuant to the merger agreement, HomeTrust will increase the size of each of the HomeTrust and HomeTrust Bank board of directors from twelve members to thirteen members and will appoint Anderson L. Smith to serve on each board until the annual meeting of shareholders in 2016.

Information About HomeTrust and Jefferson (page 90)

HomeTrust

HomeTrust, headquartered in Asheville, North Carolina, is a savings and loan holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. HomeTrust offers traditional financial services within its local communities through its 21 full service offices in Western North Carolina, including the Asheville metropolitan area, the “Piedmont” region of North Carolina, and Greenville, South Carolina. HomeTrust is the 13th largest community bank based on asset size headquartered in North Carolina. As of December 31, 2013, on a consolidated basis, HomeTrust had total assets of $1.63 billion, deposits of $1.21 billion, and stockholders’ equity of $358.1 million.

HomeTrust regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur. In this regard, on March 2, 2014, HomeTrust entered into a definitive agreement to acquire Bank of Commerce, which operates a full service banking facility headquartered in Charlotte, North Carolina in a cash transaction valued at approximately $10.1 million. In addition, all $3.2 million of Bank of Commerce’s preferred stock will be redeemed. The boards of directors of HomeTrust and Bank of Commerce unanimously approved the transaction, which is subject to regulatory approval and other customary closing conditions. Upon closing of the transaction, Bank of Commerce will be merged into HomeTrust Bank. At December 31, 2013, Bank of Commerce had $129.3 million in assets and deposits of $93.8 million.

HomeTrust’s principal office is located at 10 Woodfin Street, Asheville, North Carolina 28801, and its telephone number is (828) 259-3939. HomeTrust’s common stock is listed on NASDAQ under the symbol “HTBI.”

Additional information about HomeTrust and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 161.

Jefferson

Jefferson, headquartered in Morristown, Tennessee, is a bank holding company for Jefferson Federal Bank, including its banking division – State of Franklin Bank. Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee. Jefferson Federal attracts deposits from the general public and uses those funds to originate loans, most of which it holds for investment. At December 31, 2013, on a consolidated basis, Jefferson had assets of $497.8 million, deposits of $388.0 million and stockholders’ equity of $53.5 million.

Jefferson’s principal office is located at 120 Evans Avenue, Morristown, Tennessee 37814, and its telephone number is (423) 586-8421. Jefferson’s common stock is listed on NASDAQ under the symbol “JFBI.”

For additional information about Jefferson see “Information About Jefferson” on page 90.

Jefferson Shareholders Should Wait to Surrender Their Stock Certificates Until After the Merger

To receive your merger consideration, you will need to surrender your Jefferson stock certificates. If the merger is completed, the exchange agent appointed by HomeTrust will send you written instructions for exchanging your stock certificates. The exchange agent will be Registrar and Transfer Company, HomeTrust’s stock transfer agent, or an unrelated bank or trust company reasonably acceptable to Jefferson.

Please do not send in your certificates until you receive these instructions.

Litigation Relating to the Merger (page 63)

In connection with the merger, a Jefferson shareholder has filed a putative shareholder class action lawsuit against Jefferson, the members of the Jefferson board of directors, Jefferson Federal Bank, HomeTrust and HomeTrust Bank. Among other remedies, the plaintiff seeks to enjoin the merger. The outcome of any such litigation is uncertain. If the case is not resolved, the lawsuit could prevent or delay completion of the merger and result in substantial costs to HomeTrust and Jefferson, including any costs associated with the indemnification of directors and officers. Additional lawsuits may be filed against HomeTrust, Jefferson and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect HomeTrust’s and Jefferson’s business, financial condition, results of operations and cash flows. See “The Merger—Litigation Relating to the Merger.”

Risk Factors (page 14)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors” on page 14.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Because the market price of HomeTrust common stock will fluctuate, holders of Jefferson common stock cannot be certain of the market value of the stock portion of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of Jefferson common stock will be converted into the right to receive $4.00 in cash plus a number of shares of HomeTrust common stock having a value of $4.00 per share, based on the average HomeTrust common stock price subject to a minimum and maximum exchange ratio. Because the market value price of HomeTrust common stock at the time of completion of the merger may be higher or lower than the average HomeTrust common stock price, the actual value of the HomeTrust common stock you receive for your Jefferson shares may be more or less than $4.00 per share. On January 22, 2014, the last trading day immediately prior to the public announcement of the merger agreement, the closing price of HomeTrust common stock was $15.85. If, for example, $15.85 were the average HomeTrust common stock price, the exchange ratio would be .2524 for the stock portion of the merger consideration. If the actual price of HomeTrust common stock at the time of completion of the merger were $15.00, the per share stock consideration would be worth $3.79 ($15.00 x .2524) at such time. If the actual price of HomeTrust common stock at the time of completion of the merger were $17.00, the per share stock consideration would be worth $4.29 ($17.00 x .2524) at such time.

Stock price changes may result from a variety of factors that are beyond the control of HomeTrust and Jefferson, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, if you are a holder of Jefferson common stock, you will not know at the time of the Jefferson special meeting the precise market value of the merger consideration you will receive upon completion of the merger. You should obtain current market quotations for shares of HomeTrust common stock and for shares of Jefferson common stock.

The market price of HomeTrust common stock after the merger may be affected by factors different from those affecting the shares of Jefferson currently.

Upon completion of the merger, holders of Jefferson common stock will become holders of HomeTrust common stock. HomeTrust’s business differs in important respects from that of Jefferson, and, accordingly, the results of operations of the HomeTrust and the market price of HomeTrust common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of Jefferson. HomeTrust is, and will continue to be, subject to the risks described in HomeTrust’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Jefferson’s shareholders will have less influence as shareholders of HomeTrust than as shareholders of Jefferson.

Jefferson’s shareholders currently have the right to vote in the election of the board of directors of Jefferson and on other matters affecting Jefferson. Following the merger, the shareholders of Jefferson as a group will hold a maximum ownership interest of 8.1% of HomeTrust. When the merger occurs, each Jefferson shareholder will become a shareholder of HomeTrust with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Jefferson. Because of this, Jefferson’s shareholders will have less influence on the management and policies of HomeTrust than they now have on the management and policies of Jefferson.

The shares of HomeTrust common stock to be received by holders of Jefferson common stock for the stock portion of the merger consideration will have different rights from the shares of Jefferson common stock.

Upon completion of the merger, Jefferson shareholders will become HomeTrust shareholders and their rights as shareholders will be governed by the Maryland General Corporation Law and will also be governed by HomeTrust’s articles of incorporation and bylaws. The rights associated with Jefferson common stock are different from the rights associated with HomeTrust common stock. See “Comparison of Shareholders’ Rights” on page 140 for a discussion of the different rights associated with HomeTrust common stock.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on HomeTrust following the merger.

Before the merger and the bank merger may be completed, HomeTrust and Jefferson must obtain approvals from the Federal Reserve Board (or a waiver) and the OCC. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While HomeTrust and Jefferson do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of HomeTrust following the merger, any of which might have an adverse effect on HomeTrust following the merger. HomeTrust is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon HomeTrust following the merger or HomeTrust Bank following the bank merger. See “The Merger—Regulatory Approvals” on page 62.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

HomeTrust and Jefferson have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the businesses of HomeTrust and Jefferson. To realize these anticipated benefits and cost savings, after the completion of the merger, HomeTrust expects to integrate Jefferson’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect HomeTrust’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. If HomeTrust experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause HomeTrust and/or Jefferson to lose customers or cause customers to remove their accounts from HomeTrust and/or Jefferson and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Jefferson and HomeTrust during this transition period and for an undetermined period after completion of the merger on HomeTrust. In addition, the actual cost savings of the merger could be less than anticipated.

The fairness opinions obtained by Jefferson from its financial advisors will not reflect changes in circumstances between signing the merger agreement and completion of the merger.

Jefferson has not obtained updated opinions as of the date of this proxy statement/prospectus from either KBW or PBS, Jefferson’s financial advisors. Changes in the operations and prospects of HomeTrust or Jefferson, general market and economic conditions and other factors which may be beyond the control of HomeTrust and Jefferson, and on which the fairness opinions were based, may alter the value of HomeTrust or Jefferson or the prices of shares of HomeTrust common stock or Jefferson common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Because Jefferson currently does not anticipate asking its financial advisors to update their opinions, the opinions do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinions that Jefferson received from its financial advisors, please refer to “The Merger—Opinion of Keefe Bruyette & Woods–Financial Advisor to Jefferson” on page 41 and “The Merger—Opinion of Professional Bank Services–Financial Advisor to Jefferson” on page 51. For a description of the other factors considered by the boards of directors of HomeTrust and Jefferson in determining to approve the merger agreement, please refer to “The Merger—Jefferson’s Reasons for the Merger; Recommendation of Jefferson’s Board of Directors” on page 36 and “The Merger—HomeTrust’s Reasons for the Merger” on page 39.

Certain of Jefferson’s directors and executive officers have interests in the merger that may differ from the interests of Jefferson’s shareholders.

Jefferson’s shareholders should be aware that some of Jefferson’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Jefferson’s shareholders generally. These interests and arrangements may create potential conflicts of interest. Jefferson’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Jefferson’s shareholders vote in favor of approving the merger agreement.

These interests include the following:

•	Certain executive officers of Jefferson may be eligible for severance benefits under existing agreements with, and benefit plans offered by, Jefferson.

•	Accelerated vesting of all of the unvested stock options held by Jefferson executive officers.

•	Anderson L. Smith, President and Chief Executive Officer of Jefferson, will become the Eastern Tennessee Market President of HomeTrust Bank following the bank merger, has entered into an employment agreement with HomeTrust Bank that will become effective upon completion of the merger and will be appointed to the boards of directors of HomeTrust and HomeTrust Bank.

•	John William Beard, Executive Vice President and Chief Credit Officer of Jefferson, will become East Tennessee Senior Credit Officer of HomeTrust Bank following the bank merger and has entered into an employment agreement with HomeTrust Bank that will become effective upon completion of the merger.

•	Gary L. Keys, Executive Vice President and Manager of Special Assets of Jefferson, will serve as a commercial relationship manager of HomeTrust Bank following the bank merger and has entered into an employment agreement with HomeTrust Bank that will become effective upon completion of the merger.

For a more complete description of these interests, see “The Merger—Interests of Jefferson’s Directors and Executive Officers in the Merger” on page 57.

Termination of the merger agreement could negatively impact Jefferson or HomeTrust.

If the merger agreement is terminated, there may be various consequences. For example, Jefferson’s or HomeTrust’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Jefferson’s or HomeTrust’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Jefferson is required to pay to HomeTrust a termination fee of $1.95 million.

Jefferson will be subject to business uncertainties and contractual restrictions while the merger is pending.

HomeTrust and Jefferson have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Jefferson and consequently on HomeTrust. These uncertainties may impair Jefferson’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Jefferson to seek to change existing business relationships with Jefferson. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with HomeTrust. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with HomeTrust, HomeTrust’s business following the merger could be harmed. In addition, the merger agreement restricts Jefferson from making certain acquisitions and taking other specified actions until the merger occurs without the consent of HomeTrust. These restrictions may prevent Jefferson from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements-Conduct of Businesses Prior to Completion of the Merger” on page 68.

If the merger is not completed, Jefferson will have incurred substantial expenses without realizing the expected benefits of the merger.

The merger is subject to closing conditions, including the approval of Jefferson’s shareholders that, if not satisfied, will prevent the merger from being completed. All directors of Jefferson have agreed to vote their shares of Jefferson common stock in favor of the merger. If Jefferson’s shareholders do not approve the merger proposal and the merger is not completed, the resulting failure of the merger could have a material adverse impact on Jefferson’s business and operations. In addition to the required approvals and consents from governmental entities and the approval of Jefferson shareholders, the merger is subject to other conditions beyond HomeTrust’s and Jefferson’s control that may prevent, delay or otherwise materially adversely affect its completion. Neither HomeTrust nor Jefferson can predict whether and when these other conditions will be satisfied. Jefferson has incurred and will incur substantial expenses in connection with the due diligence, negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, printing and mailing this proxy statement/prospectus. If the merger is not completed, Jefferson would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Jefferson’s ability to pursue acquisition proposals and requires Jefferson to pay a termination fee of $1.95 million under certain circumstances, including circumstances relating to acquisition proposals.

The merger agreement prohibits Jefferson from initiating, soliciting, encouraging or knowingly facilitating certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers.” The merger agreement also provides that Jefferson must pay a termination fee in the amount of $1.95 million in the event that the merger agreement is terminated under certain circumstances, including involving Jefferson’s failure to abide by certain obligations not to solicit acquisition proposals. See “The Merger Agreement—Termination Fee” on page 74. These provisions might discourage a potential competing acquirer from considering or proposing an acquisition for all or a significant part of Jefferson at a greater value to Jefferson’s shareholders than HomeTrust has offered in the merger. The payment of the termination fee could also have an adverse effect on Jefferson’s financial condition.

Pending litigation against Jefferson and HomeTrust could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

In connection with the merger, a Jefferson shareholder has filed a putative shareholder class action lawsuit against Jefferson, the members of the Jefferson board of directors, Jefferson Federal Bank, HomeTrust and HomeTrust Bank. Among other remedies, the plaintiff seeks to enjoin the merger. The outcome of any such litigation is uncertain. If the case is not resolved, the lawsuit could prevent or delay completion of the merger and result in substantial costs to HomeTrust and Jefferson, including any costs associated with the indemnification of directors and officers. Additional lawsuits may be filed against HomeTrust, Jefferson and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect HomeTrust’s and Jefferson’s business, financial condition, results of operations and cash flows. See “The Merger—Litigation Relating to the Merger” on page 63.

Sales of substantial amounts of HomeTrust’s common stock in the open market by former Jefferson shareholders could depress HomeTrust’s stock price.

Shares of HomeTrust common stock that are issued to shareholders of Jefferson in the merger will be freely tradable without restrictions or further registration under the Securities Act of 1933. As of April 22, 2014, HomeTrust had 19,344,760 shares of common stock outstanding, and 328,050 shares of HomeTrust common stock were reserved for issuance under HomeTrust equity plans. Based on the shares of Jefferson common stock outstanding and underlying Jefferson’s outstanding stock options and the maximum exchange ratio, the maximum number of shares of common stock HomeTrust will issue in the merger is approximately 1,706,685 shares.

If the merger is completed and if Jefferson’s former shareholders sell substantial amounts of HomeTrust common stock in the public market following completion of the merger, the market price of HomeTrust common stock may decrease. These sales might also make it more difficult for HomeTrust to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what HomeTrust’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the Jefferson identifiable tangible and intangible assets to be acquired and liabilities to be assumed at fair value and the resulting goodwill to be recognized. The purchase price allocation reflected in this document is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the consolidated assets and liabilities of Jefferson as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 76.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of HomeTrust, Jefferson and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties. The ability of either HomeTrust or Jefferson to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of HomeTrust that are incorporated into this proxy statement/prospectus by reference, as well as the following:

•	the expected cost savings, synergies and other financial benefits from the merger and pending Bank of Commerce acquisition might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected;

•	the required regulatory approvals for the merger and bank merger and/or the approval of the merger proposal by the shareholders of Jefferson might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

•	decreases in the secondary market for the sale of loans that we originate;

•	results of examinations of bank regulators or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or limit our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business, including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules;

•	our ability to attract and retain deposits;

•	increases in premiums for deposit insurance;

•	management’s assumptions in determining the adequacy of the allowance for loan losses;

•	our ability to control operating costs and expenses;

•	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	difficulties in reducing risks associated with the loans on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•	computer systems on which we depend could fail or experience a security breach;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations;

•	statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”);

•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, HomeTrust and Jefferson claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. HomeTrust and Jefferson do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to HomeTrust, Jefferson or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Selected Historical Financial Data of HomeTrust and Jefferson

The following tables set forth selected historical financial and other data of HomeTrust and Jefferson for the periods and at the dates indicated. The information at June 30, 2013 and 2012 and for the years ended June 30, 2013, 2012 and 2011 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of HomeTrust incorporated by reference in this proxy statement/prospectus from HomeTrust Annual Reports on Form 10-K for the year ended June 30, 2013. The Jefferson information at June 30, 2013 and 2012 and for the years ended June 30, 2013, 2012 and 2011 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Jefferson, which are included in this proxy statement/prospectus. The information as of June 30, 2011, 2010 and 2009 and for the years ended June 30, 2010 and 2009 is derived in part from audited consolidated financial statements and notes thereto of HomeTrust and Jefferson that are not incorporated by reference in or attached to this proxy statement/prospectus. The information at and for the six months ended December 31, 2013 and 2012 is derived in part from and should be read together with HomeTrust’s unaudited consolidated financial statements and notes thereto incorporated by reference in this document from HomeTrust’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013. The Jefferson information at and for the six months ended December 31, 2013 and 2012 is derived in part from and should be read together with Jefferson’s unaudited financial statements and notes thereto, which are included in this proxy statement/prospectus. In the opinion of management of each of HomeTrust and Jefferson, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations of the respective companies for the unaudited periods have been made. The selected data presented below for the six months ended December 31, 2013 are not necessarily indicative of the results that may be expected for future periods.

Certain of the selected financial data of HomeTrust in the tables below contain information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”). This information consists of tangible book value per common share, and the efficiency ratio on a fully tax equivalent basis and net interest margin on a fully tax equivalent basis. HomeTrust management believes that it is standard practice in the banking industry to present these values as stated herein, and accordingly believes that providing these measures may be useful for peer comparison purposes. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See “-Reconciliation of Non-GAAP Historical Financial Data of HomeTrust” on page 24 for reconciliations of non-GAAP measures to GAAP measures immediately following HomeTrust’s selected financial data table.

Selected Historical Financial Data of HomeTrust

	As of or for the Six Months Ended December 31,		At June 30,
	2013	2012	2013	2012	2011	2010	2009
			(In thousands)
Selected Financial Condition Data:
Total assets	$1,629,325	$1,586,860	$1,583,323	$1,720,056	$1,637,643	$1,641,145	$1,470,368
Loans receivable, net(1)	1,142,933	1,147,121	1,132,110	1,193,945	1,276,377	1,243,610	1,194,454
Allowance for loan losses	(27,125)	(34,249)	(32,073)	(35,100)	(50,140)	(41,713)	(24,996)
Certificates of deposit in other banks	152,027	124,914	136,617	108,010	118,846	99,140	106,317
Securities available for sale, at fair value	82,661	28,977	24,750	31,335	59,016	36,483	20,508
Federal Home Loan Bank stock	2,089	2,368	1,854	6,300	9,630	10,790	10,390
Deposits	1,211,447	1,149,247	1,154,750	1,466,175	1,264,585	1,289,549	1,012,926
Other borrowings	2,217	7,167	—	22,265	145,278	122,199	267,696
Stockholders’ equity	358,106	373,901	367,515	172,485	167,769	174,815	144,532

	As of or for the Six Months Ended December 31,		Years Ended June 30,
	2013	2012	2013	2012	2011	2010	2009
			(In thousands)
Selected Operations Data:
Total interest and dividend income	$30,108	$31,209	$60,389	$67,491	$72,087	$71,300	$75,818
Total interest expense	2,929	4,113	7,255	11,778	20,529	25,617	33,637

Net interest income	27,179	27,096	53,134	55,713	51,558	45,683	42,181
Provision for loan losses	(3,000)	1,800	1,100	15,600	42,800	38,600	15,000

Net interest income after provision for loan losses	30,179	25,296	52,034	40,113	8,758	7,083	27,181

Fees and service charges	1,333	1,303	2,589	2,679	2,929	2,986	3,064
Mortgage banking income and fees	1,786	2,685	5,107	3,846	3,211	2,692	4,249
Gain (loss) on sale of securities	—	—	—	—	430	191	(2,006)
Gain from business combination	—	—	—	—	5,844	17,391	—
Gain (loss) on sale of fixed assets	—	—	—	1,503	—	—	(30)
Other non-interest income	1,398	1,208	2,691	2,400	4,382	1,292	1,444

Total non-interest income	4,517	5,196	10,387	10,428	16,796	24,552	6,721

Total non-interest expense	25,221	26,774	51,393	46,661	53,554	42,171	31,680

Income (loss) before provision (benefit) for income taxes	9,475	3,718	11,028	3,880	(28,000)	(10,536)	2,222
Income tax expense (benefit)	3,272	298	1,975	(647)	(13,263)	(17,577)	(1,224)

Net income (loss)	$6,203	$3,420	$9,053	$4,527	$(14,737)	$7,041	$3,446

Per Share Data:
Net income per common share:
Basic	$0.32	$0.17	$0.45	n/a	n/a	n/a	n/a
Diluted	$0.32	$0.17	$0.45	n/a	n/a	n/a	n/a

Average shares outstanding
Basic	18,930,301	20,115,225	19,922,283	n/a	n/a	n/a	n/a
Diluted	19,029,109	20,115,225	19,941,687	n/a	n/a	n/a	n/a

Book value per share at end of period	$18.10	$17.67	$17.65	n/a	n/a	n/a	n/a
Tangible book value per share at end of period(2)	$17.94	$17.67	$17.64	n/a	n/a	n/a	n/a
Total shares outstanding at end of period	19,783,655	21,160,000	20,824,900	n/a	n/a	n/a	n/a

Selected Historical Financial Data of HomeTrust (continued)

	As of or for the Six Months Ended December 31,		At or For the Years Ended June 30,
	2013	2012	2013	2012	2011	2010	2009
	(annualized)
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.75%	0.42%	0.56%	0.29%	(0.88)%	0.46%	0.24%
Return on equity (ratio of net income to average equity)	3.40	1.90	2.48	2.67	(8.15)	4.50	2.39
Tax equivalent yield on earning assets(3)	4.20	4.40	4.30	4.82	4.83	5.06	5.78
Rate paid on interest-bearing liabilities	0.50	0.72	0.65	0.91	1.48	1.99	2.79
Tax equivalent average interest rate spread(3)	3.70	3.68	3.65	3.91	3.35	3.07	2.99
Tax equivalent net interest margin(3)(4)(5)	3.82	3.85	3.81	4.02	3.52	3.33	3.32
Operating expense to average total assets	3.07	3.31	3.21	2.95	3.21	2.75	2.21
Average interest-earning assets to average interest-bearing liabilities	130.66	131.41	132.54	113.61	113.01	115.06	113.59
Efficiency ratio(6)	72.79	64.27	67.63	56.77	61.94	55.59	54.97

Asset quality ratios:
Non-performing assets to total assets(7)	4.09%	5.36%	5.07%	4.67%	3.81%	3.87%	2.10%
Non-accruing loans to total loans(7)	4.84	6.11	5.88	5.21	3.64	3.59	2.25
Total classified assets to total assets	6.33	8.04	7.43	7.75	9.83	9.20	4.00
Allowance for loan losses to non-accruing loans(7)(8)	47.87	47.31	46.78	54.69	103.43	90.09	91.04
Allowance for loan losses to total loans	2.32	2.89	2.75	2.85	3.77	3.23	2.04
Net charge-offs to average loans	0.33	0.43	0.34	2.34	2.59	1.71	0.29

Capital ratios:
Equity to total assets at end of period(9)	21.98%	23.56%	23.21%	10.03%	10.24%	10.65%	9.83%
Average equity to average assets	22.20	22.31	23.09	10.71	10.82	10.21	10.06
Dividend payout to common shareholders	—	—	—	n/a	n/a	n/a	n/a

(1)	Net of allowances for loan losses, loans in process and deferred loan fees.
(2)	Tangible book value is a non-GAAP (Generally Accepted Accounting Principles) performance measure. See “-Reconciliation of Non-GAAP Historical Financial Data of HomeTrust” on page 24 for reconciliations of non-GAAP measures to GAAP measures immediately following HomeTrust’s selected financial data table.
(3)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(4)	Net interest income divided by average interest earning assets.
(5)	A non-GAAP performance measure. The calculation involves grossing up the interest income on tax-exempt municipal leases by an amount that makes it comparable to taxable income. See “-Reconciliation of Non-GAAP Historical Financial Data of HomeTrust” on page 24 for reconciliations of non-GAAP measures to GAAP measures immediately following HomeTrust’s selected financial data table.
(6)	As presented, this is a non-GAAP measure calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties and loss on sale and impairment of real estate owned and real estate owned expense (“REO-related expenses”), by the sum of net interest income, total non-interest income and the tax equivalent adjustment, net of realized gain/loss on securities.
(7)	Non-performing assets include non-accruing loans including certain restructured loans and real estate owned. In the year ended June 30, 2012, $25.7 million of loans were reclassified from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. At June 30, 2013, there were $27.6 million of restructured loans included in non-accruing loans and $39.6 million, or 57.7%, of non-accruing loans were current on their loan payments.
(8)	The decline in the allowance for loan losses during the year ended June 30, 2012 occurred primarily as a result of the charge-off of specific reserves, totaling $16.7 million, in accordance with regulatory guidance. The ratio of allowance for loan losses to non-accruing loans was reduced during this period by the charge-off, as well as by the reclassification of impaired loans discussed in note (5) above.
(9)	Does not include proceeds from HomeTrust’s initial public stock offering consummated on July 10, 2012 for years ended prior to June 30, 2013.

Reconciliation of Non-GAAP Historical Financial Data of HomeTrust

Set forth below is a reconciliation to GAAP of net interest margin (fully taxable equivalent) as shown in the table above:

	As of or for the Six Months Ended December 31,		At or for the years ended June 30,
	2013	2012	2013	2012	2011	2010	2009

GAAP net interest income	$27,179	$27,096	$53,134	$55,713	$51,558	$45,683	$42,181
Tax-equivalent adjustment	1,544	1,685	3,371	3,539	3,527	3,598	3,266

Tax-equivalent net interest income	$28,723	$28,781	$56,505	$59,252	$55,085	$49,281	$45,447

Average interest earning assets	1,505,782	1,495,610	1,481,727	1,473,560	1,565,407	1,478,583	1,368,148
Net interest margin	3.61%	3.62%	3.59%	3.78%	3.29%	3.09%	3.08%
Net interest margin (fully tax-equivalent)	3.82%	3.85%	3.81%	4.02%	3.52%	3.33%	3.32%

Set forth below is a reconciliation to GAAP of the non-GAAP efficiency shown in the table above:

	As of or for the Six Months Ended December 31,		At or for the years ended June 30,
	2013	2012	2013	2012	2011	2010	2009
Non-interest expense	$25,221	$26,774	$51,393	$46,661	$53,554	$42,171	$31,680

Less FHLB advance prepayment expense	—	3,069	3,069	2,111	3,988	—	1,630

Less REO-related expenses	1,026	1,869	3,086	4,991	5,306	1,231	273

Non-interest expense – as adjusted	$24,195	$21,836	$45,238	$39,559	$44,260	$40,940	$29,777

Net interest income	$27,179	$27,096	$53,134	$55,713	$51,558	$45,683	$42,181
Plus non-interest income	4,517	5,196	10,387	10,428	16,796	24,552	6,721
Plus tax equivalent adjustment	1,544	1,685	3,371	3,539	3,527	3,598	3,266
Less realized gain/loss on securities	—	—	—	—	430	191	(2,006)

Net interest income plus non-interest income – as adjusted	$33,240	$33,977	$66,892	$69,680	$71,451	$73,642	$54,174

Efficiency ratio	72.79%	64.27%	67.63%	56.77%	61.94%	55.59%	54.97%

Efficiency ratio (without adjustments)	79.57%	82.91%	80.91%	70.55%	78.35%	60.04%	64.78%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share shown in the table above:

	As of or for the Six Months Ended December 31,		At or for the years ended June 30,
	2013	2012	2013	2012	2011	2010	2009

Total stockholders’ equity	$358,106	$373,901	$367,515	$172,485	$167,769	$174,815	$144,532

Less: goodwill, core deposits intangibles, net of taxes	(3,171)	(98)	(120)	(206)	(336)	(484)	—

Tangible book value	$354,935	$373,803	$367,395	$172,279	$167,433	$174,331	$144,532

Common shares outstanding	19,783,655	21,160,000	20,824,900	—	—	—	—
Tangible book value per share	$17.94	$17.67	$17.64	—	—	—	—

Selected Historical Financial Data of Jefferson

	As of or for the Six Months Ended December 31,		At or For the Year Ended June 30,
	2013	2012	2013	2012	2011	2010	2009

Financial Condition Data:
Total assets	$497,812	$519,615	$503,028	$522,930	$561,189	$630,770	$662,655
Loans receivable, net	330,207	315,828	321,299	322,499	378,587	434,378	498,107
Cash and cash equivalents, interest-bearing deposits	16,701	47,265	24,514	56,693	40,548	69,303	44,108
Investment securities	93,472	95,976	96,024	83,483	74,780	62,989	36,544
Borrowings	55,160	45,808	45,535	45,506	38,887	85,778	91,098
Deposits	388,020	419,220	399,642	423,882	454,262	479,183	482,167
Stockholders’ equity	53,544	53,446	53,025	52,629	55,919	56,523	79,505

Operating Data:
Interest income	$9,338	$9,900	$19,501	$22,432	$26,334	$30,043	$28,175
Interest expense	1,310	1,635	3,130	4,570	8,030	11,593	11,619

Net interest income	8,028	8,265	16,371	17,862	18,304	18,450	16,556
Provision for loan losses	—	600	800	9,873	4,447	8,809	910

Net interest income after provision for loan losses	8,028	7,665	15,571	7,989	13,857	9,641	15,646
Noninterest income	977	1,037	2,113	2,180	3,233	4,034	3,185
Noninterest expense	7,640	7,867	15,546	16,693	17,411	39,657	14,683

Earnings before income taxes	1,365	835	2,138	(6,524)	(321)	(25,982)	4,148
Total income taxes	423	192	544	(2,524)	(351)	(1,982)	1,518

Net earnings	$942	$643	$1,594	$(4,000)	$30	$(24,000)	$2,630

Per Share Data:
Earnings per share, basic	$0.15	$0.10	$0.25	$(0.64)	$0.00	$(3.85)	$0.43
Earnings per share, diluted	$0.15	$0.10	$0.25	$(0.64)	$0.00	$(3.85)	$0.43
Dividends per share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.03	$0.24

Selected Historical Financial Data of Jefferson (continued)

	As of or for the Six Months Ended December 31,		At or For the Year Ended June 30,
	2013	2012	2013	2012	2011	2010	2009

Performance Ratios:
Return on average assets	0.38%	0.25%	0.31%	(0.74)%	0.00%	(3.65)%	0.48%
Return on average equity	3.52	2.41	2.97	(7.37)	0.05	(29.65)	3.40
Interest rate spread(1)	3.54	3.54	3.55	3.60	3.21	3.04	3.23
Net interest margin(2)	3.62	3.63	3.64	3.72	3.35	3.22	3.46
Noninterest expense to average assets(5)	3.07	3.08	3.06	3.10	2.86	2.72	2.67
Efficiency ratio(3) (5)	84.85	84.69	84.16	83.38	85.71	83.93	76.57
Average interest-earning assets to average interest-bearing liabilities	113.18	112.52	112.76	111.99	109.61	108.76	110.52
Dividend payout ratio(4)	0.00	0.00	0.00	0.00	0.00	N/M	55.81

Capital Ratios:
Tangible capital	9.65%	9.01%	9.21%	8.23%	8.50%	7.29%	7.85%
Core capital	13.30	12.85	12.93	12.17	11.74	10.35	9.57
Risk-based capital	14.42	14.10	14.18	13.42	13.00	11.61	10.49
Average equity to average assets	10.75	10.46	10.55	10.07	9.35	12.33	14.09

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	1.19%	1.77%	1.73%	1.78%	2.11%	2.17%	0.94%
Allowance for loan losses as a percent of nonperforming loans	59.40	39.55	44.23	31.53	99.19	51.38	78.30
Net charge-offs to average outstanding loans during the period	1.04	0.46	0.31	3.36	1.42	0.83	0.14
Nonperforming loans as a percent of total loans	2.00	4.48	3.91	5.65	2.13	4.22	1.20
Nonperforming assets as a percent of total assets	2.61	4.26	3.81	4.82	3.25	4.18	1.43

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(4)	Reflects dividends per share declared in the period divided by earnings per share for the period.
(5)	For 2010, ratios exclude a goodwill impairment charge of $21.8 million.

Selected Unaudited Consolidated Pro Forma Financial Data of HomeTrust and Jefferson

The following table shows selected unaudited consolidated pro forma financial data reflecting the merger of Jefferson with HomeTrust, assuming the companies had been combined at the dates and for the periods shown. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to unaudited pro forma combined condensed consolidated financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Condensed Consolidated Financial Information,” beginning on page 76. The pro forma financial data in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results and does not reflect the pro forma financial impact of the pending Bank of Commerce acquisition on HomeTrust. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had HomeTrust and Jefferson been combined as of the dates and for the periods shown.

	At or for the Six Months Ended December 31, 2013	For the Year Ended June 30, 2013
	(In thousands)

Statement of Operations Data:
Interest income	$39,692	$80,506
Interest expense	4,239	10,385

Net interest income	35,453	70,121
Provision for loan losses	(3,000)	1,900

Net interest income after provision for loan losses	38,453	68,221
Noninterest income	5,494	12,500
Noninterest expense	32,841	67,082

Income before income taxes	11,106	13,639
Income tax expense	3,785	2,680

Net income	$7,321	$10,959

At December 31, 2013
(In thousands)
Financial Condition Data:
Total assets	$2,102,798
Investment securities available for sale and held to maturity	176,133
Loans, net of allowance of $27,127	1,466,756
Total deposits	1,599,967
Other borrowed money	50,565
Subordinated debentures	10,000
Accrued expenses and other liabilities	58,643
Total shareholders’ equity	383,623

Comparative Unaudited Pro Forma Per Share Data

The table below sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of HomeTrust and Jefferson on a historical basis, for HomeTrust on a pro forma combined basis and on a pro forma combined basis per Jefferson equivalent share. The pro forma combined and pro forma combined per equivalent share information gives effect to the merger as if the merger occurred on December 31, 2013 or June 30, 2013, in the case of the book value data, and as if the merger occurred on July 1, 2012, in the case of the cash dividends and earnings per common share data. The Pro Forma Combined Amounts for HomeTrust data reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to unaudited pro forma combined condensed consolidated financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Condensed Consolidated Financial Information,” beginning on page 76. The Pro Forma Combined Per Jefferson Equivalent Share data shows the effect of the merger from the perspective of an owner of Jefferson common stock. The pro forma financial data in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results and does not reflect the pro forma financial impact of the pending Bank of Commerce acquisition on HomeTrust. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had HomeTrust and Jefferson been combined as of the dates and for the periods shown.

	HomeTrust Historical	Jefferson Historical	Pro Forma Combined Amounts for HomeTrust	Pro Forma Combined Per Jefferson Equivalent Share(1)

Book value per common share at December 31, 2013	$18.10	$8.12	$17.93	$8.53
Book value per common share at June 30, 2013	17.65	8.03	17.50	8.42

Cash dividends per common share for the six months ended December 31, 2013(2)	—	—	—	—
Cash dividends per common share for the year ended June 30, 2013(2)	—	—	—	—

Basic earnings per common share for the six months ended December 31, 2013	0.32	0.15	0.36	0.09
Basic earnings per common share for the year ended June 30, 2013	0.45	0.25	0.51	0.13

Diluted earnings per common share for the six months ended December 31, 2013	0.32	0.15	0.35	0.09
Diluted earnings per common share for the year ended June 30, 2013	0.45	0.25	0.51	0.13

(1)	Calculated by multiplying the Pro Forma Combined Amounts for HomeTrust by 0.2524, which is the assumed exchange ratio for the stock portion of the merger consideration payable to the holders of Jefferson common stock based on the closing price of $15.85 for HomeTrust common stock on January 22, 2014, the last trading day prior to the day the merger agreement was publicly announced, and, solely in the case of the book value per common share at December 31, 2013, and June 30, 2013, adding to that result, $4.00, which is the per share cash merger consideration payable to holders of Jefferson common stock. See “The Merger Agreement—Merger Consideration” on page 64.
(2)	The pro forma combined cash dividends per common share for the six months ended December 31, 2013 and the year ended June 30, 2013 represent the actual cash dividends per share declared by HomeTrust for those periods.

THE JEFFERSON SPECIAL MEETING

This section contains information about the Jefferson special meeting that Jefferson has called to allow its shareholders to consider and vote on the Jefferson merger proposal and the other Jefferson proposals. Jefferson commenced the mailing of this proxy statement/prospectus to holders of Jefferson common stock on or about April 25, 2014. This proxy statement/prospectus is accompanied by a notice of the Jefferson special meeting and a form of proxy card that Jefferson’s board of directors is soliciting for use at the Jefferson special meeting and at any adjournments or postponements of the Jefferson special meeting.

Date, Time and Place of Meeting

The Jefferson special meeting will be held on May 27, 2014 at 2:00 p.m., local time, at Jefferson Federal Bank, 120 Evans Avenue, Morristown, Tennessee.

Matters to Be Considered

At the Jefferson special meeting, holders of Jefferson common stock will be asked to consider and vote on the following matters:

•	the Jefferson merger proposal;

•	the Jefferson adjournment proposal; and

•	on an advisory (non-binding) basis, the Jefferson compensation proposal.

Recommendation of Jefferson’s Board of Directors

After careful consideration, Jefferson’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Jefferson and its shareholders, has unanimously approved the merger agreement and unanimously recommends that Jefferson shareholders vote “FOR” the Jefferson merger proposal, “FOR” the Jefferson adjournment proposal and “FOR” the Jefferson compensation proposal. See “The Merger—Jefferson’s Reasons for the Merger; Recommendation of Jefferson’s Board of Directors” for a more detailed discussion of Jefferson’s board of directors’ recommendation.

Record Date and Quorum

The Jefferson board of directors has fixed the close of business on April 16, 2014 as the record date for determining the holders of shares of Jefferson common stock entitled to receive notice of and to vote at the Jefferson special meeting. Only holders of record of shares of Jefferson common stock as of the close of business on that date will be entitled to vote at the Jefferson special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 6,595,301 shares of Jefferson common stock outstanding, held by approximately 578 holders of record.

Each holder of shares of Jefferson common stock outstanding as of the close of business on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Jefferson special meeting and at any adjournment or postponement of that meeting. The presence at the Jefferson special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Jefferson common stock entitled to vote at the Jefferson special meeting will constitute a quorum for the transaction of business. All shares of Jefferson common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Jefferson special meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

To approve the Jefferson merger proposal, the affirmative vote of a majority of the shares of Jefferson common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. The Jefferson adjournment proposal and the Jefferson compensation proposal will each be approved if a majority of the votes cast at the Jefferson special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy or fail to submit a proxy and fail to vote in person at the Jefferson special meeting with respect to the Jefferson merger proposal, it will have the same effect as a vote “AGAINST” such proposal. If you mark “ABSTAIN” on your proxy or fail to submit a proxy and fail to vote in person at the Jefferson special meeting with respect to the Jefferson adjournment proposal or the Jefferson compensation plan proposal, it will have no effect on such proposal.

Shares Held by Directors and Executive Officers; Voting Agreements

As of the record date for the Jefferson special meeting, Jefferson directors and executive officers and their affiliates owned and were entitled to vote approximately 582,423 shares of Jefferson common stock, representing approximately 8.8% of the outstanding shares of Jefferson common stock. Neither HomeTrust nor its directors, executive officers and their affiliates own any shares of Jefferson common stock.

Concurrent with the execution of the merger agreement, the directors of Jefferson entered into voting agreements with HomeTrust under which they have agreed (1) to vote or cause to be voted in favor of the Jefferson merger proposal, all shares of Jefferson common stock over which they are the record or beneficial owner, consisting of approximately 399,308 shares of Jefferson common stock and representing approximately 6.1% of the outstanding shares of Jefferson common stock, and (2) subject to limited exceptions, not to sell or otherwise dispose of their shares of Jefferson common stock until after the approval of the Jefferson merger proposal by the shareholders of Jefferson. For additional information regarding the voting agreements, see “The Merger Agreement—Voting Agreements.”

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement/prospectus mailed to holders of Jefferson common stock is accompanied by a form of proxy card with instructions for voting. If you hold shares of Jefferson common stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions.

If you hold shares of Jefferson common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. See “—Shares Held in Street Name; Broker Non-Votes.”

All shares represented by valid proxies that Jefferson receives through this solicitation, and that are not revoked, will be voted at the Jefferson special meeting in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Jefferson merger proposal, “FOR” the Jefferson adjournment proposal and “FOR” the Jefferson compensation proposal. No matters other than the matters described in this proxy statement/ prospectus are anticipated to be presented for action at the Jefferson special meeting or at any adjournment or postponement of the Jefferson special meeting. However, if other business properly comes before the Jefferson special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in Street Name; Broker Non-Votes

If you are a Jefferson shareholder and your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to Jefferson or by voting in person at the Jefferson special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, because each of the proposals to be considered at the Jefferson special meeting is a “non-routine” matter, under stock exchange rules, banks, brokers or other nominees who hold shares of Jefferson common stock on behalf of their customers may not give a proxy to Jefferson to vote those shares with respect to any of these proposals without specific voting instructions from their customers. Therefore, if you do not instruct your bank, broker or other nominee on how to vote your street name shares:

•	your bank, broker or other nominee may not vote your shares on the Jefferson merger proposal, which will have the same effect as a vote “AGAINST” this proposal; and

•	your bank, broker or other nominee may not vote your shares on the Jefferson adjournment proposal or the Jefferson compensation proposal, which will have no effect on the vote counts for these proposals.

Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Jefferson special meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker, bank or nominee does not have discretionary voting power on such proposal.

Revocability of Proxies and Changes to a Jefferson Shareholder’s Vote

If you hold shares of Jefferson common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted at the Jefferson special meeting by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to Jefferson’s Corporate Secretary, (3) attending the Jefferson special meeting in person, notifying the Corporate Secretary and voting by ballot at the Jefferson special meeting or (4) voting by telephone or the Internet at a later time but prior to the Jefferson special meeting.

Any shareholder entitled to vote in person at the Jefferson special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Jefferson’s Corporate Secretary of revocation) of a shareholder at the Jefferson special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to: Jefferson Bancshares, Inc., Attn: Corporate Secretary, 120 Evans Avenue, Morristown, Tennessee 37814.

If your shares are held in “street name” by a bank, broker or other nominee, you must follow the instructions of your bank, broker or other nominee regarding changes in voting instructions.

Solicitation of Proxies

Jefferson will bear the entire cost of soliciting proxies from Jefferson shareholders. In addition to solicitation of proxies by mail, Jefferson will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Jefferson common stock and secure their voting instructions. Jefferson will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Jefferson may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Jefferson shareholders, either personally or by telephone, facsimile, letter or electronic means. Jefferson has also made arrangements with AST Phoenix Advisors to assist it in soliciting proxies and has agreed to pay AST Phoenix Advisors approximately $5,500 plus reasonable expenses for these services.

Attending the Jefferson Special Meeting

All holders of Jefferson common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Jefferson special meeting. If you hold your Jefferson shares in an account at a brokerage firm or bank, your name will not appear on Jefferson’s shareholder list. Please bring an account statement or a letter from your broker showing your holdings of Jefferson common stock. You may be asked to provide this documentation and picture identification at the meeting registration desk to attend the Jefferson special meeting.

JEFFERSON PROPOSALS

Jefferson Merger Proposal

As discussed elsewhere in this proxy statement/prospectus, Jefferson is asking its shareholders to approve the Jefferson merger proposal. Holders of Jefferson common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Jefferson common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

The affirmative vote of the holders of a majority of the outstanding shares of Jefferson common stock entitled to vote is required to approve the Jefferson merger proposal.

The Jefferson board of directors unanimously recommends that Jefferson shareholders vote “FOR” the Jefferson merger proposal.

Each of the directors of Jefferson has entered into a voting agreement with HomeTrust, pursuant to which each has agreed to vote “FOR” the Jefferson merger proposal. For more information regarding the voting agreements, see “The Merger Agreement—Voting Agreements” on page 75.

Under Tennessee law, shareholders are not entitled to bring any other proposals before the Jefferson special meeting.

Jefferson Adjournment Proposal

The Jefferson special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Jefferson merger proposal.

If, at the Jefferson special meeting, the number of shares of Jefferson common stock present or represented and voting in favor of the Jefferson merger proposal is insufficient to approve the Jefferson merger proposal, Jefferson intends to move to adjourn the Jefferson special meeting in order to enable the Jefferson board of directors to solicit additional proxies for approval of the Jefferson merger proposal.

In this proposal, Jefferson is asking its shareholders to authorize the holder of any proxy solicited by the Jefferson board of directors on a discretionary basis to vote in favor of adjourning the Jefferson special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Jefferson shareholders who have previously voted.

The affirmative vote of the holders of a majority of the votes cast on the Jefferson adjournment proposal is required to approve the Jefferson adjournment proposal.

The Jefferson board of directors unanimously recommends that Jefferson shareholders vote “FOR” the Jefferson adjournment proposal.

Jefferson Compensation Proposal

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) Jefferson is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on certain compensation that may become payable to its named executive officers that is based on or otherwise relates to the merger, the value of which is set forth in the table included in the section of this proxy statement/prospectus entitled “The Merger—Merger-Related Compensation for Jefferson’s Named Executive Officers”. As required by Section 14A of the Exchange Act, and the applicable SEC rules issued thereunder, Jefferson is asking its shareholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Jefferson’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the table and associated narrative discussion in the section of the proxy statement/prospectus statement entitled “The Merger—Merger-Related Compensation for Jefferson’s Named Executive Officers,” is hereby APPROVED.”

The affirmative vote of the holders of a majority of the votes cast on the Jefferson compensation proposal is required to approve the Jefferson compensation proposal. The vote on named executive officer merger-related compensation is a vote separate and apart from the vote on the Jefferson merger proposal. Accordingly, a Jefferson shareholder may vote to approve the Jefferson merger proposal and vote not to approve the Jefferson compensation proposal and vice versa.

Because the vote on named executive officer merger-related compensation is advisory in nature only, it will not be binding on either Jefferson or HomeTrust. Accordingly, because Jefferson is contractually obligated to pay the compensation described in the section of this proxy statement/prospectus entitled “The Merger—Merger-Related Compensation for Jefferson’s Named Executive Officers”, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and the merger is completed, regardless of the outcome of the advisory vote.

The Jefferson board of directors unanimously recommends that Jefferson shareholders vote “FOR” the Jefferson compensation proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Appendix  A, for a more complete understanding of the merger.

Terms of the Merger

Each of HomeTrust’s and Jefferson’s board of directors has approved the merger agreement. The merger agreement provides for the merger of Jefferson with and into HomeTrust, with HomeTrust continuing as the surviving corporation in the merger. Immediately following the completion of the merger, Jefferson’s wholly owned bank subsidiary, Jefferson Federal Bank, will merge with and into HomeTrust Bank, with HomeTrust Bank continuing as the resulting institution in the bank merger.

In the merger, each share of Jefferson common stock, $0.01 par value per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of Jefferson common stock held by Jefferson or HomeTrust and unallocated shares of Jefferson common stock held by the Jefferson Federal Bank Employee Stock Ownership Plan, will be converted into the right to receive $4.00 in cash plus a number of shares of HomeTrust common stock equal to $4.00 divided by the average HomeTrust common stock price (the “exchange ratio”) subject to adjustment, which we refer to as the “merger consideration”. No fractional shares of HomeTrust common stock will be issued in connection with the merger, and holders of Jefferson common stock will be entitled to receive cash in lieu thereof.

Jefferson shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Jefferson’s board of directors and senior management have from time to time engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance Jefferson’s performance and prospects in light of competitive and other relevant developments, all with the goal of enhancing shareholder value. These reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of any such transactions.

In 2011, the Jefferson board of directors authorized KBW, acting as Jefferson’s financial advisor, to contact selected parties regarding their interest in a possible business combination with Jefferson. For a variety of reasons, including that several potential acquirors were not engaged in acquisition activity at that time because of their need to address their own operational issues, and that those who were engaged in acquisition activity were interested in acquiring Jefferson only at a significant discount to book value, these efforts did not result in a transaction.

During the first half of 2013, Jefferson engaged in discussions with an out-of-state bank holding company regarding a possible business combination. In late May of 2013, these discussions ended without the other company making a proposal for a transaction.

On June 11, 2013, at a meeting of the Jefferson board of directors, the board had a preliminary discussion with KBW regarding a possible business combination with HomeTrust. After this discussion, the board determined that Jefferson should further explore a possible business combination with HomeTrust.

On June 13, 2013, HomeTrust executed a non-disclosure agreement and Jefferson began updating its electronic data room with due diligence materials.

On June 24, 2013, Edward Broadwell, Jr., then Chairman and Chief Executive Officer of HomeTrust, and Dana Stonestreet, then President and Chief Operating Officer of HomeTrust, met with H. Scott Reams, Chairman of the Board of Jefferson, Anderson Smith, President and Chief Executive Officer of Jefferson, and a representative of KBW. Mr. Broadwell and Mr. Stonestreet presented an introduction and overview of HomeTrust and the parties discussed a number of matters relevant to a possible combination of their organizations, including their respective company culture, banking strategy, staffing, competitive environment, asset quality and other matters.

On July 16, 2013, HomeTrust retained Sandler O’Neill to serve as HomeTrust’s outside financial advisor in connection with the potential strategic transaction with Jefferson.

Over the next several weeks, HomeTrust reviewed the due diligence materials made available by Jefferson and the parties communicated regarding various due diligence matters.

In early September, HomeTrust, with the assistance of a third party loan review firm, conducted an on-site review of Jefferson’s loan portfolio. Later that month, HomeTrust and Jefferson had a detailed conversation regarding expense savings for the combined company.

At a regularly-scheduled meeting of the Jefferson board of directors on October 31, 2013, the board of directors of Jefferson discussed the potential business combination with HomeTrust. At this meeting, the Jefferson board of directors reviewed with KBW the recent financial and market performance of HomeTrust and Jefferson and recent trends in the mergers and acquisition market for financial institutions. KBW also reviewed with the board of directors the process that had been undertaken to date to locate a merger partner. Following a full discussion of the contemplated transaction, the Jefferson board of directors authorized management and Jefferson’s representatives to continue discussions with HomeTrust and its representatives regarding the proposed transaction.

In early November, Jefferson was contacted by another bank holding company that had previously expressed interest in a possible business combination with Jefferson, but then determined not to proceed. On November 6, 2013, Mr. Smith met with senior executive officers of the other bank holding company to discuss their renewed interest in a possible business combination with Jefferson.

On November 13 and 15, 2013, representatives of HomeTrust management met with senior executive officers of Jefferson to further discuss the proposed business combination.

On December 9, 2013, HomeTrust provided Jefferson with a written indication of interest regarding a business combination between the two companies that provided that Jefferson shareholders would receive $8.00 in merger consideration for each share of Jefferson common stock consisting of $4.00 in cash plus $4.00 in HomeTrust common stock.

On December 10, 2013, the Jefferson board of directors met to review the indication of interest letter. Participating in the meeting were representatives of KBW and Kilpatrick Townsend & Stockton LLP, Jefferson’s special legal counsel, which we refer to as Kilpatrick Townsend. The board discussed with KBW financial aspects of HomeTrust’s proposal. After further discussion, the Jefferson board of directors determined to meet with the executive management of HomeTrust to learn firsthand more about HomeTrust. The Jefferson board of directors also approved the engagement of Professional Bank Services as independent financial advisor to the board of directors.

On December 12, 2013, the Jefferson board of directors met with a representative of Professional Bank Services to discuss the proposed business combination with HomeTrust and the upcoming meeting with HomeTrust’s management.

On December 17, 2013, the Jefferson board of directors met to receive a presentation from the executive management of HomeTrust. Dana Stonestreet, President and Chief Executive Officer, together with Tony VunCannon, Chief Financial Officer, and Hunter Westbrook, Chief Banking Officer, delivered a presentation regarding the operations and strategy of HomeTrust and answered questions of the directors regarding HomeTrust and the proposed transaction.

On December 18, 2013, Jefferson received a proposed non-binding indication of interest letter from the other bank holding company with respect to a proposed business combination that provided that Jefferson shareholders would receive stock of the acquiring company with a value ranging from $5.50 to $7.50 per share of Jefferson common stock, depending on identification of operational cost savings and the extent of adjustments needed to record the assets and liabilities of Jefferson at fair market value for purchase accounting purposes.

On December 19, 2013, a representative of Professional Bank Services met with management of HomeTrust to discuss elements of HomeTrust’s financial condition, operations and business plan.

On December 23, 2013, the Jefferson board of directors met to discuss the proposals from HomeTrust and the other bank holding company and to receive an update from Professional Bank Services regarding its meeting with HomeTrust. The Jefferson board concluded that the proposal from HomeTrust was superior because of price, the cash component and the relative value of HomeTrust common stock based on price to tangible book value and approved moving forward to negotiate a definitive agreement with HomeTrust on the terms set forth in its indication of interest letter. The Jefferson board of directors approved the engagement of Professional Bank Services to render a fairness opinion to the board of directors and the engagement of counsel to advise the independent directors.

On January 9, 2014, Jefferson, with the assistance of its outside advisors, conducted on-site due diligence of HomeTrust. Throughout the day, members of management of each of the companies and their respective advisors engaged in a series of comprehensive discussions and questioning about HomeTrust’s business. At the conclusion of the meeting, HomeTrust delivered an initial draft of the proposed merger agreement.

On January 14, 2014, the Jefferson board of directors met to review the status of the proposed transaction. Management of Jefferson reported on the due diligence investigation of HomeTrust. Kilpatrick Townsend reviewed in detail the terms of the definitive merger agreement and related documents with the board of directors and answered questions of the directors.

Over the following days, the parties negotiated the terms of the merger agreement.

On January 16, 2014, the independent directors of Jefferson met with counsel to the independent directors to review their fiduciary duties to the shareholders of Jefferson and the requirements of the Tennessee Business Corporation Act regarding approving “conflicting interest transactions”.

On Tuesday, January 21, 2014, Jefferson’s board of directors held a special meeting to discuss the terms and conditions of the proposed merger and the merger agreement. At the meeting, a representative of Professional Bank Services presented an overview of the current economic environment, the banking markets for Jefferson and HomeTrust and the competitive market for each of them and analyzed the merger consideration in comparison to current market value, prices paid in recent comparable transactions, and various valuation methodologies. At the conclusion of its presentation, Professional Bank Services delivered its oral opinion, subsequently confirmed in writing, that the consideration proposed to be received by the shareholders of Jefferson under the merger agreement is fair and equitable from a financial perspective. Kilpatrick Townsend then reviewed with the directors the changes to the proposed merger agreement that had been made since the initial draft of the agreement that was reviewed with the directors on January 14 and highlighted the significant provisions of the merger agreement. Kilpatrick Townsend also reviewed the exhibits to the merger agreement, including the employment contracts with Mr. Smith and two other executive officers of Jefferson. Also at this meeting, KBW reviewed with the board its financial analysis of the proposed merger consideration and delivered its oral opinion, which was confirmed by a written opinion, dated January 21, 2014, to the effect that, as of such date and subject to the matters set forth in the opinion, the consideration to be received by the holders of Jefferson common stock under the merger agreement was fair, from a financial point of view, to such holders. The board of directors reviewed these presentations carefully and considered the experience and qualifications of Professional Bank Services and KBW. The board also carefully reviewed and considered how the proposed transaction was expected to benefit Jefferson’s constituents. Kilpatrick Townsend advised that Mr. Smith might be viewed as having a material financial interest in the transaction by virtue of the fact that, as part of the transaction proposed by HomeTrust, Mr. Smith would continue to be employed by HomeTrust and would enter into an employment agreement with HomeTrust’s bank subsidiary. In addition, Kilpatrick Townsend advised that director Jack Campbell might be viewed as having a material relationship with Mr. Smith by virtue of the marriage of their children and, therefore, would not be a “qualified director” for purposes of voting on the proposed transaction. At this point in the meeting, Mr. Smith and Dr. Campbell were excused so that the remaining directors could deliberate and vote on the transaction. After discussion of the transaction, the “qualified directors” of Jefferson unanimously approved the definitive merger agreement. Mr. Smith and Dr. Campbell rejoined the meeting and entire board of directors unanimously approved the definitive merger agreement.

On January 22, 2014, HomeTrust’s board of directors held a special meeting to review and discuss the proposed merger and the merger agreement. Following such discussion, HomeTrust’s board of directors unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and authorized HomeTrust’s management to execute the merger agreement.

Thereafter, on Thursday morning, January 23, 2014, the merger agreement was executed by officers of HomeTrust and Jefferson, and, before the financial markets opened on that day, HomeTrust and Jefferson issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

Jefferson’s Reasons for the Merger; Recommendation of Jefferson’s Board of Directors

After careful consideration, at a meeting held on January 21, 2014, Jefferson’s board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Jefferson and its shareholders. Accordingly, Jefferson’s board of directors unanimously approved the merger agreement and recommends that Jefferson’s shareholders vote “FOR” the Jefferson merger proposal, “FOR” the Jefferson adjournment proposal and “FOR” the Jefferson compensation proposal.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote “FOR” the Jefferson merger proposal, the Jefferson board of directors consulted with Jefferson management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

•	its knowledge of Jefferson’s business, operations, financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with HomeTrust;

•	its understanding of HomeTrust’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of its due diligence review of HomeTrust and information furnished by KBW and PBS;

•	its belief that the merger will result in a stronger commercial banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver a higher value to Jefferson’s shareholders as compared to continuing to operate as a standalone entity;

•	the belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of Jefferson and HomeTrust possess complementary skills and expertise, which management believes should facilitate integration and implementation of the transaction;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to HomeTrust, given its larger size, asset base, capital, market capitalization and trading liquidity and footprint;

•	the anticipated pro forma impact of the merger on HomeTrust, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the fact that the value of the merger consideration for holders of Jefferson common stock at $8.00 per share, represents a premium of approximately 21.2% over the $6.60 closing price of Jefferson common stock on NASDAQ on January 21, 2014 assuming an average HomeTrust common stock price of $15.85, and the board’s review of similar transactions and belief that the transaction is likely to provide substantial future value to Jefferson’s shareholders;

•	the financial analyses of KBW and PBS, Jefferson’s independent financial advisors, and their written opinions, dated as of January 21, 2014, delivered to the Jefferson board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to Jefferson’s shareholders;

•	the benefits to Jefferson and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by Jefferson, including its borrowers, customers, depositors, employees, suppliers and communities;

•	the effects of the merger on other Jefferson employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Jefferson employees;

•	the board’s understanding of the current and prospective environment in which Jefferson and HomeTrust operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates. The continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Jefferson;

•	the ability of HomeTrust to complete the merger from a financial and regulatory perspective;

•	the equity interest in the combined company that Jefferson’s existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

•	the greater market capitalization and trading liquidity of HomeTrust common stock in the event that Jefferson shareholders desired to sell the shares of HomeTrust common stock to be received by them following completion of the merger;

•	the board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Code, providing favorable tax consequences to Jefferson’s shareholders in the merger on the stock portion of the merger consideration; and

•	the board’s review with its independent legal advisor, Kilpatrick Townsend, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Jefferson’s shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the potential payment by Jefferson of a termination fee of $1.95 million to HomeTrust, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Jefferson board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Jefferson’s business and towards the completion of the merger;

•	the restrictions on the conduct of Jefferson’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Jefferson from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Jefferson absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Jefferson’s business, operations and workforce with those of HomeTrust;

•	the merger-related costs;

•	the fact that the interests of certain of Jefferson’s directors and executive officers may be different from, or in addition to, the interests of Jefferson’s other shareholders as described under the heading “-Interests of Jefferson’s Directors and Executive Officers in the Merger”;

•	the fact that, while Jefferson expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or the Jefferson shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the fact that HomeTrust has never declared a dividend and may not do so following the merger;

•	the fact that: (i) Jefferson would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Jefferson would be obligated to pay to HomeTrust a termination fee of $1.95 million if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Jefferson from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the Jefferson board of directors is not intended to be exhaustive, but includes the material factors considered by the Jefferson board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Jefferson board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Jefferson board of directors considered all these factors as a whole, including discussions with, and questioning of Jefferson’s management and Jefferson’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Jefferson’s board of directors unanimously approved the merger agreement and recommends that Jefferson’s shareholders vote “FOR” the approval of the Jefferson merger proposal, “FOR” the Jefferson adjournment proposal and “FOR” the Jefferson compensation proposal. Jefferson shareholders should be aware that Jefferson’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Jefferson shareholders. The Jefferson board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of Jefferson. See “—Interests of Jefferson’s Directors and Executive Officers in the Merger.”

This summary of the reasoning of Jefferson’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 19.

HomeTrust’s Reasons for the Merger

After careful consideration, at a meeting held on January 22, 2014, HomeTrust’s board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of HomeTrust and its shareholders.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the HomeTrust board of directors consulted with HomeTrust management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

•	its knowledge of Jefferson’s business, operations, financial condition, earnings and prospects, taking into account the results of HomeTrust’s due diligence review of Jefferson, including HomeTrust’s assessments of Jefferson’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•	the fact that Jefferson would enable HomeTrust to expand its strategic presence through 12 additional bank offices in the attractive eastern Tennessee market area;

•	the fact that a director of Jefferson will serve as a director of HomeTrust and HomeTrust Bank upon completion of the merger;

•	The reports of HomeTrust management and the financial presentation of HomeTrust’s financial advisor concerning the operations and financial condition of Jefferson and the pro forma financial impact of the merger;

•	the strength of Jefferson’s management team;

•	the fact that Jefferson’s shareholders would own approximately 8.1% of the outstanding shares of HomeTrust immediately following the merger;

•	the interests of Jefferson’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “—Interests of Jefferson’s Directors and Executive Officers in the Merger” on page 57;

•	Jefferson and HomeTrust’s management teams share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies;

•	HomeTrust’s management believes that the merger will be accretive to HomeTrust’s GAAP earnings;

•	the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position;

•	the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the likelihood of a successful integration of Jefferson’s business, operations and workforce with those of HomeTrust;

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

•	the financial and other terms of the merger agreement, including the exchange ratio for the stock portion of the merger consideration and the fixed per share amount for the cash portion of the merger consideration, tax treatment and termination fee provisions, which the HomeTrust board reviewed with its outside financial and legal advisors;

•	the written opinion of Sandler O’Neill & Partners, L.P., HomeTrust’s financial advisor, dated as of January 17, 2014, delivered to the HomeTrust board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration payable to holders of Jefferson common stock was fair, from a financial point of view, to HomeTrust.

The HomeTrust board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of HomeTrust’s business towards the completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Jefferson’s business, operations and workforce with those of HomeTrust;

•	the merger-related costs;

•	the fact that, the stock portion of the merger consideration consists of an exchange ratio that floats within certain limits, and therefore, the number of shares of HomeTrust common stock to be issued in the merger is not fixed at this time;

•	the outcome of potential litigation in connection with the merger; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the HomeTrust board of directors is not intended to be exhaustive, but includes the material factors considered by the HomeTrust board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the HomeTrust board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HomeTrust board of directors considered all these factors as a whole, including discussions with, and questioning of, HomeTrust’s management and HomeTrust’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

HomeTrust’s board of directors unanimously approved the merger agreement.

This summary of the reasoning of HomeTrust’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Keefe Bruyette and Woods – Financial Advisor to Jefferson

Jefferson engaged Keefe, Bruyette & Woods, Inc. to render financial advisory and investment banking services to Jefferson, including an opinion to the Jefferson board of directors as to the fairness, from a financial point of view, to the holders of Jefferson common stock of the merger consideration in the proposed merger of Jefferson with and into HomeTrust. Jefferson selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Jefferson board of directors held on January 21, 2014, at which the Jefferson board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Jefferson common stock.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Jefferson board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Jefferson common stock. It did not address the underlying business decision to proceed with the merger or constitute a recommendation to the Jefferson board of directors in connection with the merger, and it does not constitute a recommendation to the shareholders of Jefferson or any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any Jefferson shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In rendering the opinion, KBW reviewed, among other things:

•	a draft, dated January 21, 2014, of the merger agreement (the most recent draft then made available to KBW);

•	the call reports for the three year period ended September 30, 2013 for both Jefferson and HomeTrust;

•	the audited financial statements and annual reports on Form 10-K for the two fiscal years ended June 30, 2013 of Jefferson and HomeTrust;

•	the quarterly reports on Form 10-Q for the fiscal quarter ended September 30, 2013 of Jefferson and HomeTrust;

•	certain other interim reports and other communications of Jefferson and HomeTrust to their respective shareholders; and

•	other financial information concerning the businesses and operations of Jefferson and HomeTrust that was furnished to KBW by Jefferson and HomeTrust for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Jefferson and HomeTrust;

•	the assets and liabilities of Jefferson and HomeTrust;

•	the nature and terms of certain other mergers and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Jefferson and HomeTrust with similar information for certain other publicly traded companies;

•	financial and operating forecasts and projections of Jefferson which were prepared by and provided to KBW and discussed with KBW by Jefferson management and which were relied upon by KBW with the consent of the Board; and

•	financial and operating forecasts and projections of HomeTrust and estimates regarding certain pro forma financial effects of the merger on HomeTrust (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result from the merger) which were prepared by and provided to KBW and discussed with KBW by HomeTrust management and which were relied upon by KBW at the direction of such management with the consent of the Board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Jefferson and HomeTrust regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. KBW also considered the results of the efforts undertaken by Jefferson, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Jefferson.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Jefferson as to the reasonableness and achievability of the financial and operating forecasts and projections of Jefferson (and the assumptions and bases therefor) that were prepared and provided by such management and KBW assumed, at the direction of Jefferson, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and time periods then estimated by such management. KBW further relied upon management of HomeTrust as to the reasonableness and achievability of the financial and operating forecasts and projections of HomeTrust and estimates regarding certain pro forma financial effects of the Transaction on HomeTrust (and the assumptions and bases therefor) which were prepared by and provided to KBW by such management, and KBW assumed, with the consent of Jefferson, that such forecasts, projections and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts, projections and estimates would be realized in the amounts and in the time periods then estimated by such management.

It is understood that such forecasts, projections and estimates prepared by and provided to KBW by the respective management teams of Jefferson and HomeTrust, as the case may be, were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective management teams of Jefferson and HomeTrust, that such forecasts, projections and estimates provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on this information without independent verification or analysis and therefore did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Jefferson or HomeTrust since the date of the last financial statements made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and it assumed, without independent verification and with Jefferson’s consent that the aggregate allowances for loan and lease losses for Jefferson and HomeTrust were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Jefferson or HomeTrust, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Jefferson or HomeTrust under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy. With respect to outstanding litigation to which Jefferson or HomeTrust is a party, KBW relied upon the assessments of the respective management teams and counsel of Jefferson and HomeTrust as to all matters relating to such litigation and assumed, without verification, that there would be no developments that would be material to KBW’s analyses.

KBW assumed that, in all respects material to its analysis:

•	the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft provided to KBW) with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to therein are true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and related transactions and that all conditions to the completion of the merger and related transaction would be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Jefferson, HomeTrust, the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger and related transactions would comply with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Jefferson relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Jefferson, HomeTrust, the merger and related transactions and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration in the merger to the common stockholders of Jefferson. KBW expressed no view or opinion as to any terms or other aspects of the merger or any related transaction, including without limitation, the form or structure of the merger (including the form of merger consideration) or any related transaction, any consequences of the merger or any related transaction to Jefferson, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction or otherwise.

KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. It is understood that developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Jefferson to engage in the merger or any related transaction or enter into the merger agreement;

•	the relative merits of the merger or any related transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Jefferson or the Board;

•	the fairness of the amount or nature of any compensation to any of Jefferson’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Jefferson common stock;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Jefferson other than Jefferson common stock, or any class of securities of HomeTrust or any other party to any transaction contemplated by the merger agreement;

•	whether HomeTrust has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration in the merger to the stockholders of Jefferson;

•	the actual value of HomeTrust common stock to be issued in the merger;

•	the prices, trading range or volume at which the securities of Jefferson or HomeTrust would trade following the public announcement of the merger or the prices, trading range or volume at which the securities of HomeTrust would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Jefferson, HomeTrust, their respective shareholders, or relating to or arising out of or as a consequence of the merger, the bank merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Jefferson and HomeTrust. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Jefferson board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Jefferson board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Jefferson and HomeTrust and the decision to enter into the merger agreement was solely that of the Board.

The following is a summary of the material financial analyses presented by KBW to the Jefferson board of directors on January 21, 2014, in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. No company or transaction used as a comparison in the selected companies or selected transactions analyses described below is identical to Jefferson, HomeTrust or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

For purposes of the financial analyses described below, KBW utilized an implied value of merger consideration of $8.00 per share of Jefferson common stock. To perform the selected companies analyses described below, KBW used financial information as of and for the last twelve months (LTM) ended September 30, 2013 and market price information as of January 17, 2014. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Jefferson’s or HomeTrust’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. KBW calculated Jefferson’s book value per share, tangible book value per share and core deposit premium utilizing a number of outstanding shares of Jefferson common stock, per Jefferson management, which included unallocated ESOP shares to be cancelled in the merger. Earnings per share (“EPS”) data for Jefferson was calculated excluding these unallocated ESOP shares.

Jefferson Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Jefferson to 13 selected publicly traded banks and thrifts traded on a major exchange (defined as the NYSE, NASDAQ and NYST MKT) located in the Southeast Region (defined as Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) with total assets between $350 million and $700 million. The selected companies included:

First South Bancorp, Inc.	Carolina Bank Holdings, Inc.
First Community Corporation	Xenith Bankshares, Inc.
Fauquier Bankshares, Inc.	United Security Bancshares, Inc.
New Century Bancorp, Inc.	First Capital Bancorp, Inc.
First Federal Bancshares of Arkansas, Inc.	Southcoast Financial Corporation
Bank of the James Financial Group, Inc.	Southwest Georgia Financial Corporation
First West Virginia Bancorp, Inc.

KBW’s analysis showed, among other things, the following concerning the financial performance and financial condition of Jefferson and the selected companies:

		Selected Companies
	Jefferson	Top Quartile	Median	Bottom Quartile	Average
Operating Return on Assets	0.35%	0.70%	0.68%	0.46%	0.57%
Operating Return on Equity	3.37%	8.03%	6.30%	5.60%	6.55%
Net Interest Margin	3.63%	4.09%	3.64%	3.42%	3.86%
Efficiency Ratio	77.94%	71.61%	73.03%	77.46%	75.79%

Tangible Common Equity/Tangible Assets	10.50%	10.44%	8.57%	8.21%	9.29%
Total Capital Ratio	15.57%	18.54%	15.94%	14.80%	16.77%
Loans/Deposits	80.56%	87.03%	75.92%	71.76%	76.97%
Loan Loss Reserves/Loans	1.56%	2.05%	1.71%	1.42%	1.91%
Adjusted Nonperforming Assets/Assets	3.46%	1.44%	2.55%	3.79%	2.54%
Net Charge-Offs/Average Loans	0.81%	0.18%	0.28%	0.81%	0.74%

KBW’s analysis showed, among other things, the following concerning the market performance of Jefferson and the selected companies (excluding the impact of certain selected company LTM EPS multiples considered to be not meaningful because they were either below 0.0x or greater than 50.0x):

Selected Companies
	Jefferson	Top Quartile	Median	Bottom Quartile	Average
Stock Price/Book Value per Share	0.82x	1.07x	1.03x	0.89x	1.07x
Stock Price/Tangible Book Value Per Share	0.83x	1.09x	1.03x	0.90x	1.10x
Stock Price/ LTM EPS	23.57x	16.75x	12.96x	10.49x	14.20x
Core Deposit Premium	-2.57%	0.98%	0.40%	-0.79%	1.54%

HomeTrust Selected Companies Analysis – Southeast Region Banks & Thrifts. Using publicly available information, KBW compared the financial performance, financial condition, and market performance of HomeTrust to 17 selected publicly traded banks and thrifts traded on a major exchange located in the Southeast Region with total assets between $1.1 billion and $2.5 billion. The selected companies included:

CenterState Banks, Inc.	Seacoast Banking Corporation of Florida
VantageSouth Bancshares, Inc.	CommunityOne Bancorp
Hampton Roads Bankshares, Inc.	Park Sterling Corporation
Yadkin Financial Corporation	NewBridge Bancorp
1st United Bancorp, Inc.	Summit Financial Group, Inc.
American National Bankshares, Inc.	Heritage Financial Group, Inc.
Middleburg Financial Corporation	WashingtonFirst Bankshares, Inc.
Community Bankers Trust Corporation	Colony Bankcorp, Inc.
Premier Financial Bancorp, Inc.

KBW’s analysis showed, among other things, the following concerning the financial performance and financial condition of HomeTrust and the selected companies:

		Selected Companies
	HomeTrust	Top Quartile	Median	Bottom Quartile	Average
Operating Return on Assets	0.70%	0.84%	0.56%	0.37%	0.62%
Operating Return on Equity	3.03%	8.54%	5.48%	2.97%	5.80%
Net Interest Margin	3.80%	4.35%	3.92%	3.43%	4.01%
Efficiency Ratio	72.94%	69.22%	74.11%	78.20%	72.62%

Tangible Common Equity/Tangible Assets	21.83%	9.54%	8.19%	7.54%	8.22%
Tier 1 Capital Ratio	21.64%	15.47%	14.58%	12.67%	14.00%
Total Capital Ratio	22.91%	16.67%	15.75%	14.38%	15.49%
Loans/Deposits	96.24%	85.03%	79.20%	74.60%	79.93%
Loan Loss Reserves/Loans	2.43%	1.73%	1.58%	1.08%	1.49%
Adjusted Nonperforming Assets/Assets	5.98%	1.24%	2.46%	3.74%	2.74%
Net Charge-Offs/Average Loans	0.19%	0.13%	0.26%	0.57%	0.33%

KBW’s analysis showed, among other things, the following concerning the market performance of HomeTrust and the selected companies (excluding the impact of certain selected company LTM EPS multiples considered to be not meaningful because they were either below 0.0x or greater than 50.0x):

Selected Companies
	HomeTrust	Top Quartile	Median	Bottom Quartile	Average
Stock Price/Book Value per Share	0.85x	1.40x	1.22x	1.09x	1.35x
Stock Price/Tangible Book Value Per Share	0.86x	1.59x	1.42x	1.27x	1.52x
Stock Price/ LTM EPS	28.30x	21.84x	14.78x	11.24x	16.15x
Core Deposit Premium	-5.31%	8.22%	5.62%	3.51%	5.31%

HomeTrust Selected Companies Analysis – Nationwide Banks & Thrifts. Using publicly available information, KBW compared the financial performance, financial condition, and market performance of HomeTrust to 13 selected nationwide publicly traded banks and thrifts traded on a major exchange with total assets between $1.1 billion and $2.5 billion and tangible common equity/tangible assets ratios greater than 12.0%. The selected companies included:

Rockville Financial, Inc.	TriState Capital Holdings, Inc.
Southwest Bancorp, Inc.	Intervest Bancshares Corporation
Territorial Bancorp Inc.	OmniAmerican Bancorp, Inc.
Cascade Bancorp	Sierra Bancorp
Westfield Financial, Inc.	Citizens & Northern Corporation
Provident Financial Holdings, Inc.	NASB Financial, Inc.
Fox Chase Bancorp, Inc.

KBW’s analysis showed, among other things, the following concerning the financial performance and financial condition of HomeTrust and the selected companies:

		Selected Companies
	HomeTrust	Top Quartile	Median	Bottom Quartile	Average
Operating Return on Assets(1)	0.70%	1.50%	0.83%	0.55%	0.95%
Operating Return on Equity(1)	3.03%	10.25%	6.59%	4.06%	6.74%
Net Interest Margin	3.80%	3.77%	3.25%	2.91%	3.26%
Efficiency Ratio	72.94%	62.78%	65.49%	71.83%	67.79%

Tangible Common Equity/Tangible Assets	21.83%	13.66%	13.28%	12.67%	13.63%
Tier 1 Capital Ratio	21.64%	21.54%	20.21%	18.98%	20.56%
Total Capital Ratio	22.91%	22.29%	21.52%	20.02%	21.65%
Loans/Deposits	96.24%	95.66%	82.81%	78.15%	85.40%
Loan Loss Reserves/Loans	2.43%	2.28%	1.34%	1.13%	1.56%
Adjusted Nonperforming Assets/Assets	5.98%	1.13%	1.55%	3.31%	2.37%
Net Charge-Offs/Average Loans	0.19%	0.02%	0.06%	0.45%	0.26%

(1)	Excludes Cascade Bancorp due to reversal of valuation allowance in the last 12 months.

KBW’s analysis showed, among other things, the following concerning the market performance of HomeTrust and the selected companies (excluding the impact of certain selected company LTM EPS multiples considered to be not meaningful because they were either below 0.0x or greater than 50.0x):

Selected Companies
	HomeTrust	Top Quartile	Median	Bottom Quartile	Average
Stock Price/Book Value per Share	0.85x	1.29x	1.23x	1.08x	1.17x
Stock Price/Tangible Book Value Per Share	0.86x	1.32x	1.23x	1.08x	1.18x
Stock Price/ LTM EPS(1)	28.30x	21.89x	14.62x	9.69x	17.11x
Core Deposit Premium	-5.31%	6.19%	4.93%	1.61%	4.04%

(1)	Excludes Cascade Bancorp due to reversal of valuation allowance in the last 12 months.

Selected Transactions Analysis. KBW reviewed publicly available information related to 23 selected merger and acquisition transactions announced since January 1, 2012 with bank and thrift targets headquartered in the Southeast Region where the deal value was between $25 million and $75 million. The selected transactions included:

Acquiror	Target
BNC Bancorp	Community First Financial Group, Inc.
BNC Bancorp	South Street Financial Group
Banco de Sabadell, SA	JGB Bank, National Association
Home Bancorp, Inc.	Britton & Koontz Capital Corporation
NewBridge Bancorp	CapStone Bank
New Century Bancorp, Inc.	Select Bancorp, Inc.
Simmons First National Corporation	Metropolitan National Bank
Cardinal Financial Corporation	United Financial Banking Companies, Inc.
Stonegate Bank	Florida Shores Bancorp, Inc.
Community & Southern Holdings, Inc.	Verity Capital Group, Inc.
First Community Corporation	Savannah River Financial Corporation
Bond Street Holdings, Inc.	Great Florida Bank
1st United Bancorp, Inc.	Enterprise Bancorp, Inc.
Bank of the Ozarks, Inc.	First National Bank of Shelby
Old Florida Bancshares, Inc.	New Traditions National Bank
Bank of the Ozarks, Inc.	Genala Banc, Inc.
Crescent Financial Bancshares, Inc.	ECB Bancorp, Inc.
SCBT Financial Corporation	Savannah Bancorp, Inc.
BNC Bancorp	First Trust Bank
Trustmark Corporation	BancTrust Financial Group, Inc.
Capital Bank Financial Corporation	Southern Community Financial Corporation
IBERIABANK Corporation	Florida Gulf Bancorp, Inc.
First Community Bancshares, Inc.	Peoples Bank of Virginia

To the extent publicly available, KBW derived, among other things, the following implied ratios for each selected transaction:

•	price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	price per common share paid for the acquired company to LTM EPS of the acquired company.

•	core deposit premium paid for the acquired company.

These ratios were compared with corresponding transaction ratios for the proposed merger based on the implied value of the merger consideration of $8.00 per share of Jefferson common stock.

The results of the analysis are set forth in the following table (excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful because they were either below 0.0x or greater than 50.0x):

		Selected Transactions
	Merger	Top Quartile	Median	Bottom Quartile	Average
Price/Tangible Book Value	101.0%	130.1x	105.9%	88.4%	111.4%
Price/ LTM EPS	28.6x	46.0x	20.7x	14.2x	30.1x
Core Deposit Premium	0.2%	3.7%	0.9%	-1.0%	1.5%

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Jefferson. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Jefferson prepared by and provided to KBW by Jefferson management, and assumed discount rates ranging from 13.0% to 17.0%. The range of values was determined by adding (1) the present value of projected cash flows to Jefferson shareholders from fiscal years 2014 to 2019 and (2) the present value of the terminal value of Jefferson’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth of 2.0% per year for fiscal year 2014 and 5.0% per year thereafter through fiscal year 2019, per Jefferson management and assumed that Jefferson would maintain a tangible common equity / tangible asset ratio of 8.0%, and would retain sufficient earnings to maintain these levels. KBW derived implied terminal multiples using two methodologies, one based on 2019 earnings multiples and the other based on fiscal year 2018 tangible book value multiples. Using implied terminal values for Jefferson calculated by applying a range of 11.0x to 15.0x estimated fiscal year 2019 earnings, KBW derived a range of implied value per share of Jefferson common stock of $5.54 per share to $7.51 per share. Using implied terminal values for Jefferson calculated by applying a range of 0.80x to 1.20x fiscal year 2018 tangible book value, KBW derived a range of implied value per share of Jefferson common stock of $5.21 per share to $7.44 per share. Implied per share values derived in this analysis were calculated excluding unallocated ESOP shares to be cancelled in the merger. The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Jefferson.

Relative Contribution Analysis. KBW prepared a contribution analysis comparing percentages of total assets, total loans, total deposits, total common equity and tangible common equity as of September 30, 2013, and LTM earnings and estimated earnings for fiscal years 2014, 2015 and 2016, for Jefferson and HomeTrust to be contributed to the combined company on a pro forma basis. In the course of this analysis, KBW used earnings estimates for Jefferson for fiscal years 2014, 2015 and 2016 from Jefferson management and used earnings estimates for HomeTrust for fiscal years 2014, 2015 and 2016 from HomeTrust management.

The implied Jefferson contributions to the combined company are set forth, and compared to illustrative pro forma ownership percentages of Jefferson shareholders in the combined company based on a 50% cash/50% stock consideration mix and 100% stock consideration mix, in the following table:

Jefferson Percentage
Total Assets	23.1%
Total Loans	21.0%
Total Deposits	24.2%
Total Common Equity	13.0%
Total Tangible Common Equity	12.9%
LTM Earnings	14.2%
2014 Earnings	15.6%
2015 Earnings	22.6%
2016 Earnings	25.2%
Ownership at 50% Cash/50% Stock Consideration Mix	7.8%
Ownership at 100% Stock Consideration	14.5%

Financial Impact Analysis. KBW performed a pro forma merger analysis that combined projected income statement and balance sheet information of Jefferson and HomeTrust. Pro forma assumptions regarding, among other things, the accounting treatment, merger adjustments and cost savings per HomeTrust management were used to calculate the financial impact that the merger could have on certain projected financial results of HTBI. In the course of this analysis, KBW used closing book value, closing tangible book value and fiscal years 2015 and 2016 earnings estimates for HomeTrust from HomeTrust management and closing book value, closing tangible book value and fiscal years 2015 and 2016 earnings estimates for Jefferson from Jefferson management. This analysis indicated that the merger could be accretive to HomeTrust’s estimated EPS in fiscal years 2015 and 2016. The analysis also indicated that the merger could be dilutive to estimated closing book value per share and tangible book value per share for HomeTrust and that HomeTrust’s pro forma capital ratios could be lower at the closing of the merger. For all of the above analyses, the actual results achieved by HTBI following the merger will vary from the projected results, and the variations may be material.

Miscellaneous. KBW served as financial advisor to Jefferson in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Jefferson and HomeTrust. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Jefferson and HomeTrust for its own account and for the accounts of its customers. To the extent KBW held any such positions as of the date of its opinion, it was disclosed to the Board.

Pursuant to the KBW engagement agreement, Jefferson agreed to pay KBW a cash fee equal to 1.50% of the aggregate merger consideration, $150,000 of which became payable upon the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. Jefferson also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the merger, during the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Jefferson. During the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to HomeTrust and received compensation for such services. KBW served as conversion agent for HomeTrust’s mutual-to-stock conversion, completed in July 2012, and as financial advisor to HomeTrust in its acquisition of BankGreenville Financial Corporation, completed in July 2013. KBW may in the future provide investment banking and financial advisory services to Jefferson or HomeTrust and receive compensation for such services.

Opinion of Professional Bank Services – Financial Advisor to Jefferson

Professional Bank Services, Inc. was engaged by Jefferson to advise Jefferson’s board of directors as to the fairness of the consideration, from a financial perspective, to be paid by HomeTrust as set forth and further defined in the merger agreement.

PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has, or has had within the past two years, a material financial interest in, or other material relationship with, Jefferson or HomeTrust and PBS was selected to advise Jefferson’s board of directors based on its knowledge of the banking industry as a whole. PBS did not determine the amount of consideration to be paid to Jefferson stockholders in connection with the transaction, but instead recommended the fairness of the consideration provided for in the merger agreement to Jefferson’s board of directors.

PBS performed certain analyses described herein and presented the range of values for Jefferson, resulting from such analyses, to the board of directors of Jefferson in connection with its advice as to the fairness of the consideration to be paid by HomeTrust.

A fairness opinion of PBS was delivered to the board of directors of Jefferson on January 21, 2014 at a special meeting of the board of directors. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix C.

In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Jefferson and HomeTrust. PBS considered certain financial and stock price data of Jefferson and HomeTrust, compared that data with similar data for certain publicly-held bank holding companies and considered the financial terms of certain other comparable transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. PBS did not make an independent evaluation or appraisal of the assets of Jefferson or HomeTrust. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information.

In connection with preparing its Fairness Opinion, PBS performed a limited scope due diligence review of HomeTrust, which included an on-site visit to HomeTrust by PBS personnel on December 19, 2013 and January 9, 2014. The review included certain credit quality reports provided by HomeTrust, consolidated financial statements for HomeTrust, HomeTrust Annual Reports for 2011 and 2012, current consolidated month-end delinquency and non-accrual reports for HomeTrust, current and historical consolidated analysis of the allowance for loan and lease losses for HomeTrust, HomeTrust’s strategic plan, current consolidated internal loan reports, consolidated problem loan listing with classifications, budget for 2014 and various other current internal financial and operating reports prepared by HomeTrust.

PBS reviewed and analyzed the historical performance of Jefferson, including June 30, 2012 and 2013 audited annual reports of Jefferson, June 30, 2013 and September 30, 2013 Consolidated Reports of Condition and Income (“Call Reports”) of Jefferson, Jefferson performance reports as of June 30, 2013, Jefferson’s 2014 operating budget and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the Fairness Opinion. In reviewing the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

In connection with rendering the Fairness Opinion and preparing its written and oral presentation to Jefferson’s board of directors, PBS performed a variety of financial analyses, including those summarized herein. This summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Jefferson’s or HomeTrust’s control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

In the proposed merger, Jefferson shareholders will receive $8.00 per Jefferson common share. Jefferson shareholders will receive $4.00 in HomeTrust common shares (subject to adjustment based on HomeTrust’s common stock price) and $4.00 in cash. The value of HomeTrust’s common stock price in determining the exchange ratio in the PBS analysis is $16.00 per HomeTrust share.

For purposes PBS’s analysis, the calculation of the purchase price is presented in the following table.

Purchase Price	$52,778

Jefferson Shares Outstanding	6,597,301

Value Per Common Share	$8.00

In performing its various analyses, PBS utilized the following financial inputs for Jefferson:

JEFFERSON FINANCIAL INPUTS

(Dollars in Thousands)

September 30, 2013 LTM Net Income	$1,797

September 30, 2013 Stated Common Equity	$53,316

September 30, 2013 Jefferson Shares Outstanding	6,597,301

Intangibles	$1,059

For presentation purposes, PBS utilized a HomeTrust stock price per share of $16.00. The total consideration to be received by Jefferson’s shareholders, utilizing an HomeTrust stock price of $16.00 results in a multiple of Jefferson’s September 30, 2013 tangible equity of 1.01X. In addition, the proposed consideration to be received by Jefferson’s shareholders, utilizing a HomeTrust stock price of $16.00, represents 29.30X Jefferson’s September 30, 2013 last-twelve-month net income and 13.30% of Jefferson’s September 30, 2013 total deposits.

Transaction Value Method: The Transaction Value represents the price(s) at which shares of common stock in Jefferson have exchanged hands between a willing buyer and seller. Jefferson’s stock is traded on NASDAQ under the symbol JFBI. The most recent trades have been at $6.60 per share. Average daily trading volume has been 6,327 shares over the 52 weeks prior to the date of the opinion. The stock is trading at the high of its 52 week trading range. Based on the preceding information the Transaction Value of Jefferson’s common stock is $6.60 per common share.

Market Comparison Method: In performing this analysis, PBS reviewed the 100 bank and thrift transactions in the Southeastern United States since January 1, 2009 for which financial information is available (the “Comparable Group”). The purpose of the analysis was to obtain an evaluation range for Jefferson based on these Comparable Group bank and thrift acquisition transactions. The median multiple of tangible book value, and median deal value to earnings ratio of the Comparable Group transactions were utilized in obtaining a range for the acquisition value of Jefferson. In addition to reviewing recent Comparable Group bank and thrift transactions, PBS performed separate comparable analyses for acquisitions of banks and thrifts which, like Jefferson, had a non performing assets (NPAs) to total assets ratio between 2.5% and 4.5%, had a last twelve month (“LTM”) return on average assets (“ROAA”) between 0.25% - 0.75%, had an ROAA between 0.25% - 0.75% since January 1, 2012, had total assets between $300 million and $1.0 billion, and those located in the state of Tennessee. Median values for the 100 Comparable Group acquisitions expressed a multiple of tangible book value equaled 0.97X, and median deal value to earnings equaled 19.74X. The following tables depict the median transaction pricing multiples for the above institution categories as well as the percentile ranking of the proposed offer in terms of the applicable pricing multiple within each comparable category.

ACQUISITION PRICING FOR COMPARABLE GROUP TRANSACTIONS

MEDIAN MULTIPLES

MULTIPLE OF

TANGIBLE

BOOK VALUE

PROPOSED TRANSACTION @ $16.00 per HomeTrust Share	1.01X

Comparable Groups
All Comparable Southeast Group Acquisitions since 1/1/09	0.97X
All Southeast with NPA’s / Assets between 2.5% and 4.5%	0.97X
All Southeast with LTM ROAA between 0.25% and 0.75%	1.19X
All Southeast with LTM ROAA between 0.25% and 0.75% since 1/1/12	1.19X
All Southeast with Assets between $300 million and $1.0 billion	0.86X
Tennessee Transactions	0.82X

DEAL VALUE / EARNINGS

PROPOSED TRANSACTION @ $16.00 per HomeTrust Share	29.30X

Comparable Groups
All Comparable Southeast Group Acquisitions since 1/1/09	19.74X
All Southeast with NPA’s / Assets between 2.5% and 4.5%	21.00X
All Southeast with LTM ROAA between 0.25% and 0.75%	22.35X
All Southeast with LTM ROAA between 0.25% and 0.75% since 1/1/12	21.13X
All Southeast with Assets between $300 million and $1.0 billion	19.24X
Tennessee Transactions	16.54X

COMPARABLE GROUP TRANSACTIONS

PROPOSED TRANSACTION PERCENTILE RANKINGS

MULTIPLE OF

TANGIBLE

BOOK VALUE

PROPOSED TRANSACTION @ $16.00 per HomeTrust Share	1.01X

Comparable Groups
All Comparable Southeast Group Acquisitions since 1/1/09	55.10%
All Southeast with NPA’s / Assets between 2.5% and 4.5%	52.90%
All Southeast with LTM ROAA between 0.25% and 0.75%	26.00%
All Southeast with LTM ROAA between 0.25% and 0.75% since 1/1/12	26.30%
All Southeast with Assets between $300 million and $1.0 billion	67.00%
Tennessee Transactions	63.50%

DEAL VALUE / EARNINGS

PROPOSED TRANSACTION @ $16.00 per HomeTrust Share	29.30X

Comparable Groups
All Comparable Southeast Group Acquisitions since 1/1/09	75.20%
All Southeast with NPA’s / Assets between 2.5% and 4.5%	76.40%
All Southeast with LTM ROAA between 0.25% and 0.75%	76.80%
All Southeast with LTM ROAA between 0.25% and 0.75% since 1/1/12	78.10%
All Southeast with Assets between $300 million and $1.0 billion	66.70%
Tennessee Transactions	NA

Asset Value Method: PBS reviewed Jefferson’s balance sheet data to determine the amount of material adjustments required to the stockholders’ equity of Jefferson based on differences between the market value of Jefferson’s assets and their value reflected on Jefferson’s financial statements. PBS determined that two adjustments were warranted. Jefferson had $1,059,000 in intangible assets as of September 30, 2013. Utilizing a deposit premium of 1.20% of core deposits, PBS reflected a value of Jefferson’s September 30, 2013 core deposits of approximately $4,755,000. To determine the core deposit premium a search was conducted for all branch transactions in the United States since January 1, 2011 for which pricing information was available. The transactions that included loans were excluded. There were a total of 39 branch transactions that fit the criteria with a median deposit premium of 1.20%. The aggregate adjusted net asset value of Jefferson was determined to be $57,012,000, or 1.07X Jefferson September 30, 2013 stated equity.

Earnings Method: A dividend discount analysis was performed by PBS pursuant to which a range of values of Jefferson was determined by adding (i) the present value of estimated future dividend streams that Jefferson could generate over a five-year period and (ii) the present value of the “terminal value” of Jefferson’s tangible equity at the end of the fifth year. The “terminal value” of Jefferson’s tangible equity at the end of the five-year period was determined by applying a multiple of 1.19 times the projected terminal year’s tangible equity. The 1.19 multiple represents the median price paid as a multiple of tangible equity for all Comparable Group bank and thrift transactions located in the Southeastern United States with LTM ROAA between 0.25% and 0.75% since January 1, 2012.

Projected dividend streams and the terminal value were discounted to present values using a discount rate of 12.99%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Jefferson common shares. The aggregate value of Jefferson, determined by adding the present value of the total cash flows at the end of the five-year period, was $45,559,000, or $6.91 per Jefferson common share. In addition, using the five-year projection as a base, a twenty-year projection was prepared. Assumptions utilized in the analysis included an annual growth rate in assets of 3.0% per year in years one through five and 5.0% per year for the remainder of the analysis. Return on assets was projected to increase to 1.15% by year eleven and remain constant throughout the long-term analysis. It was assumed that Jefferson would pay common dividends in years one through five at a rate equal to 50% of net income and 60% of net income in years six through twenty. This long-term projection resulted in an aggregate value of $36,167,000, or $5.48 per Jefferson common share.

Pro Forma Merger Analysis: The contribution of Jefferson and HomeTrust to the income statement and balance sheet of the pro forma combined organization was analyzed in relation to the pro forma ownership position of Jefferson’s shareholders in the combined organization.

The Fairness Opinion is directed only to the question of whether the consideration to be received by Jefferson’s shareholders under the merger agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Jefferson shareholder to vote in favor of the adoption of the merger agreement and approval of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Jefferson.

In forming its opinion as to the fairness of the proposed transaction from a financial perspective, PBS took into consideration multiple factors and circumstances including the following: the Asset Value Method reflects a liquidation value of Jefferson and does not accurately reflect the value of Jefferson as a going concern and therefore was not included in PBS’s opinion of value; the values of Jefferson derived from the short and long-term Earnings Method; the percentile rankings of the proposed transaction pricing multiples relative to other transactions in the Comparable Group; HomeTrust’s financial performance and operating history and in particular HomeTrust’s high level of capital and its ability to support its stock price; the future growth prospects and fundamental performance of Jefferson and HomeTrust; the pro forma capital ratios of HomeTrust and HomeTrust’s apparent ability to consummate the proposed transaction; Jefferson’s and HomeTrust’s relative earnings growth on both a historical and pro forma basis; the increase in Jefferson’s projected pro forma book value per share; the relative future growth prospects and fundamental performance of Jefferson and HomeTrust; the due diligence findings of PBS and Jefferson on their review of HomeTrust; and the results of Jefferson’s process of contacting possible acquirers and PBS’ analysis of the potential acquirers and merger partners.

Based on the results of the various analyses and other factors described above, PBS concluded that the consideration to be received by Jefferson’s shareholders under the merger agreement was fair and equitable from a financial perspective to the shareholders of Jefferson.

PBS will receive total fees of $15,000 for all services performed in connection with the rendering of the Fairness Opinion. In addition, Jefferson has agreed to indemnify PBS and its directors, officers and employees from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS’ acts or decisions made in good faith and in the best interest of Jefferson.

HomeTrust Board of Directors Following Completion of the Merger

In accordance with the merger agreement, upon completion of the merger, HomeTrust will increase the size of each of the HomeTrust and HomeTrust Bank board of directors from twelve members to thirteen members and will appoint Anderson L. Smith to serve on each board until the annual meeting of shareholders in 2016.

Interests of Jefferson’s Directors and Executive Officers in the Merger

Jefferson shareholders should be aware that some of Jefferson’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Jefferson shareholders generally. Jefferson’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Jefferson shareholders vote in favor of adopting the merger agreement.

These interests include the following:

•	Certain executive officers of Jefferson may be eligible for severance benefits under existing agreements with, and benefit plans offered by, Jefferson.

•	Accelerated vesting of all of the unvested stock options held by Jefferson executive officers.

•	Anderson L. Smith, President and Chief Executive Officer of Jefferson, will become the Eastern Tennessee Market President of HomeTrust Bank following the bank merger, has entered into an employment agreement with HomeTrust Bank that will become effective upon completion of the merger and will become a director of HomeTrust and HomeTrust Bank.

•	John William Beard, Executive Vice President and Chief Credit Officer of Jefferson, will become East Tennessee Senior Officer of HomeTrust Bank following the bank merger and has entered into an employment agreement with HomeTrust Bank that will become effective upon completion of the merger.

•	Gary L. Keys, Executive Vice President and Manager of Special Assets of Jefferson, will serve as a commercial relationship manager of HomeTrust Bank following the bank merger and has entered into an employment agreement with HomeTrust, to become effective upon completion of the merger.

Further, pursuant to the merger agreement, each director of Jefferson has delivered to HomeTrust an executed voting agreement, and a resignation, non-solicitation and confidentiality agreement effective upon the closing of the merger, each in the form attached as an exhibit to the merger agreement for no additional consideration.

Equity Interests of Directors and Executive Officers

Stock Options. Each Jefferson stock option issued under the Jefferson Federal Savings and Loan Association Stock Option Plan and the Jefferson Bancshares, Inc. 2004 Stock-Based Incentive Plan with an exercise price per share that is less than $8.00 per share and is outstanding immediately prior to the merger will be cancelled by Jefferson at the time of the merger or immediately prior to the merger and entitle its holder to receive a cash payment from Jefferson equal to: (i) the excess of (A) $8.00 per share over (B) the exercise price per share of the Jefferson stock option, multiplied by (ii) the number of shares of Jefferson common stock subject to such Jefferson stock option. All Jefferson stock options with an exercise price per share equal to or greater than $8.00 per share will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

New Employment Agreements

In connection with the execution of the merger agreement, HomeTrust entered into employment agreements with Messrs. Smith, Beard and Keys, executive officers of Jefferson. As described below, these agreements set forth the terms and conditions of each such individual’s employment with HomeTrust Bank that will be effective upon and subject to the completion of the merger. When effective, the employment agreements will also supersede and replace any prior Jefferson employment, retention, pre-existing change of control or other similar agreement with Messrs. Smith, Beard and Keys.

The employment agreements with Messrs. Smith, Beard and Keys have initial terms of two years from completion of the merger. Mr. Smith will serve as HomeTrust Bank’s Eastern Tennessee President, Mr. Beard will serve as HomeTrust Bank’s Eastern Tennessee Senior Credit Officer and Mr. Keys will serve as a commercial relationship manager.

The employment agreements provide for annual base salaries of $210,000, $175,000 and $155,000 for Messrs. Smith, Beard and Keys, respectfully. Mr. Smith’s employment agreement also provides for a lump sum payment in the amount of $300,000 in full satisfaction of the change in control benefits provided under his prior Jefferson employment agreement and a loan of $200,000. Each required loan payment is expected to be forgiven as additional compensation to Mr. Smith.

The employment agreements for the executives contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of HomeTrust Bank by the executives during and after their employment, prohibiting each executive from competing with HomeTrust Bank and from soliciting HomeTrust Bank’s employees or customers, in each case during employment and for two years after termination of employment.

A Jefferson Director will Become a HomeTrust Director.

Following the completion of the merger, Anderson L. Smith, director, President and Chief Executive Officer of Jefferson will join the board of directors of HomeTrust and HomeTrust Bank for a term expiring at the HomeTrust 2016 annual meeting of shareholders. As an employee director, he will not be entitled to any separate compensation as a director of HomeTrust or HomeTrust Bank.

Mr. Smith has served as the President and Chief Executive Officer of Jefferson Federal Bank and Jefferson since January 2002 and March 2003, respectively, and has been a director of Jefferson Federal Bank since 2002. Prior to joining Jefferson Federal, Mr. Smith was President, Consumer Financial Services - East Tennessee Metro, First Tennessee Bank, National Association. Mr. Smith is 65 years old.

Executive Compensation

Summary Compensation Table. The following sets forth information regarding the executive compensation paid to Mr. Smith by Jefferson:

	Fiscal Year	Salary(1)	Bonus		Stock Awards		Option Awards		All Other Compensation(2)	Total
Anderson L. Smith President and Chief Executive Officer	2013 2012 2011	$229,200 231,000 231,700	$	— — —	$	— — —	$	— — —	$26,113 30,806 27,525	$255,312 261,806 259,225

(1)	Includes $19,200, $21,000 and $17,700 in Board fees for fiscal 2013, 2012 and 2011, respectively.
(2)	Details of the amounts reported in the “All Other Compensation” column for fiscal 2013 are provided in the table below:

Market value of ESOP contributions	$5,318
Taxable fringe benefits	3,600
Perquisites	12,000	(a)
BOLI	5,195

(a)	Consisted of an automobile allowance.

Employment Agreement. Jefferson and Jefferson Federal Bank maintain an employment agreement with Anderson L. Smith. The initial term of the employment agreement was for three years beginning on June 25, 2003. The employment agreement provides the Boards of Directors of Jefferson and Jefferson Federal Bank with the authority to extend the term of the agreement for an additional year on each anniversary date of the initial agreement, unless a request for non-renewal is given by Mr. Smith. The Boards of Directors of Jefferson and Jefferson Federal Bank have extended the term of Mr. Smith’s employment agreement through June 25, 2014. The employment agreement provides that Mr. Smith’s base salary is to be reviewed annually. Mr. Smith’s current base salary under the employment agreement is $210,000. In addition to base salary, the employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. In addition, the agreement provides Mr. Smith with a bonus opportunity to earn up to 50% of his base salary, on an annual basis, if certain performance criteria are met. The performance criteria and the amount of potential bonus are determined on an annual basis. Mr. Smith’s employment agreement also provides for an annual supplemental retirement benefit of $15,083 payable each year over a 15 year period commencing in the year Mr. Smith attains age 65. In addition, Mr. Smith’s employment agreement provides for a death benefit of not less than $350,000 through a supplemental life insurance policy. Upon termination of employment Jefferson or Jefferson Federal Bank for any reason, Mr. Smith is subject to a two year non-competition agreement.

Outstanding Equity Awards at June 30, 2013. The following table provides information concerning outstanding unexercised options and stock awards that had not vested for Mr. Smith as of June 30, 2013. No stock options were exercised by Mr. Smith during the 2013 fiscal year and no stock awards vested during the 2013 fiscal year. As indicated below, all stock options held by Mr. Smith at June 30, 2013 expired on January 29, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Anderson L. Smith	69,875	—	$13.69	01/29/2014	—	$—

Nonqualified Deferred Compensation. Jefferson Federal Bank maintains a supplemental executive retirement plan which provides restorative payments to executives designated by the Board of Directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula due to limitations imposed by the Internal Revenue Code. The restorative payments under the supplemental executive retirement plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan. In addition to providing for benefits lost under the employee stock ownership plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a Change in Control (as defined in the plan) before the complete scheduled repayment of the employee stock ownership plan loan. See “—Potential Post-Termination Benefits” below for a more complete discussion of these benefits upon a change in control.

The Board of Directors has designated Mr. Smith as a participant in the supplemental executive retirement plan. The following table provides information with respect to the above described supplemental executive retirement plan in which Mr. Smith participated during fiscal 2013.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Anderson L. Smith	Supplemental Executive Retirement Plan	—	$8,414

Potential Post-Termination Benefits

Payments Made Upon Termination for Cause. Under the terms of the employment agreement with Mr. Smith, if Mr. Smith is terminated for cause, he will receive his base salary through the date of termination and retain the rights to any vested benefits under the Jefferson Federal tax-qualified plans. In addition, Mr. Smith will retain all vested benefits under the supplemental executive retirement plan.

Payments Upon Termination Without Cause or for Good Reason. Under the terms of his employment agreement, if Mr. Smith resigns after specified circumstances that would constitute constructive termination, he (or, if he dies, his beneficiary) would be entitled to receive an amount equal to his base salary due for the remaining term of his agreement, and he will receive the contributions that would have been made on his behalf during the remaining term of his agreement to any of our employee benefit plans. Jefferson would also continue and/or pay for Mr. Smith’s life, health and disability coverage for the remaining term of the employment agreement. In addition, Mr. Smith would also be subject to a two year non-compete following termination of employment without cause or for Good Reason (as defined in Mr. Smith’s employment agreement).

Payments Upon Disability. If Mr. Smith becomes disabled and his employment terminates, he will receive disability pay equal to 75% of his weekly rate of base salary in effect as of the date of his termination of employment due to disability. Mr. Smith is entitled to receive disability payments until the earlier of: (i) the date he returns for full employment with us; (ii) his death; or (iii) the date his employment agreement terminates. All disability payments are reduced by the amount of any short-term or long-term disability benefits payable under Jefferson’s disability plans. Mr. Smith would continue to receive insurance coverage for the earlier of the events stated above if employment termination occurs due to his disability.

Payments Made Upon Death. Under the terms of the employment agreement with Mr. Smith, the agreement terminates upon Mr. Smith’s death and Mr. Smith’s beneficiary or estate is entitled to receive the compensation due to Mr. Smith through the last day of the month of Mr. Smith’s death. In addition, Mr. Smith’s beneficiary or estate would be entitled to a distribution of his accrued benefit under the supplemental executive retirement plan upon Mr. Smith’s death.

Payments Made Upon a Change in Control. Mr. Smith’s employment agreement provides for severance payments and other benefits in the event Mr. Smith is terminated without cause or he elects to terminate his employment agreement with good reason (as defined in the agreement) in connection with any change in control of Jefferson or Jefferson Federal Bank. In the event of a change in control (as defined in the agreement) followed by Mr. Smith’s voluntary (upon circumstances discussed in the agreement) or involuntary termination of employment, Mr. Smith (or his beneficiary) would be entitled to a severance payment equal to 2.99 times the average of his five preceding taxable years’ annual compensation (the “base amount”). In addition, Mr. Smith is entitled to receive the contributions he would have received under our retirement programs for a period of 36 months, as well as health, life and disability coverage for that same time period.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and Jefferson Federal would not be entitled to deduct such an amount. As a result, Mr. Smith’s employment agreement provides that the total value of the benefits provided and payments made to Mr. Smith in connection with a change in control may not exceed three times Mr. Smith’s base amount (the “280G Limit”).

Jefferson maintains a supplemental executive retirement plan that provides Mr. Smith with a cash payment in the event of a change in control equal to the benefit that he would have received under our employee stock ownership plan, had he remained employed throughout the term of the loan, less the benefits actually provided under the employee stock ownership plan on his behalf. The plan also provides Mr. Smith with a stock benefit equal to the shares of our stock he would have received under Jefferson’s employee stock ownership plan had he not been limited by certain provisions of the Internal Revenue Code.

Under the terms of the employee stock ownership plan, upon a change in control (as defined in the plan), the ESOP will terminate and the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of Jefferson stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of Jefferson common stock held in the loan suspense account will be allocated among the accounts of all participants in the employee stock ownership plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. Payments under Jefferson’s employee stock ownership plan are not categorized as parachute payments and, therefore, do not count towards an executive’s 280G Limit.

Indemnification and Insurance.

As described under “The Merger Agreement—Director and Officer Indemnification and Insurance for a period of six years following the merger, HomeTrust will maintain and preserve the rights to indemnification of Jefferson’s directors and officers, to the maximum extent permitted by Jefferson’s charter, bylaws and applicable law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to completion of the merger, and will provide directors’ and officers’ liability insurance with respect to claims against Jefferson indemnified persons arising from facts or events occurring upon or before completion of the merger, including the transactions contemplated by the merger agreement.

Merger-Related Compensation for Jefferson’s Named Executive Officers

This section sets forth the information required by Item 402(t) of SEC Regulation S-K regarding the compensation that will or may become payable to Jefferson’s “named executive officers” (as defined under SEC rules) that is based on or otherwise relates to the merger. Jefferson shareholders are being asked to approve, on a non-binding, advisory basis, such compensation for these executive officers (see “Jefferson Proposals—Jefferson Compensation Proposal” beginning on page 32). Because the vote to approve such compensation is advisory only, it will not be binding on either HomeTrust or Jefferson. Accordingly, if the merger is completed, the compensation will be paid (or payable) regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described below. Except as noted in the footnotes to the table, the amounts indicated below are estimates of amounts that would be payable if the merger were consummated on March 31, 2014. See the footnotes to the table for additional information.

Name	Cash		Equity	Pension/ Nonqualified Deferred Compensation		Perquisites/ Benefits	Tax Reimbursement	Other		Total
Anderson L. Smith	$300,000	(1)	$—	$12,784	(2)	$—	$—	$200,000	(3)	$512,784
John W. Beard, Jr.	—		—	—		—	—	—		—
Gary L. Keys	—		—	—		—	—	—		—

(1)	Represents a lump sum cash payment in full satisfaction of the change in control benefits payable to Mr. Smith under his employment agreement with Jefferson and to be paid by HomeTrust. See “Interests of Jefferson’s Directors and Executive Officers in the Merger – New Employment Agreements.”
(2)	Represents a payment under the Jefferson Federal Bank supplemental executive retirement plan.
(3)	Represents a loan from HomeTrust. Each required loan payment is expected to be forgiven as additional compensation to Mr. Smith.

Regulatory Approvals

Under applicable law, the merger must be approved by the Federal Reserve Board, and the bank merger must be approved by the OCC. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

We have requested a waiver from the Federal Reserve Board of its application requirements that would apply to the merger. Assuming this waiver is granted by the Federal Reserve Board and the OCC approve the bank merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the OCC to do so, the merger may be completed on or after the 15th day after approval from the OCC.

As of the date of this proxy statement/prospectus, all of the required applications have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See “The Merger Agreement—Conditions to Complete the Merger.”

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method in accordance with FASB Topic 805, “Business Combinations.” The result of this is that the recorded assets and liabilities of HomeTrust will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Jefferson will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of HomeTrust common stock to be issued to former Jefferson shareholders, at fair value, exceeds the fair value of the net assets including identifiable intangibles of Jefferson at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Jefferson being included in the operating results of HomeTrust beginning from the date of completion of the merger.

Jefferson Shareholder Dissenters’ Rights

Jefferson shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

HomeTrust’s Dividend Policy

The holders of HomeTrust common stock receive cash dividends if and when declared by the HomeTrust board of directors out of legally available funds. The timing and amount of cash dividends depends on HomeTrust’s earnings, capital requirements, financial condition, cash on hand and other relevant factors. HomeTrust also has the ability to receive dividends or capital distributions from its bank subsidiary, HomeTrust Bank. There are regulatory restrictions on the ability of HomeTrust Bank to pay dividends. As a savings and loan holding company, HomeTrust’s ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends and limitations under Maryland law. To date, HomeTrust has not paid any cash dividends. No assurances can be given that any cash dividends will be paid by HomeTrust on its common stock or that any such dividends, if paid, will not be reduced or eliminated in future periods. For additional information, see “Comparative Market Prices and Dividends on Common Stock” on page 136.

Public Trading Markets

HomeTrust’s common stock and Jefferson’s common stock are listed on NASDAQ under the symbols “HTBI” and “JFBI,” respectively. Upon completion of the merger, Jefferson common stock will be delisted from NASDAQ and thereafter will be deregistered under the Exchange Act. The shares of HomeTrust common stock issuable in the merger for shares of Jefferson common stock will be listed on NASDAQ.

Litigation Relating to the Merger

On January 31, 2014, a class action complaint, captioned William P. Cooper III v. Jefferson Bancshares, Inc., et al., was filed under Case No. 2014-cv-35 in the Chancery Court of Hamblen County, Tennessee, against Jefferson, its directors, Jefferson Federal Bank, HomeTrust and HomeTrust Bank challenging the merger. On April 1, 2014, the plaintiff filed an amended class action complaint. The complaint alleges, among other things, that the Jefferson directors breached their fiduciary duties to Jefferson and its stockholders by agreeing to the proposed merger at an unfair price pursuant to a flawed sales process, by agreeing to terms with HomeTrust that discourages other bidders and by filing an initial Form S-4 registration statement which included a preliminary proxy statement/prospectus that purportedly omits material information. The plaintiff further alleges that Jefferson’s directors and officers were not independent or disinterested with respect to the merger. The plaintiff also alleges that HomeTrust and HomeTrust Bank aided and abetted the Jefferson directors’ breaches of fiduciary duties. The complaint seeks, among other things, an order enjoining the defendants from consummating the merger, as well as attorneys’ and experts’ fees and certain other damages. Jefferson, its directors, and HomeTrust believe this action is without merit and intend to vigorously defend against the lawsuit.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of HomeTrust’s and Jefferson’s board of directors has approved the merger agreement. The merger agreement provides for the merger of Jefferson with and into HomeTrust, with HomeTrust continuing as the surviving corporation. Immediately following the completion of the merger, Jefferson’s wholly owned subsidiary bank, Jefferson Federal Bank, will merge with HomeTrust’s wholly owned subsidiary bank, HomeTrust Bank.

Merger Consideration

Consideration for Holders of Jefferson Common Stock

If the merger is completed, each share of Jefferson common stock that is issued and outstanding immediately prior to the completion of the merger, excluding unallocated shares held by the Jefferson Federal Bank Employee Stock Ownership Plan and shares of Jefferson common stock that are owned by Jefferson or HomeTrust (other than shares held in a fiduciary or agency capacity for third parties and other than shares held in respect of a debt previously contracted), will be converted into the right to receive, promptly following the completion of the merger: (1) $4.00 in cash and (2) a number of shares of HomeTrust common stock equal to $4.00 divided by the average HomeTrust common stock price, subject to adjustment (the “exchange ratio”). If the average HomeTrust common stock price is equal to or less than $15.00 per share, then the exchange ratio will instead be fixed at .2667 per share. If the average HomeTrust common stock price is equal to or greater than $18.00 per share, then the exchange ratio will be fixed at .2222 per share. HomeTrust will not issue any fractional shares of HomeTrust common stock in the merger. Jefferson shareholders who would otherwise be entitled to a fractional share of HomeTrust common stock upon completion of the merger will instead receive an amount in cash equal to such fractional share interest multiplied by the average HomeTrust common stock price. We refer to this cash and stock consideration described above as the “merger consideration.”

For example, assuming the average closing price was $15.85, the closing price of HomeTrust common stock on January 22, 2014, the last trading day immediately prior to the public announcement of the merger agreement, the exchange ratio would then be .2524 ($4.00 divided by $15.85), if you hold 1,000 shares of Jefferson common stock, then for the stock portion of the merger consideration, you will receive 252 shares of HomeTrust common stock (1,000 shares × .2524 = 252 whole shares) and a cash payment of $6.34 instead of the .40 fractional share of HomeTrust common stock (.40 × $15.85 = $6.34), and for the cash portion of the merger consideration, you will receive a cash payment of $4,000 (1,000 × $4.00).

Treatment of Jefferson Stock Options

Each Jefferson stock option issued under the Jefferson Federal Savings and Loan Association Stock Option Plan and the Jefferson Bancshares, Inc. 2004 Stock-Based Incentive Plan with an exercise price per share that is less than $8.00 per share and is outstanding immediately prior to the merger will be cancelled by Jefferson at the time of the merger or immediately prior to the merger and entitle its holder to receive a cash payment from Jefferson equal to: (i) the excess of (A) $8.00 per share over (B) the exercise price per share of the Jefferson stock option, multiplied by (ii) the number of shares of Jefferson common stock subject to such Jefferson stock option. All Jefferson stock options with an exercise price per share equal to or greater than $8.00 per share will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.”

The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Tennessee and the Department of Assessments and Taxation for the State of Maryland. The closing of the merger will be made on or before the last day of the month (but no earlier than five business days) after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger). It currently is anticipated that the closing of the merger will occur in the first half of 2014, subject to the receipt of regulatory approvals and other customary closing conditions. No assurances can be given as to when or if the merger will be completed.

Conversion of Shares; Exchange Procedures

The conversion of Jefferson stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to the effective time of the merger, HomeTrust will appoint its transfer agent or an unrelated bank or trust company, as is reasonably acceptable to Jefferson, to act as exchange agent for the exchange of Jefferson common stock for the merger consideration.

Letter of Transmittal

Within ten days after completion of the merger, the exchange agent will mail to each holder of record of shares of Jefferson common stock immediately prior to the effective time of the merger: (1) a letter of transmittal and instructions on how to surrender such shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement; and (2) instructions for surrendering each certificate in exchange for the merger consideration, any cash in lieu of a fractional share of HomeTrust common stock and any dividends or distributions to which such holder is entitled.

If a certificate for Jefferson common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by HomeTrust or the exchange agent, the posting of a bond in an amount as HomeTrust may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Jefferson of shares of Jefferson stock that were issued and outstanding immediately prior to the effective time of the merger.

Withholding

HomeTrust or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Jefferson common stock and, from any cash payments made to holders of Jefferson stock options, the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to HomeTrust common stock will be paid to the holder of any unsurrendered shares of Jefferson common stock until the holder surrenders such shares in accordance with the merger agreement. After the surrender of such shares in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, with a record date after the effective time of the merger, without any interest, which had previously become payable with respect to the whole shares of HomeTrust common stock which the shares of Jefferson common stock have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of HomeTrust and Jefferson, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between HomeTrust and Jefferson rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to shareholders. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of HomeTrust, Jefferson or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by HomeTrust or Jefferson. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of HomeTrust and Jefferson relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

The representations and warranties made by each of Jefferson and HomeTrust in the merger agreement relate to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit matters;

•	SEC reports;

•	compliance with applicable laws;

•	in the case of Jefferson, certain contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities, commodities and, in the case of Jefferson, bank owned life insurance;

•	real property;

•	intellectual property;

•	in the case of Jefferson, related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

•	receipt of a fairness opinion from its investment advisor and the absence of any amendment or rescission thereof;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;

•	loan matters; and

•	insurance matters.

Certain representations and warranties of HomeTrust and Jefferson are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either HomeTrust, Jefferson or the combined company, means:

(1)	a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

(2)	a material adverse effect on the ability of such party or its savings bank subsidiary to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Pursuant to the merger agreement, each of Jefferson and HomeTrust has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•	not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger or bank merger;

•	not take any action that is intended or that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code or cause any of its representations and warranties in the merger agreement to be untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or to result in a violation of any provision of the merger agreement; and

•	not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

HomeTrust has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of Jefferson common stock.

Jefferson has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects. Jefferson has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following without the prior written consent of HomeTrust:

•	issue or sell, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitment to acquire any shares of the capital stock or other ownership interest, except pursuant to in-the-money Jefferson stock options outstanding on the date of the merger agreement;

•	issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights or other debt securities;

•	pay any dividends or other distributions on its capital stock, other than dividends from wholly owned subsidiaries to Jefferson or to another wholly owned subsidiary of Jefferson and regular distribution on Jefferson’s trust preferred securities;

•	(i) enter into, modify, renew or terminate any employment, severance or similar agreement or arrangement with any director, officer, employee or independent contractor, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary to rank and file employees, (C) severance in accordance with past practice and (D) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or higher; or (iv) pay expenses in excess of a specified amount for employees and directors to attend conventions or similar meetings;

•	except as required by law, establish, modify, renew or terminate any employee benefit plan or take action to accelerate the vesting of benefits under any employee benefit plan;

•	sell, transfer, lease or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•	enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property;

•	acquire the assets, business, deposits or properties of any person or entity, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving HomeTrust or HomeTrust Bank a first right of refusal to acquire such loan or participation), or sell or acquire any loan servicing rights;

•	amend its charter or bylaws or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into, materially modify, terminate or renew any Jefferson material contract as defined in the merger agreement;

•	settle any legal claims involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

•	foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which Jefferson does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

•	in the case of Jefferson Federal Bank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch of deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	make capital expenditures outside the limits specified in the merger agreement;

•	materially change its loan underwriting policies or make loans on extensions of credit in excess of amounts specified in the merger agreement;

•	invest in any new or existing joint venture or any new real estate development or construction activity;

•	materially change its interest rate and other risk management policies and practices;

•	incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less;

•	create any lien on any of Jefferson’s assets or properties other than pursuant to agreements with the Federal Home Loan Bank of Cincinnati and federal funds transactions;

•	make charitable contributions in excess of limits specified in the merger agreement;

•	enter into any new lines of business;

•	make, change or revoke any tax election, amend any tax return, enter into any tax closing agreement, or settle any liability with respect to disputed taxes; or

•	agree to take, make any commitment to take, in support of, any of the foregoing.

Regulatory Matters

HomeTrust has agreed to promptly prepare with Jefferson’s assistance and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. HomeTrust and Jefferson have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the bank merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement or any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by HomeTrust, including any regulatory condition that would increase the minimum regulatory capital requirements of HomeTrust or HomeTrust Bank (an “unduly burdensome condition”).

Employee Benefit Plan Matters

Following the effective time of the merger, HomeTrust shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of full-time active employees (as a group) who are employees of Jefferson and its subsidiaries on the merger closing date (referred to below as “covered employees”) which, in the aggregate, provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable and equivalent to the employee benefits and compensation programs that are made available on a uniform and non-discriminatory basis to similarly situated employees of HomeTrust or its subsidiaries, as applicable. Other than with respect to Jefferson’s ESOP, which shall be terminated prior to or immediately upon the closing or the merger, until such time as HomeTrust causes covered employees to participate in the benefit plans that are made available to similarly situated employees of HomeTrust or its subsidiaries, a covered employee’s continued participation in employee benefit opportunities of Jefferson and its subsidiaries will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of HomeTrust or its subsidiaries.

To the extent that a covered employee becomes eligible to participate in a HomeTrust benefit plan, HomeTrust shall cause the plan to recognize full-time years of prior service from the date of the most recent hire of such covered employee with Jefferson and its subsidiaries, for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable Jefferson benefit plan in which such covered employee was eligible to participate immediately prior to completion of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.

With respect to any HomeTrust benefit plan that is a health, dental, vision or welfare plan, HomeTrust or a subsidiary of HomeTrust shall use commercially reasonable best efforts to cause the waiver of all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable to the covered employees, to the extent such pre-existing condition was or would have been covered under a Jefferson benefit plan in which such covered employees participated immediately prior to the merger closing date.

Jefferson has agreed to take, and cause its subsidiaries to take, other than with respect to the termination of Jefferson’s ESOP, all actions requested by HomeTrust that may be necessary or appropriate to (i) cause one or more Jefferson benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time of the merger, (ii) cause benefit accruals and entitlements under any Jefferson benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time, (iii) cause the continuation on and after the effective time of the merger, of any contract, arrangement or insurance policy relating to any Jefferson benefit plan for such period as may be requested by HomeTrust, and (iv) facilitate the merger of any Jefferson benefit plan into any employee benefit plan maintained by HomeTrust or a HomeTrust subsidiary.

HomeTrust has agreed that HomeTrust Bank will assume and honor the obligations of Jefferson Federal Bank for severance benefits under the amended and restated change in control severance plan of Jefferson Federal Bank, subject to such plan being amended as provided in the merger agreement.

Director and Officer Indemnification and Insurance

For a period of six years following the merger, HomeTrust will maintain and preserve the rights to indemnification of Jefferson’s directors and officers, to the maximum extent permitted by Jefferson’s charter, bylaws and applicable law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

For a period of six years following the effective time of the merger, HomeTrust will provide, at HomeTrust’s expense, directors’ and officers’ liability insurance with respect to claims against Jefferson indemnified persons arising from facts or events occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement. This insurance must be equivalent to the coverage currently provided by Jefferson but the cost thereof is limited to 200% of Jefferson’s current annual premium for such insurance. Instead of providing this insurance coverage, Jefferson may, or at the request of HomeTrust shall, prior to the effective time of the merger, purchase a prepaid tail policy for directors’ and officers’ liability insurance provided that the cost thereof is limited to 450% of the current annual premium for such insurance.

Trust Preferred Securities

The merger agreement provides that upon completion of the merger, HomeTrust will assume the performance and observance of the covenants to be performed by Jefferson under an indenture relating to $10.31 million in trust preferred securities issued in 2006 and the due and punctual payment of the principal of and premium and interest on such trust preferred securities. In connection with such assumption, HomeTrust has agreed to enter into any supplemental indentures or other documents as necessary to make such assumption effective.

Shareholder Meeting and Recommendation of Jefferson’s Boards of Directors

Jefferson has agreed to hold the Jefferson special meeting for the purpose of voting upon the Jefferson merger proposal and compensation proposals within 40 days after notice of the Jefferson special meeting is given. The board of directors of Jefferson has agreed to use its commercially reasonable best efforts to hold the Jefferson special meeting to obtain from its shareholders the vote required to approve the Jefferson merger proposal, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby.

Notwithstanding any change in recommendation by the board of directors of Jefferson, unless the merger agreement has been terminated in accordance with its terms, Jefferson is required to convene the Jefferson special meeting and to submit the merger agreement to a vote of its shareholders. Jefferson will adjourn or postpone the Jefferson special meeting if there are insufficient shares of Jefferson common stock, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Agreement Not to Solicit Other Offers

Jefferson has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets with respect to an acquisition proposal; or (ii) have any discussions with any person or entity relating to an acquisition proposal.

Notwithstanding this agreement, if Jefferson receives an unsolicited written acquisition proposal prior to shareholder approval of the Jefferson merger proposal, that Jefferson’s board of directors determines in good faith will constitute or result in a transaction that is more favorable from a financial point of view to the shareholders of Jefferson than the merger with HomeTrust (referred to as a “superior proposal”), Jefferson may provide confidential information to and negotiate with the third party that submitted such acquisition proposal if the Jefferson board of directors determines in good faith, after consulting with counsel, that the failure to do so would reasonably be likely to violate the board’s fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving Jefferson or Jefferson Federal Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Jefferson or Jefferson Federal Bank. Jefferson must promptly advise HomeTrust of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Jefferson board of directors from withdrawing or modifying in a manner adverse to HomeTrust the board’s recommendation that Jefferson’s shareholders vote to approve the merger agreement (referred to as a “change in recommendation”). At any time prior to the approval of the merger agreement by Jefferson’s shareholders, however, the Jefferson board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with outside legal counsel, constitutes a superior proposal. The Jefferson board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given HomeTrust at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the board determines in good faith, after consultation with counsel, that the proposal continues to constitute a superior proposal.

If HomeTrust terminates the merger agreement based on a change in recommendation by the Jefferson board of directions or Jefferson terminates the merger agreement to pursue a superior proposal, Jefferson will be required to pay HomeTrust a termination fee of $1.95 million in cash. See “-Termination of the Merger Agreement.”

Conditions to Complete the Merger

HomeTrust’s and Jefferson’s respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permitted, waiver of the following conditions:

•	the approval of the Jefferson merger proposal by Jefferson’s shareholders;

•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the shares of HomeTrust common stock to be issued in the merger;

•	the receipt of necessary regulatory approvals, including from the Federal Reserve Board and the OCC, and other approvals necessary to consummate the transactions contemplated by the merger agreement, without the imposition of an unduly burdensome condition and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting period in respect thereof shall have expired;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the absence of any order, injunction, decree or law preventing or making illegal the completion of the merger or the bank merger;

•	subject to the standards set forth in the merger agreement, the accuracy of the representations and warranties of HomeTrust and Jefferson on the date of the merger agreement and the closing date of the merger and the receipt by each party of an officer’s certificate from the other party to that effect;

•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement and the receipt by each party of an officer’s certificate from the other party to that effect;

•	receipt by each party of an opinion of its legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	as an additional condition to HomeTrust’s obligation to complete the merger, receipt by Jefferson of all designated third party consents in form and substance reasonably satisfactory to HomeTrust.

Neither HomeTrust nor Jefferson can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of HomeTrust and Jefferson;

•	by either HomeTrust or Jefferson if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	by either HomeTrust or Jefferson if the merger has not been completed on or before September 30, 2014 (which we refer to as the “termination date”), unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	by either HomeTrust or Jefferson (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•	by HomeTrust, if the board of directors of Jefferson fails to recommend in this proxy statement/prospectus that its shareholders approve the merger proposal, or the Jefferson Board withdraws, modifies or makes or causes to be made by any third party or a public communication an announcement of its intention to modify or withdraw such recommendation in an adverse manner to HomeTrust or Jefferson materially breaches any of its obligations relating to third party acquisition proposals; or

•	by either HomeTrust or Jefferson if the Jefferson special meeting has been held (including any postponement or adjournment thereof) and the required vote to approve the Jefferson merger proposal has not been obtained; provided in the case of a termination by Jefferson that Jefferson has complied in all material respects with its obligations under the merger agreement, including with respect to recommending approval of the Jefferson merger proposal and the non-solicitation of third party acquisition proposals; or

•	a termination by Jefferson prior to Jefferson obtaining shareholder approval of the merger agreement in order to enter into a definitive acquisition agreement with respect to a third party superior unsolicited acquisition proposal, provided Jefferson has not committed a material breach of its obligation with respect to third party acquisition proposals and concurrently with such termination pays HomeTrust a termination fee of $1.95 million in cash.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) both HomeTrust and Jefferson will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement except, in the case of Jefferson, if the termination fee is paid, and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses.

Termination Fee

HomeTrust is entitled to a termination fee of $1.95 million from Jefferson if the merger agreement is terminated under the following circumstances:

•	a termination by HomeTrust based on (i) the board of directors of Jefferson either failing to continue its recommendation that the Jefferson shareholders approve the merger agreement or adversely changing such recommendation or (ii) Jefferson materially breaching the provisions of the merger agreement relating to the third party acquisition proposals;

•	a termination by Jefferson prior to it obtaining shareholder approval of the merger agreement in order to enter into a definitive acquisition agreement with respect to a third party superior unsolicited acquisition proposal as described above; or

•	a termination by either party as a result of the failure of Jefferson’s shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Jefferson or Jefferson Federal Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Jefferson or Jefferson Federal Bank and, within one year of the termination, Jefferson or Jefferson Federal Bank either enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal.

In the event of a willful and material breach of the merger agreement by Jefferson that would entitle HomeTrust to the termination fee, HomeTrust is not required to accept the termination fee from Jefferson and may pursue alternate relief against Jefferson.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus will be paid by Jefferson and all filing and other fees paid to the SEC in connection with the merger will be paid by HomeTrust.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of Jefferson, except that after approval of the merger agreement by the shareholders of Jefferson, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the Jefferson shareholders, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion of the merger agreement that requires further approval under applicable law.

Voting Agreements

As an inducement to HomeTrust to enter into the merger agreement, the directors of Jefferson have entered into voting agreements with HomeTrust with respect to the shares of Jefferson common stock they own. The following summary of the voting agreements is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.

Pursuant to the voting agreements, the directors of Jefferson have agreed:

•	to vote, or cause to be voted, all of their shares of Jefferson common stock in favor of approval of the Jefferson merger proposal; and

•	not to sell, transfer or otherwise dispose of any such shares of Jefferson common stock until after shareholder approval of the Jefferson merger proposal, as applicable, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to HomeTrust, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of HomeTrust.

The obligations under each voting agreement will terminate concurrently with any termination of the merger agreement.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma combined condensed consolidated financial information for HomeTrust and Jefferson Bancshares, giving effect to the merger without including the pro forma financial impact of the pending Bank of Commerce acquisition on HomeTrust. The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2013 gives effect to the merger as if it occurred on that date. The unaudited pro forma combined condensed consolidated statements of operations for the six months ended December 31, 2013 and the year ended June 30, 2013 give effect to the merger as if it occurred on July 1, 2012.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. HomeTrust is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of Jefferson Bancshares to conform to the presentation in HomeTrust’s financial statements.

A final determination of the fair values of Jefferson Bancshares’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Jefferson Bancshares that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the merger will be determined based on HomeTrust’s average closing stock price during the ten trading days ending on the fifth trading day prior to the closing date, with the exchange ratio fixed at 0.2667 if the average closing price is equal to or less than $15.00 per share and at 0.2222 if the average closing price is equal to or greater than $18.00 per share. For purposes of the accompanying pro forma financial information, the closing price of HomeTrust common stock on January 22, 2014, the last trading day before the day on which the merger agreement was publicly announced, was used for purposes of presenting the pro forma combined consolidated balance sheet at December 31, 2013.

In connection with the plan to integrate the operations of HomeTrust and Jefferson Bancshares following the completion of the merger, HomeTrust anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. HomeTrust is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of HomeTrust and Jefferson Bancshares, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated statements of operations do not include the effects of the nonrecurring costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•	changes in the trading price for HomeTrust’s common stock;

•	capital used or generated in Jefferson Bancshares’s operations between the signing of the merger agreement and completion of the merger;

•	changes in the fair values of Jefferson Bancshares’s assets and liabilities;

•	other changes in Jefferson Bancshares’s net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

•	the actual financial results of the combined company.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of HomeTrust incorporated into this document by reference from its Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 and its Annual Report on Form 10-K for the year ended June 30, 2013, and of Jefferson Bancshares incorporated into this document by reference from its Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 and its Annual Report on Form 10-K for the year ended June 30, 2013.

HOMETRUST BANCSHARES, INC. AND JEFFERSON BANCSHARES, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2013

(In thousands)

	HomeTrust	Jefferson Bancshares	Pro Forma Adjustments	Pro Forma
Assets
Cash	$14,175	$8,555	$—	$22,730
Interest-bearing deposits	69,897	8,146	(25,638)	52,405

Cash and cash equivalents	84,072	16,701	(25,638)	75,135

Certificates of deposit in other banks	152,027	—	—	152,027
Securities available for sale, at fair value	82,661	93,472	—	176,133
Loans held for sale	8,907	424	—	9,331
Total loans, net of deferred loan fees and discount	1,170,058	334,180	(10,357)	1,493,881
Allowance for loan losses	(27,125)	(3,973)	3,973	(27,125)

Net loans	1,142,933	330,207	(6,384)	1,466,756

Premises and equipment, net	24,648	25,268	(2,500)	47,416
Federal Home Loan Bank stock, at cost	2,089	4,735	—	6,824
Accrued interest receivable	5,901	1,357	—	7,258
Real estate owned	9,935	5,417	(1,000)	14,352
Deferred income taxes	46,748	10,810	3,687	61,245
Bank owned life insurance	63,134	7,222	—	70,356
Core deposit intangible	586	976	2,727	4,289
Goodwill	2,802	—	4,769	7,571
Other assets	2,882	1,223	—	4,105

Total Assets	$1,629,325	$497,812	$(24,339)	$2,102,798

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$1,211,447	$388,020	$500	$1,599,967
Other borrowings	2,217	47,746	602	50,565
Capital lease obligations	2,007	—	—	2,007
Subordinated debentures	—	7,414	2,586	10,000
Other liabilities	55,548	1,088	—	56,636

Total liabilities	1,271,219	444,268	3,688	1,719,175

Stockholders’ Equity
Preferred stock	—	—	—	—
Common stock	198	92	(76)	214
Additional paid in capital	211,855	45,639	(20,138)	237,356
Retained earnings	156,193	10,603	(10,603)	156,193
Unearned Employee Stock Ownership Plan (ESOP) shares	(9,787)	(2,160)	2,160	(9,787)
Accumulated other comprehensive loss	(353)	(630)	630	(353)

Total stockholders’ equity	358,106	53,544	(28,027)	383,623

Total Liabilities and Stockholders’ Equity	$1,629,325	$497,812	$(24,339)	$2,102,798

HOMETRUST BANCSHARES, INC. AND JEFFERSON BANCSHARES, INC.

UNAUDITED PROFORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2013

(In thousands, except share and per share data)

	HomeTrust	Jefferson Bancshares	Pro Forma Adjustments	Pro Forma

Interest and Dividend Income
Loans	$28,453	$8,270	$246	$36,969
Securities available for sale	721	954	—	1,675
Certificates of deposit and other interest-bearing deposits	907	—	—	907
Federal Home Loan Bank stock	27	114	—	141

Total interest and dividend income	30,108	9,338	246	39,692

Interest Expense
Deposits	2,925	658	—	3,583
Other borrowings	4	652	—	656

Total interest expense	2,929	1,310	—	4,239

Net Interest Income	27,179	8,028	246	35,453
Recovery of Loan Losses	(3,000)	—	—	(3,000)

Net Interest Income after Recovery of Loan Losses	30,179	8,028	246	38,453

Noninterest Income
Service charges on deposit accounts	1,333	495	—	1,828
Mortgage banking income and fees	1,786	80	—	1,866
Other, net	1,398	402	—	1,800

Total other income	4,517	977	—	5,494

Noninterest Expense
Salaries and employee benefits	14,695	3,527	—	18,222
Net occupancy expense	2,463	660	—	3,123
Marketing and advertising	693	155	—	848
Telephone, postage, and supplies	865	—	—	865
Deposit insurance premiums	667	338	—	1,005
Computer services	1,824	1,257	—	3,081
Loss on sale and impairment of real estate owned	205	24	—	438
REO expense	821	209	—	821
Other	2,988	1,470	(20)	4,438

Total other expense	25,221	7,640	(20)	32,841

Income Before Income Taxes	9,475	1,365	266	11,106
Income Tax Expense	3,272	423	90	3,785

Net Income	$6,203	$942	$176	$7,321

Per Share Data:
Net income per common share:
Basic	$0.32	$0.15		$0.36
Diluted	$0.32	$0.15		$0.35
Average shares outstanding:
Basic	18,930,301	6,271,395	1,609,910	20,540,211
Diluted	19,029,109	6,271,395	1,609,910	20,639,019

HOMETRUST BANCSHARES, INC. AND JEFFERSON BANCSHARES, INC. COMPANY

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Year Ended June 30, 2013

(In thousands, except share and per share data)

	HomeTrust	Jefferson Bancshares	Pro Forma Adjustments	Pro Forma

Interest and Dividend Income
Loans	$58,404	$17,529	$616	$76,549
Securities available for sale	324	1,689	—	2,013
Certificates of deposit and other interest-bearing deposits	1,578	—	—	1,578
Federal Home Loan Bank stock	83	283	—	366

Total interest and dividend income	60,389	19,501	616	80,506

Interest Expense
Deposits	6,975	1,535	—	8,510
Other borrowings	280	1,595	—	1,875

Total interest expense	7,255	3,130	—	10,385

Net Interest Income	53,134	16,371	616	70,121
Recovery of Loan Losses	1,100	800	—	1,900

Net Interest Income after Recovery of Loan Losses	52,034	15,571	616	68,221

Noninterest Income
Service charges on deposit accounts	2,589	1,036	—	3,625
Mortgage banking income and fees	5,107	445	—	5,552
Other, net	2,691	632	—	3,323

Total other income	10,387	2,113	—	12,500

Noninterest Expense
Salaries and employee benefits	26,438	6,761	—	33,199
Net occupancy expense	5,497	1,343	—	6,840
Marketing and advertising	1,705	383	—	2,088
Telephone, postage, and supplies	1,737	—	—	1,737
Deposit insurance premiums	1,407	968	—	2,375
Computer services	2,386	2,453	—	4,839
Loss on sale and impairment of real estate owned	951	297	—	1,683
Federal Home Loan Bank advance prepayment penalty	3,069	—	—	3,069
REO expense	2,135	435	—	2,135
Other	6,068	2,906	143	9,117

Total other expense	51,393	15,546	143	67,082

Income Before Income Taxes	11,028	2,138	473	13,639
Income Tax Expense	1,975	544	161	2,680

Net Income	$9,053	$1,594	$312	$10,959

Per Share Data:
Net income per common share:
Basic	$0.45	$0.25		$0.51
Diluted	$0.45	$0.25		$0.51
Average shares outstanding:
Basic	19,922,283	6,270,523	1,609,910	21,532,193
Diluted	19,941,687	6,270,523	1,609,910	21,551,597

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note 1 – Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed consolidated statements of operations for the year ended June 30, 2013 and six months ended December 31, 2013, are presented as if the acquisition occurred on July 1, 2012. The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2013 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Certain historical data of Jefferson Bancshares has been reclassified on a pro forma basis to conform to HomeTrust’s classifications.

Note 2 – Purchase Price

Each share of Jefferson Bancshares common stock and nonvoting preferred stock will be converted into the right to receive, promptly following completion of the merger, (1) 0.2524 shares of HomeTrust common stock equal to $4.00 per share divided by an assumed average HomeTrust closing price of $15.85, which was the price on January 22, 2014, the last trading day before public announcement of the merger agreement, and (2) $4.00 in cash, representing an aggregate consideration mix of 50% HomeTrust stock and 50% cash. All “in-the-money” Jefferson Bancshares stock options outstanding immediately prior to the merger will be canceled in exchange for a cash payment as provided in the merger agreement.

HomeTrust will issue approximately 1.6 million shares of common stock in the merger, resulting in approximately 21.4 million shares of common stock outstanding after the merger, and pay aggregate cash consideration in the merger of approximately $25.6 million (Adjustment Note A).

Note 3 – Allocation of Purchase Price of Jefferson Bancshares

At the merger date, Jefferson Bancshares’ assets and liabilities are required to be adjusted to their estimated fair values. The purchase price is then allocated to the identifiable assets and liabilities based on the fair value. The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill.

The pro forma purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:

At December 31, 2013
(in thousands)
Pro forma purchase price of Jefferson Bancshares
Fair value of HomeTrust common stock at $15.85 per share	$25,517
Cash to be paid	25,517
Consideration value for stock options	121

Total pro forma purchase price	$51,155

Fair value of assets acquired:
Cash	$16,701
Investment securities available for sale	93,472
Loans	324,247
Other real estate owned	4,417
Intangible assets	3,703
Other assets	51,802

Total assets acquired	$494,342

Fair value of liabilities assumed:
Deposits	$388,520
Other borrowed money	48,348
Subordinated debentures	10,000
Accrued expenses and other liabilities	1,088

Total liabilities assumed	$447,956

Fair value of net assets acquired	$46,386

Goodwill	$4,769

Note 4 – Pro Forma Condensed Combined Financial Information Adjustments

The following pro forma adjustments have been included in the unaudited pro forma condensed combined financial information. Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transaction and to adjust Jefferson Bancshares’ assets and liabilities to their estimated fair values at December 31, 2013.

Statement of Condition

As of December 31, 2013

(In thousands)

A. Adjustments to Cash and cash equivalents
To reflect cash used to purchase Jefferson Bancshares.	$(25,638)

B. Adjustments to Loans receivable, excluding Allowance for loan losses

Fair value adjustment on loans which includes $7,684 to adjust for credit deterioration of the acquired portfolio and $2,673 to reflect current interest rates and spreads to be accreted using the level yield method on purchased performing loans as they are repaid over time. The interest rate market value adjustment was determined based on the present value of estimated future cash flows of the loans to be acquired discounted using a weighted average market rate. The credit market value adjustment was determined based on assigned risk ratings, and the present value of estimated expected cash flows (including the estimated fair value of loan collateral). HomeTrust engaged a third-party advisor to assist in determining the credit adjustment.

$(10,357)

C. Adjustments to Allowance for loan losses
To remove the Jefferson Bancshares allowance for loan losses at period end date as the credit risk is accounted for in the fair value adjustment for the loans receivable in Adjustment B above.	$3,973

D. Adjustments to Core Deposit Intangible (“CDI”)
To record the estimated fair value of the CDI identified in the merger as calculated by a third party and to eliminate Jefferson Bancshares CDI created in its prior acquisitions.
CDI identified in merger	$3,703
Elimination of Jefferson Bancshares prior CDI	$(976)

E. Adjustment to Goodwill
To record the difference between the consideration transferred and the estimated fair value of net assets acquired in the merger.	$4,769

F. Adjustments to Other assets
To reflect the fair value of the other assets in the merger as follows:
Premises and equipment, net	$(2,500)
Real estate owned	$(1,000)
Deferred tax asset, net
Subtotal of fair value adjustments is $10,845 at the Company’s estimated statutory rate of 34%	$3,687

G. Adjustment to Subordinated debentures
To reflect the fair value of the subordinate debentures in the merger. This adjustment reflects HomeTrust’s intention to repay these subordinate debentures at face value as of the merger date.	$2,586

H. Adjustment to other liabilities
To reflect the fair value of other liabilities in the merger as follows:
To reflect the fair value of certificates of deposit	$500
To reflect the fair value of other borrowings	$602

I. Adjustments to Common stock and Additional paid in capital (“APIC”)
To record the changes in common stock and APIC:
Issuance of HomeTrust common stock to Jefferson Bancshares shareholders	$25,517
Elimination of the historical Jefferson Bancshares common stock and APIC	$(45,731)

J. Adjustment to Retained earnings
To eliminate the historical Jefferson Bancshares retained earnings	$(10,603)

K. Adjustment to ESOP
To eliminate the unallocated shares held as collateral in the leveraged Jefferson Bancshares ESOP	$2,160

L. Adjustment to Accumulated other comprehensive loss
To eliminate the historical Jefferson Bancshares accumulated other comprehensive loss.	$630

For purposes of determining the pro forma effect of the merger on the statements of operations, the following pro forma adjustments have been made as if the acquisition occurred as of July 1, 2012:

Statements of Income

(In thousands)

	For the Six Months Ended December 31, 2013	For the Year Ended June 30, 2013

M. Adjustments to Interest income: Loans	$246	$616

To reflect the accretion of interest component of the loan discount resulting from the pro forma loan fair value adjustment in Adjustment B above. The accretion was calculated using the level yield method as these loans are repaid over time.

N. Adjustments to Noninterest expense: Other
To eliminate the direct costs for professional services incurred by the companies in connection with the merger	$(110)	$—
To reflect the amortization of the CDI resulting from the pro forma fair value adjustment in Adjustment D above and to eliminate the historical Jefferson Bancshares CDI amortization	$90	$143

Amortization of CDI resulting from the merger based on amortization period of 7 years using the straight-line method of amortization of $265 and $529 for the six months ended 12/31/13 and for the year ended 6/30/13, respectively.

Elimination of historical Jefferson Bancshares CDI amortization of $(175) and $(386) for the six months ended 12/31/13 and for the year ended 6/30/13, respectively.

O. Adjustment to Federal income taxes	$90	$161
To reflect the income tax effect of the pro forma Adjustments M-P above at the Company’s estimated 34% statutory tax rate.

Earnings per share, basic and diluted, (Adjustment Note P) were calculated using the calculated pro forma net income divided by the calculated pro forma basic and dilutive average shares outstanding.

Basic and dilutive average shares outstanding (Adjustment Note Q) were calculated by adding the shares assumed to be issued by HomeTrust in the merger (1.6 million shares) to the historical average HomeTrust shares outstanding for the six months ended December 31, 2013 and for the year ended June 30, 2013.

Note 5 – Merger Costs

In connection with the merger, the plan to integrate HomeTrust’s and Jefferson Bancshares’ operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Management of both companies is currently in the process of assessing the two companies’ personnel, benefit plans, computer systems, service contracts and other key factors to determine the most beneficial structure for the merged company. Certain decisions arising from these assessments may involve involuntary termination of employees, changing information systems, canceling contracts with service providers and other actions. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred.

The table below reflects HomeTrust’s current estimate of the aggregate estimated merger costs of $3.8 million (net of $1.7 million of taxes, computed using the statutory federal tax rate of 34%) expected to be incurred in connection with the merger, which are excluded from the pro forma financial information. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following:

At December 31, 2013
(in thousands)
Professional Fees	$1,908
Change of control payments	500
Severance and retention plan	1,200
Data processing, termination and conversion	1,910

Pre-tax merger costs	5,518
Taxes	1,677

Total merger costs	$3,841

HomeTrust’s cost estimates are forward-looking. While the costs represent HomeTrust’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Jefferson common stock. The summary is based upon the Internal Revenue Code of 1986, as amended (which we refer to in this document as the “Code”), applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

This discussion addresses only those holders of Jefferson common stock that hold their Jefferson common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Jefferson common stock in light of their individual circumstances or to holders of Jefferson common stock that are subject to special rules, including, without limitation, holders that are:

•	financial institutions;

•	S corporations or other pass-through entities, or investors in pass-through entities;

•	persons who are subject to alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Jefferson common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not U.S. holders; and

•	holders who acquired their shares of Jefferson common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Jefferson common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Kilpatrick Townsend & Stockton LLP, or Kilpatrick Townsend, has rendered its tax opinion to Jefferson and Silver, Freedman, Taff & Tiernan LLP, or SFT&T, has rendered its tax opinion to HomeTrust addressing the U.S. federal income tax consequences of the merger as described below. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Jefferson and HomeTrust, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment. However, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

Neither HomeTrust nor Jefferson has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Jefferson and HomeTrust of opinions from Kilpatrick Townsend and SFT&T, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based upon representation letters provided by Jefferson and HomeTrust and upon customary factual assumptions. The condition that Jefferson receive an opinion from Kilpatrick Townsend may be waived by Jefferson, and the condition that HomeTrust receive an opinion from SFT&T may be waived by HomeTrust. Neither Jefferson nor HomeTrust currently intends to waive the conditions related to the receipt of the opinions. However, if these conditions were waived and the change in tax consequences would be material, Jefferson would re-solicit the approval of its shareholders prior to completing the merger.

In addition, the obligation of each of Kilpatrick Townsend and SFT&T to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a “reorganization,” including the “continuity of proprietary interest” requirement. That requirement generally will be satisfied if HomeTrust common stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of HomeTrust or Jefferson. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign income or other tax laws.

Tax Consequences of the Merger Generally

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. As such, the material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by HomeTrust or Jefferson as a result of the merger;

•	gain (but not loss) will be recognized by a U.S. holder of Jefferson common stock who receive shares of HomeTrust common stock and cash in exchange for shares of Jefferson common stock pursuant to the merger in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the HomeTrust common stock and cash received by such U.S. holder of Jefferson common stock exceeds such U.S. holder’s basis in its Jefferson common stock and (ii) the amount of cash received by such U.S. holder of Jefferson common stock;

•	the aggregate basis of the HomeTrust common stock received by a U.S. holder of Jefferson common stock in the merger (including a fractional share of HomeTrust common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Jefferson common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of a fractional share of HomeTrust common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of a fractional share in HomeTrust common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and

•	the holding period of HomeTrust common stock received by a U.S. holder of Jefferson common stock in the merger in exchange for such U.S. holder’s shares of Jefferson common stock (including fractional share of HomeTrust common stock deemed received and redeemed as described below) will include such U.S. holder’s holding period of the Jefferson common stock for which it is exchanged.

If a U.S. holder of Jefferson common stock acquired different blocks of Jefferson common stock at different times or at different prices, any gain or loss (if applicable) will be determined separately with respect to each block of Jefferson common stock. U.S. holders should consult their own tax advisors regarding the manner in which cash and HomeTrust common stock received in the merger should be allocated among different blocks of Jefferson common stock and with respect to identifying the bases or holding periods of the particular shares of HomeTrust common stock received in the merger.

Taxation of Capital Gain

Except as described under “—Potential Recharacterization of Gain as a Dividend” below, gain that a U.S. holder of Jefferson common stock recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder has held (or is treated as having held) its Jefferson common stock for more than one year as of the date of the merger. For non-corporate U.S. holders of Jefferson common stock, the maximum U.S. federal income tax rate on long-term capital gains is 20%.

Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of Jefferson common stock recognizes could be treated as dividend income rather than capital gain if: (i) such U.S. holder is a significant shareholder of HomeTrust; or (ii) such U.S. holder’s percentage ownership in HomeTrust after the merger, taking into account constructive ownership rules, is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of HomeTrust common stock rather than a combination of cash and shares of HomeTrust common stock in the merger. This could happen, for example, because of ownership of additional shares of HomeTrust common stock by such holder, ownership of shares of HomeTrust common stock by a person related to such holder or a share repurchase by HomeTrust from other holders of HomeTrust common stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Jefferson common stock, including the application of certain constructive ownership rules, holders of Jefferson common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share of HomeTrust Common Stock

A U.S. holder of Jefferson common stock who receives cash instead of a fractional share of HomeTrust common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by HomeTrust. As a result, such U.S. holder of Jefferson common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income

If a U.S. holder that is an individual has modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status), such individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over his or her applicable certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of Jefferson common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of Jefferson common stock who receives HomeTrust common stock as a result of the merger should retain records pertaining to the merger, including records relating to the number of shares and the basis of such U.S. holder’s Jefferson common stock. Each U.S. holder of Jefferson common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives HomeTrust common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such U.S. holder’s basis in the Jefferson common stock surrendered, the fair market value of the HomeTrust common stock and cash received in the merger, and certain other information. A “significant holder” is a holder of Jefferson common stock who, immediately before the merger, owned at least 5% of the outstanding stock of Jefferson or securities of Jefferson with a basis for federal income taxes of at least $1.0 million.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

INFORMATION ABOUT HOMETRUST

HomeTrust

HomeTrust, headquartered in Asheville, North Carolina, is a savings and loan holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. HomeTrust offers traditional financial services within its local communities through its 21 full service offices in Western North Carolina, including the Asheville metropolitan area, the “Piedmont” region of North Carolina, and Greenville, South Carolina. HomeTrust is the 13th largest community bank based on asset size headquartered in North Carolina. As of December 31, 2013, on a consolidated basis, HomeTrust had total assets of $1.63 billion, deposits of $1.21 billion, and stockholders’ equity of $358.1 million.

HomeTrust’s principal office is located at 10 Woodfin Street, Asheville, North Carolina 28801, and its telephone number is (828) 259-3939. HomeTrust’s common stock is listed on NASDAQ under the symbol “HTBI.”

HomeTrust regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur. In this regard, on March 2, 2014, HomeTrust entered into a definitive agreement to acquire Bank of Commerce, which operates a full service banking facility headquartered in Charlotte, North Carolina in a cash transaction valued at approximately $10.1 million. In addition, all $3.2 million of Bank of Commerce’s preferred stock will be redeemed. The boards of directors of HomeTrust and Bank of Commerce unanimously approved the transaction, which is subject to regulatory approval and other customary closing conditions. Upon closing of the transaction, Bank of Commerce will be merged into HomeTrust Bank. At December 31, 2013, Bank of Commerce had $129.3 million in assets and deposits of $93.8 million.

Additional information about HomeTrust and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Other Acquisitions

On March 2, 2014, HomeTrust entered into a definitive agreement to acquire Bank of Commerce, which operates a full service banking facility headquartered in Charlotte, North Carolina in a cash transaction valued at approximately $10.1 million. In addition, all $3.2 million of Bank of Commerce’s preferred stock will be redeemed. The boards of directors of HomeTrust and Bank of Commerce unanimously approved the transaction, which is subject to regulatory approval and other customary closing conditions. Upon closing of the transaction, Bank of Commerce will be merged into HomeTrust Bank. At December 31, 2013, Bank of Commerce had $129.3 million in assets and deposits of $93.8 million.

INFORMATION ABOUT JEFFERSON

General

Jefferson is the holding company for Jefferson Federal Bank. In connection with the Jefferson’s acquisition of State of Franklin Bancshares, Jefferson Federal Bank merged with and into State of Franklin Savings Bank, the wholly owned subsidiary of State of Franklin Bancshares. The resulting institution continues to operate as a Tennessee chartered savings bank, “Jefferson Federal Bank.”

Jefferson Federal operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its market area. Jefferson Federal attracts deposits from the general public and uses those funds to originate loans, most of which it holds for investment. Jefferson considers its primary market areas to consist of: (i) Hamblen County, Tennessee, and its contiguous counties; (ii) Knoxville, Tennessee, and its surrounding areas; and (iii) the greater Johnson City, Tennessee, Kingsport, Tennessee, and Bristol, Tennessee region (the “Tri-Cities region”). As of December 31, 2013, on a consolidated basis, Jefferson had total assets of $497.8 million, deposits of $388.0 million, and stockholders’ equity of $53.5 million.

Jefferson’s principal office is located at 120 Evans Avenue, Morristown, Tennessee 37814, and its telephone number is (423) 586-8421. Jefferson’s common stock is listed on NASDAQ under the symbol “JBFI.”

Management of Jefferson and the Jefferson Federal are substantially similar and Jefferson neither owns nor leases any property, but instead uses the premises, equipment and furniture of Jefferson Federal.

Available Information

Jefferson maintains an Internet website at http://www.jeffersonfederal.com. It makes available its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, and other related information, free of charge, on this site as soon as reasonably practicable after Jefferson electronically files those documents with, or otherwise furnish them to, the Securities Exchange Commission. Jefferson’s Internet website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement/prospectus or the reports it files with the Securities Exchange Commission. Jefferson’s reports have not been reviewed, or confirmed for accuracy or relevance, by the Securities and Exchange Commission, the FDIC or any other governmental authority.

Market Area

Jefferson Federal currently operates two full-service branch offices and two limited-service drive-through facilities in Hamblen County, Tennessee. The economy of Hamblen County, which has an estimated population of 62,000, is primarily oriented to manufacturing and agriculture. Morristown and Hamblen County also serve as a hub for retail shopping and medical services for a number of surrounding rural counties. The manufacturing sector is focused on three types of products: automotive and heavy equipment components; plastics, paper and corrugated products; and furniture. According to published statistics, the unemployment rate in Hamblen County was 7.6% as of December 2013, the most recent period for which data is available, which was above the national unemployment rate and slightly below the state unemployment rates at that time.

Jefferson Federal also currently operates two full-service branch offices in Knoxville, Tennessee. Knoxville’s population is approximately 183,000 and its economy is largely fueled by the location of the main campus of the University of Tennessee, the Oak Ridge National Laboratory, the National Transportation Research Center and the Tennessee Valley Authority. Additionally, Knoxville has many warehousing and distribution companies because of its central location in the eastern half of the United States. The unemployment rate for the Knoxville metropolitan statistical area was 6.7% as of December 2013, which was equal to the national unemployment rate and below the state unemployment rates at that time.

Jefferson Federal also currently operates six full-service branch offices in the Tri-Cities region, which is comprised of Kingsport, Tennessee, Johnson City, Tennessee and Bristol, Tennessee and the surrounding areas. The population of the Tri-Cities region is approximately 500,000 and its economy is largely fueled by manufacturing and trade services. The unemployment rate for the Tri-Cities region combined statistical area was 6.4% as of December 2013, which was below the national and the state unemployment rates at that time.

Competition

Jefferson Federal faces significant competition for the attraction of deposits and origination of loans. The most direct competition for deposits has historically come from the several financial institutions operating in Jefferson Federal’s market area and, to a lesser extent, from other financial service companies, such as brokerage firms, credit unions and insurance companies. Jefferson Federal also faces competition for investors’ funds from money market funds and other corporate and government securities. At June 30, 2013, which is the most recent date for which data is available from the FDIC, Jefferson Federal held: (i) 23.38% of the deposits in Hamblen County, which is the largest market share out of nine financial institutions with offices in the county at that date; (ii) 0.22% of the deposits in the Knoxville, Tennessee, metropolitan statistical area, which is the 38th largest market share out of 52 financial institutions with offices in the metropolitan statistical area at that date; (iii) 4.38% of the deposits in the Johnson City, Tennessee metropolitan statistical area, which is the eighth largest market share out of 22 financial institutions located in the metropolitan statistical area at that date; and (iv) 0.98% of the deposits in the Kingsport, Tennessee-Bristol, Virginia metropolitan statistical area, which is the 20th largest market share out of 31 financial institutions located in the metropolitan statistical area at that date. Banks owned by SunTrust Banks, Inc., First Tennessee National Corporation and Regions Financial Corporation and other large regional bank holding companies also operate in Jefferson Federal’s primary market areas. These institutions are significantly larger than Jefferson Federal and, therefore, have significantly greater resources.

Jefferson Federal’s competition for loans comes primarily from financial institutions in its market area, and to a lesser extent from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies, such as insurance companies, securities companies and specialty finance companies.

Jefferson Federal expects to continue to face significant competition in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Federal law permits affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit Jefferson’s growth in the future.

Lending Activities

General. Jefferson Federal’s loan portfolio consists of a variety of mortgage, commercial and consumer loans. As a community-oriented financial institution, Jefferson Federal tries to meet the borrowing needs of consumers and businesses in its market area. Mortgage loans constitute a significant majority of the portfolio, and commercial mortgage loans are the largest segment in that category.

One- to Four-Family Residential Loans. Jefferson Federal originates mortgage loans to enable borrowers to purchase or refinance existing homes or to construct new one- to four-family homes. Jefferson Federal offers fixed-rate mortgage loans with terms up to 30 years and adjustable-rate mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the first year interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment and the effect each has on Jefferson Federal’s interest rate risk.

The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of Jefferson Federal’s own pricing criteria and competitive market conditions. Interest rates and payments on Jefferson Federal’s adjustable-rate loans generally are adjusted annually based on any change in the National Average Contract Mortgage Rate for the Purchase of Previously Occupied Homes by Combined Lenders as published by the Federal Housing Finance Board. Changes in this index tend to lag behind changes in market interest rates. Jefferson Federal’s adjustable-rate mortgage loans may have initial fixed-rate periods ranging from one to seven years.

Jefferson Federal’s originates all adjustable-rate loans at the fully indexed interest rate. The maximum amount by which the interest rate may be increased or decreased is generally 2% per year and the lifetime interest rate cap is generally 5% over the initial interest rate of the loan. Jefferson Federal’s adjustable-rate residential mortgage loans generally do not provide for a decrease in the rate paid below the initial contract rate. The inability of Jefferson Federal’s residential real estate loans to adjust downward below the initial contract rate can contribute to increased income in periods of declining interest rates, and also assists us in its efforts to limit the risks to earnings and equity value resulting from changes in interest rates, subject to the risk that borrowers may refinance these loans during periods of declining interest rates.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all of the mortgage loans in its loan portfolio contain due-on-sale clauses providing that Jefferson Federal may declare the unpaid amount due and payable upon the sale of the property securing the loan. Jefferson Federal enforces these due-on-sale clauses to the extent permitted by law. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

In addition to originating loans for its portfolio, Jefferson Federal originates loans for the secondary mortgage market. Loans are sold without recourse and on a servicing-released basis. Jefferson Federal generally does not make conventional loans with loan-to-value ratios exceeding 85% and generally make loans with a loan-to-value ratio in excess of 85% only when secured by first liens on owner-occupied, one- to four-family residences. Loans with loan-to-value ratios in excess of 90% generally require private mortgage insurance or additional collateral. Jefferson Federal requires all properties securing mortgage loans in excess of $250,000 to be appraised by a board-approved appraiser. Jefferson Federal requires title insurance on all mortgage loans in excess of $25,000. Borrowers must obtain hazard or flood insurance (for loans on property located in a flood zone) prior to closing the loan.

Home Equity Lines of Credit. Jefferson Federal offers home equity lines of credit on single family residential property in amounts up to 80% of the appraised value. Rates and terms vary by borrower qualifications, but are generally offered on a variable rate, open-end term basis with maturities of ten years or less.

Commercial Real Estate and Multi-Family Loans. An important segment of Jefferson Federal’s loan portfolio is mortgage loans secured by commercial and multi-family real estate. Its commercial real estate loans are secured by professional office buildings, shopping centers, manufacturing facilities, hotels, vacant land, churches and, to a lesser extent, by other improved property such as restaurants and retail operations.

Jefferson Federal originates both fixed- and adjustable-rate loans secured by commercial and multi-family real estate with terms up to 20 years. Fixed-rate loans have provisions that allow us to call the loan after five years. Adjustable-rate loans are generally based on prime and adjust monthly. Loan amounts generally do not exceed 85% of the lesser of the appraised value or the purchase price. When the borrower is a corporation, partnership or other entity, Jefferson Federal generally requires personal guarantees from significant equity holders. Currently, it is Jefferson Federal’s philosophy to originate commercial real estate loans only to borrowers known to it and on properties in or near its market area.

At December 31, 2013, loans with principal balances of $500,000 or more secured by commercial real estate totaled $85.1 million, or 66.4% of commercial real estate loans, and loans with principal balances of $500,000 or more secured by multi-family properties totaled $6.5 million, or 69.2% of multi-family loans. At December 31, 2013, nine commercial real estate loans totaling $2.1 million were nonaccrual loans.

Construction Loans. Jefferson Federal originates loans to finance the construction of one- to four-family homes and, to a lesser extent, multi-family and commercial real estate properties. At December 31, 2013, $4.5 million of Jefferson Federal’s construction loans was for the construction of one- to four-family homes and $7.3 million was for the construction of commercial or multi-family real estate. Construction loans are generally made on a “pre-sold” basis; however, contractors who have sufficient financial strength and a proven track record are considered for loans for model and speculative purposes, with preference given to contractors with whom Jefferson Federal has had successful relationships. Jefferson Federal generally limits loans to contractors for speculative construction to a total of $350,000 per contractor. Construction loans generally provide for interest-only payments at fixed-rates of interest and have terms of six to 12 months. At the end of the construction period, the loan generally converts into a permanent loan. Construction loans to a borrower who will occupy the home, or to a builder who has pre-sold the home, will be considered for loan-to-value ratios of up to 85%. Construction loans for speculative purposes, models and commercial properties may be considered for loan-to-value ratios of up to 80%. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Jefferson Federal generally uses in-house inspectors for construction disbursement purposes; however, it may rely on architect certifications and independent third party inspections for disbursements on larger commercial loans.

Land Loans. Jefferson Federal originates loans secured by unimproved property, including lots for single family homes, raw land, Jefferson Federal’s commercial property and agricultural property. Jefferson Federal originates both fixed- and adjustable-rate land loans with terms up to 20 years. Adjustable-rate loans are generally based on prime and adjust monthly. Loans secured by unimproved commercial property or for land development generally have five-year terms with a longer amortization schedule.

At December 31, 2013, Jefferson Federal’s largest land loan had an outstanding balance of $3.5 million and was secured by vacant land. At December 31, 2013, loans with principal balances of $500,000 or more secured by unimproved property totaled $10.0 million, or 45.2% of land loans. At December 31, 2013, 10 land loans totaling $923,000 were nonaccrual loans.

Commercial Business Loans. Jefferson Federal extends commercial business loans on an unsecured and secured basis. Secured loans generally are collateralized by industrial/commercial machinery and equipment, livestock, farm machinery and, to a lesser extent, accounts receivable and inventory. Jefferson Federal originates both fixed- and adjustable-rate commercial loans with terms up to 15 years. Fixed-rate loans have provisions that allow it to call the loan after five years. Adjustable-rate loans are generally based on prime and adjust monthly. Where the borrower is a corporation, partnership or other entity, Jefferson Federal generally requires personal guarantees from significant equity holders.

Consumer Loans. Jefferson Federal offers a variety of consumer loans, including loans secured by automobiles and savings accounts. Other consumer loans include loans on recreational vehicles and boats, debt consolidation loans and personal unsecured debt.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Jefferson Federal uses a credit scoring system and charge borrowers with poorer credit scores higher interest rates to compensate for the additional risks associated with those loans.

Loan Underwriting Risks.

Adjustable-Rate Loans. While Jefferson Federal anticipates that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make Jefferson Federal’s asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial and Multi-Family Real Estate Loans. Loans secured by commercial and multi-family real estate are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties are often dependent on the successful operation or management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. In order to monitor cash flows on income properties, Jefferson Federal requires borrowers and loan guarantors, if any, to provide annual financial statements and rent rolls on multi-family loans. Jefferson Federal also perform annual reviews on all lending relationships of $500,000 or more where the loan is secured by commercial or multi-family real estate.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate,

Jefferson Federal may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, Jefferson Federal may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If Jefferson Federal is forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that it will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Land Loans. Loans secured by undeveloped land or improved lots generally involve greater risks than residential mortgage lending because land loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure, Jefferson Federal may be confronted with a property the value of which is insufficient to assure full repayment.

Commercial Loans. Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with commercial and multi-family real estate lending. Although the repayment of commercial and multi-family real estate loans depends primarily on the cash-flow of the property or related business, the underlying collateral generally provides a sufficient source of repayment. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral if a borrower defaults is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the cash-flow, character and creditworthiness of the borrower (and any guarantors), while liquidation of collateral is secondary.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as automobiles, boats and recreational vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Loan Originations. All of Jefferson Federal’s portfolio loans are originated by in-house lending officers and are underwritten and processed in-house. Jefferson Federal relies on advertising, referrals from realtors and customers, and personal contact by its staff to generate loan originations. Jefferson Federal occasionally purchases participation interests in commercial real estate loans through other financial institutions in its market area.

Loan Approval Procedures and Authority. Loan approval authority has been granted by the Board of Directors to certain officers on an individual and combined basis for consumer (including residential mortgages) and commercial purpose loans up to a maximum of $1.0 million per transaction. All loans with aggregate exposure of $2.0 million or more require the approval of Jefferson Federal’s Loan Committee or Board of Directors.

Jefferson Federal’s Loan Committee meets every two weeks to review all mortgage loans made within granted lending authority of $75,000 or more and all non-mortgage loans made within granted lending authority of $50,000 or more. The committee approves all requests which exceed granted lending authority or when the request carries aggregate exposure to us of $2.0 million or more. The minutes of the committee are reported to and reviewed by the Board of Directors.

Loans to One Borrower. The maximum amount that Jefferson Federal may lend to one borrower and the borrower’s related entities is limited by regulation. At December 31, 2013, its regulatory limit on loans to one borrower was $11.7 million. At that date, Jefferson Federal’s largest lending relationship was $5.7 million and consisted of multiple real estate and commercial business loans. These loans were performing according to their original repayment terms at December 31, 2013.

Loan Commitments. Jefferson Federal issues commitments for fixed-rate and adjustable-rate single-family residential mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to its customers and generally expire in 90 days or less.

Investment Activities

Jefferson Federal has legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank of Cincinnati and certificates of deposit of federally insured institutions. Within certain regulatory limits, Jefferson Federal also may invest a portion of its assets in corporate securities. Jefferson Federal also is required to maintain an investment in Federal Home Loan Bank of Cincinnati stock.

At December 31, 2013, Jefferson Federal’s investment portfolio consisted of U.S. agency securities, mortgage-backed securities, municipal securities and corporate securities.

Jefferson Federal’s investment objectives are to provide and maintain liquidity, to maintain a balance of high quality investments, to diversify investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak, and to generate a favorable return. Any two of the following officers are authorized to purchase or sell investments: the President, Executive Vice President and/or Vice President. There is a limit of $2.0 million par value on any single investment purchase unless approval is obtained from the Board of Directors. For mortgage-backed securities, real estate mortgage investment conduits and collateralized mortgage obligations issued by Ginnie Mae, Freddie Mac or Fannie Mae, purchases are limited to a current par value of $2.5 million without Board approval.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of Jefferson Federal’s funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. Jefferson Federal may use borrowings on a short-term basis to compensate for reductions in the availability of funds from other sources. Borrowings may also be used on a longer-term basis for general business purposes.

Deposit Accounts. Substantially all of Jefferson Federal’s depositors are residents of the State of Tennessee. Deposits are attracted from within its primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market accounts, regular savings accounts, Christmas club savings accounts, certificates of deposit and retirement savings plans. Jefferson Federal does not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, Jefferson Federal considers the rates offered by its competition, profitability to us, matching deposit and loan products and customer preferences and concerns. Jefferson Federal generally reviews its deposit mix and pricing monthly. Its current strategy is to offer competitive rates, but not be the market leader in every type and maturity. In recent years, Jefferson Federal’s advertising has emphasized transaction accounts, with the goal of shifting its mix of deposits towards a smaller percentage of higher cost time deposits.

Borrowings. Jefferson Federal has relied upon advances from the Federal Home Loan Bank of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the Federal Home Loan Bank are typically secured by Jefferson Federal’s first mortgage loans.

The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, Jefferson Federal is required to own capital stock in the Federal Home Loan Bank and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 50% of a member’s assets. The availability of Federal Home Loan Bank advances to each borrower is based on the financial condition and the degree of security provided to collateralize borrowings.

Personnel

As of December 31, 2013, Jefferson Federal had 135 full-time employees and eight part-time employees, none of whom is represented by a collective bargaining unit. Jefferson Federal believes its relationship with its employees is good.

Subsidiaries

In addition to Jefferson Federal, Jefferson currently has one subsidiary, State of Franklin Statutory Trust II. State of Franklin Statutory Trust II is a Delaware statutory trust. In December 2006, State of Franklin Bancshares issued subordinated debentures to State of Franklin Statutory Trust II, which purchased the debentures with the proceeds from the sale of trust preferred securities issued in a private placement. Jefferson’s net consolidated principal obligation under the debentures and trust preferred securities is $10.0 million.

Regulation and Supervision of Jefferson

General. Jefferson is a bank holding company subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). As a result, Jefferson activities are subject to certain limitations, which are described below. In addition, as a bank holding company, Jefferson is required to file annual and quarterly reports with the Federal Reserve Board and to furnish such additional information as the Federal Reserve Board may require pursuant to the BHCA. Jefferson is also subject to regular examination by and the enforcement authority of the Federal Reserve Board.

Activities. With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that engages directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking. The activities of Jefferson are subject to these legal and regulatory limitations under the BHCA and the related Federal Reserve Board regulations. Notwithstanding the Federal Reserve Board’s prior approval of specific nonbanking activities, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

Acquisitions. Under the BHCA, a bank holding company must obtain the prior approval of the Federal Reserve Board before: (1) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company. Satisfactory financial condition, particularly with regard to capital adequacy, and satisfactory CRA ratings are generally prerequisites to obtaining federal regulatory approval to make acquisitions.

Under the BHCA, any company must obtain approval of the Federal Reserve Board prior to acquiring control of the Jefferson or Jefferson Federal. For purposes of the BHCA, “control” is defined as ownership of more than 25% of any class of voting securities of a company or a bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of a company or a bank. In addition, the Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the BHCA), to file a written notice with the Federal Reserve Board before such person or persons may acquire control of Jefferson or Jefferson Federal. The Change in Bank Control Act defines “control” as the power, directly or indirectly, to vote

25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank. There is a presumption of “control” where the acquiring person will own, control or hold with power to vote 10% or more of any class of voting security of a bank holding company or insured bank if, like Jefferson, the company involved has registered securities under Section 12 of the Securities Exchange Act of 1934.

Under Tennessee banking law, prior approval of the Tennessee Department of Financial Institutions is also required before any person may acquire control of a Tennessee bank or bank holding company. Tennessee law generally prohibits a bank holding company from acquiring control of an additional bank if, after such acquisition, the bank holding company would control more than 30% of the FDIC-insured deposits in the State of Tennessee.

Capital Requirements. The Federal Reserve Board has adopted guidelines regarding the consolidated capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and to risk-weighted assets. See “Regulation and Supervision of Jefferson Federal—Capital Requirements.”

In July 2013, the Federal Reserve Board approved revisions to its capital adequacy guidelines and prompt corrective action rules that implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more, and top-tier savings and loan holding companies (“banking organizations”). Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for us on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

Dividends. The Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. The Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized” or worse.” See “Regulation and Supervision of Jefferson Federal —Prompt Corrective Regulatory Action.”

Stock Repurchases. Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Jefferson’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order, directive or any condition imposed by, or written agreement with, the Federal Reserve Board. This requirement does not apply to bank holding companies that are “well-capitalized,” received one of the two highest examination ratings at their last examination and are not the subject of any unresolved supervisory issues.

Regulation and Supervision of Jefferson Federal

General. Jefferson Federal is subject to extensive regulation by the Tennessee Department of Financial Institutions (the “Department”) and, as an insured state bank that is not a member of the Federal Reserve System (a

“nonmember bank”), by the FDIC. The lending activities and other investments of Jefferson Federal must comply with various federal regulatory requirements. The Department and FDIC periodically examine Jefferson Federal for compliance with these regulatory requirements and Jefferson Federal must regularly file reports with the Department and the FDIC describing its activities and financial condition. Jefferson Federal is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors.

The Dodd-Frank Act has created the Consumer Financial Protection Bureau (the “Bureau”) to implement federal consumer protection laws. The Bureau will assume responsibility for the existing federal consumer protection laws and regulations and has the authority to impose new requirements. The prudential regulators, however, will retain examination and enforcement authority over an institution’s compliance with such laws and regulations so long as the institution has less than $10 billion in assets.

Tennessee State Law. As a Tennessee-chartered savings bank, Jefferson Federal is subject to the applicable provisions of Tennessee law and the regulations of the Department adopted thereunder. Jefferson Federal derives its lending and investment powers from these laws, and is subject to periodic examination and reporting requirements by and of the Department. Certain powers granted under Tennessee law may be constrained by federal regulation. Banks nationwide are permitted to enter Jefferson Federal’s market area and compete for deposits and loan originations. The approval of the Department is required prior to any merger or consolidation, or the establishment or relocation of any branch office. Tennessee savings banks are also subject to the enforcement authority of the Department, which may suspend or remove directors or officers, issue cease and desist orders and appoint conservators or receivers in appropriate circumstances.

Capital Requirements. Under FDIC regulations, nonmember banks are required to maintain a minimum leverage capital requirement consisting of a ratio of Tier 1 capital to total assets of 3% if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and in general a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System (the CAMELS rating system) established by the Federal Financial Institutions Examination Council. For all but the most highly rated institutions meeting the conditions set forth above, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than certain mortgage servicing rights and purchased credit card relationships) minus identified losses, disallowed deferred tax assets and investments in financial subsidiaries and certain non-financial equity investments.

In addition to the leverage ratio (the ratio of Tier 1 capital to total assets), state-chartered nonmember banks must currently maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8%, of which at least half must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items. Tier 2 capital items include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, certain cumulative preferred stock and subordinated debentures, certain other capital instruments and up to 45% of pre-tax net unrealized holding gains on equity securities. The includable amount of Tier 2 capital cannot exceed the institution’s Tier 1 capital. Qualifying total capital is further reduced by the amount of Jefferson Federal’s investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks, most intangible assets and certain other deductions. Under the FDIC risk-weighted system, all of a bank’s balance sheet assets and the credit equivalent amounts of certain off-balance sheet items are assigned to one of four broad risk weight categories from 0% to 100%, based on the risks inherent in the type of assets or item. The aggregate dollar amount of each category is multiplied by risk weight assigned to that category. The sum of these weighted values equals Jefferson Federal’s risk-weighted assets.

Dividend Limitations. Jefferson Federal may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of Jefferson Federal at the time of its conversion to stock form.

Earnings of Jefferson Federal appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by Jefferson Federal on the amount of earnings removed from the reserves for such distributions. Jefferson Federal intends to make full use of this favorable tax treatment and does not contemplate use of any earnings in a manner which would limit Jefferson Federal’s bad debt deduction or create federal tax liabilities.

Under FDIC regulations, Jefferson Federal is prohibited from making any capital distributions if, after making the distribution, Jefferson Federal would have: (i) a total risk-based capital ratio of less than 8%; (ii) a Tier 1 risk-based capital ratio of less than 4%; or (iii) a leverage ratio of less than 4%.

Investment Activities. Under federal law, all state-chartered FDIC-insured banks have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, the FDIC is authorized to permit institutions to engage in state authorized activities or investments that do not meet this standard (other than non-subsidiary equity investments) for institutions that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.

Insurance of Deposit Accounts. Jefferson Federal’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s existing risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Assessment rates range from seven to 77.5 basis points on the institution’s assessment base, which is calculated as total assets minus tangible equity.

Deposit insurance per account owner is currently $250,000. The Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, non-interest bearing transaction accounts would receive unlimited insurance coverage until December 31, 2010, which was later extended to December 31, 2012. Jefferson Federal opted to participate in the unlimited coverage for noninterest bearing transaction accounts.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Jefferson Federal. Management cannot predict what insurance assessment rates will be in the future.

Prompt Corrective Regulatory Action. Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. The FDIC is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The FDIC could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Safety and Soundness Guidelines. Each federal banking agency has established safety and soundness standards for institutions under its authority. These agencies, including the FDIC, have released interagency guidelines establishing such standards and adopted rules with respect to safety and soundness compliance plans. The guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution’s business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the agency determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the agency within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that Jefferson Federal has met substantially all the standards adopted in the interagency guidelines.

Additionally, federal banking agencies have established standards relating to asset and earnings quality. The guidelines require a bank to maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves.

Federal Reserve System. The Federal Reserve Board regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $55.2 million; a 10% reserve ratio is applied above $55.2 million. The first $10.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. At December 31, 2013, Jefferson Federal met applicable FRB reserve requirements.

Federal Home Loan Bank System. Jefferson Federal is a member of the Federal Home Loan Bank System (“FHLBS”) which consists of 12 regional Federal Home Loan Banks governed and regulated by the Federal Housing Finance Board (“FHFB”) of the Federal Home Loan Bank Board. Jefferson Federal, as a member of the FHLB of Cincinnati, is required to purchase and hold shares of capital stock in the FHLB of Cincinnati. As of December 31, 2013, Jefferson Federal held stock in the FHLB of Cincinnati in the amount $4.7 million and was in compliance with the above requirement. The Federal Home Loan Banks are required to provide funds for certain purposes including contributing funds for affordable housing programs. These requirements, or financial stress caused by economic conditions, could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

Loans to Executive Officers, Directors and Principal Stockholders. Under federal law, loans to directors, executive officers and principal stockholders of a state non-member bank like Jefferson Federal must be made on substantially the same terms as those prevailing for comparable transactions with persons who are not executive officers, directors, principal stockholders or employees of Jefferson Federal unless the loan is made pursuant to a compensation or benefit plan that is widely available to employees and does not favor insiders. Loans to any executive officer, director and principal stockholder, together with all other outstanding loans to such person and affiliated interests, generally may not exceed 15% of the bank’s unimpaired capital and surplus, and aggregate loans to such persons may not exceed the institution’s unimpaired capital and unimpaired surplus. Loans to directors, executive officers and principal stockholders, and their respective affiliates, in excess of the greater of $25,000 or 5% of capital and surplus (and any loan or loans aggregating $500,000 or more) must be approved in advance by a majority of the board of directors of Jefferson Federal with any “interested” director not participating in the voting. State nonmember banks are prohibited from paying the overdrafts of any of their executive officers or directors unless payment is made pursuant to a written, pre-authorized interest-bearing extension of credit plan that specifies a method of repayment or transfer of funds from another account at Jefferson Federal. Loans to executive officers are further restricted as to type, amount and terms of credit. In addition, the BHCA prohibits extensions of credit to executive officers, directors and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Transactions with Affiliates. A state non-member bank or its subsidiaries may not engage in “covered transactions” with any one affiliate in an amount greater than 10% of such bank’s capital stock and surplus, and for all such transactions with all affiliates a state non-member bank is limited to an amount equal to 20% of capital stock and surplus. All such transactions must also be on terms substantially the same, or at least as favorable, to the bank or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions. Specified collateral requirements apply to covered transactions such as loans to and guarantees issued on behalf of an affiliate. An affiliate of a state non-member bank is any company or entity which controls or is under common control with the state non-member bank and, for purposes of the aggregate limit on transactions with affiliates, any subsidiary that would be deemed a financial subsidiary of a national bank. In a holding company context, the parent holding company of a state non-member bank and any companies which are controlled by such parent holding company are affiliates of the state non-member bank. Federal law further prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain limited exceptions.

Enforcement. The FDIC has extensive enforcement authority over insured non-member banks, including Jefferson Federal. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

The FDIC has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” See “Prompt Corrective Regulatory Action.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution’s financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by FDIC regulations, a state non-member bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate-income neighborhoods. The Community Reinvestment Act neither establishes specific lending requirements or programs for financial institutions nor limits an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the FDIC, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to consider such record when it evaluates applications made by such institution. The Community Reinvestment Act requires public disclosure of an institution’s Community Reinvestment Act rating. Jefferson Federal’s latest Community Reinvestment Act rating received from the FDIC was “satisfactory.”

Financial Regulatory Legislation

The previously referenced Dodd-Frank Act contains a wide variety of provisions affecting the regulation of depository institutions. Those include, but are not limited to, restrictions related to mortgage originations, risk retention requirements as to securitized loans and the noted newly created consumer protection agency. The full impact of the Dodd-Frank Act on its business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on Jefferson Federal’s operations, particularly through increased compliance costs resulting from possible future consumer and fair lending regulations.

Properties

Jefferson conducts its business through its main office, nine full-service branch offices and two limited-service drive-through facilities located in Hamblen, Knox, Sullivan and Washington Counties, Tennessee. Jefferson Federal owns all of our offices, except for a drive-through facility located in Morristown, Tennessee, the lease on which expires on December 31, 2015. As of December 31, 2013, the total net book value of its offices was $25.3 million. Jefferson believes that its facilities are adequate to meet its present and immediately foreseeable needs.

Legal Proceedings

Other than the litigation relating to the merger described on page 63, Jefferson is not a party to any pending legal proceedings. Periodically, there have been various claims and lawsuits involving Jefferson Federal, such as claims to enforce liens, condemnation proceedings on properties in which Jefferson Federal holds security interests, claims involving the making and servicing of real property loans and other issues incident to Jefferson Federal’s business. Jefferson Federal is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of Jefferson.

JEFFERSON’S MANAGEMENT DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The objective of this section is to help shareholders and potential investors understand Jefferson’s views on its results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this proxy statement/prospectus.

Overview.

Income

Jefferson has two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income – which is the income that it earns on its loans and investments – and interest expense – which is the interest that it pays on its deposits and borrowings.

Jefferson’s second principal source of pre-tax income is fee income – the compensation it receives from providing products and services. Most of Jefferson’s fee income comes from service charges on NOW accounts and fees for late loan payments. Jefferson also earns fee income from ATM charges, insurance commissions, safe deposit box rentals and other fees and charges.

Jefferson occasionally recognizes gains or losses as a result of sales of investment securities or foreclosed real estate. These gains and losses are not a regular part of Jefferson’s income.

Expenses

The expenses Jefferson incurs in operating its business consist of compensation and benefits expenses, occupancy expenses, equipment and data processing expense, deposit insurance premiums, advertising expenses, expenses for foreclosed real estate and other miscellaneous expenses.

Compensation and benefits consist primarily of the salaries and wages paid to Jefferson’s employees, fees paid to Jefferson’s directors and expenses for retirement and other employee benefits.

Occupancy expenses, which are the fixed and variable costs of building and equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities.

Equipment and data processing expense includes fees paid to Jefferson’s third-party data processing service and expenses and depreciation charges related to office and banking equipment.

Deposit insurance premiums are payments Jefferson makes to the Federal Deposit Insurance Corporation for insurance of Jefferson Federal’s deposit accounts.

Expenses for foreclosed real estate include maintenance and repairs on foreclosed properties prior to sale.

Other expenses include expenses for attorneys, accountants and consultants, payroll taxes, franchise taxes, charitable contributions, insurance, office supplies, postage, telephone and other miscellaneous operating expenses.

Critical Accounting Policies

Jefferson considers accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. Jefferson considers the following to be its critical accounting policies: allowance for loan losses and deferred income taxes.

Allowance for Loan Losses. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic condition and other factors related to the collectibility of the loan portfolio. Although Jefferson believes that it uses the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, Tennessee Department of Financial Institutions and the FDIC, as an integral part of their examination processes, periodically review Jefferson’s allowance for loan losses. These agencies may require Jefferson to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Deferred Income Taxes. Jefferson uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Jefferson exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

Results of Operations for the Three and Six Months Ended December 31, 2013 and 2012

Overview.

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Net earnings	$444	$348	$942	$643
Net earnings per share, basic	$0.07	$0.05	$0.15	$0.10
Net earnings per share, diluted	$0.07	$0.05	$0.15	$0.10
Return on average assets (annualized)	0.36%	0.28%	0.38%	0.25%
Return on average equity (annualized)	3.29%	2.60%	3.52%	2.41%

For the three months ended December 31, 2013, net income totaled $444,000, or $0.07 per diluted share, compared to net income of $348,000, or $0.05 per diluted share, for the quarter ended December 31, 2012. For the six months ended December 31, 2013, net income totaled $942,000, or $0.15 per diluted share, compared to net income of $643,000, or $0.10 per diluted share, for the six months ended December 31, 2012. The improvement in net income is largely the result of a lower provision for loan losses and lower noninterest expense which more than offset a decrease in net interest income and noninterest income during the three and six months ended December 31, 2013.

Net Interest Income.

The following table summarizes changes in interest income and expense for the three month periods ended December 31, 2013 and 2012:

	Three Months Ended December 31,
	2013	2012	$ Change	% Change
	(Dollars in thousands)

Interest income:
Loans	$4,197	$4,435	$(238)	(5.4%)
Investment securities	486	419	67	16.0%
Interest-earning deposits	6	20	(14)	(70.0%)
FHLB stock	48	57	(9)	(15.8%)

Total interest income	4,737	4,931	(194)	(3.9%)

Interest expense:
Deposits	321	388	(67)	(17.3%)
Repurchase agreements	1	2	(1)	(50.0%)
Borrowings	265	318	(53)	(16.7%)
Subordinated notes & debentures	78	81	(3)	(3.7%)

Total interest expense	665	789	(124)	(15.7%)

Net interest income	$4,072	$4,142	($70)	(1.7%)

Net interest income before loan loss provision decreased $70,000, or 1.7%, to $4.1 million for the three months ended December 31, 2013 compared to the same period in 2012. The interest rate spread and net interest margin for the quarter ended December 31, 2013 were 3.59% and 3.67%, respectively, compared to 3.60% and 3.69%, respectively, for the same period in 2012.

The following table summarizes changes in interest income and expense for the six month periods ended December 31, 2013 and 2012:

	Six Months Ended December 31,
	2013	2012	$ Change	% Change
	(Dollars in thousands)

Interest income:
Loans	$8,270	$8,920	$(650)	(7.3%)
Investment securities	954	829	125	15.1%
Interest-earning deposits	16	44	(28)	(63.6%)
FHLB stock	98	107	(9)	(8.4%)

Total interest income	9,338	9,900	(562)	(5.7%)

Interest expense:
Deposits	657	832	(175)	(21.0%)
Repurchase agreements	1	3	(2)	(66.7%)
Borrowings	494	637	(143)	(22.4%)
Subordinated notes & debentures	158	163	(5)	(3.1%)

Total interest expense	1,310	1,635	(325)	(19.9%)

Net interest income	$8,028	$8,265	($237)	(2.9%)

Total interest income decreased $194,000, or 3.9%, to $4.7 million for the three months ended December 31, 2013 and decreased $562,000, or 5.7%, to $9.3 million for the six months ended December 31, 2013 compared to the prior year periods due primarily due to lower market interest rates. The average yield on interest-earning assets was 4.27% and 4.21%, respectively, for the three and six months ended December 31, 2013 compared to 4.39% and 4.35%, respectively, for the same periods in 2012.

Interest on loans decreased $238,000, or 5.4%, to $4.2 million for the three months ended December 31, 2013 and decreased $650,000, or 7.3%, to $8.3 million for the six months ended December 31, 2013 compared to the prior year periods. The average balance of loans increased $4.2 million, or 1.29%, to $325.9 million for the three months ended December 31, 2013 and increased $1.1 million, or 0.33%, to $325.5 million for the six months ended December 31, 2013. The increase in the average balance of loans is due to an increase in loan demand. The average yield on loans was 5.11% and 5.04%, respectively, for both the three and six months ended December 31, 2013, compared to 5.47% and 5.45%, respectively, for the same periods in 2012.

Interest on investment securities increased $67,000, or 16.0%, to $486,000 for the three months ended December 31, 2013 and increased $125,000, or 15.1%, to $954,000 for the six months ended December 31, 2013 compared to the prior year periods. The increase for both periods was the result of an increase in the average yield of investment securities coupled with an increase in the average balance. The average yield on investment securities increased 11 basis points to 2.01% for the three months ended December 31, 2013 and increased 3 basis points to 1.98% for the six months ended December 31, 2013 compared to the same periods in 2012.

Total interest expense decreased $124,000, or 15.7%, to $665,000 for the three month period ended December 31, 2013 and decreased $325,000, or 19.9%, to $1.3 million for the six month period ended December 31, 2013 compared to the prior year periods. The decrease for both periods was primarily due to lower interest rates on interest-bearing liabilities. Interest expense on deposits decreased $67,000, or 17.3%, to $321,000 for the three month period ended December 31, 2013 and decreased $175,000, or 21.0%, to $657,000 for the six months ended December 31, 2013 compared to the same periods in 2012. The decrease in interest expense on deposits was primarily due to downward repricing of certificates of deposit coupled with a lower average balance. The average rate paid on deposits decreased 6 basis points to 0.38% for the three months ended December 31, 2013 and decreased 8 basis points to 0.38% for the six months ended December 31, 2013 compared to the prior year period. Interest expense on FHLB advances decreased $53,000, or 16.7%, to $265,000 for the three months ended December 31, 2013 and decreased $143,000, or 22.4%, to $494,000 for the six months ended December 31, 2013 compared to the same periods in 2012. The decrease in interest expense on advances is due to the restructuring of $15.0 million in FHLB advances during the first quarter of fiscal 2014.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table nonaccrual loan balances and related accrued interest income have been included.

	Three Months Ended December,				Six Months Ended December,
	2013		2012		2013		2012
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
	(Dollars in thousands)				(Dollars in thousands)

Loans	$325,868	5.11%	$321,716	5.47%	$325,544	5.04%	$324,480	5.45%
Investment securities	98,912	2.01%	90,888	1.90%	98,495	1.98%	87,424	1.95%
Interest-earning deposits	11,748	0.20%	29,812	0.27%	12,977	0.24%	36,548	0.24%
FHLB stock	4,735	4.02%	4,735	4.78%	4,735	4.11%	4,735	4.48%
Deposits	339,149	0.38%	352,098	0.44%	342,237	0.38%	356,794	0.46%
FHLB advances	41,480	2.53%	37,676	3.35%	39,518	2.48%	37,753	3.35%
Repurchase agreements	1,288	0.31%	1,072	0.74%	1,171	0.17%	952	0.63%
Subordinated debentures	7,396	4.18%	7,283	4.41%	7,382	4.25%	7,270	4.45%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on Jefferson’s net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended December 31, 2013 Compared to 2012			Six Months Ended December 31, 2013 Compared to 2012
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)			(In thousands)

Interest income:
Loans receivable	$57	($295)	($238)	$29	($679)	($650)
Investment securities	39	28	67	113	12	125
Daily interest-earning deposits and other interest-earning assets	(10)	(13)	(23)	(29)	(8)	(37)

Total interest-earning assets	86	(280)	(194)	113	(675)	(562)

Interest expense:
Deposits	(14)	(53)	(67)	(33)	(142)	(175)
FHLB advances	30	(83)	(53)	29	(172)	(143)
Repurchase agreements	0	(1)	(1)	1	(3)	(2)
Subordinated debentures	1	(4)	(3)	2	(7)	(5)

Total interest-bearing liabilities	18	(142)	(124)	(1)	(324)	(325)

Net change in interest income	$68	($138)	($70)	$114	($351)	($237)

Provision for Loan Losses. There was no provision for loan losses for the three and six month periods ended December 31, 2013 compared to $300,000 and $600,000, respectively, for the same periods in 2012. The decrease in the provision for loan losses is the result of improvements in asset quality. Net charge-offs for the three and six month periods ended December 31, 2013 amounted to $1.0 million and $1.7 million, respectively, compared to $359,000 and $750,000 for the comparable periods in 2012. A significant portion of the loan charge-offs during the six months ended December 31, 2013 were against specific reserves and did not require replenishment of the allowance for loan losses. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on changes in the nature and volume of the loan portfolio, the amount of impaired and classified loans, historical loan loss experience and other qualitative factors. In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review Jefferson’s allowance for loan losses and may require Jefferson to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

The following table summarizes changes in noninterest income for the three month periods ended December 31, 2013 and 2012:

	Three Months Ended December 31,		$	%
	2013	2012	Change	Change
	(Dollars in thousands)

Noninterest income:
Mortgage origination fee income	$32	$131	($99)	(75.6%)
Service charges and fees	239	276	(37)	(13.4%)
Gain on investment securities	1	8	(7)	(87.5%)
Loss on sale of foreclosed real estate, net	(40)	(53)	13	(24.5%)
BOLI increase in cash value	61	60	1	1.7%
Other	190	159	31	19.5%

Total noninterest income	$483	$581	($98)	(16.9%)

Noninterest income decreased $98,000, or 16.9%, to $483,000 for the three months ended December 31, 2013 compared to $581,000 for the same period in 2012. The decrease was primarily the result of a decrease in mortgage origination fee income totaling $99,000. The decrease in mortgage origination fee is due to a decline in refinance originations.

The following table summarizes changes in noninterest income for the six month periods ended December 31, 2013 and 2012:

	Six Months Ended December 31,		$	%
	2013	2012	Change	Change
	(Dollars in thousands)

Noninterest income:
Mortgage origination fee income	$80	$277	($197)	(71.1%)
Service charges and fees	495	529	(34)	(6.4%)
Gain on sale of fixed assets	—	1	(1)	(100.0%)
Gain on investment securities	1	12	(11)	(91.7%)
Loss on sale of foreclosed real estate, net	(64)	(209)	145	(69.4%)
BOLI increase in cash value	122	120	2	1.7%
Other	343	307	36	11.7%

Total noninterest income	$977	$1,037	($60)	(5.8%)

For the six months ended December 31, 2013, noninterest income decreased $60,000, or 5.8%, to $977,000 compared to $1.0 million for the same period in 2012. The decrease was primarily the result of a $197,000 decrease in mortgage origination fee income partially offset by a $145,000 decrease in loss on sale of foreclosed real estate. The decrease in mortgage origination fee income for the six month periods is primarily due to a decline in refinance originations.

Noninterest Expense. The following table summarizes the dollar amounts for each category of noninterest expense, and the dollar and percent changes for the three months ended December 31, 2013 compared to the same period in 2012.

	Three Months Ended December 31,		$	%
	2013	2012	Change	Change
	(Dollars in thousands)

Noninterest expense:
Compensation and benefits	$1,799	$1,767	$32	1.8%
Occupancy expense	326	341	(15)	(4.4%)
Equipment and data processing expense	647	617	30	4.9%
Deposit insurance premiums	168	210	(42)	(20.0%)
Advertising	68	39	29	74.4%
Professional services	123	139	(16)	(11.5%)
Valuation adjustment and expenses on other real estate owned	133	232	(99)	(42.7%)
Amortization of intangible assets	82	96	(14)	(14.6%)
Other	572	520	52	10.0%

Total noninterest expense	$3,918	$3,961	($43)	(1.1%)

Noninterest expense decreased $43,000, or 1.1%, to $3.9 million for the three months ended December 31, 2013 compared to $4.0 million for the same period in 2012. Valuation adjustments and expenses on OREO decreased $99,000, or 42.7%, to $133,000 for the three months ended December 31, 2013 compared to the same period in 2012.

The following table summarizes the dollar amounts for each category of noninterest expense, and the dollar and percent changes for the six months ended December 31, 2013 compared to the same period in 2012.

	Six Months Ended December 31,		$	%
	2013	2012	Change	Change
	(Dollars in thousands)

Noninterest expense:
Compensation and benefits	$3,527	$3,447	$80	2.3%
Occupancy expense	660	703	(43)	(6.1%)
Equipment and data processing expense	1,257	1,216	41	3.4%
Deposit insurance premiums	338	417	(79)	(18.9%)
Advertising	155	89	66	74.2%
Professional services	210	245	(35)	(14.3%)
Valuation adjustment and expenses on OREO	233	479	(246)	(51.4%)
Amortization of intangible assets	174	202	(28)	(13.9%)
Other	1,086	1,069	17	1.6%

Total noninterest expense	$7,640	$7,867	($227)	(2.9%)

Noninterest expense decreased $227,000, or 2.9%, to $7.6 million for the six months ended December 31, 2013 compared to $7.9 million the same period in 2012. Valuation adjustments and expenses on OREO decreased $246,000, or 51.4%, to $233,000 for the six month period ended December 31, 2013 compared to $479,000 for the same period in 2012.

Income Taxes. Income tax expense for the three and six months ended December 31, 2013 increased to $193,000 and $423,000, respectively, compared to income tax expense of $114,000 and $192,000, respectively, for the same periods in 2012. The increase in income tax expense for both periods was due to higher taxable income.

Financial Condition at December 31, 2013 and June 30, 2013

Loans. Net loans increased $8.9 million, or 2.8%, to $330.2 million at December 31, 2013, compared to $321.3 million at June 30, 2013 due to an increase in loan demand.

The following table sets forth the composition of Jefferson’s loan portfolio at the dates indicated.

	At December 31, 2013		At June 30, 2013
	Amount	Percent of Portfolio	Amount	Percent of Portfolio	$ Change	% Change
		(Dollars in thousands)

Real estate loans:
Residential one-to four-family	$82,416	24.6%	$87,233	26.7%	$(4,817)	(5.5%)

Home equity line of credit	17,664	5.3%	16,259	5.0%	1,405	8.6%

Commercial	128,095	38.3%	120,205	36.7%	7,890	6.6%

Multi-family	9,453	2.8%	13,509	4.1%	(4,056)	(30.0%)

Construction	11,812	3.5%	6,692	2.0%	5,120	76.5%

Land	22,146	6.6%	22,296	6.8%	(150)	(0.7%)

Total real estate loans	271,586	81.2%	266,194	81.3%	5,392	2.0%

Commercial business loans	59,952	17.9%	57,288	17.5%	2,664	4.7%

Consumer loans:

Automobile loans	464	0.1%	510	0.2%	(46)	(9.0%)

Loans secured by deposits	372	0.1%	340	0.1%	32	9.4%

Other consumer loans	2,211	0.7%	2,971	0.9%	(760)	(25.6%)

Total consumer loans	3,047	0.9%	3,821	1.2%	(774)	(20.3%)

Total gross loans	334,585	100.0%	327,303	100.0%	7,282	2.2%

Less:
Deferred loan fees, net	(405)		(344)		(61)	17.7%
Allowance for losses	(3,973)		(5,660)		1,687	(29.8%)

Loans receivable, net	$330,207		$321,299		$8,908	2.8%

The following table sets forth certain information at December 31, 2013 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause Jefferson’s actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Real Estate Loans	Commercial Business Loans	Consumer Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$43,045	$24,090	$1,539	$68,674
More than one to three years	36,730	9,907	1,022	47,659
More than three to five years	90,406	10,965	486	101,857
More than five to 15 years	46,967	11,550	—	58,517
More than 15 years	54,438	3,440	—	57,878

Total	$27,586	$59,952	$3,047	$334,585

The following table sets forth the dollar amount of all loans at December 31, 2013 that are due after December 31, 2014 and have either fixed interest rates or floating or adjustable interest rates.

	Fixed-Rates	Floating or Adjustable Rates	Total
	(In thousands)
Real estate loans:
One- to four-family	$20,402	$56,537	$76,939
Home equity lines of credit	85	16,308	16,393
Commercial	59,426	46,443	105,869
Multi-family	8,011	264	8,275
Construction	6,746	4,107	10,853
Land	7,895	2,317	10,212
Commercial business loans	20,044	15,818	35,862
Consumer loans	1,487	21	1,508

Total	$124,096	$141,815	$265,911

The following table shows activity in Jefferson’s loan portfolio, excluding loans held for sale, during the periods indicated.

Six Months Ended December 31, 2013

Total loans at beginning of period	$327,303
Loans originated:
Real estate	43,202
Commercial business	14,791
Consumer	707

Total loans originated	58,700
Loan principal repayments	(51,418)
Net loan activity	7,282

Total gross loans at end of period	$334,585

Investments. Jefferson’s investment security portfolio primarily consists of U.S. Government agency obligations, mortgage-backed securities issued by government-sponsored entities, and municipal bonds. Investment securities decreased to $93.5 million at December 31, 2013 compared to $96.0 million at June 30, 2013. The decrease in the investment portfolio reflects security purchases totaling $10.9 million, partially offset by sales, paydowns and calls of securities totaling approximately $12.2 million. Investments classified as available-for-sale are carried at fair market value and reflect an unrealized loss of $1.0 million, or $630,000 net of taxes, at December 31, 2013.

	At December 31,		At June 30,
	2013		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)		(Dollars in thousands)

Federal agency securities	$20,913	$20,301	$21,985	$21,653
Mortgage-backed securities	65,020	64,799	65,607	65,868
Municipal securities	7,953	7,881	8,004	8,005
Other securities	607	491	607	498

Total	$94,493	$93,472	$96,203	$96,024

The following table sets forth the maturities and weighted average yields of investment securities at December 31, 2013.

	More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield

Federal agency securities	$1,999	1.76%	$11,907	1.67%	$868	3.00%	$14,774	1.77%
Mortgage-backed securities	—	0.00	9,141	0.16	55,658	1.91	64,799	2.04
Municipal securities	1,382	1.81	3,526	3.45	2,696	4.77	7,604	2.66
Other securities	—	0.00	—	0.00	492	0.00	492	0.00

Total	$3,381	1.62%	$24,574	1.76%	$59,714	2.18%	$87,669	2.12

Deposits. Total deposits decreased $11.6 million to $388.0 million at December 31, 2013 compared to $399.6 million at June 30, 2013 primarily due to planned runoff of certificates of deposit through lower interest rates and fluctuations in existing customer balances. Certificates of deposit decreased $6.9 million, or 4.7%, to $141.2 million while transaction accounts decreased $4.7 million, or 1.9%, to $246.8 million at December 31, 2013. Certificates of deposit comprised 36.4% of total deposits at December 31, 2013 compared to 37.1% of total deposits at June 30, 2013.

	At December 31, 2013	At June 30, 2013	$ Change	% Change
	(Dollars in thousands)

Noninterest-bearing accounts	$52,753	$54,765	($2,012)	(3.7%)
NOW accounts	56,279	54,164	2,115	3.9%
Savings accounts	89,267	91,280	(2,013)	(2.2%)
Money market accounts	48,541	51,324	(2,783)	(5.4%)
Certificates of deposit	141,180	148,109	(6,929)	(4.7%)

Total	$388,020	$399,642	($11,622)	(2.9%)

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of December 31, 2013. Jumbo certificates of deposit require minimum deposits of $100,000.

Certificates of Deposit
Maturity Period	(In thousands)

Three months or less	$9,871
Over three through six months	9,684
Over six through twelve months	17,224
Over twelve months	18,138

Total	$54,917

The following table sets forth the time deposits classified by rates at the dates indicated.

	At December 31,	At June 30,
	2013	2013
	(In thousands)
0.01 – 1.00%	$113,262	$115,563
1.01 – 2.00%	27,726	31,306
2.01 – 3.00%	192	533
3.01 – 4.00%	—	35
4.01 – 5.00%	—	672

Total	$141,180	$148,109

The following table sets forth the amount and maturities of time deposits at December 31, 2013.

	At December 31, 2013
	Less Than One Year	1-2 Years	2-3 Years	3-4 Years	4 or More Years	Total	Percent of Total Certificate Accounts
	(In Thousands)
0.01 – 1.00%	$76,548	$24,462	$10,621	$1,217	$414	$113,262	80.2%
1.01 – 2.00%	20,826	1,965	156	3,054	1,725	27,726	19.6
2.01 – 3.00%	154	38	—	—	—	192	0.1
3.01 – 4.00%	—	—	—	—	—	—	0.0
4.01 – 5.00%	—	—	—	—	—	—	0.0

Total	$97,528	$26,465	$10,777	$4,271	$2,139	$141,180	100.0%

Borrowings. Jefferson has relied upon advances from the Federal Home Loan Bank (“FHLB”) of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. FHLB advances totaled $46.9 million at December 31, 2013 compared to $37.6 million at June 30, 2013. Additional FHLB advances have been utilized during the second quarter of fiscal 2014 to manage daily liquidity needs and to support loan growth.

Six Months Ended December 31,
2013
(Dollars in thousands)

Maximum amount of advances outstanding at any month end	$46,909
Average advances outstanding	39,518
Weighted average interest rate during the period	2.48%
Balance outstanding at end of period	$46,909
Weighted average interest rate at end of period	2.28%

Stockholders’ Equity. Stockholders’ equity was $53.5 million at December 31, 2013 compared to $53.0 million at June 30, 2013. Unrealized gains and losses, net of taxes, in the available-for-sale investment portfolio are reflected as an adjustment to stockholders’ equity. At December 31, 2013, the adjustment to stockholders’ equity was a net unrealized loss of $630,000 compared to an unrealized loss of $111,000 at June 30, 2013. Stock repurchases for the three months ended December 31, 2013 totaled 2,438 shares at an average cost of $6.40 per share. On November 13, 2008, Jefferson announced its third stock repurchase program pursuant to which up to 620,770 shares of Jefferson’s outstanding common stock may be repurchased. At December 31, 2013, 401,115 shares remained eligible for repurchase under the current stock repurchase program.

Results of Operations for the Years Ended June 30, 2013 and 2012

Overview.

	2013	2012
	(Dollars in thousands, except per share data)

Net earnings	$1,594	($4,000)
Net earnings per share, basic	$0.25	($0.64)
Net earnings per share, diluted	$0.25	($0.64)
Return on average assets	0.31%	(0.74%)
Return on average equity	2.97%	(7.37%)

For the year ended June 30, 2013, Jefferson reported net income of $1.6 million, or $0.25 per diluted share, compared to a net loss of $4.0 million, or $0.64 per diluted share, for the year ended June 30, 2012. The improvement in net income was primarily due to a lower provision for loan losses totaling $800,000 for fiscal 2013 compared to $9.9 million for fiscal 2012. The decrease in the provision for loan losses was attributable to improvements in asset quality.

Net Interest Income.

The following table summarizes changes in interest income and expense for the years ended June 30, 2013 and 2012:

	Year Ended June 30,		% Change
	2013	2012	2013/2012

Interest income:
Loans	$17,529	$20,271	(13.5%)
Investment securities	1,689	1,900	(11.1%)
Interest-earning deposits	75	62	21.0%
FHLB stock	208	199	4.5%

Total interest income	19,501	22,432	(13.1%)

Interest expense:
Deposits	1,535	2,965	(48.2%)
Borrowings	1,270	1,278	(0.6%)
Subordinated debentures	325	327	(0.6%)

Total interest expense	3,130	4,570	(31.5%)

Net interest income	$16,371	$17,862	(8.3%)

Net interest income before loan loss provision decreased $1.5 million to $16.4 million for the year ended June 30, 2013. The interest rate spread and net interest margin for the year ended June 30, 2013 were 3.55% and 3.64%, respectively, compared to 3.60% and 3.72%, respectively, for the year ended June 30, 2012.

Total interest income decreased $2.9 million, or 13.1%, to $19.5 million for fiscal 2013 compared to $22.4 million for fiscal 2012 primarily due to a lower volume of interest-earning assets and lower market interest rates. The average volume of earning assets decreased $29.9 million to $451.3 million for fiscal 2013, while the average yield on interest-earning assets decreased 33 basis points to 4.33% compared to fiscal 2012.

Interest on loans decreased $2.7 million, or 13.5%, to $17.5 million for fiscal 2013 as a result of a lower average balance of loans and a lower average yield. The average balance of loans decreased $40.8 million, or 11.2%, to $322.3 million due to the combination of reduced loan demand, normal paydowns on existing loans, transfers to other real estate owned (“OREO”) and charge-offs. The average yield on loans was 5.44% for fiscal 2013 compared to 5.57% for fiscal 2012.

Interest on investment securities decreased to $1.7 million for fiscal 2013 compared to $1.9 million for fiscal 2012. The average balance of investment securities increased $9.4 million to $92.7 million for fiscal 2013 compared to $83.3 million for fiscal 2012 as excess liquidity has been deployed into the investment portfolio. The average yield on investments decreased to 1.89% for fiscal 2013 compared to 2.36% for fiscal 2012 due to lower market interest rates. Dividends on FHLB stock were $208,000 for fiscal 2013, compared to $199,000 for fiscal 2012.

Total interest expense decreased $1.4 million to $3.1 million for the year ended June 30, 2013, compared to $4.6 million for the year ended June 30, 2012. The average volume of interest-bearing liabilities decreased $29.4 million to $400.2 million while the average rate paid on interest-bearing liabilities decreased 28 basis points to 0.78% for fiscal 2013. Interest expense on deposits decreased $1.4 million to $1.5 million for 2013 compared to $3.0 million for fiscal 2012 as a result of lower interest rates combined with a lower average balance of deposits. The average rate paid on deposits decreased 34 basis points to 0.43% for the year ended June 30, 2013. Interest expense on FHLB advances remained level at $1.3 million for fiscal 2013 compared to fiscal 2012. The average balance of FHLB advances decreased $206,000 to $37.7 million for fiscal 2013 while the average rate paid on FHLB advances remained unchanged at 3.36% compared to fiscal 2012.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table nonaccrual loan balances and related accrued interest income have been included.

	Year Ended June 30,
	2013			2012			2011
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)

Interest-earning assets:
Loans(1)	$322,331	$17,529	5.44%	$363,154	$20,271	5.57%	$415,966	$24,251	5.83%
Investment securities	92,721	1,689	1.89	83,276	1,900	2.36	55,013	1,696	3.23
Daily interest deposits	31,466	75	0.24	29,996	62	0.21	72,804	180	0.25
Other earning assets	4,735	208	4.39	4,735	199	4.19	4,735	207	4.37

Total interest-earning assets	451,253	19,501	4.33	481,161	22,432	4.66	548,518	26,334	4.82

Noninterest-earning assets	57,262	—	—	57,864	—	—	59,553	—	—

Total assets	$508,515	—		$539,025	—		$608,071	—

Interest-bearing liabilities:
Passbook accounts	91,745	207	0.23	97,167	485	0.50	86,581	651	0.75
NOW accounts	53,935	59	0.11	48,312	77	0.16	49,609	145	0.29
Money market accounts	51,708	119	0.23	53,797	311	0.58	56,113	521	0.93
Certificates of deposit	156,835	1,150	0.73	184,352	2,092	1.13	239,551	4,284	1.79

Total interest-bearing deposits	354,223	1,535	0.43	383,628	2,965	0.77	431,854	5,601	1.30

Borrowings	37,700	1,266	3.36	37,906	1,272	3.35	60,459	2,105	3.48
Repurchase agreements	985	4	0.41	912	6	0.66	1,053	6	0.57
Subordinated debentures	7,298	325	4.45	7,186	327	4.54	7,073	318	4.50

Total interest-bearing liabilities	400,206	3,130	0.78	429,632	4,570	1.06	500,439	8,030	1.60

Noninterest-bearing deposits	53,680	—		54,090	—	—	49,503	—	—
Other noninterest-bearing liabilities	959	—		1,014	—	—	1,284	—	—

Total liabilities	454,845			484,736			551,226

Stockholders’ equity	53,670			54,289			56,845

Total liabilities and stockholders’ equity	$508,515			$539,025			$608,071

Net interest income		$16,371			$17,862			$18,304

Interest rate spread			3.55%			3.60%			3.21%
Net interest margin			3.64%			3.72%			3.35%
Ratio of average interest-earning assets to average interest-bearing liabilities			112.76%			111.99%			109.61%

(1)	Average loan balances include nonaccrual loans.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on Jefferson’s net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2013 Compared to 2012			2012 Compared to 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest income:
Loans receivable	$(2,231)	$(511)	$(2,742)	$(2,981)	$(999)	$(3,980)
Investment securities	250	(461)	(211)	950	(746)	204
Daily interest-bearing deposits and other interest-earning assets	3	19	22	(92)	(34)	(126)

Total interest-earning assets	(1,978)	(953)	(2,931)	(2,123)	(1,779)	(3,902)

Interest expense:
Deposits	(212)	(1,218)	(1,430)	(571)	(2,065)	(2,636)
Borrowings	(7)	(1)	(8)	(760)	(73)	(833)
Subordinated debentures	5	(7)	(2)	5	4	9

Total interest-bearing liabilities	(214)	(1,226)	(1,440)	(1,326)	(2,134)	(3,460)

Net change in interest income	$(1,764)	$273	$(1,491)	$(797)	$355	$(442)

Provision for Loan Losses.

The provision for loan losses for fiscal 2013 was $800,000 compared to a provision of $9.9 million for fiscal 2012. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on changes in the nature and volume of the loan portfolio, the amount of impaired and classified loans, historical loan loss experience and other qualitative factors. Net charge-offs for the year ended June 30, 2013 amounted to $992,000 compared to $12.2 million for the year ended June 30, 2012. A significant portion of the loan charge-offs during fiscal 2013 and 2012 were against specific reserves and did not require replenishment of the allowance for loan losses.

An analysis of the changes in the allowance for loan losses is presented under “Allowance for Loan Losses and Asset Quality.”

Noninterest Income. The following table shows the components of noninterest income and the percentage changes from 2013 to 2012.

	2013	2012	% Change 2013/2012
	(Dollars in Thousands)
Mortgage origination fees	$445	$306	45.4%
Service charges and fees	1,036	1,106	(6.3)
Gain on investment securities	12	50	(76.0)
Impairment on investment securities	—	(29)	(100.0)
Gain (loss) on sale of fixed assets	1	(12)	N/M
Loss on foreclosed real estate	(266)	(169)	57.4
BOLI increase in cash value	239	236	1.3
Other	646	692	(6.6)

Total noninterest income	$2,113	$2,180	(3.1%)

For the year ended June 30, 2013, noninterest income decreased $67,000 to $2.1 million compared to $2.2 million for fiscal 2012. Mortgage origination fee income increased $139,000, or 45.4%, to $445,000 compared to the prior year due to higher demand for residential mortgage refinancing. Net losses on sale of foreclosed property totaled $266,000 for fiscal 2013 compared to $169,000 for fiscal 2012. Service charges and fees decreased $70,000, or 6.3%, to $1.0 million for fiscal 2013 compared to fiscal 2012.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes from 2013 to 2012.

	2013	2012	% Change 2013/2012
	(Dollars in Thousands)
Compensation and benefits	$6,761	$6,209	8.9%
Occupancy	1,343	1,379	(2.6)
Equipment and data processing	2,453	2,376	3.2
Deposit insurance premiums	968	811	19.4
Advertising	383	359	6.7
Professional services	463	442	(13.1)
Valuation adjustment and expenses on OREO	732	2,374	(69.2)
Amortization of intangible assets	386	441	(12.5)
Other	2,057	2,302	(7.0)

Total noninterest expense	$15,546	$16,693	(6.9)

For the year ended June 30, 2013, noninterest expense decreased $1.1 million to $15.5 million compared to $16.7 million for fiscal 2012. Compensation and benefits expense increased $552,000, or 8.9%, to $6.8 million for fiscal 2013 compared to fiscal 2012 due to a higher number of full-time employees combined with increases in commissions, salaries, ESOP expense, and health insurance costs. Valuation adjustments and expenses on other real estate owned decreased $1.6 million to $732,000 for fiscal 2013 compared to $2.4 million for fiscal 2012.

Income Taxes.

For the year ended June 30, 2013, income tax expense was $544,000 compared to a tax benefit of $2.5 million for the year ended June 30, 2012.

Balance Sheet Analysis

Loans. Net loans decreased slightly to $321.3 million at June 30, 2013 compared to $322.5 million at June 30, 2012. Loan principal repayments and payoffs slightly exceeded new loan volume during fiscal year 2013 compared to the year ended June 30, 2012. Jefferson’s primary lending activity is the origination of loans secured by real estate. Jefferson originates real estate loans secured by one- to four-family homes, commercial real estate, multi-family real estate and land. Jefferson also originates construction loans and home equity loans. At June 30, 2013, real estate loans totaled $266.2 million, or 81.3% of total loans, compared to $282.4 million, or 85.9% of total loans, at June 30, 2012. Real estate loans decreased $16.2 million, or 5.7%, in fiscal 2013.

The following table sets forth the composition of Jefferson’s loan portfolio at the dates indicated.

	At June 30,
	2013		2012		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential one- to four-family	$87,233	26.7%	$97,182	29.6%	$110,046	28.4%	$136,430	30.7%	$144,659	28.7%
Home equity lines of credit	16,259	5.0	18,395	5.6	20,029	5.2	19,768	4.4	22,467	4.5
Commercial	120,205	36.7	127,185	38.7	144,519	37.3	140,024	31.5	159,608	31.7
Multi-family	13,509	4.1	11,564	3.5	14,062	3.6	16,536	3.7	6,584	1.3
Construction	6,692	2.0	548	0.2	2,171	0.6	21,073	4.7	40,831	8.1
Land	22,296	6.8	27,487	8.4	30,053	7.8	37,135	8.4	46,987	9.3

Total real estate loans	266,194	81.3	282,361	85.9	320,880	82.9	370,966	83.5	421,136	83.7

Commercial business loans	57,288	17.5	42,107	12.8	60,497	15.6	66,699	15.0	73,467	14.6

Non-real estate loans:
Automobile loans	510	0.2	833	0.3	1,237	0.3	1,848	0.4	2,754	0.5
Mobile home loans	—	0.0	3	0.0	13	0.0	23	0.0	43	0.0
Loans secured by deposits	340	0.1	381	0.1	1,268	0.3	1,372	0.3	1,322	0.3
Other consumer loans	2,971	0.9	2,989	0.9	3,235	0.8	3,566	0.8	4,609	0.9

Total non-real estate loans	3,821	1.2	4,206	1.3	5,753	1.5	6,809	1.5	8,728	1.7

Total gross loans	327,303	100.00%	328,674	100.0%	387,130	100.0%	444,474	100.0%	503,331	100.00%

Less:
Deferred loan fees, net	(344)		(323)		(362)		(447)		(502)
Allowance for losses	(5,660)		(5,852)		(8,181)		(9,649)		(4,722)

Total loans receivable, net	$321,299		$322,499		$378,587		$434,378		$498,107

The following table sets forth certain information at June 30, 2013 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause Jefferson’s actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Real Estate Loans	Commercial Business Loans	Consumer Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$57,320	$25,726	$2,450	$85,496
More than one to three years	42,694	11,036	841	54,571
More than three to five years	75,075	12,578	522	88,175
More than five to 15 years	37,519	4,986	8	42,513
More than 15 years	53,586	2,962	—	56,548

Total	$266,194	$57,288	$3,821	$327,303

The following table sets forth the dollar amount of all loans at June 30, 2013 that are due after June 30, 2014 and have either fixed interest rates or floating or adjustable interest rates.

	Fixed-Rates	Floating or Adjustable Rates	Total
	(In thousands)
Real estate loans:
One- to four-family	$19,047	$58,001	$77,048
Home equity lines of credit	86	14,796	14,882
Commercial	55,225	37,631	92,856
Multi-family	7,897	512	8,409
Construction	2,832	2,205	5,037
Land	8,908	1,734	10,642
Commercial business loans	15,526	16,036	31,562
Consumer loans	1,352	19	1,371

Total	$110,873	$130,934	$241,807

The following table shows activity in Jefferson’s loan portfolio, excluding loans held for sale, during the periods indicated.

	Year Ended June 30,
	2013	2012	2011
	(In thousands)

Total loans at beginning of period	$328,674	$387,130	$444,474

Loans originated:
Real estate	48,757	21,219	25,706
Commercial business	24,279	6,386	14,051
Consumer	1,278	1,011	1,387

Total loans originated	74,314	28,616	41,144
Loan principal repayments	(75,685)	(87,072)	(98,488)

Net loan activity	(1,371)	(58,456)	(57,344)

Total gross loans at end of period	$327,303	$328,674	$387,130

Investments. Jefferson’s investment portfolio consists of U.S. agency securities, mortgage-backed securities, corporate securities, and municipal securities. Investment securities increased $12.5 million to $96.0 million at June 30, 2013 compared to $83.5 million at June 30, 2012 as the result of excess liquidity deployed into the investment portfolio. Investments classified as available-for-sale are carried at fair market value and reflect an unrealized loss of $179,000, or $111,000 net of taxes. The increase in the investment portfolio reflects security purchases totaling $42.9 million, partially offset by sales, paydowns and calls of securities totaling approximately $27.8 million.

	At June 30,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)

Federal agency securities	$21,985	$21,653	$24,033	$24,296	$43,721	$43,949
Mortgage-backed securities	65,607	65,868	52,822	54,415	24,551	25,356
Municipal securities	8,004	8,005	4,245	4,563	5,150	5,237
Other securities	607	498	609	209	613	238

Total	$96,203	$96,024	$81,709	$83,483	$74,035	$74,780

The following table sets forth the maturities and weighted average yields of investment securities at June 30, 2013.

	More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield

Federal agency securities	$3,549	1.85%	$10,627	1.54%	$929	3.00%	$15,105	1.70%
Mortgage-backed securities	—	0.00	9,475	1.24	56,386	1.91	65,861	1.82
Municipal securities	1,066	1.09	3,474	2.66	3,211	3.54	7,751	2.66
Other securities	—	0.00	—	0.00	499	0.00	499	0.00

Total	$4,615	1.67%	$23,576	1.58%	$61,025	2.00%	$89,216	1.86%

Deposits. Jefferson’s primary source of funds is its deposit accounts. The deposit base is comprised of checking, savings, money market and time deposits. These deposits are provided primarily by individuals and businesses within Jefferson’s market area. Jefferson does not use brokered deposits as a source of funding. Total deposits decreased $24.2 million to $399.6 million at June 30, 2013 primarily due to the planned runoff of higher cost certificates of deposit. Certificates of deposit decreased $22.3 million, or 13.1%, to $148.1 million while transaction accounts decreased $1.9 million to $251.5 million at June 30, 2013. Management monitors the deposit mix and deposit pricing on a regular basis and has focused on growth in lower cost transaction accounts. Jefferson’s deposit pricing strategy is to offer competitive rates, but not to offer the highest deposit rates in its markets.

	At June 30,
	2013	2012	2011
	(In thousands)
Noninterest-bearing accounts	$54,765	$52,436	$54,340
NOW accounts	54,164	52,958	46,134
Passbook accounts	91,280	96,588	91,637
Money market deposit accounts	51,324	51,492	51,252
Certificates of deposit	148,109	170,408	210,899

Total	$399,642	$423,882	$454,262

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of June 30, 2013. Jumbo certificates of deposit require minimum deposits of $100,000.

Certificates of Deposit
Maturity Period	(In thousands)

Three months or less	$14,988
Over three through six months	9,024
Over six through twelve months	15,792
Over twelve months	17,394

Total	$57,198

The following table sets forth the time deposits classified by rates at the dates indicated.

	At June 30,
	2013	2012	2011
	(In thousands)
0.01 – 1.00%	$115,563	$129,619	$82,706
1.01 – 2.00%	31,306	36,538	108,257
2.01 – 3.00%	533	2,313	8,046
3.01 – 4.00%	35	64	4,963
4.01 – 5.00%	672	1,874	6,927

Total	$148,109	$170,408	$210,899

The following table sets forth the amount and maturities of time deposits at June 30, 2013.

	At June 30, 2013
	Less Than One Year	1-2 Years	2-3 Years	3-4 Years	4 or More Years	Total	Percent of Total Certificate Accounts
	(In Thousands)
0.01 – 1.00%	$91,537	$11,320	$11,323	$1,250	$133	$115,563	78.0%
1.01 – 2.00%	17,309	9,954	207	955	2,881	31,306	21.1
2.01 – 3.00%	471	62	—	—	—	533	0.4
3.01 – 4.00%	35	—	—	—	—	35	0.0
4.01 – 5.00%	672	—	—	—	—	672	0.5

Total	$110,024	$21,336	$11,530	$2,205	$3,014	$148,109	100.0%

Borrowings. Jefferson has relied upon advances from the FHLB to supplement its supply of lendable funds and to meet deposit withdrawal requirements. FHLB advances decreased to $37.6 million at June 30, 2013 from $37.9 million at June 30, 2012. The following table presents certain information regarding Jefferson’s use of FHLB advances during the periods and at the dates indicated.

	Year Ended June 30,
	2013	2012	2011
	(Dollars in thousands)

Maximum amount of advances outstanding at any month end	$37,856	$37,936	$85,104
Average advances outstanding	$37,700	$37,906	$60,459
Weighted average interest rate during the period	3.36%	3.36%	3.48%
Balance outstanding at end of period	$37,626	$37,863	$37,942
Weighted average interest rate at end of period	3.36%	3.36%	3.36%

Stockholders’ Equity. Stockholders’ equity was $53.0 million at June 30, 2013 compared to $52.6 million at June 30, 2012. Jefferson Federal’s total risk-based capital ratio was 14.18% at June 30, 2013, compared to 13.42% at June 30, 2012. During the year ended June 30, 2013, there were 30,897 shares of Jefferson common stock purchased through Jefferson’s stock repurchase program at a cost of $156,000. At June 30, 2013, an additional 406,905 shares remained eligible for repurchase under the current stock repurchase program. Unrealized gains and losses, net of taxes, in the available-for-sale investment portfolio are reflected as an adjustment to stockholders’ equity. At June 30, 2013, the adjustment to stockholders’ equity was a net unrealized loss of $111,000 compared to a net unrealized gain of $1.1 million at June 30, 2012.

Allowance for Loan Losses and Asset Quality

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. Jefferson evaluates the need to establish reserves against losses on loans on a monthly basis. When additional reserves are necessary, a provision for loan losses is charged to earnings.

In connection with assessing the allowance, Jefferson has established a systematic methodology for determining the adequacy of the allowance for loan losses. The methodology segments loans with similar risk characteristics. Management performs a monthly assessment of the allowance for loan losses based on the nature and volume of the loan portfolio, the amount of impaired and classified loans and historical loan loss experience. In addition, management considers other qualitative factors, including delinquency trends, economic conditions and loan considerations.

The Tennessee Department of Financial Institutions and the FDIC, as an integral part of their examination process, periodically review Jefferson’s allowance for loan losses. The Tennessee Department of Financial Institutions and FDIC may require Jefferson to make additional provisions for loan losses based on judgments different from ours.

The allowance for loan losses was $4.0 million at December 31, 2013 compared to $5.7 million at June 30, 2013. Jefferson’s allowance for loan losses represented 1.19% of total loans and 59.40% of nonperforming loans at December 31, 2013 compared to 1.73% of total loans and 44.23% of nonperforming loans at June 30, 2013. The allowance for loan losses decreased $192,000 for fiscal 2013 to $5.7 million at June 30, 2013. Primarily as a result of management’s evaluation of credit quality and current economic conditions, the provision for loan losses was $800,000 for fiscal 2013, compared to a provision of $9.9 million for fiscal 2012.

Net charge-offs for the three and six month periods ended December 31, 2013 amounted to $1.0 million and $1.7 million, respectively, compared to $359,000 and $750,000 for the comparable periods in 2012. Net charge-offs were $992,000 for fiscal 2013 compared to $12.2 million for fiscal 2012. Net charge-offs for the fiscal year ended June 30, 2013 were primarily attributable to real estate loans. At June 30, 2013, Jefferson’s allowance for loan losses represented 1.73% of total gross loans and 44.23% of nonperforming loans, compared to 1.78% of total gross loans and 31.53% of nonperforming loans at June 30, 2012. A significant portion of the loan charge-offs during the six months ended December 31, 2013 and fiscal 2013 were against specific reserves and did not require replenishment of the allowance for loan losses.

Although Jefferson believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Jefferson believes it has established its allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing its loan portfolio, will not request Jefferson to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Jefferson’s financial condition and results of operations.

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss reserves have been established, any difference between the loss reserve and the amount of loss realized has been charged or credited to current income.

	Six Months Ended December 31,	Year Ended June 30,
	2013	2013	2012	2011	2010	2009
		(Dollars in thousands)

Allowance at beginning of period	$5,660	$5,852	$8,181	$9,649	$4,722	$1,836
Provision for loan losses	—	800	9,873	4,447	8,809	910
Reserve for acquired bank	—	—	—	—	—	2,577
Recoveries:
Real estate loans	114	36	12	110	7	22
Commercial business loans	77	386	897	91	3	29
Consumer loans	9	17	25	18	51	63

Total recoveries	200	439	934	219	61	114

Charge offs:
Real estate loans	1,289	(950)	(4,363)	(3,853)	(1,955)	(220)
Commercial business loans	540	(441)	(8,673)	(2,150)	(1,869)	(327)
Consumer loans	58	(40)	(100)	(131)	(119)	(168)

Total charge-offs	1,887	(1,431)	(13,136)	(6,134)	(3,943)	(715)

Net charge-offs	1,687	(992)	(12,202)	(5,915)	(3,882)	(601)

Allowance at end of period	$3,973	$5,660	$5,852	$8,181	$9,649	$4,722

Allowance to nonperforming loans	59.40%	44.23%	31.53%	99.19%	51.38%	78.30%
Allowance to total gross loans outstanding at the end of the period	1.19%	1.73%	1.78%	2.11%	2.17%	0.94%
Net charge-offs to average loans outstanding during the period	1.04%	0.31%	3.36%	1.42%	0.83%	0.14%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,			At June 30,
	2013			2013			2012
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans

Real estate	$3,221	81.1%	81.2%	$3,084	54.5%	81.3%	$3,700	63.2%	85.9%
Commercial business	697	15.5	17.9	2,524	44.6	17.5	2,130	36.4	12.8
Consumer	55	1.4	0.9	52	0.9	1.2	22	0.4	1.3
Unallocated	—	0.0	—	—	—	—	—	—	—

Total allowance for loan losses	$3,973	100.0%	100.0%	$5,660	100.0%	100.0%	$5,852	100.0%	100.0%

	At June 30,
	2011			2010			2009
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans

Real estate	$6,941	84.8%	80.8%	$7,857	81.4%	83.5%	$3,819	80.9%	83.7%
Commercial business	1,197	14.6	17.7	1,675	17.4	15.0	755	16.0	14.6
Consumer	43	0.5	1.5	117	1.2	1.5	148	3.1	1.7
Unallocated	—	—	—	—	—	—	—	—	—

Total allowance for loan losses	$8,181	100.0%	100.0%	$9,649	100.0%	100.0%	$4,722	100.0%	100.0%

Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases and the reserve for any uncollectible accrued interest is established and charged against operations. The interest on these loans is accounted for on the cash basis or cost-recovery method until the loan is returned to accrual status. Loans are returned to accrual status when future payments are reasonably assured. Payments received on non-accrual loans are applied to the remaining principal balance of the loans.

Jefferson considers repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that Jefferson acquires as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Nonperforming assets totaled $13.0 million, or 2.61% of total assets, at December 31, 2013, compared to $19.2 million, or 3.81% of total assets, at June 30, 2013. Nonaccrual loans totaled $6.7 million at December 31, 2013 compared to $12.8 million at June 30, 2013. TDRs were $3.9 million at December 31, 2013 compared to $9.1 million at June 30, 2013. Nonperforming assets decreased to $19.2 million, or 3.81% of total assets, at June 30, 2013, compared to $25.2 million, or 4.82% at June 30, 2012 as a result of a decrease in nonaccrual loans and foreclosed real estate. Nonaccrual loans totaled $12.8 million at June 30, 2013 compared to $18.6 million at June 30, 2012. The decrease in nonaccrual loans is primarily driven by the real estate segments of the portfolio. Nonaccrual loans with a current payment status were approximately 71% of the balance at June 30, 2013. Foreclosed real estate remained relatively unchanged at $5.4 million at December 31, 2013 compared to June 30, 2013. At December 31, 2013, foreclosed real estate consisted of vacant land totaling $3.5 million, residential property totaling $1.1 million, and commercial real estate totaling $792,000. Foreclosed real estate decreased $642,000 for fiscal 2013 to $5.4 million at June 30, 2013. At June 30, 2013, foreclosed real estate consisted of $1.3 million of single family homes, $3.6 million of vacant land, and commercial real estate totaling $525,000.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. Jefferson considers consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment. All other loans are evaluated for impairment on an individual basis. At June 30, 2013, impaired loans totaled $14.4 million.

Troubled debt restructuring (“TDR”) loans were $3.9 million at December 31, 2013 and $9.1 million at June 30, 2013. A TDR exists when Jefferson grants a concession to a borrower experiencing financial difficulty that it normally would not otherwise consider. These concessions can result in avoidance of foreclosure proceedings and can result in the full repayment of the loan principal amount. Troubled debt restructurings are considered to be nonperforming, except for those that have established a sufficient performance history (generally at a minimum of six consecutive months of performance under the restructured terms) under the terms for the restructured loan. The majority of Jefferson Federal’s TDRs involve a modification in loan terms such as a temporary period of interest only or extension of the maturity date. The majority of loans in this category are in compliance with their modified loan terms as of June 30, 2013. The amount of accruing TDR loans totaled $2.3 million at December 31, 2013 and $1.6 million at June 30, 2013. Additional information on all of Jefferson’s troubled debt restructurings appears in the troubled debt restructurings table below.

The following table provides information with respect to Jefferson’s nonperforming assets at the dates indicated.

	At December 31,	At June 30,
	2013	2013	2012	2011	2010	2009
		(Dollars in thousands)
Nonaccrual loans:
Real estate	$3,619	$4,597	$9,040	$5,401	$17,367	$5,724
Commercial business	1,422	211	1,034	848	1,309	252
Consumer	—	439	33	41	103	55

Total nonaccrual loans	5,041	5,247	10,107	6,290	18,779	6,031

Nonaccrual restructured loans:
Real estate	1,465	7,312	8,140	1,531	—	—
Commercial business	182	237	315	427	—	—
Consumer	—	—	—	—	—	—

Total nonaccrual restructured loans	1,647	7,549	8,455	1,958	—	—

Total nonperforming loans	6,688	12,796	18,562	8,248	18,779	6,031

Nonaccrual investments	904	942	207	464	731	—
Real estate owned	5,417	5,433	6,075	9,498	6,865	3,328
Other nonperforming assets(1)	—	—	348	1	—	106

Total nonperforming assets	$13,009	$19,171	$25,192	$18,211	$26,375	$9,465

Accruing restructured loans	$2,278	$1,553	$2,304	$13,821	$—	$—

Accruing restructured loans and nonperforming loans	$8,966	$14,349	$20,866	$22,069	$18,779	$6,031

Total nonperforming loans to total loans	2.00%	3.91%	5.65%	2.13%	4.22%	1.20%

Total nonperforming loans to total assets	1.34%	2.54%	3.55%	1.47%	2.98%	0.91%

Total nonperforming assets to total assets	2.61%	3.81%	4.82%	3.25%	4.18%	1.43%

(1)	Consists primarily of repossessed automobiles and mobile homes.

Interest income that would have been recorded for the years ended June 30, 2013, and 2012 had nonaccruing loans and accruing restructured loans been current according to their original terms was $742,000 and $1.2 million, respectively. Interest related to nonaccrual loans or accruing restructured loans totaling $111,000 and $162,000 was included in interest income for the years ended June 30, 2013 and 2012, respectively.

Jefferson reviews and classifies its assets on a regular basis. In addition, the Tennessee Department of Financial Institutions has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that Jefferson will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose Jefferson to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving Jefferson’s close attention. When Jefferson classifies an asset as substandard or doubtful it must establish a general allowance for loan losses. If Jefferson classifies an asset as loss, it must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss or charge off such amount.

The following table shows the aggregate amounts of Jefferson’s classified assets at the dates indicated.

	At December 31,	At June 30,
	2013	2013	2012	2011
		(In thousands)

Substandard assets	$9,030	$18,990	$28,886	$35,153
Doubtful assets	1,167	—	—	—
Loss assets	—	—	—	—

Total classified assets	$10,197	$18,990	$28,886	$35,153

At each of the dates in the above table, substandard assets consisted of nonperforming assets plus other loans that Jefferson believed exhibited weakness. These substandard but performing loans totaled $7.2 million, $11.8 million and $27.4 million at June 30, 2013, 2012 and 2011, respectively. At June 30, 2013, Jefferson also had $14.6 million of loans that it was monitoring because of concerns about the borrowers’ ability to continue to make payments in the future, none of which were nonperforming or classified as substandard.

Delinquencies. The following table provides information about delinquencies in Jefferson’s loan portfolio at the dates indicated.

	At December 31,		At June 30,
	2013		2013		2012		2011
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
			(In thousands)

Real estate loans	$2,008	$51	$314	$270	$1,381	$372	$3,006	$449
Commercial business loans	19	25	101	227	133	—	137	808
Consumer loans	9	—	10	—	17	—	24	—

Total	$2,036	$76	$425	$497	$1,531	$372	$3,167	$1,257

At June 30, 2013, 2012 and 2011, delinquent loans consisted primarily of loans secured by commercial and residential real estate.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Jefferson’s primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the FHLB of Cincinnati. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Jefferson regularly adjusts its investments in liquid assets based upon Jefferson’s assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of Jefferson’s asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term U.S. Government agency obligations. The Asset/Liability Committee (“ALCO”) is responsible for monitoring and implementing liquidity strategies and contingency plans that address Jefferson’s ongoing liquidity needs.

Jefferson’s most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on Jefferson’s operating, financing, lending and investing activities during any given period.

At December 31, 2013, cash and cash equivalents totaled $16.7 million compared to $24.5 million at June 30, 2013. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $93.5 million at December 31, 2013 compared to $96.0 million at June 30, 2013. At December 31, 2013, approximately $27.0 million of the investment portfolio was pledged as collateral for municipal deposits, FHLB borrowings and repurchase agreements. Municipal deposits totaled $7.5 million at December 31, 2013. Jefferson’s external sources of liquidity include borrowing capacity with the FHLB of Cincinnati, the Federal Reserve, and other correspondent banks. FHLB advances totaled $46.9 million at December 31, 2013 compared to $37.6 million at June 30, 2013. At December 31, 2013, borrowing capacity with the FHLB totaled $51.6 million based on pledged collateral, of which $4.8 million was unused. Additional eligible collateral may be transferred to the FHLB to increase borrowing capacity. Jefferson can borrow from the Federal Reserve Bank of Atlanta’s discount window to meet short-term liquidity requirements. At December 31, 2013, Jefferson had approximately $19.0 million of unused borrowing capacity based on pledged collateral with the Federal Reserve Bank discount window. In addition, Jefferson also maintains federal funds lines with two correspondent banks totaling $18.5 million under which no borrowings were outstanding. These federal funds lines may be terminated at any time and may not be outstanding for more than 14 consecutive days.

At December 31, 2013, Jefferson had approximately $15.3 million in commitments to extend credit, consisting entirely of commitments to fund real estate loans. In addition to commitments to originate loans, at December 31, 2013, Jefferson had $547,000 in unused letters of credit and approximately $28.6 million in unused lines of credit. December 31, 2013, Jefferson had approximately $75.5 million in certificates of deposit due within one year, $25.2 million in certificates of deposit without specific maturities and $246.8 million in other deposits without specific maturities. Jefferson believes, based on past experience, that a significant portion of those deposits will remain with it. Jefferson has the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of Jefferson’s contractual obligations as of December 31, 2013.

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Federal Home Loan Bank advances	$46,909	$26,515	$10,029	$10,126	$239
Subordinated debentures	10,001	—	—	—	10,001
Capital lease obligations	—	—	—	—	—
Operating lease obligations	38	19	19	—	—
Purchase obligations	1,236	1,051	185	0	—

Total	$58,184	$27,585	$10,233	$10,126	$10,240

Jefferson’s primary investing activities are the origination of loans and the purchase of securities. In the year ended June 30, 2013, Jefferson originated $74.3 million of loans. In fiscal 2012, Jefferson originated $28.6 million of loans and in fiscal 2011 Jefferson originated $41.1 million of loans.

Financing activities consist primarily of activity in deposit accounts and FHLB advances. Jefferson experienced a net decrease in total deposits of $11.6 million in the six months ended December 31, 2013, $24.2 million in the year ended June 30, 2013, a net decrease in total deposits of $30.4 million for the year ended June 30, 2012 and a net decrease in total deposits of $24.9 million for the year ended June 30, 2011, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Jefferson and its local competitors and other factors. Jefferson generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. Occasionally, Jefferson offers promotional rates on certain deposit products in order to attract deposits. FHLB advance activity reflected a decrease of $237,000 at June 30, 2013 and a decrease of $79,000 and $46.9 million at June 30, 2012 and 2011, respectively.

Jefferson is subject to various regulatory capital requirements administered by the federal prompt corrective action regulations, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2013, Jefferson exceeded all of its regulatory capital requirements. Jefferson is considered “well capitalized” under regulatory guidelines.

Jefferson Bancshares is a separate entity and apart from Jefferson Federal and must provide for its own liquidity. In addition to its operating expenses, Jefferson Bancshares is responsible for the payment of dividends declared for its shareholders, and interest and principal on outstanding debt. At times, Jefferson Bancshares has redeemed its stock. Substantially all of Jefferson Bancshares’ revenues are obtained from subsidiary service fees and dividends. Payment of such dividends to Jefferson Bancshares by Jefferson Federal is limited under Tennessee law. The amount that can be paid in any calendar year, without prior approval from the Tennessee Department of Financial Institutions, cannot exceed the total of Jefferson Federal’s net income for the year combined with its retained net income for the preceding two years. Jefferson Bancshares believes that such restriction will not have an impact on its ability to meet its ongoing cash obligations.

Off-Balance Sheet Arrangements

In the normal course of operations, Jefferson engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit, amounts due mortgagors on construction loans, amounts due on commercial loans and commercial letters of credit.

For the six months ended December 31, 2013 and year ended June 30, 2013, Jefferson engaged in no off-balance-sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

Impact of New Accounting Pronouncements

The impact of new accounting pronouncements is discussed in Note 4 to Jefferson’s Audited Consolidated Financial Statements beginning on page F-1 and incorporated herein by reference.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on Jefferson’s operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Jefferson’s Quantitative and Qualitative Disclosures About Market Risk

Qualitative Aspects of Market Risk. Jefferson Federal’s most significant form of market risk is interest rate risk. Jefferson Federal manages the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, Jefferson Federal has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Pursuant to this strategy, Jefferson Federal actively originate adjustable-rate mortgage loans for retention in Jefferson Federal’s loan portfolio. These loans generally reprice beginning after five years and annually thereafter. Most of Jefferson Federal’s residential adjustable-rate mortgage loans may not adjust downward below their initial interest rate. Although historically Jefferson Federal has been successful in originating adjustable-rate mortgage loans, the ability to originate such loans depends to a great extent on market interest rates and borrowers’ preferences. This product enables Jefferson Federal to compete in the fixed-rate mortgage market while maintaining a shorter maturity. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. In recent years, Jefferson Federal has used investment securities with terms of seven years or less and mortgage-backed securities to help manage interest rate risk. Jefferson Federal currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

Jefferson Federal has established an Asset/Liability Committee to communicate, coordinate and monitor all aspects involving asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk limits and profitability goals.

Quantitative Aspects of Market Risk. Jefferson Federal monitors the impact of changes in interest rates on our net interest income and present value of equity using rate shock analysis. The present value of equity is defined as the present value of assets minus the present value of liabilities. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 400 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that Jefferson Federal might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. Jefferson Federal measures interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios.

The following table presents the estimated impact on net interest income and equity due to immediate changes in interest rates at the specified levels at June 30, 2013:

	Change In:
Change in Interest Rates	Net Interest Income		Economic Value of Equity
(In Basis Points)	$ Change	% Change	Market Value	Change
400	$17,718	7.6%	$60,575	(15.7%)
300	17,069	3.6	62,018	(13.7)
200	16,508	0.2	64,871	(9.7)
100	16,260	(1.3)	68,366	(4.9)
No change	16,475	0.0	71,874	0.0
(100)	15,969	(3.1%)	75,056	4.4%

Jefferson Federal uses certain assumptions in assessing interest rate risk that relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF JEFFERSON

Beneficial Ownership of Jefferson Common Stock

The following table sets forth information regarding beneficial ownership of Jefferson common stock as of April 16, 2014, by: (1) each shareholder known by Jefferson to be the beneficial owner of more than five percent of the outstanding shares of Jefferson common stock; (2) each of Jefferson’s named executive officers; (3) each of Jefferson’s directors; and (4) all Jefferson directors and executive officers as a group. The information presented in the table is based upon the most recent filings with the SEC by such persons or upon information otherwise provided by such persons to Jefferson prior to April 16, 2014.

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power as of April 16, 2014, as well as any shares that such person has the right to acquire, within 60 days of April 16, 2014, through the exercise of options or other rights. Except as otherwise indicated, Jefferson believes that the beneficial owners of stock listed below have sole investment and voting power with respect to the shares described.

The applicable percentage ownership for each person listed below is based upon 6,595,301 shares of Jefferson common stock outstanding as of April 16, 2014. Shares of Jefferson common stock subject to options or other securities currently exercisable or exercisable on or before April 16, 2014, are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options or other securities, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

Unless otherwise noted, the address for each holder of five percent or more of any of the stock listed in the following table is: c/o Jefferson Bancshares, Inc., 120 Evans Avenue, Morristown, Tennessee 37814.

Names of Beneficial Owners	Beneficial Ownership of Jefferson Common Stock		Percentage of Outstanding Jefferson Common Stock(1)

Beneficial Owners of More Than 5%
Jefferson Federal Bank
Employee Stock Ownership Plan 120 Evans Avenue Morristown, Tennessee 37814	620,426		9.40%

Steven R. Gerbel
Brown Trout Management, LLC
311 South Wacker Drive Suite 6025
Chicago, Illinois 60606	455,328	(2)	6.90

(1)	Based on 6,595,301 shares outstanding and entitled to votes as of April 16, 2014.
(2)	Based upon information in a Schedule 13G filed on March 4, 2014.

	Beneficial Ownership of Jefferson Common Stock(1)		Percentage of Outstanding Jefferson Common Stock(2)		Number of Shares of Jefferson Common Stock Underlying Options Included in Shares Beneficially Owned
Directors and Named Executive Officer
John W. Beard, Jr.	833			*%	2,000
Dr. Terry M. Brimer	109,909	(3)	1.67		—
Dr. Jack E. Campbell	73,188		1.11		—
William T. Hale	57,811			*	—
Gary L. Keys	738			*	2,000
H. Scott Reams	115,627	(4)	1.75		—
Anderson L. Smith	81,323	(5)	1.23		—

All directors and executive officers as a group (13 persons)	582,423		8.83%		4,000

*	Represents less than 1.0%
(1)	Includes 833, 738 and 25,578 shares allocated to the accounts of Mr. Beard, Mr. Keys and Mr. Smith, respectively, under the ESOP with respect to which Mr. Beard, Mr. Keys and Mr. Smith have voting but not investment power.
(2)	Based on 6,595,301 shares outstanding and entitled to votes as of April 16, 2014, plus the number of shares that may be acquired by each individual (or group of individuals) by exercising options.
(3)	Includes 36,500 shares held by Mr. Brimer’s wife.
(4)	Includes 2,050 shares held by Mr. Reams’ wife, 12,500 shares held by 401(k) plan and 1,500 shares held by IRA.
(5)	Includes 4,903 shares held by 401(k) plan and 15,000 shares held by IRA.

COMPARATIVE MARKET PRICES AND DIVIDENDS ON COMMON STOCK

HomeTrust common stock is traded on NASDAQ under the symbol “HTBI.” Jefferson common stock is traded on NASDAQ under the symbol “JFBI.” The following table sets forth the reported high and low sales prices of shares of HomeTrust common stock and Jefferson common stock, and the quarterly cash dividends per share declared, in each case for the periods indicated. The high and low sales prices are based on intraday sales for the periods reported.

	HomeTrust Common Stock			Jefferson Common Stock
	High	Low	Dividends	High	Low	Dividends
Year Ended June 30, 2014
Fourth Quarter (through April 22, 2014)	$16.19	$15.62	$—	$7.85	$7.71	$—
Third Quarter	16.20	15.25	—	7.85	6.26	—
Second Quarter	16.62	15.85	—	6.65	5.77	—
First Quarter	17.00	15.91	—	5.95	5.35	—

Year Ended June 30, 2013
Fourth Quarter	17.00	15.05	—	5.95	5.10	—
Third Quarter	16.24	13.37	—	5.84	2.71	—
Second Quarter	13.75	12.55	—	2.96	2.27	—
First Quarter	13.29	11.24	—	2.63	1.92	—

Year Ended June 30, 2012
Fourth Quarter	—	—	—	2.47	1.84	—
Third Quarter	—	—	—	2.75	2.00	—
Second Quarter	—	—	—	2.90	2.18	—
First Quarter	—	—	—	3.37	2.50	—

On January 22, 2014, the closing price on NASDAQ immediately prior to the public announcement of the merger agreement, the high and low sales prices of shares of HomeTrust common stock as reported on NASDAQ were $15.93 and $15.59, respectively. On April 22, 2014, the last trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of HomeTrust common stock as reported on NASDAQ were $15.95 and $15.79, respectively.

On January 22, 2014, the closing price on NASDAQ immediately prior to the public announcement of the merger agreement, the high and low sale prices of shares of Jefferson common stock as reported on NASDAQ were $6.61 and $6.50, respectively. On April 22, 2014, the last trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Jefferson common stock as reported on NASDAQ were $7.85 and $7.82, respectively.

As of April 22, 2014, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for HomeTrust and Jefferson, respectively, there were approximately 897 registered holders of HomeTrust common stock and 578 registered holders of Jefferson common stock.

Each of HomeTrust and Jefferson shareholders are advised to obtain current market quotations for HomeTrust common stock and Jefferson common stock. The market price of HomeTrust common stock and Jefferson common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of HomeTrust common stock or Jefferson common stock before or after the effective date of the merger. Changes in the market price of HomeTrust common stock prior to the completion of the merger will affect the market value of the stock portion of the merger consideration that Jefferson shareholders will receive upon completion of the merger.

DESCRIPTION OF HOMETRUST’S CAPITAL STOCK

The following information regarding the material terms of HomeTrust’s capital stock is qualified in its entirety by reference to HomeTrust’s articles of incorporation.

General

HomeTrust’s authorized capital stock currently consists of:

•	60,000,000 shares of common stock, $0.01 par value per share; and

•	10,000,000 shares of preferred stock, $0.01 value per share.

As of April 22, 2014, there were 19,334,760 shares of HomeTrust common stock issued and outstanding. No shares of HomeTrust preferred stock are currently outstanding. HomeTrust’s common stock is traded on NASDAQ under the symbol “HTBI.”

Common Stock

Each share of HomeTrust common stock has the same relative rights and is identical in all respects with each other share of HomeTrust common stock. HomeTrust common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.

Subject to any prior rights of the holders of any preferred or other stock of HomeTrust then outstanding, holders of HomeTrust common stock are entitled to receive such dividends as are declared by the board of directors of HomeTrust out of funds legally available for dividends.

Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of HomeTrust common stock and each share is entitled to one vote. See “Comparison of Shareholder Rights—Voting Limitations.” Subject to any prior rights of the holders of any HomeTrust preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of HomeTrust, holders of shares of HomeTrust common stock will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of shares of HomeTrust common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by HomeTrust, nor will they have cumulative voting rights.

Preferred Share Purchase Rights

On September 25, 2012, the Board of Directors of HomeTrust declared a dividend of one preferred share purchase right (a “Right”) for each share its common stock outstanding at the close of business on October 9, 2012 (the “Rights Record Date”), and to become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date (each as defined below). The Rights will be issued pursuant to a Tax Benefits Preservation Plan, dated as of September 25, 2012 (the “Plan”), between HomeTrust and Registrar and Transfer Company, as rights agent (the “Rights Agent”). Each Right represents the right to purchase, upon the terms and subject to the conditions set forth in the Plan, 1/1,000th of a share of Junior Participating Preferred Stock, Series A, par value $0.01 per share (“Preferred Share”), for $16.14 (the “Purchase Price”), subject to adjustment as provided in the Plan.

The purpose of the Plan is to protect HomeTrust’s ability to use certain tax assets, including net operating loss carryforwards (the “Tax Benefits”), to offset future taxable income. HomeTrust’s use of the Tax Benefits in the future would be substantially limited if it experiences an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if HomeTrust’s “5-percent shareholders,” as defined in Section 382 of the Code, collectively increase their ownership in HomeTrust by more than 50 percentage points over a rolling three-year period.

The Plan is designed to reduce the likelihood that HomeTrust will experience an ownership change by discouraging any person from becoming a beneficial owner of 4.99% or more of the then outstanding common stock (a “Threshold Holder”). There is no guarantee, however, that the Plan will prevent HomeTrust from experiencing an ownership change. A corporation that experiences an ownership change will generally be subject to an annual limitation on certain of its pre-ownership change tax assets in an amount equal to the fair market value of the corporation’s outstanding stock immediately prior to the ownership change, multiplied by the long-term tax-exempt rate.

Distribution Date. Initially, the Rights will be attached to all shares of HomeTrust common stock then outstanding, and no separate Right certificates will be distributed. On or after the Distribution Date, the Rights will separate from the shares of common stock and become exercisable.

The “Distribution Date” will occur on the earlier of (i) the close of business on the tenth business day after a Shares Acquisition Date (as defined below) and (ii) the close of business on the tenth business day (or such later day as may be designated prior to a Shares Acquisition Date by HomeTrust’s Board of Directors) after the date of the commencement of a tender or exchange offer by any person if, upon consummation of the offer, such person would or could be an Acquiring Person (as defined below).

A “Shares Acquisition Date” is the date of the first public announcement by HomeTrust or an Acquiring Person indicating that an Acquiring Person has become such.

An “Acquiring Person” means any person who or which, together with its affiliates, beneficially owns 4.99% or more of HomeTrust’s common stock (or any other securities of HomeTrust then outstanding that would be treated as “stock” under Section 382 of the Code), other than (i) the U.S. Government; (ii) HomeTrust or any subsidiary or employee benefit plan or compensation arrangement of HomeTrust; (iii) any person or entity who or which, together with its affiliates, was on the Rights Record Date, the beneficial owner of 4.99% or more of HomeTrust’s common stock, unless that person or entity subsequently increases their beneficial ownership percentage (other than as a result of any stock dividend, stock split or similar transaction or stock repurchase by HomeTrust); (iv) any person or entity who or which HomeTrust’s Board of Directors determines, in its sole discretion, has inadvertently become a 4.99% or greater stockholder so long as such person or entity promptly divests sufficient shares to no longer be a 4.99% or greater stockholder; (v) any person or entity who or which has become the beneficial owner of 4.99% or more of HomeTrust’s common stock as a result of an acquisition of shares of common stock by HomeTrust which, by reducing the number of shares outstanding, increased the proportionate number of shares beneficially owned by that person or entity, provided that the person or entity does not acquire any additional shares other than as a result of any stock dividend, stock split or similar transaction; and (vi) any person or entity who or which has become a 4.99% or greater stockholder if HomeTrust’s Board of Directors in good faith determines that the attainment of such status has not jeopardized or endangered the HomeTrust’s utilization of the Tax Benefits.

Flip-In. From and after a Shares Acquisition Date, (i) Rights owned by the Acquiring Person and its affiliates and certain of their transferees will automatically be void; and (ii) each other Right will automatically become a Right to buy, for the Purchase Price, in lieu of Series A Preferred Stock, that number of shares of HomeTrust’s common stock equal to (a) the Purchase Price multiplied by the number of 1/1000ths of a share of Series A Preferred Stock for which the Right is then exercisable divided by (b) 50% of the then-current per share market price of the HomeTrust’s common stock.

Exchange. At any time after a Shares Acquisition Date HomeTrust’s Board of Directors may, at its option, exchange all or part of the then outstanding and exercisable Rights for shares of common stock at an exchange ratio of one share of common stock per Right, subject to adjustments and limitations described in the Plan. The Board may enter into a trust agreement pursuant to which HomeTrust would deposit into a trust shares of common stock that would be distributable to stockholders (excluding the Acquiring Person and its affiliates) in the event the exchange is implemented. This feature is intended to facilitate a more orderly distribution of shares of common stock in the event that a Shares Acquisition Date occurs.

Redemption. At any time prior to the Distribution Date, HomeTrust’s Board of Directors may, at its option, redeem all, but not fewer than all, of the then outstanding Rights at a redemption price of $0.0001 per Right.

Amendments. HomeTrust may from time to time before the Distribution Date supplement or amend the Tax Benefits Preservation Plan without the approval of any holders of Rights.

After the Distribution Date, the Plan may not be amended in any manner that would adversely affect the interests of the holders of Rights.

Expiration. The Rights will expire on the earliest of (i) September 25, 2015, (ii) the time at which all Rights have been redeemed by HomeTrust, (iii) the time at which all Rights have been exchanged by HomeTrust, (iv) such time as HomeTrust’s Board of Directors determines, in its sole discretion, that the Rights and the Plan are no longer necessary for the preservation of existence of the Tax Benefits, and (v) a date prior to a Shares Acquisition Date on which the Board determines, in its sole discretion, that the Rights and the Plan are no longer in the best interests of HomeTrust and its stockholders.

Anti-Takeover Impact. The Plan could have an anti-takeover effect because it will restrict the ability of a person, entity or group to accumulate 4.99% or more of our common stock, and the ability of persons, entities or groups owning 4.99% or more of our common stock prior to the adoption of the Plan, from acquiring additional shares of our common stock without the approval of HomeTrust’s Board of Directors. The Plan also could have an anti-takeover effect because an Acquiring Person’s ownership may be diluted substantially upon the occurrence of a triggering event. Accordingly, the overall effects of the Tax Benefits Preservation Plan may be to render more difficult, or discourage, a merger, tender offer, proxy contest or assumption of control by a substantial holder of HomeTrust stock.

Preferred Stock

HomeTrust may issue preferred stock in one or more series at such time or times and for such consideration as the board of directors of HomeTrust may determine, generally without shareholder approval. The board of directors of HomeTrust is expressly authorized at any time, and from time to time, to issue HomeTrust preferred stock, with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of HomeTrust is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of HomeTrust’s board of directors to approve the issuance of preferred or other stock without shareholder approval could make an acquisition by an unwanted suitor of a controlling interest in HomeTrust more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of HomeTrust.

Shares of preferred stock redeemed or acquired by HomeTrust may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by HomeTrust upon approval of its board of directors.

Other Anti-Takeover Provisions

In addition to the ability to issue common and preferred stock without shareholder approval, HomeTrust’s charter and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of HomeTrust. See “Comparison of Shareholder Rights.”

COMPARISON OF SHAREHOLDER RIGHTS

Jefferson is incorporated under the laws of the State of Tennessee. HomeTrust is incorporated under the laws of the State of Maryland. The rights of holders of Jefferson common stock are governed by the Tennessee Business Corporation Act Code (the “TBCA”) and Jefferson’s charter and bylaws. Holders of HomeTrust capital stock are entitled to all the rights and obligations provided to capital shareholders under the Maryland General Corporation Law (the “MGCL”) and HomeTrust’s charter and bylaws. Consequently, after the merger, the rights of former shareholders of Jefferson who receive shares of HomeTrust common stock in the merger will be determined by reference to HomeTrust’s charter and bylaws and Maryland law.

This section describes certain differences between the rights of Jefferson shareholders and HomeTrust shareholders, including those which may be material. This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to Tennessee and Maryland law, and to Jefferson’ certificate of formation and bylaws and HomeTrust’s charter and bylaws. Copies of the governing corporate instruments are available, without charge, to any person by following the instructions listed under “Where You Can Find More Information.”

JEFFERSON	HOMETRUST

Authorized Capital Stock

The authorized capital stock of Jefferson currently consists of 40,000,000 shares of capital stock, classified as follows:

•     30,000,000 shares of common stock, $0.01 par value per share; and

•     10,000,000 shares of preferred stock, $0.01 par value per share.

The charter of Jefferson authorizes the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates and liquidation preferences.

The authorized capital stock of HomeTrust currently consists of 70,000,000 shares of capital stock, presently classified as follows:

•     60,000,000 shares of common stock, $0.01 par value per share; and

•     10,000,000 shares of preferred stock, $0.01 par value per share.

HomeTrust’s articles of incorporation authorizes HomeTrust’s board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. HomeTrust is authorized under its articles of incorporation to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval. In addition, HomeTrust’s articles of incorporation provides by its terms that it may be amended by HomeTrust’s board of directors, without a stockholder vote, to change the number of shares of capital stock authorized, which could have the effect of diluting the interests of stockholders. Currently, no HomeTrust preferred stock is issued or outstanding.

JEFFERSON	HOMETRUST

Voting Rights

Holders of Jefferson common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. The charter of Jefferson generally provides that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then outstanding shares of Jefferson common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (except that a person shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by Jefferson to be beneficially, owned by such person and his or her affiliates).

The Tennessee Control Share Acquisition Act generally requires that shareholders of a corporation approve a “control-share acquisition.” A “control share acquisition” is defined by Tennessee law as the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. All shares acquired within 90 days and all shares acquired pursuant to a plan to make a control share acquisition are deemed to have been acquired in the same acquisition.

Holders of HomeTrust common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders, provided that HomeTrust’s articles of incorporation generally prohibits any shareholder who beneficially owns more than 10% of the outstanding shares of HomeTrust common stock from voting shares in excess of that amount.

The MGCL contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by a supermajority vote of shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. A corporation may, however, opt-out of the control share statute through a articles of incorporation or bylaw provision, which HomeTrust has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of HomeTrust common stock. Though not expected, HomeTrust could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See “—Amendments to Bylaws.”

JEFFERSON	HOMETRUST

Voting Rights (continued)

The Tennessee Control Share Acquisition Act generally provides that any person or group that acquires the power to vote more than certain specified levels (one-fifth, one-third or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the vote entitled to be cast, excluding “interested shares.” Interested shares are those share held by the acquiring person, officers of the corporation and persons who are both employees and directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The statutory provisions will only apply to a Tennessee corporation if, as in the case of Jefferson’s charter, its charter or bylaws so provide and if the corporation has: (1) 100 or more shareholders; (2) its principal place of business, its principal office or substantial assets within Tennessee; and (3) either (A) more than 105 of its shareholders resident in Tennessee, (B) more than 10% of its shares owned by shareholders resident in Tennessee, or (C) 10,000 or more shareholders resident in Tennessee.

No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restriction

None.	None.

JEFFERSON	HOMETRUST

Dividends

Holders of Jefferson common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.

The TBCA generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its charter) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Holders of HomeTrust common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.

Under the MGCL, HomeTrust is permitted to pay dividends or make other distributions unless after the distribution: (1) HomeTrust would not be able to pay its debts as they become due in the usual course of business; or (2) except as provided in the MGCL, HomeTrust’s total assets would be less than the sum of its total liabilities, plus, unless HomeTrust ‘s articles of incorporation permits otherwise, the amount that would be needed, if HomeTrust were dissolved at the time of the distribution, to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

Number of Directors and Director Term

Jefferson’s charter provides that the number of Jefferson’s shall be no less than five and no more than 15. Subject to this charter limitation, Jefferson’s bylaws provide that the number of directors will be fixed by the board of directors from time to time.

There are currently five directors serving on Jefferson’s board of directors.

HomeTrust’s bylaws provide that the number of directors will be fixed by the board of directors from time to time.

There are currently twelve directors serving on HomeTrust’s board of directors. In accordance with the merger agreement, at the effective time of the merger, Jefferson’s President and Chief Executive Officer, Anderson L. Smith, will be appointed to HomeTrust’s board of directors.

JEFFERSON	HOMETRUST

Number of Directors and Director Term (continued)

The charter and bylaws of Jefferson require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

The bylaws of Jefferson provide that to be eligible to serve on the Board of Directors a person must beneficially own 100 shares of Jefferson common stock and reside in a county in which an office of Jefferson or Jefferson Federal is located or in an adjacent county. The bylaws also provide that no person will be eligible to serve on the Board of Directors who has (i) in the past 10 years, been subject to a supervisory action by a financial regulatory agency that involved fraud or other bad actions, (ii) has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or (iii) is currently charged with such a crime. These provisions may prevent shareholders from nominating themselves or persons of their choosing for election to the Board of Directors. The bylaws of HomeTrust do not contain similar qualifications requirements.

HomeTrust’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and approximately one-third of the directors elected annually. As a result, while the entire board of directors of HomeTrust can be replaced at a single annual meeting of shareholders, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of HomeTrust. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.

Removal of Directors

The charter of Jefferson provides that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares.	HomeTrust’s articles of incorporation provide that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in HomeTrust’s articles of incorporation as described above under “-Voting Rights”), voting together as a single class.

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Filling Vacancies on the Board of Directors

Under the bylaws of Jefferson, any vacancy occurring in the Board of Directors, however, caused, and newly created directorships may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of shareholders at which directors are elected.	HomeTrust’s bylaws provide that any vacancies in the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified.

Action by Stockholders Without a Meeting

Under the TBCA, action may be taken by shareholders without a meeting if all shareholders entitled to vote on the action consent to taking such action without a meeting.	HomeTrust’s bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter. The bylaws also provide that, unless HomeTrust’s articles of incorporation provides otherwise, the holders of any class of HomeTrust stock, other than common stock, that is entitled to vote generally in the election of directors may act by consent without a meeting if the consent is given in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of shareholders.

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Advance Notice Requirement for Shareholder Nominations and Other Proposals

Jefferson’s bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of Jefferson. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Jefferson’s Board or by a shareholder who has given appropriate notice to Jefferson before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Jefferson appropriate notice of its intention to bring that business before the meeting. Jefferson’s secretary must receive notice of the nomination or proposal not less than 90 days prior to the annual meeting; provided, however, that in the event that less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to Jefferson concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Jefferson with certain information concerning the nominee and the proposing shareholder.

HomeTrust’s bylaws provide that HomeTrust must receive written notice of any shareholder proposal for business at an annual meeting of shareholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal must be received by HomeTrust no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or otherwise transmitted or public disclosure of the meeting date is first made, whichever occurs first.

HomeTrust’s bylaws also provide that HomeTrust must receive written notice of any shareholder director nomination for a meeting of shareholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of the nomination must be received by the secretary no later than the tenth day following the day on which notice of the meeting is mailed or otherwise transmitted or public disclosure of the meeting date is first made, whichever occurs first.

Notice of Shareholder Meeting

Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than ten days nor more than two months before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote and to each other shareholder entitled to notice not less than 10 nor more than 90 days before the date of the meeting.

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Amendments to Charter/Articles of Incorporation

The charter of Jefferson generally may be amended by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class; provided, however, that any amendment of Articles VIII (Directors), IX (Removal of Directors), X (Elimination of Directors’ Liability), XI (Indemnification), XII (Limitation of Voting Common Stock), XIII (Approval of Business Combinations), XIV (Evaluations of Business Combinations), XV (Control Share Acquisitions), XVI (Special Meetings of Shareholders) and XVIII (Amendment of Bylaws) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, cast at a meeting of the shareholders called for that purpose, except that such repeal, alteration or amendment may be made by the affirmative vote of the majority of the outstanding shares if the same is first approved by a majority of disinterested directors.	HomeTrust’s articles of incorporation may be amended in accordance with the MGCL, which generally requires the approval of the board of directors and the holders of a majority of the outstanding shares of HomeTrust common stock. The amendment of certain provisions of HomeTrust’s articles of incorporation, however, requires the vote of the holders of at least 80% of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, (after giving effect to the 10% voting limitation in HomeTrust’s articles of incorporation as described above under “-Voting Rights”), voting together as a single class. These include provisions relating to: the ability of the board of directors to designate and set the terms of series of preferred stock; the voting limitations on greater than 10% shareholders; the number, classification, election and removal of directors; certain business combinations with greater than 10% shareholders; the prevention of greenmail; indemnification of directors and officers; limitation on liability of directors and officers; and amendments to the articles of incorporation and bylaws. HomeTrust’s articles of incorporation provides by its terms that it may be amended by HomeTrust’s board of directors, without a shareholder vote, to change the number of shares of capital stock authorized for issuance.

Amendments to Bylaws

The bylaws of Jefferson may be amended by the majority vote of the Board of Directors at any legal meeting. The bylaws may be amended by the shareholders only by a vote of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, cast at a meeting of the shareholders called for that purpose.	HomeTrust’s bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by HomeTrust’s shareholders, by the vote of the holders of 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in HomeTrust’s articles of incorporation as described above under “-Voting Rights”), voting together as a single class.

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Special Meetings of Shareholders

The charter of Jefferson contains a provision pursuant to which, subject to the rights of any holders of preferred stock, special meetings of the shareholders of Jefferson may only be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which Jefferson would have if there were no vacancies on the Board of Directors.	HomeTrust’s bylaws provide that special meetings of shareholders may be called by the President or by the board of directors by vote of a majority of the whole board. In addition, HomeTrust’s bylaws provide that a special meeting of shareholders shall be called by the Secretary of HomeTrust on the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Quorum

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	The holders of at least one-third of all shares entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting.

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Limitation of Personal Liability of Directors

Jefferson’s charter provides that a director shall not be personally liable to Jefferson or its shareholders for monetary damages for a breach of duty as a director, except for liability for:

•     for any breach of the director’s duty of loyalty to Jefferson or its shareholders;

•     for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•     for unlawful distributions under Section 48-18-304 of the TBCA.

Consistent with the MGCL, HomeTrust’s articles of incorporation provides that an officer or director of HomeTrust shall not be liable to HomeTrust or its shareholders for money damages, except to the extent:

•     it is proved that the person actually received an improper benefit or profit, for the amount of the benefit or profit;

•     a final judgment or adjudication against the person is based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or

•     to the extent otherwise provided in the MGCL.

HomeTrust’s articles of incorporation provides that HomeTrust will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by the MGCL. HomeTrust’s articles of incorporation also provides that HomeTrust will indemnify other employees and agents to the extent authorized by its board of directors and permitted by law.

The MGCL permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful.

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Limitation of Personal Liability of Directors (continued)

The MGCL provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The MGCL also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The MGCL provides that unless otherwise provided in the corporation’s articles of incorporation, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The MGCL provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

HomeTrust’s articles of incorporation provides, consistent with the MGCL, that the rights to indemnification and to the advancement of expenses conferred by HomeTrust’s articles of incorporation are not exclusive of any other right which a person may have under any statute, the articles of incorporation, HomeTrust’s bylaws, any agreement, any vote of stockholders or the board of directors, or otherwise.

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Indemnification of Directors and Officers

The charter of Jefferson provides that Jefferson shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of Jefferson, or is or was serving at the request of Jefferson as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amount paid in settlement) reasonably incurred or suffered by him or her in connection with the action or proceeding if he or she: (1) acted in good faith; (2) reasonably believed (A) in the case of conduct in his or her official capacity with Jefferson that his or her conduct was in the best interests of Jefferson and (B) in all other cases, that his or her conduct was at least not opposed to Jefferson’s best interests; and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Indemnification shall not be made with respect to an action by or in the right of Jefferson as to which the person has been adjudged to be liable to Jefferson unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. The charter of Jefferson further provides that to the extent that the representative of Jefferson has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by Jefferson only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the TBCA.

HomeTrust’s articles of incorporation requires HomeTrust to indemnify its current and former directors and officers, whether serving HomeTrust or at its request any other entity, to the fullest extent required or permitted by the MGCL including the advancement of expenses. If and to the extent authorized by the board of directors and permitted by law, HomeTrust may indemnify other employees and agents.

The MGCL permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The MGCL provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The MGCL also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The MGCL provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The MGCL provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct

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Indemnification of Directors and Officers (continued)

Expenses (including attorney’s fees) incurred in defending any action or proceeding shall be paid by Jefferson in advance of the final disposition of the action or proceeding upon: (1) delivery to Jefferson of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such individual is not entitled to be indemnified for such expenses; (2) delivery to Jefferson of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in the TBCA; and (3) a determination that the facts would not preclude indemnification.

necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

Home Trust’s articles of incorporation provides, consistent with the MGCL, that the rights to indemnification and to the advancement of expenses conferred by Home Trust’s articles of incorporation are not exclusive of any other right which a person may have under any statute, the articles of incorporation, HomeTrust’s bylaws, any agreement, any vote of stockholders or the board of directors, or otherwise.

Business Combinations with Certain Persons

State Law. The TBCA generally prohibits a “business combination” (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities and similar transactions) by a “resident domestic corporation” (as defined below) or a subsidiary with an “interested shareholder” (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of the corporation’s stock then outstanding) for a period of five years after the date the person becomes an interested shareholder unless, prior to such date, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder and the business combination satisfies any other applicable requirements imposed by law or by the corporation’s charter or bylaws. The TBCA also limits the extent to which a “resident domestic corporation” which has a class of voting stock traded on any national securities exchange or registered pursuant to Section 12(g) of the Exchange Act or any of its officers or directors could be held liable for resisting any business combination.	State Law. The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to an articles of incorporation provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. HomeTrust has opted-out of the Maryland business combination statute through a provision in its articles of incorporation.

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Business Combinations with Certain Persons (continued)

For purposes of the TBCA, the term “resident domestic corporation” is defined as an issuer of voting stock which, as of the share acquisition date in question, is organized under the laws of Tennessee and meets two or more of the following requirements:

•     The corporation has more than 10,000 shareholders or 10% of its shareholders reside in Tennessee or more than 10% of its shares are held by shareholders who are Tennessee residents;

•     The corporation has its principal office or place of business in Tennessee;

•     The corporation has the principal office or place of business of a significant subsidiary, representing not less than 25% of the corporation’s consolidated net sales located in Tennessee;

•     The corporation employs more than 250 individuals in Tennessee or has a combined annual payroll paid to Tennessee residents which is in excess of $5.0 million

•     The corporation produces goods and services in Tennessee which result in annual gross receipts in excess of $10.0 million; or

•     The corporation has physical assets and/or deposits, including those of any subsidiary located within Tennessee which exceed $10.0 million in value.

Charter Provision. The charter of Jefferson requires the approval of the holders of at least 80% of Jefferson’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” (for example, mergers, share exchanges, significant asset sales and significant stock issuances) with an “interested shareholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.	Articles of Incorporation Provision. HomeTrust’s articles of incorporation provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested shareholders” of HomeTrust require, in addition to any vote required by law, the approval of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested shareholder” generally means a person who is a greater than 10% shareholder of HomeTrust or who is an affiliate of HomeTrust and at any time within the past two years was a greater than 10% shareholder of HomeTrust.

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Prevention of Greenmail

Jefferson’s charter does not contain a provision designed to prevent greenmail.

The Tennessee Greenmail Act prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless: (1) such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or (2) the corporation makes an offer, at least equal value per share, to all holders of shares of such class. Market value is defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation.

Because Jefferson’s common stock is traded on a national securities exchange, Jefferson is subject to the restrictions of the Greenmail Act.

HomeTrust’s articles of incorporation generally prohibits HomeTrust from acquiring any of its own equity securities from a beneficial owner of 5% or more of HomeTrust’s voting stock unless: (i) the acquisition is approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote in the election of directors, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by HomeTrust or a subsidiary of HomeTrust to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of the HomeTrust equity security and is approved by a majority of the board of directors, including a majority of the disinterested directors.

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Fundamental Business Transactions

State Law. The TBCA requires the approval of the Board of Directors and the affirmative vote of a majority of the votes entitled to be cast by all shareholders entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. The TBCA further provides that unless otherwise required by Jefferson’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if: (1) in a merger, Jefferson’s separate corporate existence does not cease as a result of the merger and its charter will not differ from the charter before the merger; and (2) in a merger or exchange: (A) each shareholder of Jefferson whose shares were outstanding immediately before the effective date of the merger or exchange will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the effective date of the merger or exchange; (B) the voting power of the shares outstanding immediately after the merger or exchange, plus the voting power of the shares issuable as a result of the merger or exchange (either by the conversion of securities issued pursuant to the merger or exchange or by the exercise of rights and warrants issued pursuant to the merger or exchange), will not exceed by more than 20% the voting power of the total shares of Jefferson outstanding immediately before the merger or exchange; and (C) the number of participating shares outstanding immediately after the merger or exchange, plus the number of participating shares issuable as a result of the merger or exchange (either by the conversion of securities issued pursuant to the merger or exchange by the exercise of rights and warrants issued pursuant to the merger or exchange), will not exceed more than 20% the total number of participating shares outstanding immediately before the merger or exchange.	State Law. Under the MGCL, a consolidation, merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. As noted below, HomeTrust’s articles of incorporation contains a provision that reduces this vote requirement to the holders of a majority of the outstanding shares entitled to vote.

Charter Provision. Jefferson’s charter does not contain any provision regarding shareholder approval of any fundamental business transaction.	Articles of Incorporation Provision. HomeTrust’s articles of incorporation provide that notwithstanding any provision of law requiring action by shareholders by a vote of greater than a majority of the outstanding shares entitled to vote, the action will be valid if approved by the holders of at least a majority of the outstanding shares entitled to vote, except for matters which under HomeTrust’s articles of incorporation require a super-majority shareholder vote.

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Other Constituency Provision

The charter of Jefferson provides that the Board of Directors of Jefferson, when evaluating an offer to (1) make a tender or exchange offer for any equity security of Jefferson, (2) merge or consolidate Jefferson with another corporation or entity or (3) purchase or otherwise acquire all or substantially all of the properties and assets of Jefferson, may, in connection with the exercise of its judgment in determining what is in the best interest of Jefferson and the shareholders of Jefferson, give consideration to the following factors:

•     the social and economic effects of the transaction on Jefferson, its subsidiaries, employees, customers and creditors and elements of the community where Jefferson is located;

•     the business and financial condition and earnings prospects of the acquiring person or entity; and

•     the competence, experience and integrity of the acquiring person or entity and its or their management.

HomeTrust’s articles of incorporation provide that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of HomeTrust, (2) merge or consolidate HomeTrust with another corporation or entity or (3) acquire all or substantially all of the properties and assets of HomeTrust, or when evaluating any other transaction which would or may involve a change in control of HomeTrust, HomeTrust’s board of directors may, in exercising its business judgment as to what is in the best interests of HomeTrust and its shareholders and in making any recommendation to HomeTrust’s shareholders, give due consideration to all relevant factors, including, but not limited to:

•     the immediate and long-term economic effect upon HomeTrust’s shareholders, including shareholders, if any, who do not participate in the transaction;

•     the social and economic effect on the employees, creditors and customers of, and others dealing with, HomeTrust and its subsidiaries and on the communities in which HomeTrust and its subsidiaries operate or are located;

•     whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of HomeTrust;

•     whether a more favorable price could be obtained for HomeTrust’s stock or other securities in the future;

•     the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of HomeTrust and its subsidiaries;

•     the future value of the stock or any other securities of HomeTrust or the other entity to be involved in the proposed transaction;

•     any antitrust or other legal and regulatory issues that are raised by the proposal;

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Other Constituency Provision (continued)

•     the business and historical, current or projected future financial condition or operating results of the other entity to be involved in the proposed transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•     the ability of HomeTrust to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

If HomeTrust’s board of directors determines that any proposed transaction of the type described above should be rejected, it may take any lawful action to defeat the transaction, including, but not limited to, any or all of the following:

•     advising shareholders not to accept the proposal;

•     instituting litigation against the party making the proposal;

•     filing complaints with governmental and regulatory authorities;

•     acquiring the stock or any other securities of HomeTrust;

•     increasing the authorized capital stock of HomeTrust;

•     selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect to authorized but unissued stock;

•     acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and

•     obtaining a more favorable offer from another individual or entity.

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Dissenters’ Rights

Dissenters’ Rights of Appraisal. Pursuant to the TBCA, a shareholder of a Tennessee corporation generally has the right to dissent from any merger involving the corporation, plan of share exchange, sale of all or substantially all of the corporation’s assets or an amendment of the charter that materially adversely affects shareholder rights, and to obtain fair value for his or her shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange, such as Jefferson’s common stock.	The MGCL provides that, subject to very limited exceptions, a shareholder is not entitled to demand the fair value of his or her shares in any transaction if the corporation’s stock is listed on a national securities exchange. Since HomeTrust common stock is listed on the NASDAQ Stock Market, the holders of HomeTrust common stock generally are not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.

Stockholder Inspection Rights

The TBCA provides that a shareholder may inspect books and records for any proper purpose upon written verified demand stating the purpose of the inspection.	Under the MGCL, only a holder or group of holders of 5% or more of the corporation’s stock for at least six months has the right to inspect the corporation’s stock ledger, list of stockholders and books of account. Any stockholder is entitled to inspect the corporation’s bylaws, minutes of stockholder meetings, annual statement of affairs and any voting trust agreements.

LEGAL MATTERS

The validity of the shares of HomeTrust stock to be issued in connection with the merger has been passed upon by Silver, Freedman, Taff & Tiernan, LLP, Washington, D.C. Certain United States federal income tax consequences of the merger have been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., and by Kilpatrick Townsend & Stockton, LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of HomeTrust Bancshares, Inc. appearing in HomeTrust Bancshares, Inc.’s Annual Report (Form 10-K) as of and for the years ended June 30, 2013 and 2012 and for each year in the three-year period ended June 30, 2013 have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Jefferson as of June 30, 2013 and 2012 and for each of the fiscal years in the three-year period ended June 30, 2013 have been included herein in reliance upon the report of Craine, Thompson & Jones, P.C., Morristown, Tennessee, an independent registered certified public accounting firm, included elsewhere in this joint proxy statement/ prospectus, and upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Jefferson

If the merger occurs in the expected timeframe, there will be no Jefferson annual meeting of shareholders in 2014. In that case, shareholder proposals must be submitted to HomeTrust’s Corporate Secretary in accordance with the procedures described above. In case the merger is not completed, in order to be eligible for inclusion in the proxy materials for next year’s Jefferson annual meeting of shareholders, the shareholder proposal must be received at Jefferson’s executive office at 120 Evans Avenue, Morristown, Tennessee 37814, no later than October 31, 2014, which is 120 calendar days before the anniversary of the date on which Jefferson first mailed its proxy statement for 2013. If the date of the annual meeting is 30 days before or after October 31, 2014, then the shareholder proposal must be received at a reasonable time before Jefferson begins to print and send its proxy materials. If the 2014 annual meeting of Jefferson shareholders becomes necessary, Jefferson will specify the deadline for shareholders to submit proposals. All shareholder proposals shall be subject to the requirements of Rule 14a-8 under the proxy rules adopted under the Exchange Act, and, as with any shareholder proposal Jefferson’s articles of incorporation and bylaws and Washington law.

Jefferson’s Bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days prior to the date of the annual meeting; however, if less than 100 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders or public disclosure of the meeting date.

WHERE YOU CAN FIND MORE INFORMATION

HomeTrust and Jefferson file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. HomeTrust’s and Jefferson’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.” You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.

HomeTrust filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of HomeTrust common stock to be issued in the merger to the holders of Jefferson common stock. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of HomeTrust in addition to being a proxy statement of HomeTrust and Jefferson for their respective special meetings. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding HomeTrust into this proxy statement/prospectus, which means that important business and financial information about HomeTrust can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that HomeTrust or Jefferson files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that HomeTrust have previously filed with the SEC and all documents filed by HomeTrust with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meetings.

HomeTrust Filings (SEC file number 0-29480)

•	Annual Report on Form 10-K for the year ended June 30, 2013 (including the portions of HomeTrust’s proxy statement on Schedule 14A filed on October 11, 2013 incorporated therein by reference).

•	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2013 and December 31, 2013.

•	Current Reports on Form 8-K filed on August 27, 2013, September 27, 2013, April 9, 2013, November 27, 2013, December 3, 2013, July 15, 2013, January 23, 2014, January 27, 2014, January 29, 2014, February 3, 2014, March 4, 2014 and March 10, 2014.

•	Description of HomeTrust’s common stock contained in its Registration Statement on Form 8-A filed with the SEC on July 2, 2012, and all amendments or reports filed for the purpose of updating such description; and

•	Description of the preferred share purchase rights of HomeTrust contained in its Registration Statement on Form 8-A filed on September 25, 2012, and all amendments or reports filed for the purpose of updating such description.

Except where the context otherwise indicates, HomeTrust supplied all information contained or incorporated by reference in this document relating to HomeTrust.

You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning the appropriate party at the address and telephone numbers that follow:

HomeTrust Documents
HomeTrust Bancshares, Inc.
10 Woodfin Street
Asheville, North Carolina 28801
Attention: Teresa White, Vice President, Chief Administrative Officer and Corporate Secretary (828) 350-4808

If you would like to request documents from HomeTrust, you must do so by May 20, 2014 to receive them before the Jefferson special meeting.

Neither HomeTrust nor Jefferson has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Consolidated Financial Statements of Jefferson Bancshares, Inc.

1.	Audited Consolidated Financial Statements (including Notes thereto) for Jefferson for the fiscal year ended June 30, 2013 and 2012.

2.	Unaudited Consolidated Financial Statements (including Notes thereto) for Jefferson for the three and six month periods ended December 31, 2013 and 2012.

1.	Audited Consolidated Financial Statements (including Notes thereto) for Jefferson for the fiscal year ended June 30, 2013 and 2012.

The accompanying notes are an integral part of these consolidated financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements for the Years Ended June 30, 2013 and 2012

The accompanying notes are an integral part of these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Jefferson Bancshares, Inc. and Subsidiaries

Morristown, Tennessee

We have audited the accompanying consolidated balance sheets of Jefferson Bancshares, Inc. and Subsidiaries as of June 30, 2013 and 2012, and the related consolidated statements of earnings, of comprehensive income, of changes in stockholders’ equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Bancshares, Inc. and Subsidiaries as of June 30, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Craine, Thompson, & Jones, P.C.

Morristown, Tennessee

September 13, 2013

The accompanying notes are an integral part of these consolidated financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

	June 30,
	2013	2012
Assets
Cash and cash equivalents	$8,837	$3,043
Interest-earning deposits	15,677	53,650
Investment securities classified as available for sale, net	96,024	83,483
Federal Home Loan Bank stock	4,735	4,735
Bank owned life insurance	7,100	6,861
Loans receivable, net of allowance for loan losses of $5,660 and $5,852	321,299	322,499
Loans held-for-sale	97	381
Premises and equipment, net	25,636	26,361
Foreclosed real estate, net	5,433	6,075
Accrued interest receivable:
Investments	349	383
Loans receivable	1,060	1,192
Deferred tax asset	10,911	10,676
Core deposit intangible	1,151	1,537
Other assets	4,719	2,054

Total Assets	$503,028	$522,930

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$54,765	$52,436
Interest-bearing	344,877	371,446
Repurchase agreements	551	398
Federal Home Loan Bank advances	37,626	37,863
Subordinated debentures	7,358	7,245
Other liabilities	4,826	913
Accrued income taxes	—	—

Total liabilities	450,003	470,301

Commitments and contingent liabilities	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued or outstanding Common stock, $.01 par value; 30,000,000 shares authorized; 9,182,372 shares issued and 6,601,091 and 6,631,989 shares outstanding at June 30, 2013 and 2012, respectively	92	92
Additional paid-in capital	78,302	78,571
Unearned ESOP shares	(2,376)	(2,809)
Unearned compensation	(1,046)	(1,046)
Accumulated other comprehensive income	(111)	1,095
Retained earnings	9,661	8,067
Treasury stock, at cost (2,581,280 and 2,550,383 shares)	(31,497)	(31,341)

Total stockholders’ equity	53,025	52,629

Total Liabilities and Stockholders’ Equity	$503,028	$522,930

The accompanying notes are an integral part of these consolidated financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(Dollars in Thousands Except Per Share Amounts)

	Year Ended June 30,
	2013	2012
Interest income:
Interest on loans receivable	$17,529	$20,271
Interest on investment securities	1,689	1,900
Other interest	283	261

Total interest income	19,501	22,432

Interest expense:
Deposits	1,535	2,965
Securities sold under repurchase agreements	4	6
Advances from FHLB	1,266	1,272
Subordinated debentures	325	327

Total interest expense	3,130	4,570

Net interest income	16,371	17,862
Provision for loan losses	800	9,873

Net interest income after provision for loan losses	15,571	7,989

Noninterest income:
Mortgage origination income	445	306
Service charges and fees	1,036	1,106
Gain (loss) on sale of fixed assets	1	(12)
Gain on sale of investment securities, net	12	50
Impairment of investment securities	—	(29)
Loss on sale of foreclosed real estate, net	(266)	(169)
BOLI increase in cash value	239	236
Other	646	692

Total noninterest income	2,113	2,180

Noninterest expense:
Compensation and benefits	6,761	6,209
Occupancy expense	1,343	1,379
Equipment and data processing expense	2,453	2,376
DIF deposit insurance premiums	968	811
Advertising	383	359
Professional services	463	442
Valuation adjustment and expenses on other real estate owned	732	2,374
Amortization of intangible assets	386	441
Other	2,057	2,302

Total noninterest expense	15,546	16,693

Earnings (loss) before income taxes	2,138	(6,524)

Income taxes:
Current	30	—
Deferred	514	(2,524)

Total income taxes	544	(2,524)

Net earnings (loss)	$1,594	$(4,000)

Net earnings (loss) per share, basic	$0.25	$(0.64)

Net earnings (loss) per share, diluted	$0.25	$(0.64)

The accompanying notes are an integral part of these consolidated financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(Dollars in Thousands Except Per Share Amounts)

	Year Ended June 30,
	2013	2012
Net earnings (loss)	$1,594	$(4,000)
Other comprehensive income:
Unrealized holding gain (loss)	(1,944)	1,310
Reclassification for realized gains included in net income, net of taxes	(6)	(172)
Income tax benefit (expense)	744	(502)

Comprehensive income (loss)	$388	$(3,364)

The accompanying notes are an integral part of these consolidated financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

(Dollars in Thousands)

	Common Stock	Additional Paid-in Capital	Unallocated Common Stock in ESOP	Unearned Compensation	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
Balance at June 30, 2011	$92	$78,895	$(3,241)	$(1,019)	$459	$12,067	$(31,334)	$55,919

Net loss	—	—	—	—	—	(4,000)	—	(4,000)
Other comprehensive income	—	—	—	—	636	—	—	636
Shares committed to be released by the ESOP	—	(324)	432	—	—	—	—	108
Earned portion of grants	—	—	—	(27)	—	—	—	(27)
Purchase of common stock (2,534 shares)	—	—	—	—	—	—	(7)	(7)

Balance at June 30, 2012	92	78,571	(2,809)	(1,046)	1,095	8,067	(31,341)	52,629

Net earnings	—	—	—	—	—	1,594	—	1,594
Other comprehensive income	—	—	—	—	(1,206)	—	—	(1,206)
Shares committed to be released by the ESOP	—	(274)	433	—	—	—	—	159
Stock options expensed	—	5	—	—	—	—	—	5
Purchase of common stock (30,897 shares)	—	—	—	—	—	—	(156)	(156)

Balance at June 30, 2013	$92	$78,302	$(2,376)	$(1,046)	$(111)	$9,661	$(31,497)	$53,025

The accompanying notes are an integral part of these consolidated financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Year Ended June 30,
	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$1,594	$(4,000)
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Allocated ESOP shares	158	109
Depreciation and amortization expense	1,797	1,854
Amortization of premiums (discounts), net on investment securities	648	572
Provision for loan losses	800	9,873
(Gain) loss on sale of fixed assets	(1)	12
(Gain) on sale of investment securities and mortgage-backed securities, net	(12)	(21)
Amortization of deferred loan fees, net	(160)	(169)
Loss on sale of foreclosed real estate, net	266	169
Deferred tax expense (benefit)	514	(2,524)
Originations of mortgage loans held for sale	(17,125)	(13,759)
Proceeds from sale of mortgage loans	17,409	13,378
Increase in cash value of life insurance	(239)	(236)
Earned portion of MRP	—	(27)
Stock options expensed	5	—
Decrease (increase) in:
Accrued interest receivable	166	257
Other assets	(2,665)	4,925
Increase (decrease) in other liabilities and accrued income taxes	3,913	(4,074)

Net cash provided by (used for) operating activities	7,068	6,339

Cash flows used for investing activities:
Loan originations, net of principal collections	(1,581)	45,910
Purchase of investment securities classified as held-to-maturity:
Investment securities classified as available for sale:
Purchased	(42,894)	(58,320)
Proceeds from sale	83	3,619
Proceeds from maturities, calls and prepayments	27,680	46,479
Purchase of premises and equipment	(319)	(825)
Proceeds from the sale of fixed assets	—	14
Proceeds from sale of (additions to) foreclosed real estate, net	2,205	3,845

Net cash provided by (used for) investing activities	(14,826)	40,722

The accompanying notes are an integral part of these consolidated financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

(Continued)

	Year Ended June 30,
	2013	2012
Cash flows from operating activities:
Cash flows from financing activities:
Net increase (decrease) in deposits	(24,235)	(30,337)
Net increase (decrease) in repurchase agreements	153	(547)
Repayment of FHLB advances	(183)	(25)
Purchase of treasury stock	(156)	(7)

Net cash provided by (used for) financing activities	(24,421)	(30,916)

Net increase (decrease) in cash, cash equivalents and interest-earning deposits	(32,179)	16,145
Cash, cash equivalents and interest-earning deposits at beginning of period	56,693	40,548

Cash, cash equivalents and interest-earning deposits at end of period	$24,514	$56,693

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest on deposits	$1,550	$3,067
Interest on borrowed funds	$1,041	$1,044
Interest on subordinated debentures	$213	$215
Income taxes	$45	$—
Real estate acquired in settlement of loans	$3,893	$2,936

The accompanying notes are an integral part of these consolidated financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2013 and 2012

(Dollars in Thousands)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Jefferson Bancshares, Inc. (the Company), is the holding company for Jefferson Federal Bank (the “Bank”). The Company’s common stock is listed on the NASDAQ Global Market under the symbol JFBI.

The Company provides a variety of financial services to individuals and small businesses through its offices in Tennessee. Its primary deposit products are transaction accounts and term certificate accounts and its lending products are commercial and residential mortgages and, to a lesser extent, consumer loans.

Principles of Consolidation - The consolidated financial statements include the accounts of Jefferson Bancshares, Inc. and its wholly owned subsidiaries Jefferson Federal Bank and State of Franklin Bank Statutory Trust II. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the statement of condition dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the consolidated financial statements. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred tax assets.

Significant Group Concentrations of Credit Risk - The Company originates residential real estate loans, commercial real estate loans and, to a lesser extent, consumer loans primarily to customers located in Upper East Tennessee. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Significant Accounting Policies - The following comprise the significant accounting policies, which the Company follows in preparing and presenting its consolidated financial statements:

a.	For purposes of reporting cash flows, cash and cash equivalents include cash and balances due from depository institutions, interest-bearing deposits in other depository institutions and fed funds sold with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $15,677 and $53,650 at June 30, 2013 and 2012, respectively.

b.	Investments in debt securities are classified as “held-to-maturity” or “available-for-sale” depending upon the intent of management with respect to the particular investments. Investments classified as “held-to-maturity” are carried at cost while those identified as “available-for-sale” are carried at fair value. All securities are adjusted for amortization of premiums and accretion of discounts over the term of the security using the interest method. Management has the positive intent and ability to carry those securities classified as “held-to-maturity” to maturity for long-term investment purposes and, accordingly, such securities are not adjusted for temporary declines in market value. “Available-for-sale” securities are adjusted for changes in fair value through a direct entry to a separate component of stockholders’ equity (i.e., other comprehensive income). Investments in equity securities are carried at the lower of cost or market. The cost of securities sold is determined by specific identification.

c.	Loans receivable, net, which management has the intent and ability to hold until maturity or pay-off, are generally carried at unpaid principal balances less loans in process, net deferred loan fees, unearned discount on loans and allowances for losses. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

d.	The Company originates mortgage loans conforming to guidelines for sale in the secondary mortgage market. Because commitment letters are only given to the borrower after an underwriter agrees to purchase the loan according to the stated terms, the Company’s maximum time between funding the loan and completing the sale to the underwriter is generally three weeks. The loans are carried at the lower of aggregate cost or fair market value as determined by the amount committed to by the underwriter. The loans are sold without recourse and the mortgage servicing rights are sold as part of the loan package.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

e.	The allowance for loan and lease losses is an estimate of the losses that are inherent in the loan and lease portfolio. The allowance is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Bank’s charge-off policy is consistent with bank regulatory standards. Generally, loans are charged off when the loan becomes over 120 days delinquent. Real estate acquired as a result of foreclosure is initially recorded at the lower of the amount of the loan or the fair value, less estimated selling costs. Any write-down to fair value is charged to the allowance for loan and lease losses. Any subsequent write-down of foreclosed real estate is charged against earnings.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

In connection with assessing the allowance, we have established a systematic methodology for determining the adequacy of the allowance for loan losses. Loans are grouped into pools based on loan type. Loan pools include residential mortgage loans, multi-family loans, construction and land development loans, non-residential real estate loans (owner occupied and non-owner occupied), commercial loans, consumer loans, HELOC and junior liens. Commercial business loans and loans secured by commercial real estate are generally larger and involve a greater degree of risk than residential mortgage loans. In addition, loans secured by commercial real estate are more likely to be negatively impacted by adverse conditions in the real estate market or the economy. Management utilizes a loan grading system and assigns a loan grade of “Pass”, “Watch”, “Special Mention”, “Substandard”, “Doubtful” or “Loss” based on risk characteristics of loans. Lending staff reviews the loan grades of customers on a regular basis and makes changes as needed given that the creditworthiness of customers may change over time.

Descriptions of loan grades are as follows:

Pass - loans in this category represent an acceptable risk and do not require heightened levels of monitoring by lending staff.

Watch - loans in this category represent an acceptable risk; however, require monitoring by lending staff due to potential weakness for any number of reasons.

Special Mention - loans in this category have potential weaknesses that may result in deteriorating prospects for the asset or in the Bank’s credit position at some future date.

Substandard - loans in this category are inadequately protected by the sound worth and paying capacity of the borrower or the collateral pledged. Borrowers in this category have a well-defined weakness(es) that jeopardize the proper liquidation of the debt.

Doubtful - loans classified as doubtful have a clear and defined weakness making the ultimate repayment of the loan, or portions thereof, highly improbable.

Loss - loans classified as “loss” are those of such little value that their continuance as bank assets is not warranted, even though partial recovery may be affected in the future. Charge off is required in the month this grade is assigned.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Specific valuation allowances are established for impaired loans. The Company considers a loan to be impaired when, based on current information and events, it is probable that the company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. A specific reserve represents the difference between the recorded value of the loan and either its estimated fair value less estimated disposition costs, or the net present value as determined by a discounted cash flow analysis. On a quarterly basis, management evaluates individual loans which have an outstanding principal balance of $250,000 or more and which are classified as either substandard, doubtful or loss according to the loan grading policy for impairment. Troubled debt restructurings (“TDRs”) are also considered to be impaired, except for those that have been performing under the new terms for at least six consecutive months.

A TDR occurs when the Bank grants a concession to a borrower with financial difficulties that it would not otherwise consider. The Bank has adopted the guidance and definitions found in ASU 2011-02 in determining if a borrower is experiencing financial difficulties and if a concession has been granted. The majority of the Bank’s TDRs involve a modification involving changes in amortization terms, reductions in interest rates, interest only payments and, in limited cases, concessions to outstanding loan balances. A TDR may be non-accruing or it may accrue interest. A nonaccrual TDR will be returned to accruing status at such time when the borrower successfully performs under the new terms for at least six consecutive months. The Bank’s TDRs totaled $9.1 million and $10.8 million at June 30, 2013 and 2012, respectively.

The accrual of interest on all loans is discontinued at the time the loan is 90 days delinquent. All interest accrued but not collected for loans placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method until the loan is returned to accrual status. Loans are returned to accrual status when future payments are reasonably assured. Payments received on non-accrual loans are applied to the remaining principal balance of the loans.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. The evaluation of the allowance for loan and lease losses is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The Company is subject to periodic examination by regulatory agencies, which may require the Company to record increases in the allowances based on the regulator’s evaluation of available information. There can be no assurance that the Company’s regulators will not require further increases to the allowances.

Tabular information related to loan grades, composition of loan portfolio and activity in the allowance for loan losses is included in Note 6.

f.	Credit related financial instruments arising in the ordinary course of business consist primarily of commitments to extend credit. Such financial instruments are recorded when they are funded.

g.	Premises and equipment are carried at cost, less accumulated depreciation. Expenditures for assets with a life greater than one year and costing more than $1,000 are generally capitalized. Depreciation of premises and equipment is computed using the straight-line and accelerated methods based on the estimated useful lives of the related assets. Estimated lives for buildings, leasehold improvements, equipment and furniture are thirty-nine, thirty- nine, five and seven years, respectively. Estimated lives for building improvements are evaluated on a case-by-case basis and depreciated over the estimated remaining life of the improvement.

h.	Foreclosed real estate is initially recorded, and subsequently carried, at the lower of cost or fair value less estimated selling costs. Costs related to improvement of foreclosed real estate are capitalized.

i.	Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

j.	GAAP requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period.

The Company utilizes the prospective application transition method. This method requires the Company to expense the unvested portion of options granted in fiscal 2013, which reduces net earnings by approximately $3, net of taxes for the fiscal year ending June 30, 2013 and by approximately $12 in the remaining requisite service period. GAAP provides for the use of alternative models to determine compensation cost related to stock option grants. The Company has determined the estimated fair value of stock options at grant date using the Black-Scholes option-pricing model based on market data as of June 30, 2012. The expected dividend yield of 0.0% and expected volatility of 65.52% were used to model the value. The risk free rate of return equaled 1.11%, which was based on the yield of a U.S. Treasury note with a term of ten years. The estimated time remaining before the expiration of the options equaled ten years.

Core Deposit Intangible – The core deposit intangible (CDI) is an asset arising from the acquisition of State of Franklin Bank. The CDI was initially measured at fair value and then amortized using an accelerated method over ten years. The core deposit intangible asset is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Segment Reporting – The Company’s operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The Company operates primarily in Tennessee. Management makes operating decisions and assesses performance based on an ongoing review of the Company’s financial results. Therefore, the Company has a single operating segment for financial reporting purposes.

NOTE 2 – RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand with the Federal Reserve Bank. At June 30, 2013 and 2012, these reserve balances amounted to $4,597 and $4,408, respectively.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 3 – EARNINGS PER SHARE

Earnings per common share and earnings per common share-assuming dilution have been computed on the basis of dividing net earnings by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Calculations related to earnings per share are provided in the following table.

	Year Ended June 30, 2013	Year Ended June 30, 2012
Weighted average number of common shares used in computing basic earnings per common share	6,270,523	6,243,347
Effect of dilutive stock options	—	—

Weighted average number of common shares and dilutive potential common shares used in computing earnings per common share assuming dilution	6,270,523	6,243,347

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 4 – RECENT ACCOUNTING PRONOUNCEMENTS

ASU 2013-11 – In July 2013, the FASB issued Accounting Standards Update 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss, a Similar Tax Loss, or a Tax Credit Carryforward Exists – a consensus of the FASM Emerging Issues Tax Force”. This update provides explicit guidance on the presentation in the financial statements. This standards update helps to bring consistency to a wide ranging diversity that currently exists in practice on the presentation of such unrecognized tax benefits. The amendments in this update become effective for public companies for fiscal years and interim periods within those years, beginning after December 31, 2013. Management does not believe this update will have a material, if any, impact on the Company’s consolidated financial statements.

ASU 2013-02 – In February 2013, the FASB issued Accounting Standards Update 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This update requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, entities are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The Company adopted this update prospectively as of the quarter ended March 31, 2013. Accordingly, the Company’s financial statements now include consolidated statements of comprehensive income disclosing the required information.

ASU 2011-11 – In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities.” This update requires entities to disclose both gross information and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope of this update includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and lending arrangements. The Company is required to adopt this update retrospectively for annual periods beginning after January 1, 2013. Management does not anticipate that adoption will have a material impact on the Company’s consolidated financial position, results of operations or cash flows. ASU 2013-01 clarifies certain of the provisions of ASU 2011-11.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 5 – INVESTMENT SECURITIES

Investment securities are summarized as follows:

	June 30, 2013
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
Securities Available-for-Sale
Debt securities:
Federal agency securities	$21,985	$88	$(420)	$21,653
Mortgage-backed securities	65,607	1,096	(835)	65,868
Municipal securities	8,004	172	(171)	8,005
Other securities	607	—	(109)	498

Total securities available- for-sale	$96,203	$1,356	$(1,535)	$96,024

Weighted-average rate	1.83%

	June 30, 2012
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(Dollars in thousands)
Securities Available-for-Sale
Debt securities:
Federal agency securities	$24,033	$263	$—	$24,296
Mortgage-backed securities	52,822	1,658	(65)	54,415
Municipal securities	4,245	318	—	4,563
Other securities	609	—	(400)	209

Total securities available- for-sale	$81,709	$2,239	$(465)	$83,483

Weighted-average rate	2.20%

Investment securities with a carrying value of $11,017 and $13,021 were pledged to secure public funds, repurchase agreements and/or advances from the Federal Home Loan Bank at June 30, 2013 and 2012, respectively.

At June 30, 2013, the Company held no securities of any single issue (excluding the U.S. Government and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 5 – INVESTMENT SECURITIES (CONTINUED)

Securities with unrealized losses not recognized in income are as follows:

	Less than 12 months		12 months or more			Total
	Fair	Unrealized	Fair		Unrealized	Fair	Unrealized
	Value	Losses	Value		Losses	Value	Losses
June 30, 2013
Federal agency securities	$9,555	$(420)	$—		$—	$9,555	$(420)
Mortgage-backed securities	25,078	(832)	443		(3)	25,521	(835)
Municipal securities	3,798	(171)	—		—	3,798	(171)
Other securities	—	—	498		(109)	498	(109)

	$38,431	$(1,423)	$941		$(112)	$39,372	$(1,535)

	Less than 12 months		12 months or more			Total
	Fair Value	Unrealized Losses	Fair Value		Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2012
Federal agency securities	$—	$—	$—		$—	$—	$—
Mortgage-backed securities	2,100	(9)	569	#	(56)	2,669	(65)
Municipal securities	—	—	—		—	—	—
Other securities	—	—	207	#	(400)	207	(400)

	$2,100	$(9)	$776		$(456)	$2,876	$(465)

The Company evaluates its securities with significant declines in fair value on a quarterly basis to determine whether they should be considered temporarily or other than temporarily impaired. The Company has recognized all of the foregoing unrealized losses in other comprehensive income. There were no other-than-temporary impairment charges for the year ending June 30, 2013. Unrealized losses on all securities as shown above are considered to be temporary in nature. The Company neither has the intent to sell nor is it forecasting the need or requirement to sell the securities before their anticipated recovery.

Federal Agency Securities – The unrealized losses of $420 for these ten federal agency securities were caused by changes in market interest rates. The contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Because the decline in market value is attributable to changes in market interest rates and not credit quality, and because the Company does not intend to sell the investments before recovery of their amortized cost bases and it is not more likely than not the Company does not intend to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2013.

GSE Residential Mortgage-Backed Securities – The unrealized losses of $832 for these thirty-three GSE mortgage-backed securities were caused by changes in market interest rates. The contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Accordingly it is expected that the securities would not be settled at a price less than the amortized bases of the Company’s investments. Because the decline in market value is attributable to changes in market interest rates and not credit quality, and because the Company does not intend to sell the investments before recovery of their amortized cost bases and it is not more likely than not the Company does not intend to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2013.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 5 – INVESTMENT SECURITIES (CONTINUED)

Private-Label Residential Mortgage-Backed Securities - The unrealized loss of $3 for this private-label mortgage-backed security is primarily driven by higher projected collateral losses, wider credit spreads and changes in interest rates as indicated by the annual independent valuation of the investment. The valuation methodology used is a future cash flow analysis which is built upon a model based on collateral-specific assumptions as they relate to the underlying loans. Given the expected improvement in the future performances of the expected cash flow, the unrealized losses are not deemed to be attributable to credit quality. Accordingly, it is expected that the securities would not be settled at a price less than the amortized bases of the Company’s investments. Because the decline in market value is attributable to higher projected collateral losses, wider credit spreads and changes in interest rates and not credit quality, the Company expects to recover the entire amortized cost bases of this security.

Municipal Securities - The unrealized losses of $171 for these eight investments in municipal securities were caused by changes in market interest rates. The contractual cash flows of these investments are guaranteed by municipal agencies themselves. Accordingly it is expected that the securities would not be settled at a price less than the amortized bases of the Company’s investments. Because the decline in market value is attributable to changes in market interest rates and not credit quality, and because the Company does not intend to sell the investments before recovery of their amortized cost bases and it is not more likely than not the Company does not intend to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2013.

Other Securities - The unrealized loss of $109 on this collateralized debt obligation (“CDO”) was a result of updated variables and inputs that comprise the model used in the semi-annual independent valuation of this security. The collateral for the CDO investment is comprised of trust preferred securities and senior and subordinated debt issued by banks, insurance companies, REITs, real estate operating companies and homebuilding companies. The CDO is valued by evaluating all relevant credit and structural aspects of the instrument, determining appropriate performance assumptions and performing a discounted cash flow analysis. Given the expected improvement in the future performance of the collateral, the unrealized loss is not deemed to be attributable to credit quality. Since the Company does not intend to sell this investment before recovery of its amortized cost basis, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at June 30, 2013.

Maturities of debt securities at June 30, 2013 are summarized as follows:

	Cost	Fair Value	Weighted Average Yield
Within 1 year	$6,763	$6,808	1.26%
Over 1 year through 5 years	4,579	4,615	1.67%
After 5 years through 10 years	23,836	23,576	1.58%
Over 10 years	61,025	61,025	2.00%

	$96,203	$96,024	1.83%

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Proceeds from sale of debt securities and gross realized gains and losses on these sales are summarized as follows:

	Year ended June 30,
	2013	2012
Proceeds from sales	$83	$3,619

Gross realized gains	8	156
Gross realized losses	—	(135)

Net gains (losses)	$8	$21

NOTE 6 – LOANS RECEIVABLE, NET

Loans receivable, net are summarized as follows:

	June 30,
	2013	2012
Real estate loans:
Residential one-to four-family	$87,233	$97,182
Multi-family	13,509	11,564
Construction	6,692	548
Commercial	120,205	127,185
Land	22,296	27,487
Home equity line of credit	16,259	18,395

Total real estate loans	266,194	282,361

Commercial business loans	57,288	42,107

Consumer Loans:
Loans secured by deposit accounts	340	381
Other consumer loans	2,971	2,989
Loans secured by automobiles	510	833
Mobile home loans	—	3

Total non-real estate loans	3,821	4,206

Total gross loans	327,303	328,674
Less:
Deferred loan fees, net	(344)	(323)
Allowance for losses	(5,660)	(5,852)

Loans receivable, net	$321,299	$322,499

Weighted average rate	5.30%	5.82%

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 6 – LOANS RECEIVABLE, NET (CONTINUED)

The following is a summary of information pertaining to impaired and non-accrual loans:

	June 30,
	2013	2012
Impaired loans without a valuation allowance	$4,210	$12,359
Impaired loans with a valution allowance	10,227	12,051

Total impaired loans	$14,437	$24,410

Valuation allowance for impaired loans	$1,843	$2,861

Total non-accrual loans	$12,796	$18,562

Average investment in impaired loans	$19,915	$30,415
Interest income recognized on impaired loans	$344	$825

No additional funds are committed to be advanced in connection with impaired loans.

Commercial real estate loans are secured principally by office buildings, shopping centers, churches and other rental real estate. Construction loans are secured by commercial real estate and single-family dwellings.

The following is a table summarizing the activity in the allowance for loan losses for the year ending June 30, 2013:

	Resid. Mtg.	Multi- family	Const. and land dev.	Non-resid real estate	Owner occupied	Comm’l	HELOC/ Junior Liens	Consumer	Total
Allowance for Credit Losses:
Balance at June 30, 2012	$699	$596	$777	$1,047	$347	$2,130	$234	$22	$5,852
Charge Offs	(648)	—	(138)	(31)	(23)	(442)	(109)	(40)	(1,431)
Recoveries	—	—	23	—	13	386	2	15	439
Provision	614	(121)	(171)	(35)	10	407	41	55	800

Balance at June 30, 2013	$665	$475	$491	$981	$347	$2,481	$168	$52	$5,660

Ending balance, Individually Evaluated	$—	$423	$200	$467	$—	$753	$—	$—	$1,843
Ending balance, Collectively Evaluated	$665	$52	$291	$514	$347	$1,728	$168	$52	$3,817
Loans:
Balance at June 30, 2013	$86,539	$13,509	$30,679	$50,128	$68,327	$57,171	$17,085	$3,865	$327,303
Ending balance, Individually Evaluated	$40	$4,923	$510	$1,834	$—	$2,504	$416	$—	$10,227
Ending balance, Collectively Evaluated	$86,499	$8,586	$30,169	$48,294	$68,327	$54,667	$16,669	$3,865	$317,076

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 6 – LOANS RECEIVABLE, NET (CONTINUED)

The following table is an aging analysis of the loan portfolio:

	30-59 days past due	60-89 days past due	90 or more days past due and still accruing	Nonaccrual	Total past due	Total Current	Total loans receivable
Residential Mortgage	$256	$44	$—	$1,918	$2,218	$84,321	$86,539
Multi-family	—	—	—	4,927	4,927	8,582	13,509
Construction/land development			—	1,011	1,011	29,668	30,679
Non-residential real estate	58	103	—	3,120	3,281	46,847	50,128
Owner occupied		123	—	868	991	67,336	68,327
Commercial	101	227	—	448	776	56,395	57,171
Heloc and junior lien			—	65	65	17,020	17,085
Consumer	10	—	—	439	449	3,416	3,865

Total	$425	$497	$—	$12,796	$13,718	$313,585	$327,303

The following table summarizes the credit risk profile by internally assigned grade at June 30, 2013:

	Resid Mtg.	Multi- family	Const. and land dev.	Non-residential real estate	Owner occupied	Commercial	HELOC/ Junior Liens	Consumer	Total
Grade:
Pass	$80,268	$7,872	$27,382	$40,291	$65,527	$52,740	$16,150	$3,447	$293,677
Watch	2,800	621	1,726	5,802	1,643	1,563	71	410	14,636
Special mention	—	—	—	—	—	—	—	—	—
Substandard	3,471	5,016	1,571	4,035	1,157	2,868	864	8	18,990
Doubtful	—	—	—	—		—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total:	$86,539	$13,509	$30,679	$50,128	$68,327	$57,171	$17,085	$3,865	$327,303

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 6 – LOANS RECEIVABLE, NET (CONTINUED)

The following table summarizes the composition of impaired loans, the associated specific reserves and interest income recognized on impaired loans as of June 30, 2013:

	Recorded investment	Unpaid principal balance	Specific allowance	Interest income recognized
With an allowance recorded:
Residential Mortgage	$40	$40	$—	$1
Multi-family	4,500	4,923	(423)	—
Construction and land development	310	510	(200)	11
Non-residential real estate	1,367	1,834	(467)	—
Owner occupied	—	—	—	—
Commercial	1,751	2,504	(753)	185
Heloc and junior lien	416	416	—	15
Consumer	—	—	—	—

Total	$8,384	$10,227	$(1,843)	$212

With no related allowance:
Residential Mortgage	$890	$890	$—	$61
Multi-family	—	—	—	—
Construction and land development	300	300	—	4
Non-residential real estate	1,744	1,744	—	61
Owner occupied	653	653	—	—
Commercial	—	—	—	—
Heloc and junior lien	193	193		6
Consumer	430	430	—	—

Total	$4,210	$4,210	$—	$132

Total:
Residential Mortgage	$930	$930	$—	$62
Multi-family	4,500	4,923	(423)	—
Construction and land development	610	810	(200)	15
Non-residential real estate	3,111	3,578	(467)	61
Owner occupied	653	653	—	—
Commercial	1,751	2,504	(753)	185
Heloc and junior lien	609	609	—	21
Consumer	430	430	—	—

Total	$12,594	$14,437	$(1,843)	$344

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 6 – LOANS RECEIVABLE, NET (CONTINUED)

The following table presents the Bank’s loans classified as TDRs by loan type and accrual status as of June 30, 2013:

	June 30, 2013
	Accrual Status	Non-Accrual Status	Number of Loans	Total TDR’s
Residential Mortgage	$664	$—	2	$664
Multi-family	621	4,923	2	5,544
Construction and land development	146	—	1	146
Non-residential real estate	122	2,010	3	2,132
Owner occupied	—	379	2	379
Commercial	—	237	2	237
HELOC and Junior Lien	—	—	—	—

Total	$1,553	$7,549	12	$9,102

The following tables include the recorded investment and number of modifications for modified loans. The Company reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured. During the years ended June 30, 2013 and 2012, there were no defaults of loans modified within the respective years.

	For the year ended June 30, 2013			For the year ended June 30, 2012
	Number of loans	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Multi-family	—	$—	$—	2	$7,775	$5,284
Non-residential real estate	1	191	191	1	3,025	2,000

Total	1	$191	$191	3	$10,800	$7,284

Following is a summary of loans to directors, executive officers and associates of such persons:

These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

Balance at June 30, 2012	$839
Additions	25
Reclassifications	—
Repayments	(2)

Balance at June 30, 2013	$862

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 7 – PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized as follows:

	June 30,
	2013	2012
Land	$6,772	$6,772
Office building	22,117	21,982
Furniture and equipment	5,889	5,704

	34,778	34,458
Less: accumulated depreciation and amortization	9,142	8,097

	$25,636	$26,361

Depreciation expense for the years ended June 30, 2013 and 2012 was $1,045 and $1,055, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at June 30, 2013, pertaining to real property, future minimum payments are as follows:

For the Year Ended
2014	$9
2015	—

$9

Lease expense for June 30, 2013 and 2012 was $19 and $49, respectively.

The Company has also entered into a service contract for data processing services. Future minimum payments under this agreement are as follows:

For the Year Ended
2014	$1,088
2015	682
2016	12

$1,782

Data processing service expense for June 30, 2013 and 2012 was $1,127 and $1,075, respectively.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 8 – DEPOSITS

Deposits are summarized as follows:

	June 30,
	2013	2012
Non-interest bearing accounts	$54,765	$52,436
NOW accounts, 0.10% and 0.12%, respectively	54,164	52,958
Savings accounts, 0.23% and 0.23%, respectively	91,280	96,588
Money market accounts, 0.23% and 0.23%, respectively	51,324	51,492

Total transaction accounts	251,533	253,474

Certificates:
0.00 - 1.00%	$115,563	$129,619
1.01 - 2.00%	31,306	36,538
2.01 - 3.00%	533	2,313
3.01 - 4.00%	35	64
4.01 - 5.00%	672	1,874

Total Certificates, 0.66% and 0.91%, respectively	148,109	170,408

Total Deposits	$399,642	$423,882

Weighted-average rate - deposits	0.34%	0.46%

The aggregate amount of time deposits in denominations of $100 or more was $57,198 and $67,502, respectively, at June 30, 2013 and 2012.

The Deposit Insurance Fund, as administrated by the Federal Deposit Insurance Corporation, insures deposits up to applicable limits. Deposit amounts in excess of $250,000 are generally not federally insured.

The total amount of overdrafts reclassified as loans was $77 and $75, respectively, at June 30, 2013 and 2012.

At June 30, 2013, the scheduled maturities of time deposits are as follows:

2014	$110,024
2015	21,336
2016	11,530
2017	2,205
2018	3,014

Total	$148,109

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 8 – DEPOSITS (CONTINUED)

Following is a summary of interest on deposits:

	June 30,
	2013	2012
NOW	$59	$77
Savings	207	485
MMA	119	311
Certificates	1,150	2,092

	1,535	2,965
Less: penalties	—	—

Total	$1,535	$2,965

NOTE 9 – FHLB ADVANCES

At June 30, 2013, the Company’s fixed-rate FHLB advances had interest rates that ranged from 2.00% to 3.55% with a weighted average rate of 3.36% and 3.36% at June 30, 2013 and 2012, respectively. Pursuant to collateral agreements with the FHLB, advances are secured by a Blanket Mortgage Collateral Agreement. The Agreement pledges the entire one-to-four family residential mortgage portfolio and allows a maximum advance of $37,686 and an additional borrowing capacity of $213 at June 30, 2013. Outstanding advances were $37,626 and $37,863 at June 30, 2013 and 2012, respectively. Advances are payable at the maturity dates and prepayment penalties are required if paid before maturity.

A total of $10.0 million of FHLB advances are putable advances that give the FHLB the option to require repayment on specific dates. Under the terms of the putable advances, the company could be required to repay all of the principal and accrued interest before the maturity date.

A total of $10.0 million of FHLB advances are convertible advances with interest rates that may be reset on certain dates at the option of the FHLB in accordance with the terms of the note. The Company has the option of repaying the outstanding advance or converting the interest rate from a fixed rate to a floating LIBOR rate at the time the advance is called by the FHLB.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 9 – FHLB ADVANCES (CONTINUED)

Maturities and weighted average rates of fixed rate FHLB advances at June 30, 2013 and 2012 are as follows:

	Amount		Weighted Avg Rate
	2013	2012	2013	2012
Fixed Rate Advances Maturing:

Less than 1 year	$26,997	$—	3.41%	0.00%
1 to 2 years	5,048	26,993	3.22%	3.41%
2 to 3 years	—	5,082	0.00%	3.20%
3 to 4 years	—	—	0.00%	0.00%
4 to 5 years	5,110	—	3.33%	0.00%
5 to 10 years	—	5,134	0.00%	3.31%
After 10 years	471	654	2.65%	2.66%

Total FHLB Advances	$37,626	$37,863	3.36%	3.36%

NOTE 10 – INCOME TAXES

In computing federal income tax, savings institutions treated as small banks for tax years beginning before 1996 were allowed a statutory bad debt deduction based on specified experience formulas or 8% of otherwise taxable income, subject to limitations based on aggregate loans and savings balances. For tax years after 1996, financial institutions meeting the definition of a small bank can use either the “experience method” or the “specific charge-off method” in computing their bad debt deduction. The Company qualifies as a small bank and is using the experience method. As of June 30, 2013, the end of the most recent tax year, the Company’s tax bad debt reserves were approximately $1,312. If these tax bad debt reserves are used for other than loan losses, the amount used will be subject to federal income taxes at the then prevailing corporate rates.

Income taxes are summarized as follows:

	Year Ending June 30,
	2013	2012
Current taxes:
Federal income	$30	$—
State excise	—	—

	30	—

Deferred taxes
Federal income	456	(2,229)
State excise	58	(295)

	514	(2,524)

	$544	$(2,524)

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 10 – INCOME TAXES (CONTINUED)

The provision for income taxes differs from the federal statutory corporate rate as follows:

	Percentage of Earnings Before Income Taxes Years Ending June 30,
	2013	2012
Tax at statutory rate	34.0%	(34.0%)
Increase (decrease) in taxes:
State income taxes, net of federal tax benefit	2.7	(4.3)
Increase in BOLI cash value	(3.8)	(1.4)
Additional ESOP compensation	(4.6)	(2.0)
Other, net	(2.9)	3.0

Effective tax rate	25.4%	(38.7%)

The provisions of GAAP related to income taxes require the Company to establish a deferred tax liability for the tax effect of the tax bad debt reserves over the base year amounts. There were no excess reserves at June 30, 2013 and 2012. The Company’s base year tax bad debt reserve is $1,312. The estimated deferred tax liability on the base year amount is approximately $502, which has not been recorded in the accompanying consolidated financial statements. The deferred tax valuation allowance is related to a capital loss carryforward that can only be used to offset capital gains.

The Company acquired a tax net operating loss (NOL) carryforward from its acquisition of State of Franklin. A deferred tax benefit was recorded for the portion deemed usable over its statutory remaining life (initially 20 years). The expiration date of the remaining NOL carryforward of $10,560 is June 30, 2029.

A deferred tax benefit of $1,022 has been recorded for the 2011 NOL of $2,668. The NOL’s remaining life is eighteen years and management believes it will be utilized in full prior to expiration.

For 2012, a deferred tax benefit of $2,904 was recorded for the NOL of $7,585. The NOL’s remaining life is nineteen years and management believes it will be utilized in full prior to expiration.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 10 – INCOME TAXES (CONTINUED)

The components of the net deferred tax asset are summarized as follows:

	June 30,
	2013	2012
Deferred tax liabilities:
FHLB stock dividends	$(959)	$(959)
Depreciation	(12)	(27)
FHLB advance restructuring penalty	(72)	(181)
Allowance for “available-for-sale” securities	—	(679)

	(1,043)	(1,846)

Deferred tax assets:
Fair value adjustment from acquisition,net	708	533
Subsequent writedowns on foreclosed property	434	831
Nonaccrual interest on securities	58	48
NOL carryforward	7,596	8,023
Deferred loan fees, net	132	124
Deferred compensation	62	55
Capital loss on Silverton Bank Stock	141	141
Allowance for losses on loans	2,895	2,908
Allowance for “available-for-sale” securities	69	—

Gross deferred tax asets	12,095	12,663
Valuation allowance	(141)	(141)

Deferred tax asset	11,954	12,522

Net deferred tax asset	$10,911	$10,676

NOTE 11 – EMPLOYEE BENEFIT PLANS

401 (K) RETIREMENT PLAN. The Company has a defined contribution pension plan covering all employees having attained the age of 20 and one-half and completing six months of service. Normal retirement date is the participant’s sixty-fifth birthday.

Before the Company established the Employee Stock Ownership Plan (effective July 1, 2003), the 401(k) plan was funded by annual employer contributions of 10% of the total plan compensation of all participants in the plan. The amount contributed by the employer was divided among the participants in the same proportion that each participant’s compensation bore to the aggregate compensation of all participants. Employer contributions vest to employees over a seven-year period. Employees are permitted to make contributions of up to 50% of their compensation subject to certain limits based on federal tax laws.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 11 – EMPLOYEE BENEFIT PLANS (CONTINUED)

EMPLOYEE STOCK OWNERSHIP PLAN. The Bank maintains an Employee Stock Ownership Plan (ESOP). On July 1, 2003, the ESOP purchased 670,089 shares of Jefferson Bancshares, Inc. from proceeds provided by the Company in the form of a loan. Thus, the ESOP is considered a leveraged plan. Employees are eligible for participation in the plan upon attaining 20 and one-half years of age and completing six consecutive calendar months during which they have performed at least 500 hours of service. Each plan year, the Bank may, in its discretion, make a contribution to the plan; however, at a minimum, the Bank has agreed to make as a contribution the amount necessary to service the debt incurred to acquire the stock.

Shares are scheduled for release as the loan is repaid. The present amortization schedule calls for 43,207 shares to be released each December 31. Dividends on unallocated shares are used to repay the loan while dividends paid on allocated shares become part of the plan’s assets. Accounting for the ESOP consists of recognizing compensation expense for the fair market value of the shares as of the date of release. Allocated shares are included in earnings per share calculations while unallocated shares are not included.

ESOP compensation expense was $158 and $109 for the years ended June 30, 2013 and 2012. The original number of shares committed was 670,089 and 43,207 were released during the years ended June 30, 2013 and 2012, respectively. The 259,239 remaining unearned shares had an approximate fair market value of $1,465 at June 30, 2013.

The Bank has also established a SERP to provide for supplemental retirement benefits with respect to the ESOP. The plan provides certain executives with benefits that cannot be provided under the ESOP as a result of the limitations imposed by the Internal Revenue Code, but that would have been provided under the ESOP but for such limitations. The Plan was amended in 2007 to change the first allocation period to December 31, 2007. Compensation expense under the SERP was $1 and $(2) for the years ended June 30, 2013 and 2012, respectively.

STOCK COMPENSATION PLANS. The Company maintains stock-based benefit plans under which certain employees and directors are eligible to receive restricted stock grants or options. Under the 2005 Stock-Based Benefit Plan, the maximum number of shares that may be granted as restricted stock is 279,500, and a maximum of 698,750 shares may be issued through the exercise of non-statutory or incentive stock options. The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years.

Restricted stock grants aggregating 45,000 shares and having a fair value of $597 were awarded in 2006. Restrictions on the grants lapse in annual increments over five years. The market value as of the grant date of the restricted stock grants is charged to expense as the restrictions lapse. Compensation expense for grants vesting in 2013 and 2012 was $0 and $(27), respectively.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 11 – EMPLOYEE BENEFIT PLANS (CONTINUED)

A summary of the status of the Company’s stock option plan is presented below:

	2013		2012
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of period	340,638	$13.69	525,287	$12.69
Granted during the 12 month period	20,000	$1.97	—	$—
Options exercised	—		—
Options forfeited	—		(184,649)	$10.85

Outstanding at end of year	360,638	$13.04	340,638	$13.69
Options exercisable at end of year	340,638	$13.69	340,638	$13.69

Information pertaining to options outstanding at June 30, 2013 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
1.01 - 2.00	20,000	9.08	$1.97	—	$—
13.01 - 14.00	340,638	0.58	$13.69	340,638	$13.69

NOTE 12 – MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and core and tangible capital (as defined) to tangible assets (as defined). Management believes as of June 30, 2013 and 2012, that the Bank met all capital adequacy requirements to which it was subject.

As of June 30, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company and Bank’s actual capital amounts and ratios as of June 30, 2013 and 2012 are also presented in the table.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 12 – MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
At June 30, 2013
Total Risk-Based Capital
(To Risk Weighted Assets)
Consolidated	$53,507	15.25%	$28,078	≥	8.0%		NA
Jefferson Federal Bank	49,773	14.18%	28,075	≥	8.0%	35,093	≥	10.0%

Tier 1 Capital
(To Risk Weighted Assets)
Consolidated	49,104	13.99%	14,039	≥	4.0%		NA
Jefferson Federal Bank	45,361	12.93%	14,037	≥	4.0%	21,056	≥	6.0%

Tier 1 Capital
(To Average Assets)
Consolidated	49,104	9.97%	19,697	≥	4.0%		NA
Jefferson Federal Bank	45,361	9.21%	19,695	≥	4.0%	24,619	≥	5.0%

At June 30, 2012
Total Risk-Based Capital
(To Risk Weighted Assets)
Consolidated	$50,937	14.63%	$27,857	≥	8.0%		NA
Jefferson Federal Bank	46,815	13.42%	27,900	≥	8.0%	34,875	≥	10.0%

Tier 1 Capital
(To Risk Weighted Assets)
Consolidated	46,566	13.37%	13,929	≥	4.0%		NA
Jefferson Federal Bank	42,437	12.17%	13,950	≥	4.0%	20,925	≥	6.0%

Tier 1 Capital
(To Average Assets)
Consolidated	46,566	9.03%	20,637	≥	4.0%		NA
Jefferson Federal Bank	42,437	8.23%	20,634	≥	4.0%	25,792	≥	5.0%

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 12 – MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

The following table provides reconciliation between GAAP capital and the various categories of regulatory capital:

	Bank
	June 30,
	2013	2012
GAAP Capital	$57,053	$56,290
Adjustments:
Deferred Taxes	(10,652)	(11,221)
Unrealized gains	111	(1,095)
Disallowed intangibles	(1,151)	(1,537)

Core, Tangible and Tier 1 Capital	45,361	42,437
Adjustments:
Allowance for losses	4,412	4,378

Total Capital	$49,773	$46,815

NOTE 13 – RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s capital stock and surplus on a secured basis.

At June 30, 2013, the Bank’s retained earnings available for the payment of dividends was $0. Accordingly, $56,189 of the Company’s equity in the net assets of the Bank was restricted at June 30, 2013. Funds available for loans or advances by the Bank to the Company amounted to $5,705.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

NOTE 14 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments generally include commitments to originate mortgage loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet. The Company’s maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount and related accrued interest receivable of those instruments. The Company minimizes this risk by evaluating each borrower’s creditworthiness on a case-by-case basis. Collateral held by the Company consists of a first or second mortgage on the borrower’s property. The amount of collateral obtained is based upon an appraisal of the property.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Commitments to originate mortgage loans are legally binding agreements to lend to the Company’s customers and generally expire in ninety days or less. There were no commitments at June 30, 2013 to originate adjustable-rate mortgage loans or to originate fixed-rate mortgage loans with a term of twenty years or less. The Company has $320 in unfunded letters of credit and $27,663 in unfunded lines of credit at June 30, 2013. The Company also has $15,330 in commitments to fund residential construction, commercial real estate construction and land development loans at June 30, 2013.

The Company has entered into employment agreements with its President and CEO Anderson L. Smith and two other officers. Agreement stipulations are terms, duties, compensation and performance bonuses and provide remedies for all parties upon certain events occurring. Mr. Smith’s agreement provides for deferred compensation upon attaining the age of 65.

Upon completion of the Bank’s conversion from mutual to stock form, a “liquidation account” was established in an amount equal to the total equity of the Bank as of the latest practicable date prior to the conversion. The liquidation account was established to provide limited priority claim to the assets of the Bank to “eligible account holders”, as defined in the Plan of Conversion, who continue to maintain deposits in the Bank after the conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible account holder and supplemental eligible account holder would receive a liquidation distribution, prior to any payment to the holder of the Bank’s common stock. This distribution would be based upon each eligible account holder’s and supplemental eligible account holder’s proportionate share of the then total remaining qualifying deposits. At the time of the conversion, the liquidation account, which is an off-balance sheet memorandum account, amounted to $29.5 million.

NOTE 16 – RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company obtains products and services from directors or affiliates thereof. In the opinion of management, such transactions are made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 17 – CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to Jefferson Bancshares, Inc. is as follows:

June 30, 2013
Balance Sheet
Assets
Cash and due from banks	$928
Investment in common stock of Jefferson Federal Bank	57,052
Investment in common stock of State of Franklin Statutory Trust II	1
Loan receivable from ESOP	3,082
Other assets	95

Total assets	$61,158

Liabilities and Stockholders’ Equity
Accrued expenses	$361
Other liabilities	413
Subordinated debentures	7,359
Stockholders’ equity	53,025

Total liabilities and stockholders’ equity	$61,158

Year Ended June 30, 2013
Statement of Income
Dividends from Jefferson Federal Bank	$—
Interest income	132
Other income	—

Total income	132
Interest expense	325
Other operating expenses	150
Income before income taxes and equity in undistributed net income of Jefferson Federal Bank (343)
Income tax	(131)

(212)
Equity in undistributed earnings (loss) of subsidiaries	1,806

Net Income	$1,594

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 17 – CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

Year Ended June 30, 2013
Statement of Cash Flows
Cash flows from operating activities:
Net income	$1,594
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(1,806)
Deferred tax expense	(131)
Amortization/accretion of intangibles	112
Increase in other assets	10
Increase in other liabilities	199

Net cash provided by operations	(22)

Cash flows from investing activities:
Return of principal on loan to ESOP	447

Net cash used for investing activities	447

Cash flows from financing activities:
Purchase of treasury stock	(156)

Net cash provided by financing activities	(156)

Net increase in cash and cash equivalents	269
Cash and cash equivalents at beginning of year	659

Cash and cash equivalents at end of year	$928

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 18 – QUARTERLY FINANCIAL INFORMATION

The following table summarizes selected information regarding the Company’s results of operations for the periods indicated (in thousands except per share data):

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,
	2012	2012	2013	2013
Interest income	$4,969	$4,931	$4,781	$4,820
Interest expense	846	789	751	744

Net interest income	4,123	4,142	4,030	4,076
Provision for loan losses	300	300	200	—

Net interest income after provision for loan losses	3,823	3,842	3,830	4,076
Noninterest income	456	581	582	494
Noninterest expense	3,906	3,961	3,873	3,806

Earnings before income taxes	373	462	539	764
Income taxes	78	114	153	199

Net earnings	$295	$348	$386	$565

Earnings per share, basic	$0.05	$0.05	$0.06	$0.09
Earnings per share, diluted	$0.05	$0.05	$0.06	$0.09

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,
	2011	2011	2012	2012
Interest income	$6,120	$5,775	$5,302	$5,235
Interest expense	1,355	1,203	1,073	939

Net interest income	4,765	4,572	4,229	4,296
Provision for loan losses	2,986	5,687	600	600

Net interest income after provision for loan losses	1,779	(1,115)	3,629	3,696
Noninterest income	603	578	508	491
Noninterest expense	4,020	5,095	3,772	3,806

Earnings before income taxes	(1,638)	(5,632)	365	381
Income taxes	(680)	(1,965)	31	90

Net earnings	$(958)	$(3,667)	$334	$291

Earnings per share, basic	$(0.15)	$(0.59)	$0.05	$0.05
Earnings per share, diluted	$(0.15)	$(0.59)	$0.05	$0.05

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 19 – SUBORDINATED DEBT

As part of the State of Franklin acquisition, the Company acquired the State of Franklin Statutory Trust II (the “Trust”) and assumed the Trust’s obligation with respect to certain capital securities described below. On December 13, 2006, State of Franklin issued $10,310 of junior subordinated debentures to the Trust, a Delaware business trust wholly owned by State of Franklin. The Trust (a) sold $10,000 of capital securities through its underwriters to institutional investors and upstreamed the proceeds to State of Franklin and (b) issued $310 of common securities to State of Franklin. The sole assets of the Trust are the $10,310 of junior subordinated debentures issued by State of Franklin. The securities are redeemable at par after January 30, 2012, and have a final maturity January 30, 2037. The interest is payable quarterly at a floating rate equal to 3-month LIBOR plus 1.7%.

On January 11, 2012, the Company notified the Trustee for the Trust that, beginning with the January 20, 2012 interest payment period, the Company has elected to defer all payments of interest on the Company’s junior subordinated debentures for an indefinite period of time (but no longer than 20 consecutive quarterly periods). Under the terms of the indenture, the Company is prohibited from paying dividends on its common stock during the period that interest is deferred on the debentures.

NOTE 20 – FAIR VALUE DISCLOSURES

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Generally accepted accounting principles in the United States of America (“GAAP”) establishes a hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of input may be used to measure fair value as follows:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 20 – FAIR VALUE DISCLOSURES (CONTINUED)

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Investment Securities Available-for-Sale

Level 2 investment securities classified as “available-for-sale” are recorded at fair value on a recurring basis. Fair value measurements are based upon independent pricing models or other model-based valuation techniques with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Level 2 securities include mortgage-backed securities issued by government-sponsored entities, municipal bonds, bonds issued by government agencies, and corporate debt securities. Level 3 investment securities classified as “available-for-sale” are recorded at fair value on at least a semi-annual basis. Fair value measurements are based upon independent pricing models based upon unobservable inputs which require significant management judgment or estimation. Level 3 securities include mortgage-backed securities issued by government-sponsored entities and other debt securities.

Impaired Loans and Other Real Estate Owned

The Company records loans at fair value on a non-recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with U.S. GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows.

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2013, substantially all of the total impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2.

The fair value of collateral dependent impaired loans and other real estate owned is generally based on recent real estate appraisals and other available observable market information. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The Company generally uses independent external appraisers in this process who routinely make adjustments to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below are tables that present information about certain assets and liabilities measured at fair value:

	June 30, 2013
	Fair Value Measurement Using			Total Carrying Amount in Statement of Financial Condition	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
Securities available for sale	$—	$95,082	$942	$96,024	$96,024

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 20 – FAIR VALUE DISCLOSURES (CONTINUED)

	June 30, 2012
	Fair Value Measurement Using			Total Carrying Amount in Statement of Financial Condition	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
Securities available for sale	$—	$82,738	$745	$83,483	$83,483

The following table below presents, for the year ending June 30, 2013, the changes in Level 3 assets that are measured at fair value on a recurring basis:

	Balance at		Other		Transfers	Balance at
	June 30, 2012	Net Income	Comprehensive Income	Paydowns	In or Out of Level 3	June 30, 2013
Securities, available for sale	$745	$—	$345	$(148)	$—	$942

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis at June 30, 2013 and 2012 are included in the table below.

	June 30, 2013				June 30, 2012
Description	Level 1	Level 2	Level 3	Total Gains (Losses)	Level 1	Level 2	Level 3	Total Gains (Losses)
Impaired Loans	$—	$—	$12,594	$(927)	$—	$—	$21,549	$(1,509)
Other real estate owned	—	—	5,433	(60)	—	—	6,075	(481)

Individual loans with a carrying amount of $14,437 were written down to their fair value of $12,594 resulting in an impairment charge of $1,843 of which $927 was charged to earnings for the period ended June 30, 2013. For the period ending June 30, 2012, individual loans with a carrying amount of $24,410 were written down to their fair value of $21,549 resulting in an impairment charge of $2,861 of which $1,509 was charged to earnings. Loans applicable to write downs of impaired loans are estimated using the present value of expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Other real estate owned is being carried at appraised value less anticipated selling expenses resulting in a charge to earnings of $60 and $481 for the years ended June 30, 2013 and 2012, respectively.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 20 – FAIR VALUE DISCLOSURES (CONTINUED)

The carrying value and estimated fair value of the Company’s financial instruments are as follows:

	June 30, 2013		June 30, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks and interest-earning deposits with banks	$24,514	$24,514	$56,693	$56,693
Available-for-sale securities	96,024	96,024	83,483	83,483
Federal Home Loan Bank stock	4,735	4,735	4,735	4,735
Bank owned life insurance	7,100	7,100	6,861	6,861
Loans receivable	321,299	329,268	322,499	330,664
Accrued interest receivable	1,409	1,409	1,575	1,575
Loans held-for-sale	97	97	381	381
Financial liabilities:
Deposits	(399,642)	(391,442)	(423,882)	(424,523)
Borrowed funds	(38,177)	(39,505)	(38,261)	(40,064)
Subordinated debentures	(7,358)	(4,950)	(7,245)	(4,200)
Off-balance sheet assets (liabilities):
Commitments to extend credit	—	15,330	—	8,452
Unused letters of credit	—	320	—	4,454
Unused lines of credit	—	27,663	—	31,409

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and due from banks and interest-earning deposits with banks - The carrying amounts for these assets approximates fair value.

Investment securities - See the discussion presented on Page 38 concerning assets measured at fair value on a recurring basis.

Federal Home Loan Bank stock - The fair value for FHLB stock is the carrying value due to restrictions placed on transferability.

Loans held-for-sale - The fair value of loans held-for-sale is the carrying value since these loans have a commitment to be purchased by a third party.

Loans receivable, net - the fair value is based on discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and for similar maturities. The estimated fair value of loans is adjusted for the allowance for loan losses.

Accrued interest receivable - The carrying amounts of accrued interest receivable approximate fair value.

Bank-owned life insurance - The carrying value of this asset is the cash surrender value, which approximates fair value.

Deposits - The fair value of deposits with no stated maturity is equal to the amount payable on demand. The fair value of time deposits is estimated using discounted cash flow analyses. The discount rate is estimated using rates currently offered for deposits of similar remaining maturities.

Borrowed Money - The estimated fair value of debt is based on current rates for similar financing.

Subordinated debt - The fair value for subordinated debt is estimated based on a third party indication of fair value at the respective dates.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

NOTE 21 – CORE DEPOSIT INTANGIBLE (CDI)

CDI is composed of the following:

	June 30,
	2013	2012
Beginning balance of core deposit intangible	$1,537	$1,978
Less: amortization	(386)	(441)

Core deposit intangibles, net	$1,151	$1,537

CDI is amortized using an accelerated method over 10 years.

Future amortization of CDI is as follows:

Year Ending June 30,
2014	$330
2015	275
2016	219
2017	163
2018	108
thereafter	56

Amortization expense related to CDI is $386 and $441 for the years ending June 30, 2013 and 2012, respectively.

2. Unaudited Financial Statements for the Three and Six Months Ended December 31, 2013 and 2012.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Financial Statements for the Three and Six Months Ended December 31, 2013 and 2012

Jefferson Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in Thousands)

	December 31,	June 30,
	2013	2013
	(Unaudited)
Assets
Cash and cash equivalents	$8,555	$8,837
Interest-earning deposits	8,146	15,677
Investment securities classified as available for sale, net	93,472	96,024
Federal Home Loan Bank stock	4,735	4,735
Bank owned life insurance	7,222	7,100
Loans receivable, net of allowance for loan losses of $3,973 and $5,660	330,207	321,299
Loans held-for-sale	424	97
Premises and equipment, net	25,268	25,636
Foreclosed real estate, net	5,417	5,433
Accrued interest receivable:
Investments	298	349
Loans receivable	1,059	1,060
Deferred tax asset	10,810	10,911
Core deposit intangible	976	1,151
Other assets	1,223	4,719

Total Assets	$497,812	$503,028

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$52,753	$54,765
Interest-bearing	335,267	344,877
Repurchase agreements	837	551
Federal Home Loan Bank advances	46,909	37,626
Subordinated debentures	7,414	7,358
Other liabilities	1,088	4,826
Accrued income taxes

Total liabilities	444,268	450,003

Commitments and contingent liabilities	—	—
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value; 30,000,000 shares authorized; 9,182,372 shares issued and 6,595,301 shares outstanding at December 31, 2013 and 6,601,091 shares outstanding at June 30, 2013	92	92
Additional paid-in capital	78,217	78,302
Unearned ESOP shares	(2,160)	(2,376)
Unearned compensation	(1,046)	(1,046)
Accumulated other comprehensive income	(630)	(111)
Retained earnings	10,603	9,661
Treasury stock, at cost (2,587,070 and 2,581,280 shares)	(31,532)	(31,497)

Total stockholders’ equity	53,544	53,025

Total liabilities and stockholders’ equity	$497,812	$503,028

See accompanying notes to financial statements.

Jefferson Bancshares, Inc. and Subsidiary

Consolidated Statements of Earnings (Unaudited)

(Dollars in Thousands, Except Net Earnings Per Share)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest income:
Interest on loans receivable	$4,197	$4,435	$8,270	$8,920
Interest on investment securities	486	419	954	829
Other interest	54	77	114	151

Total interest income	4,737	4,931	9,338	9,900

Interest expense:
Deposits	321	388	657	832
Repurchase agreements	1	2	1	3
Advances from FHLB	265	318	494	637
Subordinated debentures	78	81	158	163

Total interest expense	665	789	1,310	1,635

Net interest income	4,072	4,142	8,028	8,265
Provision for loan losses	—	300	—	600

Net interest income after provision for loan losses	4,072	3,842	8,028	7,665

Noninterest income:
Mortgage origination fee income	32	131	80	277
Service charges and fees	239	276	495	529
Gain on investments	1	8	1	12
Gain (loss) on sale of fixed assets	—	—	—	1
Gain (loss) on sale of foreclosed real estate, net	(40)	(53)	(64)	(209)
BOLI increase in cash value	61	60	122	120
Other	190	159	343	307

Total noninterest income	483	581	977	1,037

Noninterest expense:
Compensation and benefits	1,799	1,767	3,527	3,447
Occupancy expense	326	341	660	703
Equipment and data processing expense	647	617	1,257	1,216
Deposit insurance premiums	168	210	338	417
Advertising	68	39	155	89
Legal and professional services	123	139	210	245
Valuation adjustment and expenses on OREO	133	232	233	479
Amortization of intangible assets	82	96	174	202
Other	572	520	1,086	1,069

Total noninterest expense	3,918	3,961	7,640	7,867

Earnings before income taxes	637	462	1,365	835

Income taxes:
Current	—	15	—	23
Deferred	193	99	423	169

Total income taxes	193	114	423	192

Net earnings	$444	$348	$942	$643

Net earnings per share, basic	$0.07	$0.05	$0.15	$0.10

Net earnings per share, diluted	$0.07	$0.05	$0.15	$0.10

See accompanying notes to financial statements.

Jefferson Bancshares, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Unaudited)

(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net earnings (loss)	$444	$348	$942	$643
Other comprehensive income:
Unrealized holding gain (loss)	(435)	(162)	(841)	201
Income tax benefit (expense)	167	62	322	(77)

Comprehensive income (loss)	$176	$248	$423	$767

See accompanying notes to financial statements.

Jefferson Bancshares, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Six Months Ended December 31, 2013 and 2012

(Dollars in Thousands)

	Common Stock	Additional Paid-in Capital	Unallocated Common Stock in ESOP	Unearned Compensation	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
Balance at June 30, 2013	$92	$78,302	($2,376)	($1,046)	($111)	$9,661	($31,497)	$53,025

Net earnings	—	—	—	—	—	942	—	942
Other comprehensive income	—	—	—	—	(519)	—	—	(519)
Shares committed to be released by the ESOP	—	(87)	216	—	—	—	—	129
Stock options expensed	—	2	—	—	—	—	—	2
Purchase of common stock (5,790 shares)	—	—	—	—	—	—	(35)	(35)

Balance at December 31, 2013	$92	$78,217	($2,160)	($1,046)	($630)	$10,603	($31,532)	$53,544

	Common Stock	Additional Paid-in Capital	Unallocated Common Stock in ESOP	Unearned Compensation	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
Balance at June 30, 2012	$92	$78,571	($2,809)	($1,046)	$1,095	$8,067	($31,341)	$52,629

Net earnings	—	—	—	—	—	643	—	643
Other comprehensive income	—	—	—	—	124	—	—	124
Shares committed to be released by the ESOP	—	(163)	217	—	—	—	—	54
Stock options expensed	—	2	—	—	—	—	—	2
Purchase of common stock (2,236 shares)	—	—	—	—	—	—	(6)	(6)

Balance at December 31, 2012	$92	$78,410	($2,592)	($1,046)	$1,219	$8,710	($31,347)	$53,446

See accompanying notes to financial statements.

Jefferson Bancshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Thousands)

	Six Months Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$942	$643
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Allocated ESOP shares	129	53
Depreciation and amortization expense	930	908
Amortization of premiums (discounts), net on investment securities	363	301
Provision for loan losses	—	600
Amortization of deferred loan fees, net	(61)	(92)
(Gain) loss on sale of investment securities	(1)	(12)
(Gain) loss on sale of foreclosed real estate, net	64	209
(Gain) loss on sale of fixed assets, net	—	(1)
Deferred tax expense (benefit)	423	168
Stock options expensed	2	2
Originations of mortgage loans held for sale	(3,299)	(12,371)
Proceeds from sale of mortgage loans	2,972	11,432
Increase in cash value of life insurance	(122)	(120)
Decrease (increase) in:
Accrued interest receivable	52	169
Other assets	3,496	790
Increase (decrease) in other liabilities and accrued income taxes	(3,738)	702

Net cash provided by (used for) operating activities	2,152	3,381

Cash flows used for investing activities:
Loan originations, net of principal collections	(10,146)	3,441
Investment securities classifed as available-for-sale:
Proceeds from maturities, calls and prepayments	12,248	16,352
Proceeds from sale	—	80
Purchase of securities	(10,900)	(29,133)
Proceeds from sale of premises and equipment	—	—
Purchase of premises and equipment	(157)	(214)
Proceeds from sale of (additions to) foreclosed real estate, net	857	1,058

Net cash provided by (used for) investing activities	(8,098)	(8,416)

Cash flows from financing activities:
Net decrease in deposits	(11,622)	(4,659)
Net increase (decrease) in repurchase agreements	286	445
Repayment of FHLB advances	4	(173)
Proceeds from FHLB advances	9,500	—
Purchase of treasury stock	(35)	(6)

Net cash provided by (used for) financing activities	(1,867)	(4,393)

Net increase (decrease) in cash, cash equivalents and interest-earning deposits	(7,813)	(9,428)
Cash, cash equivalents and interest-earning deposits at beginning of period	24,514	56,693

Cash, cash equivalents and interest-earning deposits at end of period	$16,701	$47,265

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest on deposits	$649	$841
Interest on borrowed funds	$331	$523
Interest on subordinated debentures	$102	$107
Income taxes	—	—
Real estate acquired in settlement of loans	$1,171	$3,308

See accompanying notes to financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Notes To Consolidated Financial Statements

(1)	Basis of Presentation

The condensed consolidated financial statements include the accounts of Jefferson Bancshares, Inc. (the “Company” or “Jefferson Bancshares”) and its wholly-owned subsidiary, Jefferson Federal Bank (the “Bank” or “Jefferson Federal”). The accompanying interim condensed consolidated financial statements, presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), are unaudited and reflect all adjustments which, in the opinion of management, are necessary for a fair statement of financial condition and results of operations for the interim periods. The results of operations for the three and six months ended December 31, 2013 are not necessarily indicative of the results which may be expected for the entire fiscal year or any other period. These unaudited consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, which was filed with the Securities and Exchange Commission on September 30, 2013. All dollar amounts, other than per-share amounts, are in thousands unless otherwise noted.

(2)	Principles of Consolidation

The consolidated financial statements include the accounts of Jefferson Bancshares, Inc. and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

(3)	Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the statement of condition dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the consolidated financial statements. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

(4)	Limitation on Capital Distributions

Jefferson Federal may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of Jefferson Federal at the time of its conversion to stock form.

Under applicable regulations, Jefferson Federal is prohibited from making any capital distributions if, after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.

Under the banking laws of the State of Tennessee, a Tennessee chartered savings bank may not declare dividends in any calendar year in which the dividend would exceed the total of its net income for that year, combined with its retained net income for the preceding two years, without the prior approval of the Commissioner of the Tennessee Department of Financial Institutions.

(5)	Earnings Per Common Share

Earnings per common share and diluted earnings per common share have been computed on the basis of dividing net earnings by the weighted-average number of shares of common stock outstanding, exclusive of unallocated employee stock ownership plan (“ESOP”) shares. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method. For the three and six months ended December 31, 2013, stock options to purchase 360,638 shares were not included in the computation of diluted net income per share as their effect would have been anti-dilutive. The following table illustrates the number of weighted-average shares of common stock used in each corresponding earnings per common share calculation:

	Weighted-Average Shares Outstanding for the Three Months Ended December 31,		Weighted-Average Shares Outstanding for the Six Months Ended December 31,
	2013	2012	2013	2012
Weighted average number of common shares used in computing basic earnings per common share	6,269,831	6,260,122	6,271,395	6,260,677
Effect of dilutive stock options	—	—	—	—

Weighted average number of common shares and dilutive potential common shares used in computing earnings per common share assuming dilution	6,269,831	6,260,122	6,271,395	6,260,677

(6)	Accounting for Allowance for Loan Losses and Impairment of a Loan

The allowance for loan and lease losses is an estimate of the losses that are inherent in the loan and lease portfolio. The allowance is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Bank’s charge-off policy is consistent with bank regulatory standards. Generally, loans are charged off when the loan becomes over 120 days delinquent. Real estate acquired as a result of foreclosure is initially recorded at the lower of the amount of the loan or the fair value, less estimated selling costs. Any writedown to fair value is charged to the allowance for loan and lease losses. Any subsequent writedown of foreclosed real estate is charged against earnings.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

In connection with assessing the allowance, we have established a systematic methodology for determining the adequacy of the allowance for loan losses. Loans are grouped into pools based on loan type and include residential mortgage loans, multi-family loans, construction and land development loans, non-residential real estate loans (owner occupied and non-owner occupied), commercial loans, HELOC and junior lien, and consumer loans. Commercial business loans and loans secured by commercial real estate are generally larger and involve a greater degree of risk than residential mortgage loans. In addition, loans secured by commercial real estate are more likely to be negatively impacted by adverse conditions in the real estate market or the economy.

Specific valuation allowances are established for impaired loans. The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. A specific reserve represents the difference between the recorded value of the loan and either its estimated fair value less estimated

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

disposition costs, or the net present value as determined by a discounted cash flow analysis. On a quarterly basis, management evaluates individual loans and lending relationships which have outstanding principal balances of $250,000 or more and which are classified as either substandard, doubtful or loss according to the loan grading policy for impairment. Troubled debt restructurings (“TDRs”) are also considered to be impaired, except for those that have been performing under the new terms for at least six consecutive months.

A TDR occurs when the Bank grants a concession to a borrower with financial difficulties that it would not otherwise consider. The Bank has adopted the guidance and definitions found in ASU 2011-02 in determining if a borrower is experiencing financial difficulties and if a concession has been granted. The majority of the Bank’s TDRs involve a modification involving changes in amortization terms, reductions in interest rates, interest only payments and, in limited cases, concessions to outstanding loan balances. A TDR may be non-accruing or it may accrue interest. A nonaccrual TDR will be returned to accruing status at such time when the borrower successfully performs under the new terms for at least six consecutive months. The Bank’s TDRs totaled $3.9 million at December 31, 2013 compared to $9.1 million at June 30, 2013.

The following table presents the Bank’s loans classified as TDRs by loan type and accrual status as of December 31, 2013:

	December 31, 2013
	Accrual Status	Non-accrual Status	Total TDRs
Residential mortgage	$954	$—	$954
Multi-family	617	—	617
Construction and land development	264	—	264
Non-residential real estate	186	1,167	1,353
Owner occupied	257	298	555
Commercial	—	182	182
HELOC and junior Lien	—	—	—

Total	$2,278	$1,647	$3,925

The accrual of interest on all loans is discontinued at the time the loan is 90 days delinquent. All interest accrued but not collected for loans considered impaired, placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method until the loan is returned to accrual status. Loans are returned to accrual status when future payments are reasonably assured.

The evaluation of the allowance for loan and lease losses is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The Company and the Bank are subject to periodic examination by regulatory agencies, which may require the Bank to record increases in the allowances based on the regulator’s evaluation of available information. There can be no assurance that the Company’s or the Bank’s regulators will not require further increases to the allowances.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

The following table summarizes the activity in the allowance for loan losses for the six months ended December 31, 2013:

	Resid. Mtg	Multi- family	Constr and land dev.	Non-residential real estate	Owner occupied	Comm’l	HELOC and junior lien	Consumer	Total
Allowance for Credit Losses:
Balance at June 30, 2013	$665	$475	$491	$981	$347	$2,481	$168	$52	$5,660
Charge Offs	(39)	(398)	(248)	(600)	—	(540)	(4)	(58)	(1,887)
Recoveries	—	—	49	—	66	77	—	8	200
Provision	286	(27)	570	459	(21)	(1,321)	1	53	—

Balance at December 31, 2013	$912	$50	$862	$840	$392	$697	$165	$55	$3,973

Ending balance, Individually Evaluated	$—	$—	$—	$—	$—	$105	$—	$—	$105
Ending balance, Collectively Evaluated	$912	$50	$862	$840	$392	$592	$165	$55	$3,868

Loans:
Balance at December 31, 2013	$81,165	$9,453	$35,361	$54,597	$72,706	$59,892	$18,363	$3,048	$334,585

Ending balance, Individually Evaluated	$—	$—	$122	$1,167	$—	$548	$—	$—	$1,837
Ending balance, Collectively Evaluated	$81,165	$9,453	$35,239	$53,430	$72,706	$59,344	$18,363	$3,048	$332,748

The following table is an aging analysis of the loan portfolio at December 31, 2013:

	30-59 days past due	60-89 days past due	90 or more days past due and still accruing	Nonaccrual	Total past due and nonaccrual	Total Current	Total loans receivable
Residential Mortgage	$1,536	$51	$—	$2,001	$3,588	$77,577	$81,165
Multi-family	—	—	—	—	—	9,453	9,453
Construction/land development	148	—	—	625	773	34,588	35,361
Non-residential real estate	—	—	—	1,675	1,675	52,922	54,597
Owner occupied	324	—	—	758	1,082	71,624	72,706
Commercial	19	25	—	1,604	1,648	58,244	59,892
HELOC and Junior Lien	—	—	—	25	25	18,338	18,363
Consumer	9	—	—	—	9	3,039	3,048

Total	$2,036	$76	$—	$6,688	$8,800	$325,785	$334,585

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

The following table summarizes the credit risk profile by internally assigned grade at December 31, 2013:

	Residential Mortgage	Multi- family	Constr and land dev.	Non-residential real estate	Owner occupied	Comm’l	HELOC and Junior Lien	Consumer	Total
Grade:
Pass	$75,129	$8,745	$32,531	$45,166	$69,996	$57,536	$18,056	$3,047	$310,206
Watch	3,411	617	1,169	6,362	1,749	613	259	1	14,181
Special mention	—	—	—	—	—	—	—	—	—
Substandard	2,625	91	1,661	3,069	961	1,743	48	—	10,198
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total:	$81,165	$9,453	$35,361	$54,597	$72,706	$59,892	$18,363	$3,048	$334,585

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

The following table summarizes the composition of impaired loans, the associated specific reserves, and interest income recognized on impaired loans at December 31, 2013:

	Recorded investment	Unpaid principal balance	Specific allowance	Interest income recognized
With an allowance recorded:
Residential mortgage	$—	$—	$—	$—
Multi-family	—	—	—	—
Construction and land development	122	122	—	5
Non-residential real estate	1,167	1,167	—	—
Owner occupied	—	—	—	—
Commercial	443	548	105	5
HELOC and junior lien	—	—	—	—
Consumer	—	—	—	—

Total	$1,732	$1,837	$105	$10

With no related allowance:
Residential mortgage	$1,410	$1,410	$—	$33
Multi-family	617	617	—	23
Construction and land development	1,064	1,064	—	6
Non-residential real estate	1,407	1,407	—	22
Owner occupied	810	810	—	1
Commercial	—	—	—	—
HELOC and junior lien	—	—	—	—
Consumer	—	—	—	—

Total	$5,308	$5,308	$—	$85

Total:
Residential mortgage	$1,410	$1,410	$—	$33
Multi-family	617	617	—	23
Construction and land development	1,186	1,186	—	11
Non-residential real estate	2,574	2,574	—	22
Owner occupied	810	810	—	1
Commercial	443	548	105	5
HELOC and junior lien	—	—	—	—
Consumer	—	—	—	—

Total	$7,040	$7,145	$105	$95

Average impaired loans for the six months ended December 31, 2013	$10,109

(7)	Financial Instruments With Off-Balance Sheet Risk

Jefferson Bancshares is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

commitments to originate mortgage loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount and related accrued interest receivable of those instruments. The Company minimizes this risk by evaluating each borrower’s creditworthiness on a case-by-case basis. Collateral held by the Company consists of a first or second mortgage on the borrower’s property. The amount of collateral obtained is based upon an appraisal of the property.

At December 31, 2013, we had approximately $15.3 million in commitments to extend credit, consisting entirely of commitments to fund real estate loans. In addition to commitments to originate loans, at December 31, 2013, we had $547,000 in unused letters of credit and approximately $28.6 million in unused lines of credit.

(8)	Dividends

On February 2, 2010, the Company announced that the Board of Directors had voted to suspend the payment of the quarterly cash dividend on the Company’s common stock in an effort to conserve capital.

(9)	Stock Incentive Plans

The Company maintains stock-based benefit plans under which certain employees and directors are eligible to receive stock grants or options. Under the 2004 Stock-Based Benefit Plan, a maximum of 279,500 shares may be granted as restricted stock and a maximum of 698,750 shares may be issued through the exercise of nonstatutory or incentive stock options. The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years.

The table below summarizes the status of the Company’s stock option plans as of December 31, 2013:

	Six Months Ended December 31, 2013
	Shares	Weighted- average exercise price
Outstanding at beginning of period	360,638	$13.04
Granted during the six-month period	—	—
Options forfeited	—	—
Options exercised	—	—

Outstanding at December 31, 2013	360,638	$13.04

Options exercisable at December 31, 2013	344,638	$13.55

The following information applies to options outstanding at December 31, 2013:

Number outstanding	360,638
Range of exercise prices	$1.97 - $13.69
Weighted-average exercise price	$13.04
Weighted-average remaining contractual life	0.55
Number of options remaining for future issuance	338,112

The fair value of stock options granted is amortized as compensation expense on a straight-line basis over the five year vesting period of the grant. Compensation expense related to stock options was approximately $2,000 for the six months ended December 31, 2013.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

(10)	Investment Securities

Investment securities are summarized as follows:

At December 31, 2013

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Federal agency	$20,913	$44	$(656)	$20,301
Mortgage-backed	65,020	788	(1,009)	64,799
Municipals	7,953	158	(230)	7,881
Other Securities	607	—	(116)	491

Total securities available-for-sale	$94,493	$990	$(2,011)	$93,472

Weighted-average rate	2.08%

Pledged at December 31, 2013	$27,030

At June 30, 2013
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Federal agency	$21,985	$88	$(420)	$21,653
Mortgage-backed	65,607	1,096	(835)	65,868
Municipals	8,004	172	(171)	8,005
Other Securities	607	—	(109)	498

Total securities available-for-sale	$96,203	$1,356	$(1,535)	$96,024

Weighted-average rate	1.83%

Pledged at June 30, 2013	$11,017

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Securities with unrealized losses not recognized in income are as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
December 31, 2013
Federal agency securities	$12,828	$(581)	$923	$(75)	$13,751	$(656)
Mortgage-backed securities	27,825	(892)	3,421	(117)	31,246	(1,009)
Municipal securities	2,311	(179)	1,406	(51)	3,717	(230)
Other securities	—	—	491	(116)	491	(116)

	$42,964	$(1,652)	$6,241	$(359)	$49,205	$(2,011)

The Company evaluates its securities with significant declines in fair value on a quarterly basis to determine whether they should be considered temporarily or other than temporarily impaired. The Company has recognized all of the unrealized losses reflected in the foregoing table in other comprehensive income. The Company neither has the intent to sell nor is forecasting the need or requirement to sell the securities before their anticipated recovery.

Federal Agency Securities – The unrealized losses of $656,000 for these thirteen federal agency securities were caused by changes in market interest rates. The contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Because the decline in market value is attributable to changes in market interest rates and not credit quality, and because the Company does not intend to sell the investments before recovery of their amortized cost bases and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2013.

GSE Residential Mortgage-Backed Securities – The unrealized losses of $1.0 million for these forty-two GSE mortgage-backed securities were caused by changes in market interest rates. The contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Accordingly it is expected that the securities would not be settled at a price less than the amortized bases of the Company’s investments. Because the decline in market value is attributable to changes in market interest rates and not credit quality, and because the Company does not intend to sell the investments before recovery of their amortized cost bases and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2013.

Municipal Securities – The unrealized losses of $230,000 for these eight investments in municipal securities were caused by changes in market interest rates. The contractual cash flows of these investments are guaranteed by municipal agencies themselves. Accordingly it is expected that the securities would not be settled at a price less than the amortized bases of the Company’s investments. Because the decline in market value is attributable to changes in market interest rates and not credit quality, and because the Company does not intend to sell the investments before recovery of their amortized cost bases and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2013.

Other Securities – The unrealized loss of $116,000 on this collateralized debt obligation (“CDO”) was a result of updated variables and inputs that comprise the model used in the semi-annual independent valuation of this security. The collateral for the CDO investment is comprised of trust preferred securities and senior and subordinated debt issued by banks, insurance companies, REITs, real estate operating companies and homebuilding companies. The CDO is valued by evaluating all relevant credit and structural aspects of the instrument, determining appropriate performance assumptions and performing a discounted cash flow analysis. Given the expected improvement in the future performance of the

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

collateral, the unrealized loss is not deemed to be attributable to credit quality. Since the Company does not intend to sell this investment before recovery of its amortized cost basis, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2013.

Maturities of debt securities at December 31, 2013 are summarized as follows:

	Amortized Cost	Fair Value	Weighted Average Yield
Within 1 year	$5,780	$5,803	1.33%
Over 1 year through 5 years	3,347	3,381	1.62%
After 5 years through 10 years	25,046	24,574	1.76%
Over 10 years	60,320	59,714	2.18%

	$94,493	$93,472	2.08%

(11)	Fair Value Disclosures

Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. When measuring fair value, the Company uses valuation techniques that are appropriate and consistently applied. A hierarchy is also established under the standard and is used to prioritize valuation inputs into the following three levels used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

The following is a description of valuation methodologies used for assets recorded at fair value.

Investment Securities Available for Sale

Level 2 investment securities classified as “available-for-sale” are recorded at fair value on a recurring basis. Fair value measurements are based upon independent pricing models or other model-based valuation techniques with inputs that are observable in the market or that can be derived principally from or corroborated by observable market data. Level 2 securities include mortgage-backed securities issued by government-sponsored entities, municipal bonds, bonds issued by government agencies, and corporate debt securities. Level 3 investment securities classified as “available-for-sale” are recorded at fair value on at least a semi-annual basis. Fair value measurements are based upon independent pricing models based upon unobservable inputs which require significant management judgment or estimation. Level 3 securities include certain mortgage-backed securities and other debt securities.

Impaired Loans

The Company records loans at fair value on a non-recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows.

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2013, substantially all of the total impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2.

The fair value of collateral dependent impaired loans and other real estate owned is generally based on recent real estate appraisals and other available observable market information. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The Company generally uses independent external appraisers in this process who routinely make adjustments to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value:

	December 31, 2013
Description	Level 1	Level 2	Level 3	Total Carrying Amount in Statement of Financial Condition	Assets/Liabilities Measured at Fair Value
Securities available for sale	—	$92,568	$904	$93,472	$93,472

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

	December 31, 2013
Description	Level 1	Level 2	Level 3	Total Gains (Losses)
Impaired Loans	—	—	$6,986	—
Other real estate owned	—	—	5,417	—

The carrying value and estimated fair value of the Company’s financial instruments are as follows:

	At		At
	December 31, 2013		June 30, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks and interest-earning deposits with banks	$16,701	$16,701	$24,514	$24,514
Available-for-sale securities	93,472	93,472	96,024	96,024
Federal Home Loan Bank stock	4,735	4,735	4,735	4,735
Bank owned life insurance	7,222	7,222	7,100	7,100
Loans receivable, net	330,207	333,566	321,299	329,268
Accrued interest receivable	1,357	1,357	1,409	1,409
Loans held-for-sale	424	424	97	97

Financial liabilities:
Deposits	(388,020)	(379,323)	(399,642)	(391,442)
Borrowed funds	(47,746)	(48,464)	(38,177)	(39,505)
Subordinated debentures	(7,414)	(5,600)	(7,358)	(4,950)

Off-balance sheet assets (liabilities):
Commitments to extend credit	—	15,309	—	15,330
Unused letters of credit	—	547	—	320
Unused lines of credit	—	28,597	—	27,663

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks and interest-earning deposits with banks - The carrying amounts for these assets approximate fair value.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Investment securities - See the discussion beginning on Page F-60 concerning assets measured at fair value on a recurring basis.

Federal Home Loan Bank stock - The fair value for FHLB stock is the carrying value due to restrictions placed on transferability.

Loans held-for-sale - The fair value of loans held-for-sale is the carrying value since these loans have a commitment to be purchased by a third party.

Loans receivable, net - The fair value is based on discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and for similar maturities. The estimated fair value of loans is adjusted for the allowance for loan losses.

Accrued interest receivable - The carrying amounts of accrued interest receivable approximate fair value.

Bank-owned life insurance - The carrying value of this asset is the cash surrender value, which approximates fair value.

Deposits - The fair value of deposits with no stated maturity is equal to the amount payable on demand. The fair value of time deposits is estimated using discounted cash flow analyses. The discount rate is estimated using rates currently offered for deposits of similar remaining maturities.

Borrowed Money - The estimated fair value of debt is based on current rates for similar financing.

Subordinated debt - The fair value for subordinated debt is estimated based on a third party indication of fair value at the respective dates.

(12)	Subordinated Debt

In connection with its October 2008 acquisition of State of Franklin Bancshares, Inc. (“State of Franklin”), the Company acquired State of Franklin Statutory Trust II (the “Trust”) and assumed the Trust’s obligation with respect to certain capital securities described below. On December 13, 2006, State of Franklin issued $10.3 million of junior subordinated debentures to the Trust, a Delaware business trust wholly owned by State of Franklin. The Trust (a) sold $10.0 million of capital securities through its underwriters to institutional investors and upstreamed the proceeds to State of Franklin and (b) issued $310,000 of common securities to State of Franklin. The sole assets of the Trust are the $10.3 million of junior subordinated debentures issued by State of Franklin. The securities are redeemable at par after January 30, 2012, and have a final maturity of January 30, 2037. The interest is payable quarterly at a floating rate equal to 3-month LIBOR plus 1.7%.

On September 25, 2013, the Company notified the Trustee of the Trust that, beginning with the October 30, 2013 interest payment period, the Company would end its prior election to defer all payments of interest on the junior subordinated debentures and pay all deferred interest and additional interest due on the junior subordinated debentures as of October 30, 2013.

(13)	Subsequent Events

The Company has evaluated subsequent events for potential recognition and disclosure for the three months ended December 31, 2013. No items were identified during this evaluation that required adjustment to or disclosure in the accompanying financial statements.

JEFFERSON BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in Thousands)

(14)	Agreement and Plan of Merger

On January 22, 2014, the Company and HomeTrust Bancshares, Inc., a Maryland corporation (“HomeTrust”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will merge with and into HomeTrust (the “Merger”), with HomeTrust as the surviving corporation in the Merger. Immediately after the effective time of the Merger (the “Effective Time”), HomeTrust intends to merge the Bank with and into HomeTrust Bank, a wholly owned subsidiary of HomeTrust (the “Bank Merger”), with HomeTrust Bank as the surviving institution in the Bank Merger.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of the common stock of the Company outstanding immediately prior to the Effective Time will be converted into the right to receive $4.00 in cash plus a fraction of a share of the common stock of HomeTrust equal to the quotient of $4.00 divided by the average of the volume weighted price of HomeTrust common stock on the NASDAQ Stock Market for the ten trading days ending on the fifth trading day immediately preceding the Merger closing date, with the exchange ratio fixed at .2667 if the average HomeTrust price is equal to or less than $15.00 and at .2222 if the average HomeTrust price is equal to or greater than $18.00. All in-the-money Company stock options outstanding immediately prior to the Effective Time will be canceled in exchange for a cash payment as provided in the Merger Agreement.

The completion of the Merger is subject to customary conditions, including approval of the Merger Agreement by the Company’s shareholders and the receipt of required regulatory approvals. The Merger is expected to be completed in the second calendar quarter of 2014. The Merger Agreement provides certain termination rights for both HomeTrust and the Company and further provides that a termination fee of $1,950,000 will be payable by the Company upon termination of the Merger Agreement under certain circumstances.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

HOMETRUST BANCSHARES, INC.

and

JEFFERSON BANCSHARES, INC.

Dated as of January 22, 2014

A-i

3.25	Jefferson Information	A-22
3.26	Loan Portfolio	A-23
3.27	Insurance	A-24
3.28	No Other Representations or Warranties	A-24

ARTICLE IV- REPRESENTATIONS AND WARRANTIES OF HOMETRUST

4.1	Corporate Organization	A-25
4.2	Capitalization	A-26
4.3	Authority; No Violation	A-27
4.4	Consents and Approvals	A-27
4.5	Reports	A-27
4.6	Financial Statements	A-28
4.7	Broker’s Fees	A-29
4.8	Absence of Certain Changes or Events	A-29
4.9	Legal Proceedings	A-29
4.10	Taxes and Tax Returns	A-30
4.11	Employees	A-30
4.12	SEC Reports	A-33
4.13	Compliance with Applicable Law	A-33
4.14	Agreements with Regulatory Agencies	A-34
4.15	Risk Management Instruments	A-34
4.16	Environmental Matters	A-34
4.17	Investment Securities and Commodities	A-35
4.18	Real Property	A-35
4.19	Intellectual Property	A-35
4.20	State Takeover Laws	A-36
4.21	Reorganization	A-36
4.22	Opinion of Financial Advisor	A-36
4.23	HomeTrust Information	A-36
4.24	Loan Portfolio	A-36
4.25	Insurance	A-37
4.26	No Other Representations or Warranties	A-37

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Jefferson Conduct of Businesses Prior to the Effective Time	A-38
5.2	Jefferson Forbearances	A-38
5.3	HomeTrust Conduct of Business Prior to the Effective Time	A-41
5.4	HomeTrust Forbearances	A-41

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-42
6.2	Access to Information; Current Information; Attendance at Meetings	A-44
6.3	Shareholder Meetings	A-45
6.4	Nasdaq Listing	A-45
6.5	Employee Matters	A-45
6.6	Officers’ and Directors’ Insurance; Indemnification	A-47

A-ii

6.7	Exemption from Liability Under Section 16(b)	A-48
6.8	No Solicitation	A-49
6.9	Notification of Certain Matters	A-50
6.10	Correction of Information	A-50
6.11	System Integration	A-51
6.12	Coordination; Integration	A-51
6.13	Trust Preferred Securities	A-51
6.14	Jefferson Director Action	A-51

ARTICLE VII - CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligations	A-51
7.2	Conditions to Obligations of HomeTrust	A-52
7.3	Conditions to Obligations of Jefferson	A-53

ARTICLE VIII - TERMINATION AND AMENDMENT

8.1	Termination	A-54
8.2	Effect of Termination	A-55
8.3	Fees and Expenses	A-55
8.4	Termination Fee	A-55
8.5	Amendment	A-56
8.6	Extension; Waiver	A-56

ARTICLE IX - GENERAL PROVISIONS

9.1	Closing	A-56
9.2	Nonsurvival of Representations, Warranties and Agreements	A-56
9.3	Notices	A-57
9.4	Interpretation	A-57
9.5	Counterparts	A-58
9.6	Entire Agreement	A-58
9.7	Governing Law	A-58
9.8	Publicity	A-58
9.9	Assignment; Third Party Beneficiaries	A-58
9.10	Specific Performance; Time of the Essence	A-58

SIGNATURES		A-59

EXHIBITS

Exhibit A     Form of Voting Agreement

Exhibit B     Form of Non Solicitation Agreement

Exhibit C     Form of Employment Agreement Between HomeTrust Bank and Anderson L. Smith

Exhibit D     Form of Employment Agreement Between HomeTrust Bank and John William Beard

Exhibit E     Form of Employment Agreement Between HomeTrust Bank and Gary L. Keys

Exhibit F     Form of Plan of Bank Merger

A-iii

INDEX OF DEFINED TERMS

Definition	Page
Acceptable Confidentiality Agreement	A-49
Agreement	A-1
Articles of Merger	A-2
Bank Merger	A-4
Bank Merger Certificates	A-5
Bank Plan of Merger	A-5
BHC Act	A-8
BOLI	A-21
Cancellation Agreement	A-4
Cancelled Shares	A-3
Certificate	A-3
Change in Recommendation	A-50
Claim	A-48
Closing	A-57
Closing Date	A-57
Code	A-1
Confidentiality Agreement	A-45
Covered Employees	A-46
Department	A-2
DFI	A-11
DPC Common Shares	A-3
Effective Time	A-2
Enforceability Exception	A-10
Environmental Laws	A-20
ERISA	A-15
Exchange Act	A-13
Exchange Agent	A-5
Exchange Agent Agreement	A-5
Exchange Fund	A-5
Exchange Ratio	A-3
FDIC	A-9
Federal Reserve Board	A-11
FHLB	A-9
Form S-4	A-11
GAAP	A-8
Governmental Entity	A-11
HomeTrust	A-1
HomeTrust Articles	A-25
HomeTrust Average Closing Price	A-3
HomeTrust Benefit Plans	A-31
HomeTrust Bylaws	A-25
HomeTrust Common Stock	A-2
HomeTrust Disclosure Schedule	A-25
HomeTrust ERISA Affiliate	A-31
HomeTrust Leased Properties	A-35
HomeTrust Owned Properties	A-35
HomeTrust Qualified Plans	A-31

A-iv

HomeTrust Real Property	A-35
HomeTrust Regulatory Agreement	A-34
HomeTrust Reports	A-33
HomeTrust Restricted Stock Award	A-26
HomeTrust Rights Agreement	A-2
HomeTrust Stock Options	A-26
HomeTrust Stock Plans	A-26
HomeTrust Subsidiary	A-25
HSR Act	A-11
Insurance Amount	A-48
Intellectual Property	A-22
In-the-Money Jefferson Stock Option	A-4
IRS	A-14
Jefferson	A-1
Jefferson Benefit Plans	A-15
Jefferson Board Recommendation	A-45
Jefferson Bylaws	A-8
Jefferson Charter	A-8
Jefferson Common Stock	A-2
Jefferson Confidential Information	A-49
Jefferson Contract	A-19
Jefferson Director	A-4
Jefferson Disclosure Schedule	A-7
Jefferson ERISA Affiliate	A-15
Jefferson ESOP	A-3
Jefferson Federal Bank Severance Plan	A-47
Jefferson Indemnified Party	A-48
Jefferson Individuals	A-49
Jefferson Insiders	A-49
Jefferson Leased Properties	A-21
Jefferson Owned Properties	A-21
Jefferson Qualified Plans	A-16
Jefferson Real Property	A-21
Jefferson Regulatory Agreement	A-20
Jefferson Reports	A-17
Jefferson Representatives	A-49
Jefferson Shareholder Approval	A-10
Jefferson Shareholder Meeting	A-45
Jefferson Stock Option	A-4
Jefferson Stock Option Consideration	A-4
Jefferson Stock Plan	A-4
Jefferson Subsidiary	A-9
Letter of Transmittal	A-5
Liens	A-10
Loans	A-23
Material Adverse Effect	A-8
Merger	A-1
Merger Consideration	A-3
MGCL	A-2

A-v

Multiemployer Plan	A-16
Multiple Employer Plan	A-16
Nasdaq	A-3
New Employment Agreement	A-1
Non-Solicitation Agreement	A-1
OCC	A-11
Parties	A-1
Permitted Encumbrances	A-21
Proxy Statement	A-11
Regulatory Agencies	A-11
Requisite Regulatory Approvals	A-52
Sarbanes-Oxley Act	A-13
SEC	A-8
Secretary of State	A-2
Securities Act	A-17
SRO	A-11
Subsidiary	A-8
Surviving Bank	A-5
Surviving Company	A-1
Takeover Statutes	A-23
Tax	A-15
Tax Return	A-15
Taxes	A-15
TBCA	A-2
Termination Fee	A-56
Treasury	A-14
Trust Account Common Shares	A-3
Unallocated Jefferson ESOP Shares	A-3
Unduly Burdensome Condition	A-52
Voting Agreement	A-1

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2014 (this “Agreement”), by and between HomeTrust Bancshares, Inc., a Maryland corporation (“HomeTrust”), and Jefferson Bancshares, Inc., a Tennessee corporation (“Jefferson”, and together with HomeTrust, the “Parties”).

RECITALS

A. The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Jefferson will, on the terms and subject to the conditions set forth in this Agreement, merge with and into HomeTrust (the “Merger”), with HomeTrust as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. As a condition to the willingness of HomeTrust to enter into this Agreement, all of the directors of Jefferson have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with HomeTrust.

C. As a condition to the willingness of HomeTrust to enter into this Agreement, all of the directors of Jefferson have entered into resignation, non-solicitation and confidentiality agreements (each a “Non-Solicitation Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with HomeTrust.

D. Each of Anderson L. Smith, John William Beard, and Gary L. Keys has entered into an employment agreement with HomeTrust Bank, a federally chartered savings bank and wholly owned subsidiary of HomeTrust, in the forms attached hereto as Exhibits C, D and E, respectively, dated as of the date hereof but effective upon consummation of the Merger, in exchange for the termination and cancellation of each of their respective employment agreements with Jefferson and/or Jefferson Federal Bank (each a “New Employment Agreement”).

E. The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g).

F. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time (as defined in Section 1.2), Jefferson shall merge with and into HomeTrust. HomeTrust shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Jefferson shall cease.

(b) Subject to the consent of Jefferson, which shall not be unreasonably withheld or delayed, HomeTrust may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of HomeTrust with Jefferson) if and to the extent requested by HomeTrust; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Jefferson, (ii) adversely affect the tax consequences of the Merger to the shareholders of Jefferson or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and HomeTrust shall cause to be filed with the Department of Assessments and Taxation of the State of Maryland (the “Department”) and the Secretary of State of the State of Tennessee (the “Secretary of State”), articles of merger and a short form plan of merger as provided in the MGCL and/or TBCA (collectively the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL and the TBCA.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Jefferson, HomeTrust or the holders of any of the following securities:

(a) Each share of common stock, $0.01 value, of HomeTrust (together with the rights issued pursuant to the HomeTrust Tax Benefits Preservation Plan, dated as of September 25, 2012, as amended, between HomeTrust and Registrar and Transfer Company, as Rights Agent (“HomeTrust Rights Agreement”), “HomeTrust Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(b) Subject to Sections 1.4(c) and 1.4(d), each share of common stock, $0.01 par value, of Jefferson (“Jefferson Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive $4.00 in cash without interest plus a fraction of a share of HomeTrust Common Stock equal to the quotient of $4.00 divided by the HomeTrust Average Closing Price (as defined below) rounded to the nearest one ten thousand (the “Exchange Ratio”) (collectively the “Merger Consideration”); provided, however, if the HomeTrust Average Closing Price is equal to or less than $15.00, the Exchange Ratio shall be fixed at .2667 or if the HomeTrust Average Closing Price is equal to or greater than $18.00, the Exchange Ratio shall be fixed at .2222. The Exchange Ratio is also subject to possible adjustment pursuant to Section 1.4(d) below. “HomeTrust Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of HomeTrust Common Stock on the Nasdaq Stock Market, Inc. (“Nasdaq”) for the ten (10) trading days ending on the fifth trading day immediately preceding the Closing Date (as defined in Section 9.1). All of the shares of Jefferson Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Jefferson Common Stock (each, a “Certificate”), (it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Jefferson Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Jefferson Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c) All shares of Jefferson Common Stock that are owned immediately prior to the Effective Time by (i) the Jefferson Federal Bank Employee Stock Ownership Plan (the “Jefferson ESOP”) that have not been allocated to participant accounts (“Unallocated Jefferson ESOP Shares”) or (ii) Jefferson or HomeTrust (other than shares of Jefferson Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Jefferson Common Stock held, directly or indirectly, by Jefferson or HomeTrust in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of HomeTrust or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of HomeTrust Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Jefferson Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(d) shall be construed to permit HomeTrust to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.5 Stock Options.

(a) As of or immediately prior to the Effective Time, each option to purchase shares of Jefferson Common Stock (a “Jefferson Stock Option”) granted under the Jefferson 2004 Stock-Based Incentive Plan (the “Jefferson Stock Plan”) that is outstanding immediately prior to the Effective Time with an exercise price per share less than $8.00 per share (an “In-the-Money Jefferson Stock Option”), whether or not then vested or exercisable, shall be cancelled by Jefferson in exchange for a cash payment by Jefferson equal to the positive difference between $8.00 and the exercise price per share multiplied by the number of shares of Jefferson Common Stock subject to such In-the-Money Jefferson Stock Option (the “Jefferson Stock Option Consideration”), less any applicable withholding taxes. In exchange for the Jefferson Stock Option Consideration, Jefferson shall cause each holder of an In-the-Money Jefferson Stock Option to execute an option cancellation and release agreement in form and substance reasonably satisfactory to HomeTrust (each a “Cancellation Agreement”) prior to the payment of the Jefferson Stock Option Consideration.

(b) As of or immediately prior to the Effective Time, Jefferson shall cause all other outstanding Jefferson Stock Options (i.e. those with an exercise price per share equal to or greater than $8.00) to be cancelled and/or terminated without payment of any consideration therefor.

(c) At or prior to the Effective Time, the Board of Directors of Jefferson and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.5.

1.6 Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of HomeTrust in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of HomeTrust, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.7 Directors and Officers. Subject to applicable law, and HomeTrust’s corporate governance process for new directors, the directors of HomeTrust immediately prior to the Effective Time, together with Anderson L. Smith (the “Jefferson Director”), shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, HomeTrust shall cause the Jefferson Director to be added to the Board of Directors of HomeTrust and HomeTrust Bank as of the Effective Time. The officers of HomeTrust immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Immediately after the Effective Time, HomeTrust intends to merge Jefferson Federal Bank, a Tennessee-chartered savings bank and wholly owned subsidiary of Jefferson, with and into HomeTrust Bank (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and HomeTrust Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Jefferson Federal Bank and HomeTrust Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit F, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Jefferson shall cause Jefferson Federal Bank, and HomeTrust shall cause HomeTrust Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, HomeTrust shall appoint an unrelated bank or trust company reasonably acceptable to Jefferson, or HomeTrust’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, HomeTrust shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of HomeTrust Common Stock equal to the stock portion of the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”) and HomeTrust shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Jefferson’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) As soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Jefferson Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Jefferson Common Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to HomeTrust Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HomeTrust Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of HomeTrust Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of HomeTrust Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the HomeTrust Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Jefferson Common Stock prior to the Effective Time that is not registered in the stock transfer records of Jefferson, the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Jefferson Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of HomeTrust that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, HomeTrust) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of HomeTrust Common Stock otherwise payable pursuant to this Agreement to any holder of Jefferson Common Stock such amounts as the Exchange Agent or HomeTrust, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or HomeTrust, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Jefferson Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or HomeTrust, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Jefferson of the shares of Jefferson Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Jefferson Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of HomeTrust Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to HomeTrust Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of HomeTrust. In lieu of the issuance of any such fractional share, HomeTrust shall pay to each former shareholder of Jefferson who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the HomeTrust Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Jefferson Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of HomeTrust Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Jefferson at the expiration of six months after the Effective Time shall be paid to HomeTrust. In such event, any former shareholders of Jefferson who have not theretofore complied with this Article II shall thereafter look only to HomeTrust with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the HomeTrust Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of HomeTrust, Jefferson, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Jefferson Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HomeTrust or the Exchange Agent, the posting by such person of a bond in such amount as HomeTrust may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JEFFERSON

Except (i) as disclosed in the disclosure schedule delivered by Jefferson to HomeTrust concurrently herewith (the “Jefferson Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Jefferson Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Jefferson that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Jefferson Reports (as defined in Section 3.12) filed with the Securities and Exchange Commission (the “SEC”) by Jefferson since December 31, 2011, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,”

or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Jefferson hereby represents and warrants to HomeTrust as follows:

3.1 Corporate Organization.

(a) Jefferson is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Jefferson has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Jefferson is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson. As used in this Agreement, the term “Material Adverse Effect” means, with respect to HomeTrust, Jefferson or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its savings bank Subsidiary to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the charter of Jefferson (the “Jefferson Charter”) and the bylaws of Jefferson (the “Jefferson Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Jefferson to HomeTrust.

(b) Each Subsidiary of Jefferson (a “Jefferson Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Jefferson and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Section 3.1(b) of the Jefferson Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of Jefferson to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Jefferson Federal Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Jefferson Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Jefferson as of the date hereof. Neither Jefferson nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Cincinnati (the “FHLB”).

3.2 Capitalization.

(a) The authorized capital stock of Jefferson consists of 30,000,000 shares of Jefferson Common Stock and 10,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 6,595,301 shares of Jefferson Common Stock issued and outstanding, inclusive of 216,033 Unallocated Jefferson ESOP Shares, (ii) 2,587,070 shares of Jefferson Common Stock held as treasury stock, (iii) 360,638 shares of Jefferson Common Stock reserved for issuance upon the exercise of outstanding Jefferson Stock Options, of which 20,000 shares are reserved for issuance under In-the-Money Jefferson Stock Options, and (iv) no other shares of capital stock or other voting securities of Jefferson issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Jefferson Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Jefferson may vote. Except as set forth in Section 3.2(a) of the Jefferson Disclosure Schedule, no trust preferred or subordinated debt securities of Jefferson or any of its Subsidiaries or affiliates are issued or outstanding. Other than Jefferson Stock Options granted prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Jefferson to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Jefferson Common Stock to which Jefferson is a party. Section 3.2(a) of the Jefferson Disclosure Schedule sets forth a true, correct and complete list of all Jefferson Stock Options outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Jefferson Stock Option, (iii) the grant date and vesting dates of each such Jefferson Stock Option and (iv) the exercise price for each such Jefferson Stock Option. Other than the Jefferson Stock Options set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Jefferson or any of its Subsidiaries) are outstanding. Jefferson has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Subsidiaries or affiliates beyond October 30, 2013.

(b) Jefferson owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Jefferson Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Jefferson Federal Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Jefferson Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Jefferson does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3 Authority; No Violation.

(a) Jefferson has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Jefferson. The Board of Directors of Jefferson has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Jefferson and its shareholders and has directed that this Agreement be submitted to Jefferson’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Jefferson Common Stock (the “Jefferson Shareholder Approval”), no other corporate proceedings on the part of Jefferson are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Jefferson and (assuming due authorization, execution and delivery by HomeTrust) constitutes a valid and binding obligation of Jefferson, enforceable against Jefferson in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b) Neither the execution and delivery of this Agreement by Jefferson or the Bank Plan of Merger by Jefferson Federal Bank, nor the consummation of the Merger by Jefferson or the Bank Merger by Jefferson Federal Bank, nor compliance by Jefferson or Jefferson Federal Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Jefferson Shareholder Approval is obtained, violate any provision of the Jefferson Charter or Jefferson Bylaws or the organization or governing documents of any Jefferson Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Jefferson or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Jefferson Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Jefferson or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Jefferson or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Tennessee Department of Financial Institutions (the “DFI”), the Office of the Comptroller of the Currency (the “OCC”), and the FDIC, if applicable, and approval of such applications, filings and notices, (iv) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Jefferson’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by HomeTrust in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) any filings or notices with the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the filing of the Articles of Merger with the Department and the Secretary of State and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of HomeTrust Common Stock pursuant to this Agreement and the approval of the listing of such HomeTrust Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Jefferson of this Agreement or (B) the consummation by Jefferson of the Merger or the consummation by Jefferson Federal Bank of the Bank Merger. As of the date hereof, Jefferson is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports. Jefferson and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with (i) any state regulatory authority, including the DFI, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) — (vi) together with the OCC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Jefferson and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Jefferson, investigation into the business or operations of Jefferson or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Jefferson. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Jefferson or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Jefferson or any of its Subsidiaries since January 1, 2010.

3.6 Financial Statements.

(a) The financial statements of Jefferson and its Subsidiaries included (or incorporated by reference) in the Jefferson Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Jefferson and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Jefferson and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Jefferson and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Craine, Thompson & Jones, P.C. has not resigned (or informed Jefferson that it intends to resign) or been dismissed as independent public accountants of Jefferson as a result of or in connection with any disagreements with Jefferson on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Jefferson, neither Jefferson nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Jefferson included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Jefferson and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Jefferson or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Jefferson. Jefferson (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Jefferson, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Jefferson by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Jefferson’s outside auditors and the audit committee of Jefferson’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Jefferson’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Jefferson’s internal controls over financial reporting. These disclosures were made in writing by management to Jefferson’s auditors and audit committee and a copy has previously been made available to HomeTrust. There is no reason to believe that Jefferson’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2010, (i) neither Jefferson nor any of its Subsidiaries, nor, to the knowledge of Jefferson, any director, officer, auditor, accountant or representative of Jefferson or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Jefferson or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Jefferson or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Jefferson or any of its Subsidiaries, whether or not employed by Jefferson or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Jefferson or any of its officers, directors, employees or agents to the Board of Directors of Jefferson or any committee thereof or to the knowledge of Jefferson, to any director or officer of Jefferson.

3.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette and Woods, Inc. and Professional Bank Services, Inc., neither Jefferson nor any Jefferson Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. Jefferson has disclosed to HomeTrust as of the date hereof the aggregate fees provided for in connection with the engagement by Jefferson of Keefe, Bruyette and Woods, Inc. and Professional Bank Services, Inc. related to the Merger and the Bank Merger.

3.8 Absence of Certain Changes or Events.

(a) Since September 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Jefferson.

(b) Since September 30, 2013, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Jefferson and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9 Legal Proceedings.

(a) Neither Jefferson nor any of its Subsidiaries is a party to any, and there are no pending or, to Jefferson’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Jefferson or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other requitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(a) of the Jefferson Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to savings banks and bank holding companies) imposed upon Jefferson, any of its

Subsidiaries or the assets of Jefferson or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10 Taxes and Tax Returns.

(a) Each of Jefferson and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Jefferson nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All Taxes of Jefferson and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Jefferson and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Jefferson nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Jefferson and its Subsidiaries for all years to and including 2009 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Jefferson nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Jefferson and its Subsidiaries or the assets of Jefferson and its Subsidiaries. Jefferson has made available to HomeTrust true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Jefferson nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Jefferson and its Subsidiaries). Neither Jefferson nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Jefferson) or (B) has any liability for the Taxes of any person or entity (other than Jefferson or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Jefferson nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Jefferson nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five years has Jefferson been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Jefferson Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Jefferson, any Jefferson Subsidiary, or any trade or business of Jefferson or any of its Subsidiaries, whether or not incorporated, all of which together with Jefferson would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Jefferson ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Jefferson or any of its Subsidiaries or any Jefferson ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Jefferson or any of its Subsidiaries or any Jefferson ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Jefferson Benefit Plans”).

(b) Jefferson has heretofore made available to HomeTrust true and complete copies of each of the Jefferson Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Jefferson Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Jefferson Benefit Plan, and (iv) the most recently prepared actuarial report for each Jefferson Benefit Plan (if applicable) for each of the last two years.

(c) Each Jefferson Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Jefferson nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Jefferson Benefit Plan, and neither Jefferson nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Jefferson Disclosure Schedule identifies each Jefferson Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Jefferson Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Jefferson may rely, with respect to each Jefferson Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Jefferson, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Jefferson Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Jefferson Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Jefferson Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) No Jefferson Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g) None of Jefferson and its Subsidiaries nor any Jefferson ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Jefferson and its Subsidiaries nor any Jefferson ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h) Neither Jefferson nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All contributions required to be made to any Jefferson Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Jefferson Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Jefferson.

(j) There are no pending or, to the knowledge of Jefferson, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Jefferson’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Jefferson Benefit Plan, any fiduciaries thereof with respect to their duties to a Jefferson Benefit Plan or the assets of any of trust under any Jefferson Benefit Plans which could reasonably be expected to result in any liability of Jefferson or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Jefferson Benefit Plan, or any other party.

(k) None of Jefferson and its Subsidiaries nor any Jefferson ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Jefferson Benefit Plans or their related trusts, Jefferson, any of its Subsidiaries, any Jefferson ERISA Affiliate or any person that Jefferson or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Section 3.11(l) of the Jefferson Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Jefferson or any of its Subsidiaries, or result in any limitation on the right of Jefferson or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Jefferson Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Jefferson or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. Neither Jefferson nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Jefferson or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Jefferson Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. Jefferson has made available to HomeTrust copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m) There are no pending or, to Jefferson’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Jefferson or any of its Subsidiaries, or any strikes or other labor disputes against Jefferson or any of its Subsidiaries. Neither Jefferson nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Jefferson or any of its Subsidiaries and, to the knowledge of Jefferson, there are no organizing efforts by any union or other group seeking to represent any employees of Jefferson or any of its Subsidiaries.

3.12 SEC Reports. Jefferson has previously made available to HomeTrust an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 and prior to the date hereof by Jefferson pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Jefferson Reports”) and (b) communication mailed by Jefferson to its shareholders since December 31, 2010 and prior to the date hereof, and no such Jefferson Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2010, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all Jefferson Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Jefferson has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Jefferson Reports.

3.13 Compliance with Applicable Law. Jefferson and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson, and to the knowledge of Jefferson, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Jefferson and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Jefferson or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Jefferson Federal Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Jefferson, or its Subsidiaries, or to the knowledge of Jefferson, any director, officer, employee, agent or other person acting on behalf of Jefferson or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Jefferson or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Jefferson or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Jefferson or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Jefferson or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Jefferson or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Jefferson or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Jefferson Disclosure Schedule, as of the date hereof, neither Jefferson nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Jefferson shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from HomeTrust, Jefferson, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Jefferson or any of its Subsidiaries or affiliates, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to engage in any line of business, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Jefferson Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Jefferson shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Jefferson or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Jefferson or its Subsidiaries, (ix) that involves the payment by Jefferson or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by Jefferson or any of its Subsidiaries on sixty days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Jefferson or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Jefferson or any of its Subsidiaries in connection with sale of loans or loan participations, (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Jefferson Disclosure Schedule, is referred to herein as a “Jefferson Contract,” and neither Jefferson nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b) To the knowledge of Jefferson, (i) each Jefferson Contract is valid and binding on Jefferson or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Jefferson and each of its Subsidiaries has performed all material obligations required to be performed by it under each Jefferson Contract, (iii) each third-party counterparty to each Jefferson Contract has performed all material obligations required to be performed by it under such Jefferson Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Jefferson or any of its Subsidiaries under any such Jefferson Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Jefferson Disclosure Schedule, neither Jefferson nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Jefferson Disclosure Schedule, a “Jefferson Regulatory Agreement”), nor has Jefferson or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Jefferson Regulatory Agreement.

3.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Jefferson, any of its Subsidiaries or for the account of a customer of Jefferson or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Jefferson or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. Jefferson and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Jefferson’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, Jefferson and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Jefferson, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Jefferson or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Jefferson or any of its Subsidiaries. To the knowledge of Jefferson, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither Jefferson nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

3.18 Investment Securities, Commodities and BOLI.

(a) Each of Jefferson and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Jefferson or its Subsidiaries. Such securities and commodities are valued on the books of Jefferson in accordance with GAAP.

(b) Jefferson and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Jefferson believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Jefferson has made available to HomeTrust the material terms of such policies, practices and procedures.

(c) Section 3.18(c) of the Jefferson Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Jefferson or its Subsidiaries, including the value of its BOLI. Jefferson and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Jefferson Reports in accordance with GAAP. Except as set forth in Section 3.18(c) of the Jefferson Disclosure Schedule, all BOLI set forth in Section 3.18(c) of the Jefferson Disclosure Schedule is owned solely by Jefferson or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Jefferson or its Subsidiaries BOLI. Neither Jefferson nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19 Real Property. Jefferson or a Jefferson Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Jefferson Reports as being owned by Jefferson or a Jefferson Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Jefferson Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Jefferson Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Jefferson Leased Properties” and, collectively with the Jefferson Owned Properties, the “Jefferson Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Jefferson’s knowledge, the lessor. There are no pending or, to the knowledge of Jefferson, threatened condemnation proceedings against any Jefferson Real Property.

3.20 Intellectual Property. Jefferson and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Jefferson: (i) (A) the use of any Intellectual Property by Jefferson and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Jefferson or any Jefferson Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Jefferson that Jefferson or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Jefferson or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Jefferson or its Subsidiaries, and (iii) neither Jefferson nor any Jefferson Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Jefferson or any Jefferson Subsidiary, and Jefferson and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Jefferson and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

3.21 Related Party Transactions. Except as set forth in Section 3.21 of the Jefferson Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Jefferson or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Jefferson or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Jefferson Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Jefferson), on the other hand, except those of a type available to employees of Jefferson or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.22 State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Jefferson has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to Jefferson or any of its Subsidiaries.

3.23 Reorganization. Jefferson has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinions of Financial Advisors. Prior to the execution of this Agreement, the Board of Directors of Jefferson has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from each of Keefe, Bruyette and Woods, Inc., and Professional Bank Services, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Jefferson Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

3.25 Jefferson Information. The information relating to Jefferson and its Subsidiaries which is provided by Jefferson or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.26(a) of the Jefferson Disclosure Schedule, neither Jefferson nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Jefferson or any Subsidiary of Jefferson is a creditor which, as of December 31, 2013, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Jefferson or any of its Subsidiaries, or to the knowledge of Jefferson, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the Jefferson Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Jefferson and its Subsidiaries that, as of December 31, 2013, were classified by Jefferson as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Jefferson or any of its Subsidiaries that, as of December 31, 2013, was classified as “Other Real Estate Owned” and the book value thereof.

(b) To Jefferson’s knowledge, each Loan of Jefferson and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Jefferson and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c) Each outstanding Loan originated, administered and/or serviced by Jefferson or any of its Subsidiaries was originated, administered and/or serviced, by Jefferson or a Jefferson Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Jefferson and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Jefferson or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e) There are no outstanding Loans made by Jefferson or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Jefferson or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Jefferson nor any of its Subsidiaries is now nor has it been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Jefferson, (a) Jefferson and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Jefferson reasonably has determined to be prudent and consistent with industry practice, and Jefferson and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Jefferson and its Subsidiaries, Jefferson or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Jefferson in this Article III, neither Jefferson nor any other person makes any express or implied representation or warranty with respect to Jefferson, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Jefferson hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Jefferson nor any other person makes or has made any representation or warranty to HomeTrust or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Jefferson, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Jefferson in this Article III, any oral or written information presented to HomeTrust or any of its affiliates or representatives in the course of their due diligence investigation of Jefferson, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Jefferson acknowledges and agrees that neither HomeTrust nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOMETRUST

Except (i) as disclosed in the disclosure schedule delivered by HomeTrust to Jefferson concurrently herewith (the “HomeTrust Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the HomeTrust Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HomeTrust that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any HomeTrust Reports (as defined in Section 4.12) filed with the SEC by HomeTrust prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), HomeTrust hereby represents and warrants to Jefferson as follows:

4.1 Corporate Organization.

(a) HomeTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a savings and loan holding company duly registered under the Home Owners’ Loan Act of 1933, as amended. HomeTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HomeTrust. True and complete copies of the articles of incorporation of HomeTrust (the “HomeTrust Articles”) and the bylaws of HomeTrust (the “HomeTrust Bylaws”), as in effect as of the date of this Agreement, have previously been made available by HomeTrust to Jefferson.

(b) Each Subsidiary of HomeTrust (a “HomeTrust Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on HomeTrust, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of HomeTrust to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of HomeTrust Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the HomeTrust Disclosure Schedule sets forth a true and complete list of all Subsidiaries of HomeTrust as of the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of HomeTrust consists of 60,000,000 shares of HomeTrust Common Stock and 10,000,000 shares of preferred stock, $0.01 value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 19,783,655 shares of HomeTrust Common Stock issued and outstanding, including 511,300 shares of HomeTrust Common Stock granted in respect of outstanding awards of restricted HomeTrust Common Stock under the HomeTrust Stock Plans (as defined below) (a “HomeTrust Restricted Stock Award”), (ii) 1,557,000 shares of HomeTrust Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of HomeTrust Common Stock granted under the HomeTrust Stock Plans (“HomeTrust Stock Options”), (iii) 894,100 shares of HomeTrust Common Stock reserved for issuance pursuant to future grants under the HomeTrust Stock Plans, and (v) no other shares of capital stock or other voting securities of HomeTrust issued, reserved for issuance or outstanding. As used herein, the “HomeTrust Stock Plans” means all employee and director equity incentive plans of HomeTrust in effect as of the date of this Agreement. All of the issued and outstanding shares of HomeTrust Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of HomeTrust may vote or (B) trust preferred or subordinated debt securities of HomeTrust or any of its Subsidiaries or affiliates issued or outstanding. Other than HomeTrust Stock Options issued prior to the date of this Agreement and the HomeTrust Rights Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating HomeTrust to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the HomeTrust Common Stock. Other than the HomeTrust Stock Options and the HomeTrust Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of HomeTrust or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b) HomeTrust owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the HomeTrust Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to HomeTrust Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No HomeTrust Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) HomeTrust has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of HomeTrust and no other corporate action on the part of HomeTrust is necessary to approve the Merger. This Agreement has been duly and validly executed and delivered by HomeTrust and (assuming due authorization, execution and delivery by Jefferson) constitutes a valid and binding obligation of HomeTrust, enforceable against HomeTrust in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception). The HomeTrust Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of HomeTrust will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by HomeTrust or the Bank Plan of Merger by HomeTrust Bank, nor the consummation of the Merger by HomeTrust or the Bank Merger by HomeTrust Bank, nor compliance by HomeTrust or HomeTrust Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the HomeTrust Articles or HomeTrust Bylaws or the organization or governing documents of any HomeTrust Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HomeTrust, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HomeTrust or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which HomeTrust or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4 Consents and Approvals. Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by HomeTrust of this Agreement or (ii) the consummation by HomeTrust of the Merger and the consummation by HomeTrust Bank of the Bank Merger. As of the date hereof, HomeTrust is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports. HomeTrust and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HomeTrust. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of HomeTrust and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of HomeTrust, investigation into the business or operations of HomeTrust or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HomeTrust. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of HomeTrust or any of its Subsidiaries.

4.6 Financial Statements.

(a) The financial statements of HomeTrust and its Subsidiaries included (or incorporated by reference) in the HomeTrust Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HomeTrust and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of HomeTrust and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of HomeTrust and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has not resigned (or informed HomeTrust that it intends to resign) or been dismissed as independent public accountants of HomeTrust as a result of or in connection with any disagreements with HomeTrust on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HomeTrust, neither HomeTrust nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of HomeTrust included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of HomeTrust and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HomeTrust or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on HomeTrust. HomeTrust (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to HomeTrust, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of HomeTrust by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HomeTrust’s outside auditors and the audit committee of HomeTrust’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HomeTrust’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HomeTrust’s internal controls over financial reporting. These disclosures were made in writing by management to HomeTrust’s auditors and audit committee and a copy has previously been made available to Jefferson. There is no reason to believe that HomeTrust’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2012, (i) neither HomeTrust nor any of its Subsidiaries, nor, to the knowledge of HomeTrust, any director, officer, auditor, accountant or representative of HomeTrust or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of HomeTrust or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HomeTrust or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing HomeTrust or any of its Subsidiaries, whether or not employed by HomeTrust or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HomeTrust or any of its officers, directors, employees or agents to the Board of Directors of HomeTrust or any committee thereof or to the knowledge of HomeTrust, to any director or officer of HomeTrust.

4.7 Broker’s Fees. With the exception of the engagement of Sandler O’Neill & Partners, L.P., neither HomeTrust nor any HomeTrust Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. HomeTrust has disclosed to Jefferson as of the date hereof the aggregate fees provided for in connection with the engagement by HomeTrust of Sandler O’Neill & Partners, L.P. related to the Merger and the Bank Merger.

4.8 Absence of Certain Changes or Events.

(a) Since September 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HomeTrust.

(b) Since September 30, 2013 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, HomeTrust and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as set forth in Section 4.9(a) of the HomeTrust Disclosure Schedule, neither HomeTrust nor any of its Subsidiaries is a party to any, and there are no pending or, to HomeTrust’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HomeTrust or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of two hundred and fifty thousand dollars ($250,000) or seeking injunctive or equitable relief, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon HomeTrust, any of its Subsidiaries or the assets of HomeTrust or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10 Taxes and Tax Returns. Each of HomeTrust and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither HomeTrust nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All Taxes of HomeTrust and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of HomeTrust and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither HomeTrust nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of HomeTrust and its Subsidiaries for all years to and including 2009 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither HomeTrust nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of HomeTrust and its Subsidiaries or the assets of HomeTrust and its Subsidiaries. HomeTrust has made available to Jefferson true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither HomeTrust nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HomeTrust and its Subsidiaries). Neither HomeTrust nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither HomeTrust nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five years has HomeTrust been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Employees.

(a) As used in this Agreement, the term “HomeTrust Benefit Plans” means all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which HomeTrust, any HomeTrust Subsidiary, or any trade or business of HomeTrust or any of its Subsidiaries, whether or not incorporated, all of which together with HomeTrust would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “HomeTrust ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by HomeTrust or any of its Subsidiaries or any HomeTrust ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of HomeTrust or any of its Subsidiaries or any HomeTrust ERISA Affiliate.

(b) HomeTrust has heretofore made available to Jefferson true and complete copies of each of the HomeTrust Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any HomeTrust Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a HomeTrust Benefit Plan, and (iv) the most recently prepared actuarial report for each HomeTrust Benefit Plan (if applicable) for each of the last two years.

(c) Each HomeTrust Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither HomeTrust nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any HomeTrust Benefit Plan, and neither HomeTrust nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Except as set forth in Section 4.11(d) of the HomeTrust Disclosure Schedule, the IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which HomeTrust may rely, with respect to each HomeTrust Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “HomeTrust Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of HomeTrust, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any HomeTrust Qualified Plan or the related trust or materially increase the costs relating thereto. No trust funding any HomeTrust Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each HomeTrust Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) No HomeTrust Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g) None of HomeTrust and its Subsidiaries nor any HomeTrust ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of HomeTrust and its Subsidiaries nor any HomeTrust ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h) All contributions required to be made to any HomeTrust Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any HomeTrust Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HomeTrust.

(i) Except as set forth in Section 4.11(i) of the HomeTrust Disclosure Schedule, there are no pending or, to the knowledge of HomeTrust, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to HomeTrust’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any HomeTrust Benefit Plan, any fiduciaries thereof with respect to their duties to a HomeTrust Benefit Plan or the assets of any trust under any HomeTrust Benefit Plan which could reasonably be expected to result in any material liability of HomeTrust or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a HomeTrust Benefit Plan, or any other party.

(j) None of HomeTrust and its Subsidiaries nor any HomeTrust ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the HomeTrust Benefit Plans or their related trusts, HomeTrust, any of its Subsidiaries, any HomeTrust ERISA Affiliate or any person that HomeTrust or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of HomeTrust or any of its Subsidiaries, or result in any limitation on the right of HomeTrust or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HomeTrust Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by HomeTrust or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. The transactions contemplated by this Agreement will not cause or require HomeTrust or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l) Except as set forth in Section 4.11(l) of the HomeTrust Disclosure Schedule, there are no pending or, to HomeTrust’s knowledge, threatened labor grievances or unfair labor practice claims or charges against HomeTrust or any of its Subsidiaries, or any strikes or other labor disputes against HomeTrust or any of its Subsidiaries. Neither HomeTrust nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of HomeTrust or any of its Subsidiaries and, to the knowledge of HomeTrust, there are no organizing efforts by any union or other group seeking to represent any employees of HomeTrust or any of its Subsidiaries.

4.12 SEC Reports. HomeTrust has previously made available to Jefferson an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by HomeTrust pursuant to the Securities Act or the Exchange Act (the “HomeTrust Reports”) and (b) communication mailed by HomeTrust to its shareholders prior to the date hereof, and no such HomeTrust Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. All HomeTrust Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of HomeTrust has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the HomeTrust Reports.

4.13 Compliance with Applicable Law. HomeTrust and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HomeTrust, and to the knowledge of HomeTrust, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. HomeTrust and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to HomeTrust or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. HomeTrust Bank has a Community Reinvestment Act rating of “outstanding”. Without limitation, none of HomeTrust, or its Subsidiaries, or to the knowledge of HomeTrust, any director, officer, employee, agent or other person acting on behalf of HomeTrust or any of its Subsidiaries has, directly or indirectly, (i) used any funds of HomeTrust or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity,

(ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of HomeTrust or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of HomeTrust or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of HomeTrust or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for HomeTrust or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for HomeTrust or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.14 Agreements with Regulatory Agencies. Neither HomeTrust nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the HomeTrust Disclosure Schedule, a “HomeTrust Regulatory Agreement”), nor has HomeTrust or any of its Subsidiaries been advised since September 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such HomeTrust Regulatory Agreement.

4.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of HomeTrust, any of its Subsidiaries or for the account of a customer of HomeTrust or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of HomeTrust or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect. HomeTrust and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to HomeTrust’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HomeTrust, HomeTrust and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of HomeTrust, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on HomeTrust or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against HomeTrust or any of its Subsidiaries. To the knowledge of HomeTrust, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither HomeTrust nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

4.17 Investment Securities and Commodities.

(a) Each of HomeTrust and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of HomeTrust or its Subsidiaries. Such securities and commodities are valued on the books of HomeTrust in accordance with GAAP.

(b) HomeTrust and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that HomeTrust believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, HomeTrust has made available to Jefferson the material terms of such policies, practices and procedures.

4.18 Real Property. HomeTrust or a HomeTrust Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the HomeTrust Reports as being owned by HomeTrust or a HomeTrust Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “HomeTrust Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such HomeTrust Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “HomeTrust Leased Properties” and, collectively with the HomeTrust Owned Properties, the “HomeTrust Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to HomeTrust’s knowledge, the lessor. There are no pending or, to the knowledge of HomeTrust, threatened condemnation proceedings against any HomeTrust Real Property.

4.19 Intellectual Property. HomeTrust and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on HomeTrust: (i) (A) the use of any Intellectual Property by HomeTrust and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which HomeTrust or any HomeTrust Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to HomeTrust that HomeTrust or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of HomeTrust or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to HomeTrust or its Subsidiaries, and (iii) neither HomeTrust nor any HomeTrust Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by HomeTrust or any HomeTrust Subsidiary, and HomeTrust and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by HomeTrust and its Subsidiaries.

4.20 State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of HomeTrust has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, any Takeover Statutes applicable to HomeTrust or any of its Subsidiaries.

4.21 Reorganization. HomeTrust has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of HomeTrust has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill & Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to HomeTrust. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23 HomeTrust Information. The information relating to HomeTrust and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to HomeTrust and its Subsidiaries that is provided by HomeTrust or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 (except for such portions thereof that relate only to Jefferson or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.24(a) of the HomeTrust Disclosure Schedule, neither HomeTrust nor any of its Subsidiaries is a party to (i) any Loan in which HomeTrust or any Subsidiary of HomeTrust is a creditor which, as of December 31, 2013, was over ninety days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater shareholder of HomeTrust or any of its Subsidiaries, or to the knowledge of HomeTrust, any affiliate of any of the foregoing. Set forth in Section 4.24(a) of the HomeTrust Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of HomeTrust and its Subsidiaries that, as of December 31, 2013, were classified by HomeTrust as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of HomeTrust or any of its Subsidiaries that, as of December 31, 2013, was classified as “Other Real Estate Owned” and the book value thereof.

(b) To HomeTrust’s knowledge, each Loan of HomeTrust and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of HomeTrust and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c) Each outstanding Loan originated, administered and/or serviced by HomeTrust or any of its Subsidiaries was originated, administered and/or serviced, by HomeTrust or a HomeTrust Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of HomeTrust and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which HomeTrust or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e) There are no outstanding Loans made by HomeTrust or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of HomeTrust or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither HomeTrust nor any of its Subsidiaries is now nor has it been since December 31, 2010 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.25 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HomeTrust, (a) HomeTrust and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of HomeTrust reasonably has determined to be prudent and consistent with industry practice, and HomeTrust and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of HomeTrust and its Subsidiaries, HomeTrust or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.26 No Other Representations or Warranties.

(a) Except for the representations and warranties made by HomeTrust in this Article IV, neither HomeTrust nor any other person makes any express or implied representation or warranty with respect to HomeTrust, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HomeTrust hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither HomeTrust nor any other person makes or has made any representation or warranty to Jefferson or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to HomeTrust, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by HomeTrust in this Article IV, any oral or written information presented to Jefferson or any of its affiliates or representatives in the course of their due diligence investigation of HomeTrust, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) HomeTrust acknowledges and agrees that neither Jefferson nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Jefferson Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of HomeTrust, during the period from the date of this Agreement to the Effective Time, Jefferson shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Jefferson or HomeTrust or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.2(d)) or to consummate the transactions contemplated hereby.

5.2 Jefferson Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Jefferson shall not, and shall not permit any of its Subsidiaries, without the prior written consent of HomeTrust (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m), (n) and (r)), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitment to acquire any shares of the capital stock or other ownership interest, except pursuant to In-the-Money Jefferson Stock Options outstanding on the date hereof.

(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) dividends from wholly owned Subsidiaries to Jefferson or to another wholly owned Subsidiary of Jefferson or (B) regular distributions on trust preferred securities outstanding on the date hereof); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:

(d) Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or independent contractor of Jefferson or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) severance in accordance with past practice and (D) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than five thousand dollars ($5,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.

(e) Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Jefferson Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving HomeTrust or HomeTrust Bank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Enter into or terminate any Jefferson Contract or amend or modify in any material respect or renew any existing Jefferson Contract.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Jefferson or any of its Subsidiaries under any insurance policy maintained by Jefferson or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Jefferson and its Subsidiaries, taken as a whole.

(n) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Jefferson nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(o) Deposit Taking and Other Bank Activities. In the case of Jefferson Federal Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(p) Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with an “AA” rating or better with a projected average life of less than two years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(q) Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(r) Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect during calendar year 2013; or (ii) make any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Jefferson Federal Bank’s existing lending policies as of the date of this Agreement, provided that any unsecured Loan or extension of credit in excess of fifty thousand dollars ($50,000) and any secured Loan or extension of credit in excess of five hundred thousand dollars ($500,000) shall require the prior written approval of the Chief Risk Officer of HomeTrust Bank or his designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.

(s) Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(t) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Jefferson’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(u) Risk Management. Except as required by applicable law or regulation, (i)

implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(w) Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

(x) Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed one thousand five hundred dollars ($1,500) individually, and five thousand dollars ($5,000) in the aggregate.

(y) New Lines of Business. Develop, market or implement any new line of business.

(z) Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(aa) Performance of Obligations. Take any action that is likely to materially impair Jefferson’s ability to perform any of its obligations under this Agreement or Jefferson Federal Bank to perform any of its obligations under the Bank Plan of Merger.

(bb) Commitments. Agree or commit to do any of the foregoing.

5.3 HomeTrust Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Jefferson, during the period from the date of this Agreement to the Effective Time, HomeTrust shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Jefferson or HomeTrust or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 HomeTrust Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Jefferson during the period from the date of this Agreement to the Effective Time, HomeTrust shall not, and shall not permit any of its Subsidiaries to:

(a) Capital Stock. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Jefferson Common Stock.

(b) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of HomeTrust’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c) Performance Obligations. Take any action that is likely to materially impair HomeTrust’s ability to perform any of its obligations under this Agreement or HomeTrust Bank to perform any of its obligations under the Bank Plan of Merger.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable following the date of this Agreement, HomeTrust shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by HomeTrust and Jefferson, will be included. Each of HomeTrust and Jefferson shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Jefferson and HomeTrust shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Jefferson shall thereafter mail or deliver the Proxy Statement to its shareholders. HomeTrust shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Jefferson shall furnish all information concerning Jefferson and the holders of Jefferson Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Jefferson or HomeTrust, or any of their respective affiliates, directors or officers, should be discovered by Jefferson or HomeTrust that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Jefferson’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Jefferson and HomeTrust shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. HomeTrust and Jefferson shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of HomeTrust Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Jefferson and HomeTrust, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) Subject to the terms and conditions set forth in this Agreement, HomeTrust and Jefferson shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Jefferson (in the case of HomeTrust) or HomeTrust (in the case of Jefferson) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under the HSR Act or other antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, HomeTrust shall, and shall cause HomeTrust Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, the OCC, the FDIC, if applicable, and under the HSR Act, if applicable, within forty-five (45) days after the date hereof. Jefferson and HomeTrust shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Jefferson or HomeTrust, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d) Each of HomeTrust and Jefferson shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of HomeTrust, Jefferson or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) Each of HomeTrust and Jefferson shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws, each of HomeTrust and Jefferson, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of HomeTrust and Jefferson shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither HomeTrust nor Jefferson nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of HomeTrust’s or Jefferson’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Jefferson shall permit, and shall cause its Subsidiaries to permit, HomeTrust and/or an environmental consulting firm selected by HomeTrust, at the sole expense of HomeTrust, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently owned, leased or operated by Jefferson or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at HomeTrust’s sole expense), HomeTrust shall indemnify Jefferson and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Jefferson shall, upon the request of HomeTrust, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of HomeTrust regarding the financial condition, operations and business of Jefferson and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as practicable after the end of each month, Jefferson will deliver to HomeTrust in electronic form (i) the monthly deposit and loan trial balances of Jefferson Federal Bank, (ii) the monthly analysis of Jefferson Federal Bank’s investment portfolio, (iii) monthly balance sheet and income statement of Jefferson and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.26(a) of the Jefferson Disclosure Schedule for the then current period.

(d) During the period from the date hereof to the Effective Time, Jefferson shall provide HomeTrust with Board packages and notices of Jefferson Board meetings simultaneously with the submission of such materials to members of Jefferson’s Board of Directors provided however, that the Board packages and notices provided to HomeTrust may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to HomeTrust would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Jefferson Board of Directors to be confidential.

(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of June 13, 2013 (the “Confidentiality Agreement”).

(f) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Shareholder Meeting. Jefferson shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Tennessee, the Jefferson Charter and the Jefferson Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Jefferson Shareholder Meeting”) for the purpose of seeking the Jefferson Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Jefferson Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Jefferson Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Jefferson Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Jefferson shareholders approve this Agreement and the Merger (the “Jefferson Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Jefferson shall not be required to hold the Jefferson Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Jefferson Shareholder Meeting.

6.4 Nasdaq Listing. HomeTrust shall use its commercially reasonable best efforts to cause the shares of HomeTrust Common Stock to be issued to the holders of Jefferson Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, HomeTrust shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Jefferson and its Subsidiaries on the Closing Date

(“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of HomeTrust or its Subsidiaries (other than Jefferson and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of HomeTrust or its Subsidiaries; and (ii) except as set forth in Section 6.5(f), until such time as HomeTrust shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of HomeTrust or its Subsidiaries (other than Jefferson and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Jefferson and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the HomeTrust Benefit Plans may commence at different times with respect to each HomeTrust Benefit Plan).

(b) To the extent that a Covered Employee becomes eligible to participate in a HomeTrust Benefit Plan, HomeTrust shall cause such HomeTrust Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Jefferson or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Jefferson Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any HomeTrust Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, HomeTrust or its applicable Subsidiary shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such HomeTrust or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Jefferson Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c) Prior to the Effective Time, and except as set forth in Section 6.5(f), Jefferson shall take, and shall cause its Subsidiaries to take, all actions requested by HomeTrust that may be necessary or appropriate to (i) cause one or more Jefferson Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Jefferson Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Jefferson Benefit Plan for such period as may be requested by HomeTrust, or (iv) facilitate the merger of any Jefferson Benefit Plan into any employee benefit plan maintained by HomeTrust or a HomeTrust Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to HomeTrust’s reasonable prior review and approval, which shall not be unreasonably withheld.

(d) Notwithstanding anything contained to the contrary in Section 6.5(c), HomeTrust shall cause HomeTrust Bank to assume and honor the Amended and Restated Change in Control Severance Plan of Jefferson Federal Bank dated effective April 25, 2013, (the “Jefferson Federal Bank Severance Plan”) subject to the Jefferson Federal Bank Severance Plan being amended as soon as practicable after the date hereof to provide for the execution and delivery of a general release by each employee as a condition to his or her right or entitlement to a severance benefit and that payment of the severance benefit shall be made within ten (10) days after the expiration of any opt-out period provided in the release, which amendment shall be made in compliance with Section 409A of the Code and in form and substance reasonably satisfactory to HomeTrust.

(e) Nothing in this Section 6.5 shall be construed to limit the right of HomeTrust or any of its Subsidiaries (including, following the Closing Date, any Jefferson Subsidiary) to amend or terminate any Jefferson Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require HomeTrust or any of its Subsidiaries (including, following the Closing Date, any Jefferson Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(f) Jefferson and Jefferson Federal Bank shall, effective no later than immediately prior to, and contingent upon, the Closing, adopt such resolutions and/or amendments to the Jefferson ESOP loan documents (if any) and take any other required action to (i) provide for treatment of the shares of Jefferson Common Stock held in the Jefferson ESOP trust in accordance with Article I of this Agreement, (ii) terminate the Jefferson ESOP in accordance with its terms and the provisions of this Section 6.5(f), effective as of the Effective Time, and (iii) provide that no new participants shall be admitted to the Jefferson ESOP after the Closing. The accounts of all participants and beneficiaries in the Jefferson ESOP as of the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the Effective Time, HomeTrust shall file or cause to be filed all necessary documents with the IRS for a determination that the termination of the Jefferson ESOP does not affect the tax-qualified status of the Jefferson ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Jefferson ESOP upon its termination, the account balances in the Jefferson ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, except that, to the extent provided by the Jefferson ESOP (and, if determined to be appropriate by the Jefferson ESOP fiduciary), Jefferson ESOP participants whose employment is terminated by HomeTrust may elect to receive their Jefferson ESOP account balance prior to the receipt of the IRS determination letter but following their termination of employment. HomeTrust agrees to permit Jefferson ESOP participants who become employees of HomeTrust or its Subsidiaries to roll over their account balances in the Jefferson ESOP to the HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan.

6.6 Officers’ and Directors’ Insurance; Indemnification.

(a) For six years from and after the Effective Time, HomeTrust shall maintain officers’ and directors’ liability insurance covering the persons who are presently covered by Jefferson’s current officers’ and directors’ liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend, on an annual basis, during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Jefferson (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if HomeTrust is unable to maintain or obtain the insurance called for by this Section 6.6(a), HomeTrust shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. At Jefferson’s option, Jefferson may, in lieu of the foregoing, (or, if requested by HomeTrust, Jefferson shall) purchase prior to the Effective Time, a prepaid “tail” policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 450% of the current annual premium for such insurance. If such “tail” prepaid policy has been obtained by

Jefferson prior to the Effective Time, HomeTrust shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Jefferson or its Subsidiaries may be required to make application and provide customary representations and warranties to HomeTrust’s insurance carrier for the purpose of obtaining such insurance.

(b) From and after the Effective Time, HomeTrust shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Jefferson (each, a “Jefferson Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of HomeTrust, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Jefferson Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Jefferson if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Jefferson Charter or Jefferson Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.

(c) In connection with the indemnification provided pursuant to Section 6.6(b), HomeTrust and/or a HomeTrust Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified person or multiple indemnified persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to HomeTrust and (ii) will cooperate in the defense of any such matter.

(d) This Section 6.6 shall survive the Effective Time, is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against HomeTrust), and shall be binding on all successors and assigns of HomeTrust.

(e) In the event HomeTrust or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of HomeTrust assume the obligations set forth in this Section 6.6.

6.7 Exemption from Liability Under Section 16(b). Each of the Board of Directors of HomeTrust and Jefferson or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Jefferson Insiders of HomeTrust Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term “Jefferson Insiders” means those officers and directors of Jefferson who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of HomeTrust in conjunction with the Merger.

6.8 No Solicitation.

(a) Jefferson agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Jefferson Individuals”) not to, and will use its commercially reasonable best efforts to cause Jefferson and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Jefferson Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Jefferson Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Jefferson will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than HomeTrust with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Jefferson Shareholder Approval, in the event Jefferson receives an unsolicited Acquisition Proposal and the Board of Directors of Jefferson determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Jefferson may, and may permit its Subsidiaries and the Jefferson Individuals and the Jefferson Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Jefferson than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Jefferson Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Jefferson determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Jefferson shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to HomeTrust, the Jefferson Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to HomeTrust the Jefferson Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Jefferson (including any committee thereof) may, at any time prior to obtaining the Jefferson Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Jefferson determines in good faith (after consultation with Jefferson’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Jefferson may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given HomeTrust at least four (4)

business days, following HomeTrust’s initial receipt of written notice that the Board of Directors of Jefferson has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by HomeTrust, the Board of Directors of Jefferson determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d) Jefferson will promptly (and in any event within two (2) business days) advise HomeTrust in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep HomeTrust apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Jefferson or Jefferson Federal Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Jefferson or Jefferson Federal Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Jefferson concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.9 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Jefferson and HomeTrust shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10 Correction of Information. Each of Jefferson and HomeTrust shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11 System Integration. From and after the date hereof, Jefferson shall cause Jefferson Federal Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Jefferson Federal Bank’s data processing consultants and software providers to, cooperate and assist Jefferson Federal Bank and HomeTrust Bank in connection with the planned electronic and systematic conversion of all applicable data of Jefferson Federal Bank to the HomeTrust Bank system to occur after the Effective Time, including the training of Jefferson Federal Bank employees without undue disruption to Jefferson Federal Bank’s business, during normal business hours and at the expense of HomeTrust or HomeTrust Bank (not to include Jefferson Federal Bank’s employee payroll).

6.12 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Jefferson shall cause the Chief Executive Officer and Chief Financial Officer of Jefferson Federal Bank to assist and confer with the officers of HomeTrust Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of HomeTrust Bank, as the Surviving Bank in the Bank Merger.

6.13 Trust Preferred Securities. Upon the Effective Time, HomeTrust shall assume the due and punctual performance and observance of the covenants to be performed by Jefferson under the Junior Subordinated Indenture, dated as of December 13, 2006, between State of Franklin Bancshares, Inc. and Wilmington Trust Company, as Trustee relating to $10.31 million in trust capital securities issued by State of Franklin Statutory Trust II (the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, HomeTrust and Jefferson shall execute and deliver any supplemental indentures or other documents, and the Parties shall provide any opinion of counsel to the trustee thereof, required to make such assumption effective.

6.14 Jefferson Director Action. Prior to the Effective Time, HomeTrust shall take, and shall cause HomeTrust Bank to take, all necessary or required action to cause the Jefferson Director to become a director of the Surviving Company at the Effective Time for a term expiring at the annual meeting of shareholders in 2016 and a director of HomeTrust Bank upon consummation of the Bank Merger, in each case if he is otherwise eligible to serve, including any required amendments to the HomeTrust Bylaws and governing documents of HomeTrust Bank.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Jefferson and HomeTrust, at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Jefferson Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. HomeTrust shall have filed with Nasdaq a notification form for the listing of all shares of HomeTrust Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of HomeTrust Common Stock.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e) Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by HomeTrust including any condition that would increase the minimum regulatory capital requirements of HomeTrust or HomeTrust Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of HomeTrust. The obligation of HomeTrust to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by HomeTrust, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Jefferson set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7 (Broker’s Fees), 3.8 (Absence of Changes), and 3.25 (Jefferson Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)	the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)	no other representation or warranty of Jefferson shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Jefferson or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Jefferson has had or would reasonably be expected to result in a Material Adverse Effect on Jefferson;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and HomeTrust shall have received a certificate signed on behalf of Jefferson by the Chief Executive Officer or the Chief Financial Officer of Jefferson to the foregoing effect.

(b) Performance of Obligations of Jefferson. Jefferson shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and HomeTrust shall have received a certificate signed on behalf of Jefferson by the Chief Executive Officer or the Chief Financial Officer of Jefferson to such effect.

(c) Third Party Consents. Jefferson shall have obtained the written consent (without payment of any fee, penalty or compensation therefor) from each person or entity who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation set forth in Section 3.3(b) of the Jefferson Disclosure Schedule (or which was required to be set forth in Section 3.3(b) of the Jefferson Disclosure Schedule).

(d) Opinion of Tax Counsel. HomeTrust shall have received an opinion from Silver, Freedman, Taff & Tiernan, L.L.P., special counsel to HomeTrust, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan, L.L.P. may require and rely upon representations contained in letters from each of HomeTrust and Jefferson.

7.3 Conditions to Obligations of Jefferson. The obligation of Jefferson to effect the Merger is also subject to the satisfaction or waiver by Jefferson at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of HomeTrust set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect)4.8 (Absence of Changes) and 4.23 (HomeTrust Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)	the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)	no other representation or warranty of HomeTrust shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of HomeTrust or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of HomeTrust has had or would reasonably be expected to result in a Material Adverse Effect on HomeTrust;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Jefferson shall have received a certificate signed on behalf of HomeTrust by the Chief Executive Officer or the Chief Financial Officer of HomeTrust to the foregoing effect.

(b) Performance of Obligations of HomeTrust. HomeTrust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Jefferson shall have received a certificate signed on behalf of HomeTrust by the Chief Executive Officer or the Chief Financial Officer of HomeTrust to such effect.

(c) Opinion of Tax Counsel. Jefferson shall have received an opinion from Kilpatrick Townsend & Stockton LLP, special counsel to Jefferson, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Kilpatrick Townsend & Stockton LLP may require and rely upon representations contained in letters from each of HomeTrust and Jefferson.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Jefferson Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a) by the written mutual consent of Jefferson and HomeTrust;

(b) by either Jefferson or HomeTrust, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c) by either Jefferson or HomeTrust, if the Merger shall not have been consummated on or before September 30, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Jefferson or HomeTrust (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Jefferson, in the case of a termination by HomeTrust, or HomeTrust, in the case of a termination by Jefferson, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by HomeTrust if (i) the Board of Directors of Jefferson (or any committee thereof) shall have failed to make the Jefferson Board Recommendation or made a Change in Recommendation or (ii) Jefferson shall have materially breached any of the provisions set forth in Section 6.8;

(f) by Jefferson prior to obtaining the Jefferson Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Jefferson has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);

(g) by either Jefferson or HomeTrust, if the provisions of Section 8.1(e) are not applicable and the shareholders of Jefferson fail to provide the Jefferson Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Jefferson or HomeTrust as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Jefferson, HomeTrust, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Jefferson, and all filing and other fees in connection with any filing with the SEC, which shall be borne by HomeTrust, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4 Termination Fee.

(a) If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Jefferson shall immediately following such termination pay HomeTrust an amount equal to one million, nine hundred fifty thousand ($1,950,000) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Jefferson shall, simultaneously with such termination and as a condition thereof, pay HomeTrust the Termination Fee, in each case in same-day funds.

(b) If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Jefferson or Jefferson Federal Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Jefferson shall immediately pay HomeTrust the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c) The payment of the Termination Fee shall fully discharge Jefferson from any and all liability under this Agreement and related to the transactions contemplated herein, and HomeTrust shall not be entitled to any other relief or remedy against Jefferson. If the Termination Fee is not payable, HomeTrust may pursue any and all remedies available to it against Jefferson on account of a willful and material breach by Jefferson of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), HomeTrust shall have the right to pursue any and all remedies available to it against Jefferson on account of the willful and material breach by Jefferson of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a), Jefferson may pursue any and all remedies available to it against HomeTrust on account of a willful and material breach by HomeTrust of any of the provisions of this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Jefferson; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Jefferson, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to HomeTrust, to:

HomeTrust Bancshares, Inc.

10 Woodfin Street

Asheville, N.C. 28801

Attention: Dana Stonestreet, Chief Executive Officer

Facsimile: (828) 259-3934

with a copy to:

Silver, Freedman, Taff & Tiernan, L.L.P.

3299 K Street, N.W., Suite 100

Washington, D.C. 20007

Attention: Barry Taff

Facsimile: (202) 337-5502

(b)	if to Jefferson, to:

Jefferson Bancshares, Inc.

120 Evans Avenue

Morristown, T.N. 37814

Attention: Anderson L. Smith, Chief Executive Officer

Facsimile: (423) 714-1276

with a copy to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, N.W., Suite 900

Washington, D.C. 20005

Attention: Aaron M. Kaslow

Facsimile: (202) 204-5600

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither Jefferson nor HomeTrust shall, and neither Jefferson nor HomeTrust shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of HomeTrust, in the case of a proposed announcement or statement by Jefferson, or Jefferson, in the case of a proposed announcement or statement by HomeTrust; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

HomeTrust and Jefferson have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HOMETRUST BANCSHARES, INC.

By:	/s/ Dana L. Stonestreet
	Name:	Dana L. Stonestreet
	Title:	President and Chief Executive Officer

JEFFERSON BANCSHARES, INC.

By:	/s/ Anderson L. Smith
	Name:	Anderson L. Smith
	Title:	President and Chief Executive Officer

EXHIBIT A

Voting Agreement

January 22, 2014

HomeTrust Bancshares, Inc.

10 Woodfin Street

Asheville, North Carolina 28801

Attention: Dana Stonestreet, Chief Executive Officer

Dear Ladies and Gentlemen:

The undersigned (the “Shareholder”) owns shares, either of record or beneficially, of the common stock of Jefferson Bancshares, Inc. (“Jefferson”). The Shareholder understands that HomeTrust Bancshares, Inc. (“you” or “HomeTrust”) and Jefferson are simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the merger of Jefferson with and into HomeTrust (the “Merger”), in which the outstanding shares of common stock of Jefferson will be exchanged for HomeTrust common stock and cash.

The Shareholder is entering into this Voting Agreement to induce HomeTrust to simultaneously enter into the Merger Agreement and to consummate the Merger.

The Shareholder confirms his, her or its agreement with HomeTrust as follows:

1. This Agreement shall not apply to those shares of Jefferson common stock, if any (the “Excluded Shares”), that the Shareholder (i) may exercise voting or investment power as a fiduciary for others or (ii) as to which the Shareholder does not have, directly or indirectly, sole voting power. The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock, excluding Excluded Shares, of Jefferson which is set forth opposite the Shareholder’s signature on this Voting Agreement (the “Shares”).

2. The Shareholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to HomeTrust, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of HomeTrust.

3. Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares in favor of the Merger Agreement at any meeting of shareholders of Jefferson called to consider and vote on the Merger Agreement.

Appendix A, Exhibit A-1

4. The Shareholder represents and warrants to HomeTrust that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5. This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the transactions contemplated by the Merger Agreement by Jefferson’s shareholders; (c) mutual agreement in writing of the parties hereto providing for the termination hereof; or (d) September 30, 2014.

6. This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

7. This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

8. The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

9. This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10. The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Tennessee.

11. This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors. This Voting Agreement shall survive the death or incapacity of the Shareholder.

12. Nothing in this Voting Agreement shall be construed to give HomeTrust any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in HomeTrust any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and HomeTrust shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Jefferson or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

Appendix A, Exhibit A-2

13. The Shareholder agrees that, in the event of his, her or its breach of any of the terms of this Voting Agreement, HomeTrust shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity. The Shareholder acknowledges that there is not an adequate remedy at law to compensate HomeTrust for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

14. No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of Jefferson.

15. The Shareholder hereby authorizes Jefferson and HomeTrust to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement for the meeting of shareholders of Jefferson called to consider and vote on the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder and HomeTrust by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

Appendix A, Exhibit A-3

SIGNATURE OF SHAREHOLDER:

Number of Shares: (1)	Very truly yours,

(Signature)

(Print Name of Shareholder)

(Print Name of Trust, if applicable)

Accepted and Agreed to as of this

             day of January     , 2014:

HOMETRUST BANCSHARES, INC.

By:
Authorized Officer

Appendix A, Exhibit A-4

EXHIBIT B

RESIGNATION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Solicitation and Confidentiality Agreement (this “Agreement”) is entered into this 22nd day of January, 2014 (but shall be effective at the Effective Time (as hereinafter defined)) by and between HomeTrust Bancshares, Inc. (“HomeTrust”) and             (the “Director”).

WHEREAS, the Director is a member of the boards of directors of Jefferson Bancshares, Inc. (“Jefferson”) and Jefferson Federal Bank (“JFB”);

WHEREAS, the Director is the owner of shares of the common stock of Jefferson;

WHEREAS, Jefferson is simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust, providing for, among other things, the merger of Jefferson with and into HomeTrust (the “Merger”);

WHEREAS, the Director is entering into this Agreement to induce HomeTrust to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Director will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Director being the owner of shares of common stock of Jefferson.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, HomeTrust and the Director hereby agree as follows:

1. The Director does hereby resign as a member of the board of directors of Jefferson at the effective time of the consummation of the Merger (the “Effective Time”) and as a member of the board of directors of JFB at the time of the consummation of the merger of JFB with and into HomeTrust Bank.

2. The Director hereby covenants and agrees that he shall not:

(a) during the one year period next following the Effective Time, or during the Director’s service as an employee or advisory director of HomeTrust Bank, whichever shall last occur (the “Restricted Period”), directly or indirectly, solicit or offer employment to any officer or employee of HomeTrust or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, HomeTrust or any of its subsidiaries to terminate his, her or its employment or business relationship with HomeTrust or any of its subsidiaries; or

(b) during the Restricted Period, make any remarks or statements, whether

Appendix A, Exhibit B-1

orally or in writing, about HomeTrust or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his rights under the Merger Agreement and the related documents.

3. The Director hereby further covenants and agrees that at all times after the Effective Time, he shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than HomeTrust and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Jefferson or JFB or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of Jefferson or JFB (including that which gives JFB an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of Jefferson or JFB; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Director under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Director for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Director and his family.

4. If the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable. Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

5. The Director acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Director should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement HomeTrust’s remedies at law would be inadequate to compensate it for its damages. The parties agree that in the event of any breach by the Director of any of the provisions of paragraph 2 or 3 of this Agreement, HomeTrust shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity. In the event of any legal action between the Director and HomeTrust under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party. Moreover, if the Director has violated any of the provisions of paragraph 2, HomeTrust’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time

Appendix A, Exhibit B-2

shall not be less than the period of time the Director was in violation of said provisions of paragraph 2. If HomeTrust is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6. This Agreement shall be governed by the laws of the State of Tennessee.

7. This Agreement represents the entire agreement between HomeTrust and the Director concerning its subject matter and may not be modified except by a written agreement signed by the parties.

8. This Agreement may be executed in counterparts, each of which shall be deemed an original.

9. This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

10. This Agreement shall be binding upon and inure to the benefit of the parties and HomeTrust’s successors in interest.

HomeTrust Bancshares, Inc.

By:	Dana Stonestreet
Its:	President and Chief Executive Officer

Director

[Name]

Appendix A, Exhibit B-3

EXHIBIT C

HOMETRUST BANK

EMPLOYMENT AGREEMENT

ANDERSON L. SMITH

THIS EMPLOYMENT AGREEMENT (this “Agreement”), signed as of January 22, 2014, between ANDERSON L. SMITH (“Executive”) and HOMETRUST BANK (the “Bank”) supersedes and replaces in its entirety the Employment Agreement, dated December 18, 2008, between Jefferson Bancshares, Inc. (“Jefferson”), Jefferson Federal Bank (“JFB”) and Executive (the “Prior Employment Agreement”), and takes effect on the consummation of the Bank Merger (the “Effective Time”) referenced below.

RECITALS

A.	Jefferson has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust Bancshares, Inc. (“HomeTrust”), the parent of the Bank, pursuant to which Jefferson will be merged into HomeTrust (the “Merger”) and JFB will be merged into the Bank (the “Bank Merger”).

B.	Executive presently serves as President and Chief Executive Officer of Jefferson and JFB and will continue to do so until consummation of the Merger and the Bank Merger.

C.	The Bank desires Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.	Change in Control Benefits. At the Effective Time, in full and complete satisfaction of Executive’s change in control benefits under the Prior Employment Agreement, the Bank shall make a compensatory payment to Executive in the amount of $300,000 and the Bank or HomeTrust shall loan Executive $200,000 to be evidenced by and subject to the provisions of a promissory note, in the form previously furnished to Executive.

2.	Employment; Title. The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive’s title will be Eastern Tennessee Market President.

3.	Effective Time and Term.

a.	Term. The term of this Agreement (“Term”) is two years beginning on the day of the Effective Time.

Appendix A, Exhibit C-1

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason or Executive dies or becomes disabled before the Effective Time.

4.	Duties. Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position. Executive will report directly to the Bank’s Chief Banking Officer (the “CBO”). The Chief Executive Officer of the Bank (the “CEO”) or the CBO may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him consistent with his title and position without additional compensation.

5.	Extent of Services. Executive will devote all of his work time, attention and skill to the duties and responsibilities referenced in Section 4. To the extent that such activities do not interfere with his duties under Section 4, Executive may participate in other businesses as a passive investor and provide services to charitable and community organizations, but (a) Executive may not actively participate in the operation or management of those businesses or organizations, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or HomeTrust has an existing competitive or commercial relationship.

6.	Compensation. Executive shall receive a base salary of not less than $210,000 per year during the Term (“Base Salary”), payable not less frequently than monthly in accordance with the Bank’s regular payroll practices for executives.

7.	Vacation and Benefits.

a.	Vacation and Holidays. Executive will receive Paid Time Off (PTO) of 30 days each year, excluding holidays. Executive’s ability to carry over or accumulate PTO will be governed by the Bank’s applicable policies.

b.	Benefits. Executive will be entitled to participate in all benefit and welfare plans and programs of the Bank that are provided to employees of the Bank on a uniform and non-discriminatory basis.

c.	Certain Specific Benefits. Executive shall be entitled to the following benefits:

(i)	Auto Allowance. An automobile allowance of $600 per month.

(ii)	Cell phone. Reimbursement or direct payment of Executive’s cell phone bill in an amount not to exceed $125 per month.

(iii)	Executive Life Insurance. The Bank’s group plan provides for 2x total annual compensation, the same coverage that is provided to other Bank executives.

(iv)	Long Term Disability. The benefit is 60% of compensation up to a maximum $180,000 benefit amount, with the benefit designed to be received by Executive on a tax-free basis. At age 65 the benefit goes to 24 months and declines three months every year.

Appendix A, Exhibit C-2

(v)	Qualified Plans. The 401(k) and ESOP plans will provide Executive a potential for significant annual employer funded benefits.

(vi)	SERP Benefit. $15,083 per year payable annually less any required tax withholding for the remainder of the 15 year term which commenced on April 26, 2013.

8.	Termination of Employment.

a.	Termination by Bank for Cause. If the Bank terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, Executive will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date of termination, and in the case of a termination by the Executive without Good Reason, the remaining SERP Benefit payable annually. Executive shall have no right to receive compensation or benefits for any period after termination.

b.	Other Termination by Bank. If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination of his employment, the Bank will pay Executive a lump sum payment equal to the amount of Base Salary remaining to be paid during the Term, plus all compensation and benefits earned and expenses reimbursable through the date of termination, plus the remaining SERP Benefit payable annually.

c.	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated plus the remaining SERP Benefit payable annually.

d.	Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank. The obligations in this Section 8(d) include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

Appendix A, Exhibit C-3

e.	Cause. “Cause” means any one or more of the following:

(1)	Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

(2)	Executive’s intentional failure to perform stated duties;

(3)	The material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach;

(4)	Executive being subject to a final cease and desist order;

(5)	The exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment is materially detrimental to the Bank’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or

(6)	The failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such failure.

In order for the Board of Directors to make a determination that termination shall be for Cause under subpart (6) above, the Board must provide the Executive with an opportunity to meet with the Board in person.

f.	Good Reason. “Good Reason” means any one or more of the following:

(1)	Reduction of Executive’s Base Salary;

(2)	A material diminution in the authority, responsibilities or duties of the Executive in relationship to the authority, duties and responsibilities of other Market Presidents of the Bank on the date hereof, without the Executive’s consent;

(3)	A material breach or violation of this Agreement by the Bank that is not remedied within 10 days after the receipt of written notice by the Bank to cure; or

(4)

A non-consensual relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from Morristown, Tennessee.

Appendix A, Exhibit C-4

Provided that the Executive shall provide notice to the Bank of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Bank shall have 30 days to remedy the condition.

9.	Confidentiality. Executive will not, at any time during and after the Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or HomeTrust or their business operations, unless (1) the Bank or HomeTrust consents in writing to the use or disclosure of such confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public. For purposes of this Agreement, confidential business information includes, without limitation, information concerning all aspects of current and future operations, information on asset and investment management practices, marketing plans, pricing structure and technology of either the Bank or HomeTrust.

10.	Restrictive Covenants.

a.	Competitive Activities. During the period of his employment with the Bank and two years thereafter, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, creditor or otherwise, provide employment, consulting, advisory or other similar services within a 50 miles radius of any branch or office location of the Bank, to any person or entity engaged in any business that is competitive with the business of the Bank or HomeTrust, as conducted during the Term or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution.

b.	Non-Interference. During the period of his employment with the Bank and for two years thereafter, Executive will not, directly or indirectly, encourage or entice, or attempt to encourage or entice, (i) any employee or the Bank or HomeTrust to terminate his/her employment with the Bank or HomeTrust, or (ii) any person or entity to terminate, cancel, rescind, revoke, diminish or reduce the level of its business or contractual relationships with the Bank or HomeTrust.

11.	Enforcement.

a.	The Bank and Executive stipulate that, in light of all the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 9 and 10 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and HomeTrust’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to maximize enforceable.

Appendix A, Exhibit C-5

b.	Executive acknowledges the Bank and/or HomeTrust will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Section 9 or 10 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

12.	Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 9 and 10 and that the Bank is entitled to require him to comply with such Sections. Sections 9, 10 and 11 will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

13.	Regulatory Action. Notwithstanding any other provisions of this Agreement:

a.	If Executive is suspended and/or temporarily prohibited from participating in the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended;

b.	If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of FDIA, 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;

c.	If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

d.

All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii)

Appendix A, Exhibit C-6

by the OCC, at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

14.	Miscellaneous Provisions.

a.	Tax Withholding. All actual and deemed compensation payments made to Executive by the Bank or HomeTrust under this Agreement or otherwise shall be subject to the customary tax withholding policies and practices of the Bank and HomeTrust. Consistent herewith, the Bank and/or HomeTrust may make additional tax withholding from cash compensatory payments to be made to Executive to cover any withholding obligation relating to non-cash compensatory payments or benefits being provided to Executive from the Bank or HomeTrust.

b.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

c.	Prior Agreements; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between Executive and Jefferson or JFB regarding compensation or terms of employment of Executive, including, without limitation, the Prior Employment Agreement and any other agreements regarding change in control payments, severance payments, supplemental life insurance benefits, supplemental retirement benefits, and/or other benefits (collectively, the “Prior Agreements”); provided, however, that in the event this Agreement becomes void in accordance with Section 3(b) above, the Prior Agreements shall remain in full force and effect. Executive hereby waives any right or entitlement to any severance payments, compensation, monies, or benefits under the Prior Agreements. Executive expressly waives and releases the Bank and HomeTrust, from any and all claims or obligations arising out of the Prior Agreements.

d.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank, and its successors and assigns and Executive and his heirs and legal representatives.

e.	Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, the prevailing party will be entitled to reimbursement from the non-prevailing party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

Appendix A, Exhibit C-7

f.	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

g.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

h.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

i.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

j.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with laws of the state of Tennessee, except to the extent that certain regulatory matters may be governed by federal law.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

l.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

m.	IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A, including payments excluded from the 409A Rules as separation pay on account of an involuntary separation from service or as short-term deferral. Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Bank determines that such amendment is necessary to comply with the 409A Rules. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2).

If the Executive is a “Specified Employee” within the meaning of the 409A Rules on the date of the Executive’s separation from service (“Separation Date”), and if an exemption from the six month delay requirement of the 409A Rules is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months

Appendix A, Exhibit C-8

following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

[Signatures appear on following page]

Appendix A, Exhibit C-9

This Employment Agreement is executed as of January 22, 2014.

HOMETRUST BANK

By:
Dana L. Stonestreet
Its:	President and Chief Executive Officer

EXECUTIVE:

Anderson L. Smith

Appendix A, Exhibit C-10

EXHIBIT D

HOMETRUST BANK

EMPLOYMENT AGREEMENT

JOHN WILLIAM BEARD

THIS EMPLOYMENT AGREEMENT (this “Agreement”), signed as of January 22, 2014, between JOHN WILLIAM BEARD (“Executive”) and HOMETRUST BANK (the “Bank”) supersedes and replaces in its entirety the Employment Agreement, dated May 16, 2012, by and between Jefferson Federal Bank (“JFB”) and Executive (the “Prior Employment Agreement”), and takes effect on the consummation of the Bank Merger (the “Effective Time”) referenced below.

RECITALS

A.	Jefferson Bancshares, Inc. (“Jefferson”), the parent of JFB, has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust Bancshares, Inc. (“HomeTrust”), the parent of the Bank, pursuant to which Jefferson will be merged into HomeTrust (the “Merger”) and JFB will be merged into the Bank (the “Bank Merger”).

B.	Executive presently serves as Executive Vice-President and Chief Credit Officer of JFB and will continue to do so until consummation of the Bank Merger.

C.	The Bank desires Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.	Employment; Title. The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive’s title will be East Tennessee Senior Credit Officer.

2.	Effective Time and Term.

a.	Term. The term of this Agreement (“Term”) is two years beginning on the day of the Effective Time.

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason or Executive dies or becomes disabled before the Effective Time.

Appendix A, Exhibit D-1

3.	Duties. Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position. Executive will report directly to the Bank’s Chief Credit Officer (the “CCO”). The Chief Executive Officer of the Bank (the “CEO”) or the CCO may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him consistent with his title and position without additional compensation.

4.	Extent of Services. Executive will devote all of his work time, attention and skill to the duties and responsibilities referenced in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor and provide services to charitable and community organizations, but (a) Executive may not actively participate in the operation or management of those businesses or organizations, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or HomeTrust has an existing competitive or commercial relationship.

5.	Compensation. Executive shall receive a base salary of $175,000 per year during the Term (“Base Salary”), payable not less frequently than monthly in accordance with the Bank’s regular payroll practices for executives.

6.	Vacation and Benefits.

a.	Vacation and Holidays. Executive will receive Paid Time Off (PTO) of 24 days each year, excluding holidays. Executive’s ability to carry over or accumulate PTO will be governed by the Bank’s applicable policies.

b.	Benefits. Executive will be entitled to participate in all benefit and welfare plans and programs of the Bank that are provided to employees of the Bank on a uniform and non-discriminatory basis.

c.	Certain Specific Benefits. Executive shall be entitled to the following benefits:

(i)	Cell phone. Reimbursement or direct payment of Executive’s cell phone bill in an amount not to exceed $125 per month.

(ii)	Executive Life Insurance. The Bank’s group plan provides for 2x total annual compensation, the same coverage that is provided to other Bank executives.

(iii)	Long Term Disability. The benefit is 60% of compensation up to a maximum $180,000 benefit amount, with the benefit designed to be received by Executive on a tax-free basis. At age 65 the benefit goes to 24 months and declines three months every year.

(iv)	Qualified Plans. The 401(k) and ESOP plans will provide Executive a potential for significant annual employer funded benefits.

Appendix A, Exhibit D-2

7.	Termination of Employment.

a.	Termination by Bank for Cause. If the Bank terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, Executive will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date of termination. Executive shall have no right to receive compensation or benefits for any period after termination.

b.	Other Termination by Bank. If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination of his employment, the Bank will pay Executive a lump sum payment equal to the amount of Base Salary remaining to be paid during the Term, plus all compensation and benefits earned and expenses reimbursable through the date of termination.

c.	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 7(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated.

d.	Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank. The obligations in this Section 7(d) include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.	Cause. “Cause” means any one or more of the following:

(1)	Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

(2)	Executive’s intentional failure to perform stated duties;

Appendix A, Exhibit D-3

(3)	The material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach;

(4)	Executive being subject to a final cease and desist order;

(5)	The exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment is materially detrimental to the Bank’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or

(6)	The failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such failure.

In order for the Board of Directors to make a determination that termination shall be for Cause under subpart (6) above, the Board must provide the Executive with an opportunity to meet with the Board in person.

f.	Good Reason. “Good Reason” means any one or more of the following:

(1)	Reduction of Executive’s Base Salary;

(2)	A material breach or violation of this Agreement by the Bank that is not remedied within 10 days after the receipt of written notice by the Bank to cure; or

(3)	A non-consensual relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from Johnson City, Tennessee.

Provided that the Executive shall provide notice to the Bank of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Bank shall have 30 days to remedy the condition.

8.	Confidentiality. Executive will not, at any time during and after the Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or HomeTrust or their business operations, unless (1) the Bank or HomeTrust consents in writing to the use or disclosure of such confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public. For purposes of this Agreement, confidential business information includes, without limitation, information concerning all aspects of current and future operations, information on asset and investment management practices, marketing plans, pricing structure and technology of either the Bank or HomeTrust.

Appendix A, Exhibit D-4

9.	Restrictive Covenants.

a.	Competitive Activities. During the period of his employment with the Bank and two years thereafter, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, creditor or otherwise, provide employment, consulting, advisory or other similar services within a 50 miles radius of any branch or office location of the Bank, to any person or entity engaged in any business that is competitive with the business of the Bank or HomeTrust, as conducted during the Term or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution.

b.	Non-Interference. During the period of his employment with the Bank and for two years thereafter, Executive will not, directly or indirectly, encourage or entice, or attempt to encourage or entice, (i) any employee or the Bank or HomeTrust to terminate his/her employment with the Bank or HomeTrust, or (ii) any person or entity to terminate, cancel, rescind, revoke, diminish or reduce the level of its business or contractual relationships with the Bank or HomeTrust.

10.	Enforcement.

a.	The Bank and Executive stipulate that, in light of all the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 8 and 9 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and HomeTrust’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to maximize enforceable.

b.	Executive acknowledges the Bank and/or HomeTrust will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Section 8 or 9 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

11.

Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 8 and 9 and that the Bank is entitled to require him to comply with such Sections. Sections 8, 9 and 10 will survive termination of this Agreement. Executive represents that if his employment is terminated, whether

Appendix A, Exhibit D-5

voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

12.	Regulatory Action. Notwithstanding any other provisions of this Agreement:

a.	If Executive is suspended and/or temporarily prohibited from participating in the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended;

b.	If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of FDIA, 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;

c.	If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

d.	All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the OCC, at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

13.	Miscellaneous Provisions.

a.	Tax Withholding. All actual and deemed compensation payments made to Executive by the Bank or HomeTrust under this Agreement or otherwise shall be subject to the customary tax withholding policies and practices of the Bank and HomeTrust. Consistent herewith, the Bank and/or HomeTrust may make additional tax withholding from cash compensatory payments to be made to Executive to cover any withholding obligation relating to non-cash compensatory payments or benefits being provided to Executive from the Bank or HomeTrust.

Appendix A, Exhibit D-6

b.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

c.	Prior Agreements; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between Executive and Jefferson or JFB regarding compensation or terms of employment of Executive, including, without limitation, the Prior Employment Agreement and any other agreements regarding compensation, severance, and/or other benefits (collectively, the “Prior Agreements”); provided, however, that in the event this Agreement becomes void in accordance with Section 2(b) above, the Prior Agreements shall remain in full force and effect. Executive hereby waives any right or entitlement to any severance payments, compensation, monies, or benefits under the Prior Agreements. Executive expressly waives and releases the Bank and HomeTrust, from any and all claims or obligations arising out of the Prior Agreements.

d.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank, and its successors and assigns and Executive and his heirs and legal representatives.

e.	Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, the prevailing party will be entitled to reimbursement from the non-prevailing party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

f.	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

g.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

h.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

i.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

Appendix A, Exhibit D-7

j.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with laws of the state of Tennessee, except to the extent that certain regulatory matters may be governed by federal law.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

l.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

m.	IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A, including payments excluded from the 409A Rules as separation pay on account of an involuntary separation from service or as short-term deferral. Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Bank determines that such amendment is necessary to comply with the 409A Rules. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2).

If the Executive is a “Specified Employee” within the meaning of the 409A Rules on the date of the Executive’s separation from service (“Separation Date”), and if an exemption from the six month delay requirement of the 409A Rules is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

[Signatures appear on following page]

Appendix A, Exhibit D-8

This Employment Agreement is executed as of January 22, 2014.

HOMETRUST BANK

By:
Dana L. Stonestreet
Its:	President and Chief Executive Officer

EXECUTIVE:

John William Beard

Appendix A, Exhibit D-9

EXHIBIT E

HOMETRUST BANK

EMPLOYMENT AGREEMENT

GARY L. KEYS

THIS EMPLOYMENT AGREEMENT (this “Agreement”), signed as of January 22, 2014, between GARY L. KEYS (“Executive”) and HOMETRUST BANK (the “Bank”) supersedes and replaces in its entirety the Employment Agreement, dated May 16, 2012, by and between Jefferson Federal Bank (“JFB”) and Executive (the “Prior Employment Agreement”), and takes effect on the consummation of the Bank Merger (the “Effective Time”) referenced below.

RECITALS

A.	Jefferson Bancshares, Inc. (“Jefferson”), the parent of JFB, has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust Bancshares, Inc. (“HomeTrust”), the parent of the Bank, pursuant to which Jefferson will be merged into HomeTrust (the “Merger”) and JFB will be merged into the Bank (the “Bank Merger”).

B.	Executive presently serves as Executive Vice-President and Manager of Special Assets of JFB and will continue to do so until consummation of the Bank Merger.

C.	The Bank desires Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.	Employment; Title. The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive’s title will be Commercial Relationship Manager.

2.	Effective Time and Term.

a.	Term. The term of this Agreement (“Term”) is two years beginning on the day of the Effective Time.

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason or Executive dies or becomes disabled before the Effective Time.

Appendix A, Exhibit E-1

3.	Duties. Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position. Executive will report directly to the Bank’s Chief Banking Officer (the “CBO”). The Chief Executive Officer of the Bank (the “CEO”) or the CBO may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him consistent with his title and position without additional compensation.

4.	Extent of Services. Executive will devote all of his work time, attention and skill to the duties and responsibilities referenced in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor and provide services to charitable and community organizations, but (a) Executive may not actively participate in the operation or management of those businesses or organizations, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or HomeTrust has an existing competitive or commercial relationship.

5.	Compensation. Executive shall receive a base salary of $155,000 per year during the Term (“Base Salary”), payable not less frequently than monthly in accordance with the Bank’s regular payroll practices for executives.

6.	Vacation and Benefits.

a.	Vacation and Holidays. Executive will receive Paid Time Off (PTO) of 24 days each year, excluding holidays. Executive’s ability to carry over or accumulate PTO will be governed by the Bank’s applicable policies.

b.	Benefits. Executive will be entitled to participate in all benefit and welfare plans and programs of the Bank that are provided to employees of the Bank on a uniform and non-discriminatory basis.

c.	Certain Specific Benefits. Executive shall be entitled to the following benefits:

(i)	Cell phone. Reimbursement or direct payment of Executive’s cell phone bill in an amount not to exceed $125 per month.

(ii)	Executive Life Insurance. The Bank’s group plan provides for 2x total annual compensation, the same coverage that is provided to other Bank executives.

(iii)	Long Term Disability. The benefit is 60% of compensation up to a maximum $180,000 benefit amount, with the benefit designed to be received by Executive on a tax-free basis. At age 65 the benefit goes to 24 months and declines three months every year.

(iv)	Qualified Plans. The 401(k) and ESOP plans will provide Executive a potential for significant annual employer funded benefits.

Appendix A, Exhibit E-2

7.	Termination of Employment.

a.	Termination by Bank for Cause. If the Bank terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, Executive will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date of termination. Executive shall have no right to receive compensation or benefits for any period after termination.

b.	Other Termination by Bank. If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination of his employment, the Bank will pay Executive a lump sum payment equal to the amount of Base Salary remaining to be paid during the Term, plus all compensation and benefits earned and expenses reimbursable through the date of termination.

c.	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 7(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated.

d.	Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank. The obligations in this Section 7(d) include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.	Cause. “Cause” means any one or more of the following:

(1)	Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

(2)	Executive’s intentional failure to perform stated duties;

Appendix A, Exhibit E-3

(3)	The material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach;

(4)	Executive being subject to a final cease and desist order;

(5)	The exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment is materially detrimental to the Bank’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or

(6)	The failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such failure.

In order for the Board of Directors to make a determination that termination shall be for Cause under subpart (6) above, the Board must provide the Executive with an opportunity to meet with the Board in person.

f.	Good Reason. “Good Reason” means any one or more of the following:

(1)	Reduction of Executive’s Base Salary;

(2)	A material breach or violation of this Agreement by the Bank that is not remedied within 10 days after the receipt of written notice by the Bank to cure; or

(3)	A non-consensual relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from Kingsport, Tennessee.

Provided that the Executive shall provide notice to the Bank of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Bank shall have 30 days to remedy the condition.

8.	Confidentiality. Executive will not, at any time during and after the Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or HomeTrust or their business operations, unless (1) the Bank or HomeTrust consents in writing to the use or disclosure of such confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public. For purposes of this Agreement, confidential business information includes, without limitation, information concerning all aspects of current and future operations, information on asset and investment management practices, marketing plans, pricing structure and technology of either the Bank or HomeTrust.

Appendix A, Exhibit E-4

9.	Restrictive Covenants.

a.	Competitive Activities. During the period of his employment with the Bank and two years thereafter, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, creditor or otherwise, provide employment, consulting, advisory or other similar services within a 50 miles radius of any branch or office location of the Bank, to any person or entity engaged in any business that is competitive with the business of the Bank or HomeTrust, as conducted during the Term or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution.

b.	Non-Interference. During the period of his employment with the Bank and for two years thereafter, Executive will not, directly or indirectly, encourage or entice, or attempt to encourage or entice, (i) any employee or the Bank or HomeTrust to terminate his/her employment with the Bank or HomeTrust, or (ii) any person or entity to terminate, cancel, rescind, revoke, diminish or reduce the level of its business or contractual relationships with the Bank or HomeTrust.

10.	Enforcement.

a.	The Bank and Executive stipulate that, in light of all the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 8 and 9 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and HomeTrust’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to maximize enforceable.

b.	Executive acknowledges the Bank and/or HomeTrust will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Section 8 or 9 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

11.

Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 8 and 9 and that the Bank is entitled to require him to comply with such Sections. Sections 8, 9 and 10 will survive termination of this Agreement. Executive represents that if his employment is terminated, whether

Appendix A, Exhibit E-5

voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

12.	Regulatory Action. Notwithstanding any other provisions of this Agreement:

a.	If Executive is suspended and/or temporarily prohibited from participating in the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended;

b.	If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of FDIA, 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;

c.	If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

d.	All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the OCC, at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

13.	Miscellaneous Provisions.

a.	Tax Withholding. All actual and deemed compensation payments made to Executive by the Bank or HomeTrust under this Agreement or otherwise shall be subject to the customary tax withholding policies and practices of the Bank and HomeTrust. Consistent herewith, the Bank and/or HomeTrust may make additional tax withholding from cash compensatory payments to be made to Executive to cover any withholding obligation relating to non-cash compensatory payments or benefits being provided to Executive from the Bank or HomeTrust.

Appendix A, Exhibit E-6

b.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

c.	Prior Agreements; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between Executive and Jefferson or JFB regarding compensation or terms of employment of Executive, including, without limitation, the Prior Employment Agreement and any other agreements regarding compensation, severance, and/or other benefits (collectively, the “Prior Agreements”); provided, however, that in the event this Agreement becomes void in accordance with Section 2(b) above, the Prior Agreements shall remain in full force and effect. Executive hereby waives any right or entitlement to any severance payments, compensation, monies, or benefits under the Prior Agreements. Executive expressly waives and releases the Bank and HomeTrust, from any and all claims or obligations arising out of the Prior Agreements.

d.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank, and its successors and assigns and Executive and his heirs and legal representatives.

e.	Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, the prevailing party will be entitled to reimbursement from the non-prevailing party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

f.	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

g.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

h.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

i.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

Appendix A, Exhibit E-7

j.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with laws of the state of Tennessee, except to the extent that certain regulatory matters may be governed by federal law.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

l.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

m.	IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A, including payments excluded from the 409A Rules as separation pay on account of an involuntary separation from service or as short-term deferral. Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Bank determines that such amendment is necessary to comply with the 409A Rules. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2).

If the Executive is a “Specified Employee” within the meaning of the 409A Rules on the date of the Executive’s separation from service (“Separation Date”), and if an exemption from the six month delay requirement of the 409A Rules is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

[Signatures appear on following page]

Appendix A, Exhibit E-8

This Employment Agreement is executed as of January 22, 2014.

HOMETRUST BANK

By:
Dana L. Stonestreet
Its:	President and Chief Executive Officer

EXECUTIVE:

Gary L. Keys

Appendix A, Exhibit E-9

EXHIBIT F

COMBINATION AGREEMENT/PLAN OF MERGER

This COMBINATION AGREEMENT/PLAN OF MERGER (this “Plan”) is made and entered into as of the         day of January, 2014, by and between Jefferson Federal Bank, a Tennessee chartered savings bank with its principal office located at 120 Evans Avenue, Morristown, Tennessee 37814 (“JFB”) and HomeTrust Bank, a federally chartered savings bank with its principal office located at 10 Woodfin Street, Asheville, North Carolina 28801 (“HomeTrust”).

RECITALS

WHEREAS, this Plan is being entered into pursuant to the terms of an Agreement and Plan of Merger dated January 22, 2014 (the “Parent Merger Agreement”) by and among HomeTrust Bancshares, Inc., the sole owner of and holding company of HomeTrust, and Jefferson Bancshares, Inc., the sole owner of and holding company of JFB; and

WHEREAS, two mergers are to be consummated pursuant to the Parent Merger Agreement as follows and in the following order: (a) the merger of Jefferson Bancshares, Inc. with and into HomeTrust Bancshares, Inc. (the “Holding Company Merger”); and (b) the merger of JFB with and into HomeTrust pursuant to this Plan (the “Bank Merger”).

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

§ 1 Bank Merger. JFB shall merge with and into HomeTrust in the Bank Merger following the approval of the Parent Merger Agreement by the shareholders of Jefferson Bancshares, Inc. and the consummation of the Holding Company Merger.

§ 2 Resulting Institution. The resulting institution of the Bank Merger (the “Resulting Institution”) shall be HomeTrust, which is chartered under Federal law.

§ 3 Home or Principal Office of the Resulting Institution. The home or principal office of the Resulting Institution shall be located at 10 Woodfin Street, Asheville, North Carolina 28801. The branch offices of the Resulting Institution shall be the branch offices of HomeTrust and the home and branch offices of JFB, the addresses of which are listed on Appendix A attached hereto, which constitutes a part of this Plan.

§ 4 Charter and Bylaws of the Resulting Institution. After the Bank Merger, the Resulting Institution shall be operated under the existing charter and bylaws of HomeTrust.

§ 5 Directors of the Resulting Institution. The number of directors of the Resulting Institution shall be 13. The names and residence addresses of those persons who shall serve as

Appendix A, Exhibit F-1

directors of the Resulting Institution and the expiration dates of their terms and the names and addresses of the officers of the Resulting Institutions are listed on Appendix B attached hereto, which constitutes a part of this Plan.

§ 6 Accounts. Upon the Effective Date (as defined below), each accountholder of JFB shall receive, without payment, a withdrawable account or accounts in the Resulting Institution equal in withdrawal value to the account or accounts held in JFB on such date, featuring the same rate, maturity and other terms. The deposit accounts of JFB and HomeTrust are insured by the Federal Deposit Insurance Corporation (“FDIC”) and the accounts of the Resulting Institution shall be insured by the FDIC.

§ 7 Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger; Liquidation Accounts. Upon the Effective Date, the separate existence of JFB shall cease and the Resulting Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of JFB and HomeTrust and all obligations belonging or due to each, all of which shall be vested in the Resulting Institution without further act or deed; title to any real estate vested in JFB or HomeTrust shall be vested in the Resulting Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Resulting Institution shall have all the liabilities of JFB and of HomeTrust; and all the assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by JFB and HomeTrust or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Institution. The Resulting Institution shall be deemed to be a continuation of the entity of JFB and of HomeTrust, and shall succeed to the rights and obligations of JFB and of HomeTrust and the duties and liabilities connected therewith, subject to Federal law.

For purposes of granting a limited priority claim to the assets of the Resulting Institution, in the unlikely event (and only upon such event) of a complete liquidation of the Resulting Institution to persons who maintained savings accounts with JFB immediately prior to the Effective Date and continue to maintain savings accounts with the Resulting Institution on and after the Effective Date, and who, immediately prior to the Effective Date had a subaccount balance (as described in 12 C.F.R. Section 192.460) with respect to any liquidation account of JFB, the Resulting Institution shall, as of the Effective Date, establish a liquidation account(s) in an amount equal to the liquidation account(s) of such persons immediately prior to the Effective Date, which liquidation account(s) shall participate pari passu with any other liquidation accounts of the Resulting Institution. The Resulting Institution shall maintain the liquidation subaccount for each such account holder as long as the account holder maintains an account with the same social security number. If the balance in any savings account to which a subaccount balance relates at the close of business on the last day of any fiscal year of the Resulting Institution after the Effective Date (each such date, an “annual closing date”) is less than the balance in such savings account as of the Effective Date or at the close of business on the last day of any other fiscal year of the Resulting Institution after the Effective Date, such subaccount balance shall be reduced in an amount proportionate to the reduction in such savings account balance. No subaccount balance shall be increased, notwithstanding any increase in the balance

Appendix A, Exhibit F-2

of the related savings account. If such related savings account is closed, such subaccount shall be reduced to zero upon such closing. Notwithstanding the foregoing, the Resulting Institution shall not be required to adjust the liquidation account and sub-account balances at each annual closing date if the Resulting Institution maintains sufficient records to make the computations if a liquidation subsequently occurs. In the event of a complete liquidation of the Resulting Institution, and only in such event, the amount distributable to each accountholder will be determined in accordance with the rules and regulations of the Office of the Comptroller of the Currency (the “OCC”) pertaining to conversions by savings associations from mutual to stock form of organization, on the basis of such accountholder’s subaccount balance with the Resulting Institution at the time of its liquidation. No merger, consolidation or similar combination or transaction with another depository institution will be deemed to be a liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

§ 8 Capital Stock. As of the Effective Date, the amount of the capital stock of HomeTrust, consisting solely of shares of common stock, par value $.01 per share, issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Institution issued and outstanding immediately after the Bank Merger.

Each share of the capital stock of JFB, consisting solely of common stock with a par value of [$            ] per share, issued and outstanding immediately prior to the Bank Merger, and each share of capital stock held as treasury stock by JFB at such time, shall by virtue of the Bank Merger, and without any action by the issuer or holder thereof, be surrendered, retired and cancelled.

§ 9 Approvals. This Plan is subject to approval by the Tennessee Commissioner of Financial Institutions and by the shareholders of JFB and HomeTrust. The Bank Merger is subject to approval by the Office of the Comptroller of the Currency (the “OCC”).

§ 10 Effective Date of Bank Merger. The effective date of the Bank Merger (the “Effective Date”) shall be the date upon which the Articles of Merger with respect to the Bank Merger are filed with the Secretary of State of the State of Tennessee and the date as of which the Articles of Combination with respect to the Bank Merger are endorsed by the OCC. In no event shall the Bank Merger occur prior to consummation of the Holding Company Merger.

§ 11 Further Actions; Amendment; Headings.

(a) All of the transactions contemplated by this Plan have been or will be authorized by all necessary corporate action of each institution. Both institutions by their proper officers shall execute and deliver all instruments, certificates and other documents as may be necessary or incidental to the performance of this Plan including, without limitation, Articles of Combination to be filed with the OCC.

Appendix A, Exhibit F-3

(b) No amendment or modification of this Plan shall be binding unless approved by action of the boards of directors of the parties and executed in writing by the parties or their successors.

(c) Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.

§ 12 Termination. Prior to the consummation of the Holding Company Merger, this Plan may be terminated by the written consent of the parties upon action of the boards of directors of HomeTrust and JFB. This Plan shall terminate automatically without any action by the parties in the event that the Parent Merger Agreement is terminated. After consummation of the Holding Company Merger, this Plan may be terminated by action of HomeTrust Bancshares, Inc., the sole shareholder of the parties hereto.

§ 13 Entire Agreement, Severability.

(a) This Plan, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with it.

(b) If any provision of this Plan is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

§ 14 Governing Law. This Plan and the rights and obligations under it shall be governed by Federal law and to the extent applicable, the laws of the State of Tennessee. Nothing in this Plan shall require any unlawful action or inaction by either party. This Plan is intended to satisfy applicable requirements under Federal law and the requirements of a plan of merger for JFB under Tennessee law.

§ 15 Acknowledgment. Each party to this Plan, by the execution of this Plan, acknowledges and affirms that its board of directors has approved this Plan and the Bank Merger, authorized the execution of this Plan, empowered its signatories to execute this Plan, and authorized the filing of this Plan with state and federal officials as required by applicable law.

Appendix A, Exhibit F-4

The parties have on the date first written above caused this Plan to be executed by their duly authorized officers.

JEFFERSON FEDERAL BANK

By:
Anderson L. Smith, President

HOMETRUST BANK

By:
Dana L. Stonestreet, President

Appendix A, Exhibit F-5

Appendix A

Branch Offices of Resulting Institution

(home office located at 10 Woodfin Street, Asheville, NC 28801)

ADDRESS	CITY	ZIP	STATE
140 Airport Road Suite P	Arden	28704	North Carolina
1825 Hendersonville Road	Asheville	28803	North Carolina
1011 Tunnel Road, Suite 180	Asheville	28805	North Carolina
8583 Carolina Boulevard	Clyde	28721	North Carolina
5 North Ridge Commons Parkway	Weaverville	28787	North Carolina
224 East Warren Street	Shelby	28150	North Carolina
2007 East Dixon Boulevard	Shelby	28152	North Carolina
8759 N. NC Highway 150	Clemmons	27012	North Carolina
107 West Center Street	Lexington	27292	North Carolina
11564 Old Highway 52	Winston-Salem	27107	North Carolina
100 West Main Street	Cherryville	28021	North Carolina
800 Russ Avenue	Waynesville	28786	North Carolina
228 Sixth Avenue East	Hendersonville	28792	North Carolina
685 West Mills Street	Columbus	28722	North Carolina
341 N. Trade Street	Tryon	28782	North Carolina
722 Washington St	Eden	27288	North Carolina
106 South Van Buren Road	Eden	27288	North Carolina
2805 Reid School Road	Reidsville	27320	North Carolina
351 Butler Road	Forest City	28043	North Carolina
499 Woodruff Road	Greenville	29607	South Carolina
120 Evans Avenue*	Morristown	37814	Tennessee
143 East Main Street	Morristown	37814	Tennessee
123 Merchants Green Boulevard	Morristown	37814	Tennessee
1960 S. Morris Boulevard	Morristown	37814	Tennessee
6501 Kingston Pike	Knoxville	37919	Tennessee
11916 Kingston Pike	Farragut	37934	Tennessee
1907 N. Roan Street	Johnson City	37901	Tennessee
612 W. Walnut Street	Johnson City	37604	Tennessee
4718 N. Roan Street	Johnson City	37615	Tennessee
1000 W. Oakland Avenue	Johnson City	37604	Tennessee
240 W. Center Street	Kingsport	37662	Tennessee
4409 Ft. Henry Drive	Kingsport	37663	Tennessee

*	Home office of Jefferson Federal Bank

Appendix A, Exhibit F-6

Appendix B

Resulting Institution Directors and Officers

(home office located at 10 Woodfin Street, Asheville, NC 28801)

DIRECTORS

NAME	ADDRESS	YEAR TERM EXPIRES
Sidney A. Biesecker	706 Beaver Creek Road Lexington NC 27295	2016

Robert G. Dinsmore, Jr.	6832 North Baltusrol Lane Charlotte NC 28210	2016

Larry S. McDevitt	96 Pink Fox Cove Road Weaverville, NC 28787	2016

Peggy C. Melville	143 Briar Lane Clyde, NC 28721	2016

Anderson L. Smith	431 Wilkie Avenue Morristown, TN 37814	2016

H. Stanford Allen	805 Woodhaven Drive Cherryville, NC 28021	2017

J. Steven Goforth	222 Windsor Drive Shelby, NC 28150	2017

Robert E. Shepherd, Sr.	923 Sand Hill Road Asheville, NC 28806	2017

Dana L. Stonestreet	1643 Olmsted Drive Asheville, NC 28803	2017

F. Edward Broadwell, Jr.	392 Vanderbilt Road Asheville, NC 28803	2015

William T. Flynt	513 Patrick Street Eden, NC 27288	2015

Craig C. Koontz	619 Rosewood Drive Lexington, NC 27292	2015

F. K. McFarland, III	P.O. Box 865 Tryon, NC 28782	2015

Appendix A, Exhibit F-7

OFFICERS

NAME	ADDRESS	TITLE
Dana L. Stonestreet	10 Woodfin Street Asheville, NC 28801	Chairman, President and Chief Executive Officer

Tony J. VunCannon	10 Woodfin Street Asheville, NC 28801	Senior Vice President, Chief Financial Officer and Treasurer

Charles I. Abbitt, Jr.	10 Woodfin Street Asheville, NC 28801	Senior Vice President and Chief Risk Officer

Howard L. Sellinger	10 Woodfin Street Asheville, NC 28801	Senior Vice President and Chief Information Officer

C. Hunter Westbrook	10 Woodfin Street Asheville, NC 28801	Senior Vice President and Chief Banking Officer

Teresa White	10 Woodfin Street Asheville, NC 28801	Senior Vice President and Chief Administration Officer

H. Stanford Allen	10 Woodfin Street Asheville, NC 28801	Senior Vice President and President for Cherryville Federal Bank Division

Sidney A. Biesecker	10 Woodfin Street Asheville, NC 28801	Senior Vice President and President for Industrial Federal Bank Division

Kathy Redmond	10 Woodfin Street Asheville, NC 28801	Senior Vice President and Director of Retail Banking

Appendix A, Exhibit F-8

Appendix B

CONFIDENTIAL

January 21, 2014

The Board of Directors

Jefferson Bancshares, Inc.

120 Evans Avenue

Morristown, TN 37814

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Jefferson Bancshares, Inc. (“Jefferson”) of the Merger Consideration (as defined below) in the proposed Transaction (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Jefferson and HomeTrust Bancshares, Inc. (“HomeTrust”). The Agreement provides for, among other things, the merger of Jefferson with and into HomeTrust (the “Transaction”) and, immediately after the Effective Time (as defined in the Agreement), the merger of Jefferson Federal Bank, a wholly-owned subsidiary of Jefferson, with and into HomeTrust Bank, a wholly-owned subsidiary of HomeTrust (the “Bank Merger”). Pursuant to the terms of the Agreement and subject to the terms and conditions set forth therein, at the Effective Time, each outstanding share of common stock, $0.01 par value per share, of Jefferson (“Jefferson Common Stock”) issued and outstanding immediately prior to the Effective Time (including Trust Account Common Shares and DPC Common Shares but excluding any Cancelled Shares (each as defined in the Agreement)) will be converted into the right to receive a combination of (x) $4.00 in cash (the “Cash Consideration”) and (y) a fraction of a share of the common stock, $0.01 par value per share, of HomeTrust (“HomeTrust Common Stock”) equal to the quotient of $4.00 divided by the HomeTrust Average Closing Price (as defined below) rounded to the nearest one ten thousandth (such fraction of a share of HomeTrust Common Stock as so calculated, the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). The Agreement provides that the term “HomeTrust Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of HomeTrust Common Stock as reported on the Nasdaq Stock Market over the 10 trading days ending on the fifth trading day immediately preceding the Closing Date (as defined in the Agreement). In addition, the Agreement provides for a fixed exchange ratio mechanism (as to which we express no opinion) establishing a minimum and maximum exchange ratio in lieu of the Stock Consideration, if the HomeTrust Average Closing Price is equal to or less than $15.00 or greater than or equal to $18.00. The terms and conditions of the Transaction are more fully set forth in the Agreement.

KBW has acted as financial advisor to Jefferson and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Jefferson and HomeTrust, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Jefferson and HomeTrust for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been

The Board of Directors

Jefferson Bancshares, Inc.

January 21, 2014

disclosed to Jefferson. We have acted exclusively for the Board of Directors of Jefferson (the “Board”) in rendering this opinion and will receive a fee from Jefferson for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Transaction. In addition, Jefferson has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Jefferson. In the past two years, KBW has provided investment banking and financial advisory services to HomeTrust and received compensation for such services. KBW served as conversion agent for HomeTrust’s mutual-to-stock conversion, which was completed on July 11, 2012. KBW served as financial advisor in their acquisition of BankGreenville Financial Corporation, which was completed on July 31, 2013. We may in the future provide investment banking and financial advisory services to Jefferson or HomeTrust and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Jefferson and HomeTrust and the Transaction, including among other things, the following: (i) a draft of the Agreement dated January 21, 2014 (the most recent draft made available to us); (ii) the call reports for the last three years ended September 30, 2013 for Jefferson and HomeTrust; (iii) the audited financial statements and Annual Reports on Form 10-K for the two fiscal years ended June 30, 2013 of Jefferson and HomeTrust; (iv) the quarterly reports on Form 10-Q for the fiscal quarter ended September 30, 2013 of Jefferson and HomeTrust; (iv) certain other interim reports and other communications of Jefferson and HomeTrust to their respective shareholders; and (v) other financial information concerning the businesses and operations of Jefferson and HomeTrust furnished to us by Jefferson and HomeTrust for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Jefferson and HomeTrust; (ii) the assets and liabilities of Jefferson and HomeTrust; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Jefferson and HomeTrust with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Jefferson which were prepared by and provided to us and discussed with us by Jefferson management and which were relied upon by us with the consent of the Board; and (vi) financial and operating forecasts and projections of HomeTrust and estimates regarding certain pro forma financial effects of the Transaction on HomeTrust (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result from the Transaction) which were prepared by and provided to us and discussed with us by HomeTrust management and which were relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of Jefferson and HomeTrust regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We also considered the results of the efforts undertaken by Jefferson, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Jefferson.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of Jefferson as to the

The Board of Directors

Jefferson Bancshares, Inc.

January 21, 2014

reasonableness and achievability of the financial and operating forecasts and projections of Jefferson (and the assumptions and bases therefor) which were prepared by and provided to us by such management, and we have assumed, at the direction of Jefferson, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon management of HomeTrust as to the reasonableness and achievability of the financial and operating forecasts and projections of HomeTrust and estimates regarding certain pro forma financial effects of the Transaction on HomeTrust (and the assumptions and bases for such forecasts, projections and estimates) which were prepared by and provided to us by such management, and we have assumed, with the consent of Jefferson, that such forecasts, projections and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that such forecasts, projections and estimates prepared by and provided to us by the respective management teams of Jefferson and HomeTrust, as the case may be, were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective management teams of Jefferson and HomeTrust, that such forecasts, projections and estimates provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Jefferson or HomeTrust since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent that the aggregate allowances for loan and lease losses for Jefferson and HomeTrust are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Jefferson or HomeTrust, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Jefferson or HomeTrust under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy. With respect to outstanding litigation to which Jefferson or HomeTrust is a party, we have relied upon the assessments of the respective management teams and counsel of Jefferson and HomeTrust as to all matters relating to such litigation and have assumed, without verification, that there will be no developments that would be material to our analyses.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will

The Board of Directors

Jefferson Bancshares, Inc.

January 21, 2014

perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction and related transactions and that all conditions to the completion of the Transaction and related transactions will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Jefferson, HomeTrust, the combined entity or the contemplated benefits of the Transaction, including the cost savings, revenue enhancements and related expenses expected to result from the Transaction. We have assumed that the Transaction and related transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that Jefferson has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Jefferson, HomeTrust, the Transaction and related transactions (including the Bank Merger) and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Transaction to the holders of Jefferson Common Stock. We express no view or opinion as to any terms or other aspects of the Transaction or any related transaction, including without limitation, the form or structure of the Transaction (including the form of Merger Consideration) or any related transaction, any consequences of the Transaction or any related transaction to Jefferson, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any related transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Jefferson to engage in the Transaction or any related transaction or enter into the Agreement, (ii) the relative merits of the Transaction or any related transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Jefferson or the Board, (iii) the fairness of the amount or nature of any compensation to any of Jefferson’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Jefferson Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Jefferson other than Jefferson Common Stock, or any class of securities of HomeTrust or any other party to any transaction contemplated by the Agreement, (v) whether HomeTrust has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Jefferson Common Stock at the closing of the Transaction, (vi) the actual value of HomeTrust Common Stock to be issued in the Transaction, (vii) the prices, trading range or volume at which the securities of either Jefferson or HomeTrust will trade following the public announcement of the Transaction or the prices, trading range or volume at which the securities of HomeTrust will trade following the consummation of the Transaction, (viii) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to Jefferson, HomeTrust, their respective shareholders, or relating to or arising out of or as a consequence of the Transaction, the Bank Merger or any related transaction, including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

The Board of Directors

Jefferson Bancshares, Inc.

January 21, 2014

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other purpose or published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board in connection with the Transaction nor does it constitute a recommendation to the shareholders of Jefferson or any other entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation on whether or not any Jefferson shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to the holders of Jefferson Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Appendix C
Professional Bank Services, Incorporated Louisville, Nashville, Orlando Consultants to the Financial Industry	The 1000 Building 6200 Dutchman’s Lane, Suite 305 Louisville, Kentucky 40205 502 451-6633 502 451-6755 (FAX) 800-523-4778 www.probank.com pbs@probank.com
ProfessionalBankServices

January 21, 2014

Board of Directors

Jefferson Bancshares, Inc.

120 Evans Avenue

Morristown, Tennessee 37814

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Jefferson Bancshares, Inc., Morristown, Tennessee (“JBI”) of the proposed merger of JBI with HomeTrust Bancshares, Inc., Asheville, North Carolina (“HTI”) (the “Merger”). In the proposed Merger, JBI shareholders will receive $8.00 per JBI common share. JBI shareholders will receive $4.00 in HTI common shares (subject to adjustment based on HTI’s common stock price) and $4.00 in cash. The terms of the transaction are further defined in the Agreement and Plan of Merger by and between HTI and JBI.

Professional Bank Services, Inc. (“PBS”) is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions, and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of JBI including:

•	June 30, 2012 and 2013 audited annual reports of JBI.

•	June 30, 2013 and September 30, 2013 Consolidated Reports of Condition and Income (“Call Reports”) of JBI.

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Board of Directors/Jefferson Bancshares, Inc.

January 21, 2014

•	JBI Performance Reports as of June 30, 2013.

•	JBI’s 2014 operating budget and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports.

We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

A limited scope due diligence review of HTI has been performed by PBS, which included an on-site visit by PBS personnel on December 19, 2013 and January 9, 2014, utilizing various management and financial data of HTI. The review included the following:

•	Certain credit quality reports provided by HTI.

•	Consolidated Financial Statements for HTI.

•	HTI Annual Reports for 2011 and 2012.

•	Current consolidated month-end delinquency and non-accrual reports for HTI.

•	Current and historical consolidated analysis of the allowance for loan and lease losses for HTI.

•	HTI’s Strategic Plan.

•	Current consolidated internal loan reports, consolidated problem loan listing with classifications.

•	Budget for 2014.

•	Various other current internal financial and operating reports prepared by HTI.

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Board of Directors/Jefferson Bancshares, Inc.

January 21, 2014

We have not compiled or audited the financial statements of JBI or HTI, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of JBI or HTI.

PBS, its officers, and its staff have no present business interest in the Company. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by the Company. PBS is independent of all parties to the contemplated transaction. Fees paid to PBS for the preparation of this review are neither dependent nor contingent upon any transaction or upon the results of the review.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of JBI under the Agreement is fair and equitable from a financial perspective.

Very truly yours,

Professional Bank Services, Inc.

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